Exhibit 1.2

(Y.Z) Queenco Ltd.
(the "Company")

Extract of the Company's prospectus
and additional information regarding
the Company

1.	The Company Equity and It's Holders

2.	The Company's business description

3.	Interested parties of the Company

4.	Disclosure to bond holders concerning the projected cash flow and Details regarding the Bond (Series A)

5.	Financial Statements – A. Q2 2014 - consolidated and solo

B. Annual 2013 - consolidated and solo

6.	Report on the Status of Corporate Liabilities According to Dates of Redemption

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL
TEL: 972-3-7566555 FAX: 972-3-7566500

NOTICE TO U.S. HOLDERS

THE COMPANY’S OFFER (THE “OFFER”) FOR SHARES OF QUEENCO LEISURE INTERNATIONAL LTD. IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE COMPANY IS LOCATED IN A FOREIGN COUNTRY, AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

The Company Equity and It's Holders

The full text of the Company's Articles of Association is available for public inspection, by appointment, during regular business hours, at the Company's offices at Rogovin Tidhar Building, 11 Menachem Begin St., Ramat Gan and at the Israel Securities Authority web site: www.magna.isa.gov.il.

1.	Rights Associated with the offered shares and existing shares of the Company

All regular shares have equal rights for all purposes, and every regular share, for which all payment demands have been fully redeemed1, entitles the holder thereof to:

1.1.
The right to be invited and to participate in all the Company’s general assemblies and the right to one vote per each regular share in the possession of the shareholder, at every ballot, in every general assembly of the Company that the shareholder participated in;

1.2.	The right to receive dividends, if and when such are distributed, and the right to receive bonus shares, should such be distributed;

1.3.	The right to participate in the distribution of surplus company assets at the time of liquidation of the Company.

The Company’s updated Articles of Association, that the Company published in the framework of an immediate report dated January 22, 2012 (Reference No. 2012-01-020901), are presented herein by means of reference (henceforth the “Articles of Association”), including, inter alia, the following provisions in relation to rights attached to the Company's shares.

The Right	Articles of Association Section(s)
Transfer of the Company's shares	21-31
Changes in the Company equity	32-35
Change in the rights of the Company's shares	36-38
Redeemable securities	43
The right to appoint directors	47.4
General assemblies	47-55
Discussions at general assemblies	56-61
Voting and decision-making at general assemblies	62-76
Distribution of dividends and bonus shares	135-145
Notices of meetings of the shareholders of the Company	151-161
Rights upon liquidation	163

1 All shares issued as the Company equity have been fully redeemed

2.	The Company's share capital as of this date

For details about the Company's share capital see the attached finance statements of the Company.

3.	Changes that occurred in the authorized, issued and redeemed capital of the Company in the three years preceding this date

For details regarding the changes in the authorized, issued and redeemed capital of the Company in the past three years, see "Investments in the Company’s Equity and Transactions of its Shares" on section "Description of the Company’s Business".

4.	Controlling shareholders as of this date

4.1.
To the best of the Company’s knowledge and of its directors, the controlling shareholders of the Company are Mr. Yigal Zilkha who holds approximately 59.93% of the equity rights and approximately 65.56% of the voting rights, and Mr. Peretz Toby.

4.2.
On 22 October 2012, Mr. Yigal Zilkha entered into an agreement with Mr. Haim Assayag and Mr. Perez Toby for the purpose of selling a part of his holdings, in shares and option warrants of the Company (For details about the two agreements signed with Mr. Haim Assayag and Mr. Uri Toby (the son of Mr. Perez Toby) (in respective: “The Agreements” and “The Purchasers”) see the immediate report dated 22 October 2012 (reference: 2012-01-0261552).

4.3.
Due to the nature of the Agreements, the Israel Securities Authority ("ISA") expressed its position that Yigal Zilkha, Uri Toby and Peretz Toby shall be considered as controlling shareholders of the Company. The Company has adopted the position of the ISA in this regard.

4.4.
On September 2, 2013, the Company announced that it has received notice from Mr. Yigal Zilkha and Mr. Haim Assayag regarding their entering into an agreement whereby Mr. Zilkha shall grant a call option to Mr. Assayag for acquiring shares and option warrants of the Company (hereinafter - “The Option Agreement”). For additional details see the immediate report published September 2, 2013 (Reference No. 2013-01-135597). With the signing of the Option Agreement, the former agreement between Mr. Zilkah and Mr. Assayag dated October 22, 2012 was canceled. For further details, see the immediate report dated September 2, 2013 (Reference: 2013-01-135897).

4.5.
On December 30, 2012, Mr. Yigal Zilkha notified the Company that a lawsuit had been filed against him (“The Claim”) by Mr. Abraham Calderon and Mr. Oded Cohen (“The Plaintiffs”). The basis of the plaintiffs’ claim is that they are allegedly partners with Mr. Zilkha in a significant portion of his holdings in companies and/or various activities, including the Company's shares. The claim relates only to the personal assets of Mr. Zilkha and is not related to any assets owned by the Company.

4.6.
On 27 January 2013, a statement of defense was filed. The opinion of Mr. Zilkha's legal counsels is that the chances of accepting the claim are low. It is clarified that the Company is not a party to the claim.

5.	Intent to enter into a shareholders’ agreement after completion of the allocation of shares within the framework of the shares offer

5.1.
The Company, Shahar Hamillennium (1991) Ltd. (“Shahar Hamillennium”), a wholly owned subsidiary of the Company and Assiv Hotels Ltd. (“Assiv”), a private company owned by Mr. Yariv Lerner (the CEO of the Company), entered into a cooperation agreement regarding their holding of shares in QLI (“Cooperation Agreement in QLI”) on September 3, 2013. For further information see the Company's immediate report dated September 3, 2013 (Reference: 2013-01-137439).

5.2.
As the Company was advised, Mr. Yigal Zilkha2, a controlling shareholder, and Assiv (which is expected to hold approximately 35.78 % of the share capital and approximately 36.74% of the Company's voting rights after the allocation of shares in the Company (subject of this Tender Offer), will enter into a cooperation agreement regarding their holdings in the Company's shares under similar terms as the Cooperation Agreement in QLI.

6.	The rates of the Company's share on the stock exchange

Following are details about the lowest and highest rate of the Company's shares on the stock exchange in the years 2012, 2013 and the period starting on January 1, 2014 and up to this date (In case the rate is determined by a number of trading days in one period, the table will detail the date of which that rate was first set for that period):

	2014 (Up to July 31, 2014)*		2013		2012
	Rate (Ag.)	Date	Rate (Ag.)	Date	Rate (Ag.)	Date
Low	65	17/04/2014	61	31/07/2013	60.8	28/06/2012
High	144	07/07/2014	85.6	21/03/2013	219.4	02/01/2012

(*) As of September 30, 2014.

2 Included through Yigal Molly Tourism Ltd. (“Yigal Molly Tourism”), which holds, at this date, about 5.01% of the share capital of QLI and which is one of the grantees in the Tender Offer. Yigal Molly Tourism is a private company owned by Mr. Yigal Zilkha (84.5%) and Mr. Samuel Hirschberg (15.5%), a former director and CEO of the Company.

7.	Holders of the Company's securities befor and after the share issuance in this Tender Offer

To the best of the Company’s knowledge and of its directors, interested parties, the holdings in the Company's securities and the percentage of their holdings close to this date and after the share issuance in this Tender Offer, are as specified herein:

The Current share capital of the Company

Name of Shareholder	total Number of shares	Share Option Series 2	Share Option Series 3	Share Option Series 4	Employee Share option	Percentage of Holdings in Y.Z Share Capital without dilution	Percentage of Holdings in Y.Z Voting Rights without dilution	Percentage of Holdings in Y.Z Share Capital Fully Diluted	Percentage of Holdings in Y.Z Voting Rights Fully Diluted
Yigal Zilkha	50,872,285	5,700	25,436,138	25,436,138		59.93%	65.56%	60.57%	66.34%
**Queen foreign Affairs Ltd	8,722		4,361	4,361		0.01%	0.01%	0.01%	0.01%
*Queenco holdings Ltd	14,306					0.02%	0.02%	0.01%	0.01%
*Queenco holdings Ltd	6,130,066		3,072,186	3,072,186		7.22%		7.31%
*Shahar Hamillennium (1991) Ltd	1,157,870		589,185	589,185		1.36%		1.39%
*Shahar Hamillennium (1991) Ltd	20,500					0.02%	0.03%	0.01%	0.01%
Club Hotel Eilat Ltd	4,549,052		2,274,026	2,274,026		5.36%	5.86%	5.42%	5.93%
Tuvi Peretz	728,829	97,842	364,414	366,114		0.86%	0.94%	0.93%	1.02%
Yizhak Zilkha	757,576	70,000	4,364,562	4,364,588		0.89%	0.98%	5.69%	6.23%
Public	20,643,109	2,457,533	3,842,993	3,841,267		24.32%	26.60%	18.33%	20.07%
Employee Share option					577,115			0.34%	0.38%

Total	84,882,315	2,631,075	39,947,865	39,947,865		100.00%	100.00%	100.00%	100.00%

Employee Share option	577,115

Total Shares with all options	167,986,235

Treasury Shares and options held by companies that held by the Company	14,610,678

Ordinary shares held by 100% companies held by company

* Companies Held 100% by Y.Z Queenco Ltd
** Company Controlled By Yigal Zilkha

The share capital of the Company After the Tender Offer

	total Number of shares	Share Option Series 2		Share Option Series 4	Employee Share Option's	Percentage of Holdings in Y.Z Share Capital without dilution	Percentage of Holdings in Y.Z Voting Rights without dilution	Percentage of Holdings in Y.Z Share Capital Fully Diluted	Percentage of Holdings in Y.Z Voting Rights Fully Diluted
Yigal Zilkha	50,872,285	5,700	25,436,138	25,436,138		18.13%	18.61%	27.46%	28.58%
**Queen foreign Affairs	8,722		4,361	4,361		0.00%	0.00%	0.00%	0.00%
*Queenco holdings Ltd	14,306					0.01%	0.01%	0.00%	0.00%
*Queenco holdings Ltd	6,130,066		3,072,186	3,072,186		2.18%		3.31%
*Shahar Hamillennium (1991) Ltd	1,157,870		589,185	589,185		0.41%		0.63%
*Shahar Hamillennium (1991) Ltd	20,500					0.01%	0.01%	0.01%	0.01%
Club Hotel Eilat Ltd	4,549,052		2,274,026	2,274,026		1.62%	1.66%	2.45%	2.56%
Tuvi Peretz	728,829	97,842	364,414	366,114		0.26%	0.27%	0.42%	0.44%
Yizhak Zilkha	757,576	70,000	4,364,562	4,364,588		0.27%	0.28%	2.58%	2.68%
Public Y.Z Queenco	20,643,109	2,457,533	3,842,993	3,841,267		7.36%	7.55%	8.31%	8.65%
Y.Z Queenco Employee's Share option					577,115	0.00%	0.00%	0.16%	0.16%
**Yigal Muli tourism Ltd	15,396,924					5.49%	5.63%	4.15%	4.33%
A.S.Y.V Hotels Ltd	100,399,547					35.78%	36.74%	27.09%	28.20%
Public - Former GDR Holders	71,880,824					25.62%	26.30%	19.40%	20.19%
Other Share holders	8,031,179					2.86%	2.94%	2.17%	2.26%
QLI Employee's Share option					6,880,150			1.86%	1.93%

Total	280,590,789	2,631,075	39,947,865	39,947,865	7,457,265	100.00%	100.00%	100.00%	100.00%

Total Shares	280,590,789

Total Shares held by 100% companies held by Company	7,287,936

Total Shares for Voting Rights	273,302,853

Total Shares with all Options	370,574,859

Treasury Shares and options held by companies that held by the Company	14,610,678

Total Shares for Voting Rights Fully Diluted	355,964,181

Oidinary shares held by 100% companies held by company	34,806

* Companies Held 100% by Y.Z Queenco Ltd

Close to the date of approval of the Tender Offer and the conversion ratio by the Audit Committee and Board of Directors of the Company, the Compensation Committee approved, subject to the completion of the Tender Offer, the issuance of 6,880,039 stock options for two officers in the Company and in QLI and employees in QLI (collectively, the "Employees") in lieu of 25,275,157 options granted to employees during 2014 by QLI. The terms of the options are similar (number of options, exercise price, exercise period and vesting dates) with the options of QLI which will be canceled, all in reference to the conversion ratio specified in the Tender Offer.

The allocation of the options is subject, inter alia, to the approval of the Board of Directors of the Company, the completion of the Tender Offer and the approval of the Stock Exchange to list the shares arising from the exercise of the options. The Company intends to publish an immediate report about the allocation of the options. Shares arising from the exercise of the options above will constitute approximately 2.39% of the equity, 2.46% of the voting rights, and aproxematly1.86% of the equity and aproxematly1.93% of the fully diluted voting rights. It is clarified that the options holders of QLI have undertook not to exercise them, until the completion of the Tender Offer (as long as it will be) and that the options mentioned above will be canceled upon completion of the Tender Offer.

Description of the Company’s Business

Part One: Description of the General Development of the Group’s Business

1.	The Group’s Operations and the Description of its Business Development

1.1.
The Company incorporated in Israel on November 29, 1992 as a public company, as such term is defined in the Companies Ordinance [New Version], 5743 – 1983, by the name Okey-Doke Investments Ltd. On January 20, 1993 the Company published a prospectus, whereby company stock was registered for trade with the Tel Aviv Stock Exchange Ltd. (“TASE”) and the Company became a public company according to the definition in the Companies Law, 5759 – 1999 (the “Companies Law”).

1.2.
As of this date, the Company’s activity is a holding company, directly and indirectly, of which it holds approximately 36.28%1 of the issued and authorized share capital of Queenco Leisure International Ltd. (hereinafter: “QLI”), an Israeli company that incorporated in Israel and became a public company on July 9, 2008, following the registration to trade global depository receipts, whereby as of this date, each one represents10 ordinary shares of QLI, par value NIS 0.01 each, in the London Stock Exchange in England (“Depository Certificate” or “GDR”). With the exception of its holdings of QLI shares, the Company has no additional business activity.

1.3.
The Company, by means of QLI and by means of other QLI subsidiaries and associated companies (jointly to be referred to with the Company as the “Group”) operates in the management and promotion of tourist projects which include hotels alongside the casinos.

The field of gaming is affected by the volume of tourism in the Group’s field of operation, the global and local economy, and rates of private consumption, leisure expenses and the regulatory environment.

1
For details concerning the complete exchange tender offer (according to section 336 of the Companies Law, 5759 – 1999 (the “Companies Law”), whereby the Company intends to approach all of its holders of QLI shares and/or QLI’s GDR (jointly: the “Shares” or the “QLI Shares”), with the exception of the Company and Shahar Millennium (1991) Ltd., a subsidiary entirely owned and controlled by the Company (“Shahar Millennium”) with an offer to acquire from them, in a complete tender offer (complete exchange tender offer) all of the QLI shares that they hold (“Exchange Offer”). Upon the completion of the Exchange Offer the Company shall directly hold, by means of Shahar Millennium, 100% of QLI’s share capital.

The primary activities of the Group as of this date are as follows:

•
Operating Casinos and Hotels in Rhodes, Greece. QLI,  by means of Israeli and foreign corporations, holds approximately 91.6% of share capital of the Greek company, Rhodes Casino S.A. (“Rhodes Casino”) which is licensed for an indefinite period by the Greek Government to operate casinos and hotels in Rhodes, Greece. Immediately prior to this date, the casino, which has a surface area of 3000 m2, operates 41 gaming tables and 236 slot machines; and the hotel which is situated in a historic building is considered a five star boutique hotel, with 33 suites, two restaurants, a bar and a swimming pool. In the last quarter of 2013, the Rhodes Casino established a subsidiary in Israel who markets and operates flights from Israel to Rhodes and manages the member’s club of the Casino, with the intent of increasing tourism in the casino and the hotel, however as a result of the lack of anticipated success, Queenco Rhodes is expected to change its format commencing from the end of 2014, by minimizing its operations continuing the marketing operations, minimizing both the volume and format. For details concerning QLI’s operations in Rhodes see section 8 below.

•
Development and operation of the existing tourist venture which includes the hotel and casino in Sihanoukville, Cambodia (“Venture” or “Cambodia Venture”). QLI indirectly holds, by means of Wheatfield (S) PTE. LTD. (“Wheatfield”), a company incorporated under the laws of Cambodia, 70% of the Venture that was established together with Mr. Leak Yim, a Cambodian resident, who is an unrelated  third party, for the operation of the hotel, restaurants, casino business and other tourist businesses in the hotel, Holiday Palace (its previous name) in Sihanoukville, Cambodia. On December 30, 2011 the first phase of the Cambodia Venture opened, which included an area of approximately 1500 m2, which as of this date, its operations include 18 gaming tables and 88 slot machines, a 58 room hotel and two restaurants are being operated (“First Phase” or “First Phase of the Cambodia Venture”). In the surface area of the Venture, there are an additional 130 rooms, which as of this date, have not been utilized. Subject to additional financial resources, which may be available from time to time and which would make it possible, QLI intends to renovate these rooms and perform additional investments in the Venture for the purposes of increasing the amount of rooms, increasing the number of visitors   and improving the product (“Second Phase” or “Second Phase of the Cambodia Venture”). For additional details about the development and operation of the Cambodia Venture see section 9 below.

•
The casino is the center of activity for gambling at the tables, i.e. roulette and black jack, and the slot machines. Wins in the casino are measured according to the drop amounts, i.e. the amount of money that is exchanged for chips, and the cash payments of the customers (against wins and/or game chips). For each game, the casino has a statistical advantage to win the player, which results from the rules of the game. The house’s advantage is usually expressed by single percentages, however the probability that this advantage will be expressed increases insofar as the amount of the gambling is greater and the duration of the game time is longer. Thus, insofar as the total gambling per game is greater and the duration of the game is loner, the overall profit margin of the casino should amount to approximately 20% of the total drops.

As of this date, the conditions described above allowing for the aforementioned acceptable profit margin, do not exist in the casino in the Cambodia Venture.

The local management of the casinos in Rhodes and Cambodia report on a regular basis to the QLI management in Israel, who supervises and outlines their operations, by means of phone calls, correspondence and teleconferences with the local management and by frequently visiting Rhodes and Cambodia, as may be required.

The Group views the Cambodian recreational market as the principal growing force in the next few years, and in addition to the development of the Cambodia Venture, requests to operate for the development of a new tourist project on property owned by QLI with a surface area of approximately 8.5 hectares (approximately 21 acres) in Sihanoukville, Cambodia (property which is located on the beach in close proximity to the existing Venture) whose value in QLI’s accountings books, correct as of June 30, 2014, is approximately 7.7 million Euros. The Company and QLI intend to continue to try to locate investors and/or business partners for the purposes of developing the tourist project on this property, which shall include a hotel, casino, a shopping center and a convention center, which shall be subject to the local building permits that permit the construction of five star hotel that is comprised of approximately 3,000 hotel rooms, a shopping center and a convention center on this property. For additional details see section 10.1 below. Notwithstanding, and in light of the Group’s cash flow distress, it is possible that QLI may be required to sell the property. In February 2013, QLI’s Board of Directors reached a decision concerning the exercise of the property. To this end, QLI contracted a local broker in order to assist with the sale of the property. Simultaneously, QLI is examining the possibility of introducing investors to the operations in Cambodia and/or receipt of financing against a mortgage of the property which will allow the Company to keep the property and exercise its original intentions in connection with the development of the property.

•
Likewise, QLI holds, by means of a chain of Israeli and foreign companies, which are also held by third parties (as indicated in section 6.10.2 below  ), in a manner which reflects and preserves the structure of the joint control of QLI and Club Hotel Investments (C.H.) Ltd.  Group (“Club Hotel”) the assets, which as of June 30, 2014, include: (a) the hotel and casino in Loutraki, Greece; (b) the casino in Belgrade, Serbia; (c) property with a surface area of approximately 50 hectares (approximately 124 acres) in Sihanoukville, Cambodia, whose financial value, as of June 30 2014, in the Vasanta accounting  books is approximately 10 million Euros; (d) cash and cash equivalents of approximately 7.8 million Euros; and (e) the right to receive proceeds from the exercise of the PUT Options resulting from the sale of the shares of one of the companies in the Group, in consideration of approximately 49.5 million Euros, however there is a dispute with regard to the collection of the amount (“Austrian Casino Options”) (jointly: “Vasanta Assets”).

In the beginning of 2009, a business dispute arose between QLI and Club Hotel, which as a result prevented QLI from, inter alia, exercising its joint control in the Vasanta Assets. It should be noted that QLI received material information (in contrast to the current and ongoing information) by means of its representatives on the Board of Directors of the companies holding the Vasanta Assets. On June 30, 2014 QLI and Club Hotel reached a settlement agreement which brought an end to the dispute (“Settlement Agreement” or “QLI-Club Hotel Agreement”) (for additional details see section 1.6 below). During the dispute and until the signing of the Settlement Agreement, QLI operated in several channels in order to exercise its rights in the Vasanta Assets, including by means of conducting numerous legal proceedings against Club Hotel, the examination of the possibility to sell the joint property, locating an investor agreed upon with the partners, etc. For additional details in the matter of the Vasanta Assets see section 10.2 below.

As a result of the business dispute with Club Hotel, QLI did not participate in the management of Club Hotel Loutraki S.A. (“CHL”), the company operating the casinos in Loutraki, Greece and Belgrade, Serbia. QLI has not seen the CHL operations as a segment of its own operations, because until the implementation of the QLI-Club Hotel Agreement, QLI did not receive any updates of ongoing operational reports or received only partial reports and updates, which did not allow QLI to be involved in making operational decisions in CHL, due to the fact that the CHL operations manager is not directly subject to the chief operational decision maker in QLI and did not transfer any figures or maintain regular contact with QLI. In light of the ever-deteriorating situation of the CHL activity, in the last years several material reductions in value were recorded for the QLI investment in CHL, and on December 31, 2013, the entire QLI investment in CHL was reduced (which commenced as of the first quarter of the year 2012, whose financial results are included in the QLI reports based upon a book value basis) and the Company and QLI have no additional exposure with respect to this activity. For additional details concerning the state of CHL and the matter of the decline in value and loss of control in CHL, see note 10 of the Company’s 2013 financial statements which are included by way of reference in section 10.2 below.

Immediately prior to the signing date of the Settlement Agreement, the Board of Directors of Powerbook Spain S.L. (“PBS”) who holds CHL, authorized a representative on behalf of CHL and a representative on behalf of Club Hotel, to conduct negotiations with the minority shareholders in CHL, in order to perform an investment in CHL.  The highlights of the transaction, for which the negotiations are being conducted, are as follows: (a) the minority shareholder in CHL (“Investor”) shall transfer an amount of approximately 30 million Euros to CHL, by means of a new target company in its management (“SPV”). In consideration for the transfer of this amount, CHL shall issue to SPV shares which constitute approximately 40% of CHL’s issued share capital, and following the issuance, in a manner which reflects a value of approximately 75 million Euros in CHL (following the issuance). Following the execution of the investment, insofar that it will be executed, PBS’ holdings in CHL shall be diluted from 78% to approximately 47%. The CHL shareholders will sign a shareholders agreement, in a manner which is anticipated to provide the Investor a majority of the CHL Board of Directors. Although the negotiations have not yet concluded, and in light of the Settlement Agreement (as detailed in section 6.1.6 below), the outline of the investment in this current form is subject to change and there is still no certainty that the negotiations will mature into a binding transaction and/or that this investment will be executed in this manner or in any other manner.

•
For additional details concerning the cessation of QLI’s operations in Romania, the sale of the recreational center and restaurant that QLI held in  Prague, Czech Republic and QLI’s intent to sell two buildings that is in its control in Bulgaria (70%), see sections 10.3 and 11 below, respectively.

1.4.
According to the Company’s assessment, the Group enjoys the following advantages: the operation of the leading casino in Rhodes, Greece, the development of the existing tourist project in Cambodia and possession of the land in Cambodia which according to the Company’s assessment, has additional development potential, and this is due to the Group’s view that the market is a principal growing force in the next few years, an experienced management team and experience in conducting dealings with the government and regulators in the field.

1.5.
The Group intends to focus its promotional activities in Cambodia, to continue to develop its current operations in Rhodes and Cambodia, including by means of implementing a targeted market strategy, utilizing the experience of its management members for the purposes of maximizing the potential of its assets and maintaining the reputation and goodwill of the Group.

For June 30, 2014 and December 31, 2013, the Company has a working capital deficit in the amount of approximately NIS 14.5 million and NIS 13.6 million, respectively. Likewise, the Company has (consolidated) losses in the amount of approximately NIS 10.3 million and NIS 184 million, respectively, and a negative operation cash flow in the amount of approximately NIS 3.3 million and 10.3 million, respectively. These factors and additional factors raise significant doubts with regard to the Company’s existence as an ongoing concern. For additional details see note 1b. of the Company’s 2013 financial statements and note 1b of the Company’s financial statements dated June 30, 2014.

The primary challenges which the Group faces for the exercise of their plans are: the completion of the Exchange Offer of all of QLI’s shares;  the maturity of the sums payable to the Debenture holders (Series A) of the Company; the raising of capital necessary for the development of operations in Cambodia; the complete implementation of the QLI-Club Hotel Agreement, whose implementation is expected to result in the exercise of the Vasanta Assets; the transfer of proceeds from the QLI assets (according to its share),  the maturity of QLI’s financial liabilities to the Company and focusing on Queenco Group’s development and promotional activity in its field of operations; dealing with the existing risks in a developing country, such as Cambodia, which could result from political changes, regulatory changes, a developing legal system, etc.; the improvement of financial performance in Rhodes and Loutraki, Greece.

1.6.
As stated above, QLI and Club Hotel (“Parties”) hold Vasanta Assets. Between the Parties, and/or related parties, various disputes arose which were expressed, inter alia, in the claims that were filed against one another and in the various claims raised by each of them, which in the last few years did not allow QLI to exercise its rights and the full potential in the assts hereabove. As mentioned hereabove, on June 30, 2014, the Parties entered into a Settlement Agreement, bringing an end to the disputes between them by means of a compromise. The essence of the agreement is the sale of all the Vasanta Assets (according to their definition hereabove), the distribution of proceeds from the receipt of the consideration of the sale amongst the shareholders and the regulation of the joint control and management of the operations, allowing for the recovery of the various companies in the Vasanta Assets, for the purposes of the aforementioned sale.

Below are the highlights of the Agreement that was signed in addition to the updates and progress report immediately prior to this date:

1.6.1.
Regulating the Mechanisms of Control and Management in a Manner That Will Enable the Enhancement and Sale of the Assets

For the sake of regulating the joint control and the corporate management of the Group, in a manner which will enable the enhancement of the sale of the corporate Vasanta Assets, the Parties undertook to amend the Articles of Association of Vasanta, Dasharta and Agastya and regulate the corporate composition of the Vasanta’s Board of Directors, so that in addition to the identical number of directors that shall be suggested by each of the Parties, through a committee appointed by the Parties, to appoint an individual, as an officer, who will serve as a director in part of the Vasanta corporations (“Officer”) and will enable these corporations to make decisions in the event of  a tie vote amongst the representatives of each of the Parties.  In addition, and as described below, the Officer will also serve as a trustee for the sale of the corporate Vasanta Assets. As of this date, the amendments to the Articles of Associations were approved and the aforementioned Officer was appointed.

1.6.2.	Sale of the property in Cambodia

(A)
Agastya reached an irrevocable decision to sell the property in Cambodia2, immediately after signing an agreement and to the highest bidder, provided that it is a third party who is, directly or indirectly, an  unrelated to the Parties;

(B)
As soon as possible following his appointment, the Officer shall be appointed as the irrevocable trustee of the sale, and shall operate as the sole and exclusive authorized agent, on behalf of Agastya, for the purpose of the sale of the land in Cambodia. It should be noted that any offer that the Officer will receive shall be discussed and approved by Agastya’s Board of Directors, such that the Officer, alone, shall not bind the Parties to any purchase agreement or grant any right whatsoever to any third party. The Officer (who as aforementioned was appointed) shall serve as the trustee of the sale.

1.6.3.
Settlement with Regard to the Austrian Casino Options

Mr. Moshe Boublil, was appointed, on behalf of Vasanta, to promote the contact to negotiate a settlement with the Austrian Casino concerning the Austrian Casino Options. As of this date, the Parties are conducting negotiations for the purposes of such a settlement. For additional details, see the Company’s immediate report dated October 7, 2014 (Reference No. 2014-01-174048). In any event, the proposed compromise will be submitted for approval to Vasanta’s Board of Directors. The arbitration proceedings between Vasanta and the Austrian Casino are simultaneously being conducted, as before without any delay, unless otherwise agreed, from to time, by Vasanta. Currently contact for the negotiations of a settlement is being conducted, as aforementioned.

1.6.4.	Sale of CHL operations

(A)
No later than 15 (fifteen) months from the signing date of the agreement, the CHL operations will be offered for sale, to the highest bidder, provided that it is a third party who is, directly or indirectly, unrelated to the Parties, ,by means of the Officer, who will serve as the trustee of the sale. Until such time, the Parties intend to operate, through the joint management for the sake of enhancing CHL’s operations.

2  Property in the area of 50 hectares (approximately 124 acres) in Sihanoukville, Cambodia, which is owned (indirectly) by Agastya.

(B)
Any proposal that will be received by the Officer shall be presented for discussion and approval to the relevant Board of Directors such that the Officer, alone, shall not bind the Parties to any purchase agreement or grant any right whatsoever to any third party.

To date, the Parties are cooperating in order to enhance CHL’s operation for the purpose of the future sale.

1.6.5.	Loans, assignments and payments

(A)
PBS decided to loan CHL an amount of 6.8 million Euros for its operations. 3

Following the signing of the Settlement Agreement, dated July 23, 2014, in CHL’s general meeting of the shareholders it was resolved to raise capital from its shareholders through the issuance of 17,775,000 shares of CHL in consideration of 9,065,250 Euros. On October 2, 2014, the CHL Board of Directors authorized the issuance of 17,029,440 shares for a total consideration of 8,685,014 Euros, of which PBS purchased shares for a total consideration of 7,070,895 Euros. The said loan that was provided, in the amount of approximately 6.8 million Euros, was converted to capital, such that PBS was required to supplement a payment only in the amount of approximately 270 thousand Euros. PBS’ holdings in CHL increased from 78% to 79.67%. For additional details see the immediate report dated October 6, 2014 that was published by the Company (Reference No.: 2014-01-171138).

QLI believes that the CHL’s operations require additional funds be supplemented in the coming months. Until the sale of CHL’s operations, the Parties intend to cooperate for its enhancement and to locate financing sources.

(B)
QLI transferred 4% of its share capital in Dasharta Holdings Ltd. (“Dasharta”) to Club Hotel, and will assign to Club Hotel, by means of an irrevocable assignment, loans that it provided to Agastya and the Agastya capital notes, for amounts where Agastya shall owe each of the Parties identical amounts of shareholders’ loans and capital notes.

(C)
In consideration of the transfer, Club Hotel paid QLI an amount of 2.2 million Dollars during the month of June 2014, and is expected to pay an additional amount of 0.66 million Dollars in the manner of and as follows:

(1)	An amount equal to 0.5 million Dollars, payable to QLI no later than October 30, 2014;

(2)	An amount equal to 0.16 million Dollars, payable to QLI no later than December 31, 2014.

(D)
As a one-time payment and reimbursement for the full and final settlement of QLI’s claims, or anyone on its behalf, concerning the proceeds from the Vasanta corporations, Agastya paid to QLI an amount of 1 million Dollars of which 0.2 million Dollars shall be payable to QLI no later than June 30, 2014 and the balance to be payabke thereafter.

1.6.6.
The Termination of the Pending Proceedings

Upon the signing of the Settlement Agreement, motions for the dismissal of any pending proceedings between the Parties and/or the validation of the agreement as a court ruling were signed, as applicable (with the exception of the suit with respect to slander which was filed by the Company). On September 29, 2014, the District Court of Tel Aviv validated the Settlement Agreement as a court ruling.

1.6.7.
Company and QLI securities

In accordance with the provisions of the Settlement Agreement, and insofar that Mr. Moshe Boublil will hold, and any company in his control shall hold (for this purpose, the term “control” means at least 20% of the voting rights in the same company), Company or QLI securities, of any kind whatsoever, that has been issued and registered with the Tel Aviv Stock Exchange in Israel or overseas, including the London Stock Exchange, he shall not directly or indirectly, make any use of the voting rights therein, and shall not transfer or assign the aforesaid voting rights including by means of granting a voting proxy; and additional securities of the Company and or QLI, shall not be purchased, directly or indirectly, or received for consideration or without consideration.

3  As of this date, the entire amount was transferred.

2.	Below is the Primary Holding Structure of the Group as of this Date

36.3%
Queenco Leisure international LTD
(Y.Z) Queenqo LTD
50%
Vasanta Holdings LTD
100%
Choke Berry Holdings
Limited
100%
Resido Rhodes LTD
100%
Wheatfield (s) pte.Ltd.
76.94%
Dasharta Holdings LTD
49%
Rose Estates
Co., Ltd.
51%
Cambodian
Trustee
Company
100%
Aineias S.A.
70%
Ekreach Leisure
Enterprises Ltd.
Casino and hotel in
Sihanoukville,
Cambodia
80%
Rhodes
Development
Company S.A
100%
Queenco
Rhodes Ltd.
91.6%
Rhodes Casino
S.A
Land of 8.5
hectares in
Sihanoukville,
Cambodia
100%
Agastya Holdings LTD
87.5%
Powerbrook Spain, S.L.
100%
Coralloid Holdings
Limited
79.67%
Club Hotel Loutraki S.A.
51%
Cambodian
Trustee
Company
49%
Crown Estates
Limited
90%
Grand Casino d.o.o.
Beograd
84%
JV Loutraki Casino S.A.-Club Hotel
Loutraki S.A.
Casino and hotel in Loutraki,
Greece
Casino and hotel in
Belgrade, Serbia Greece
Land of 50 hectares in Sihanoukville,
Cambodia
Casino and hotel in Rhodes,
Greece
7.53%

Loss of QLI’s Control and the Shareholders’ Agreement

On June 4, 2014 the Company and Shahar Hamillennium entered into an investment agreement with Asyv Hotels Ltd., a company controlled by Mr. Yariv Lerner4 (“Asyv” or the “Investor”), for the sale of QLI shares, to be issued to the Company and Shahar Hamillennium within the framework of the allotment of rights in QLI (the “Original Investment Agreement). Below   are the highlights of the Original Investment Agreement:

(A)
The Company and Shahar Hamillennium will sell all of their QLI shares to the Investor (the “Issued Shares”), of which they were entitled to purchase within the framework of the allotment of rights executed by QLI, according to their holding percentage in QLI and assuming that they did not exercise in full all the rights afforded to them.

(B)
In consideration of the Issued Shares, the Investor would pay to QLI, through the full exercise  of all the rights in the allocation, a total amount of approximately 3.9 million Euros and with respect to the assignment of rights the Investor would pay to the Company an additional consideration in the amount of 2 million US Dollars (the “Additional Consideration with respect to the Issued Shares”), which would be distributed to the Investor by dividends that QLI would distribute to its shareholders (including by means of a distribution that does not meet the profit test and with authorization by the court), insofar that they will be distributed and assigned, by means of a complete and irrevocable assignment to the Company.

(C)	Upon the signing of the agreement, the Investor shall transfer to QLI an amount of NIS 1 million as a deposit on account of the Consideration with respect to the Issued Shares.

(D)
The Company shall pledge its right to receive the Additional Consideration with respect to the Issued Shares as stated in section (B) hereabove in favor of the trustee for the Debenture holders (Series A) of the Company (“Trustee”).5

(E)
In order to secure the Investor’s payment obligations with respect of the consideration of the Issued Shares to the Company, the Investor committed to create a fixed pledge in the first degree and sole pledge in favor of the Trustee, without any limitation to the amount, on 15% of QLI’s authorized share capital which shall be purchased by the Investor within the framework of the allotment of rights.

On August 6, 2013 the Company’s Board of Directors authorized the addendum to the Investment Agreement (“Addendum to the Investment Agreement”) whose highlights are as follows:

(1)
In addition to the Company’s obligations to fully exercise all of the rights to be allotted to it within the framework of the allotment of rights and to be sold to the Investor, the Company shall purchase additional QLI shares within the framework of an Over Subscription6 mechanism and at the request of and funded by the Investor and shall sell them (back to back) to the Investor.

4  Mr. Yariv Lerner serves as the CEO of the Company commencing from September 1, 2013. In addition, he serves as the CEO and a director in QLI.

5  See section regarding details about the amendment to the Deed of Trust which was approved in the general meeting of the Debenture Holders (Series A) and which entered into effect upon the completion of the allotment of rights.

6  Each shareholder or holder of a GDR Certificate who notified of the full exercise of all of the rights allotted to him, may request, within the framework of the allotment of rights to purchase additional QLI shares or GDR Certificates (as may be applicable) which resulted from the shares that were fully exercised by any of the offerees. The aforesaid request may be answered in whole, in part or not at all, and in accordance with the scope of the exercise of the rights as aforementioned.

(2)
Several sections in the Original Investment Agreement have been revised so that they conform with Amendment No. 3 of the Deed of Trust which is held by the Trustee of the Debenture holders (Series A) and which was approved in the general meeting of the Debenture Holders (Series A) on June 24, 2013.7

(3)
It should be noted that in addition to the stipulated in this section, there are no additional amendments made to the Original Investment Agreement. For additional details see the immediate report published by the Company on June 5, 2013 (Reference No.: 2013 -01-085720) and in August 6, 2013 (Reference No.: 2013-01-110349).

On August 12, 2013, the allotment of rights in QLI was completed and the Company’s holdings decreased from 67.1% to 37.25%.8 As a result of the decline in the holdings as aforesaid the Company lost control of QLI, and therefore commencing from the third quarter of the year 2013, the Company ceased to consolidate its financial statements with QLI and commencing from the same period the Company presents its investment in QLI according to the book value method.

Upon the completion of the allotment of rights, the Deed of Trust which was approved on June 24, 2013, in the general assembly of the Debenture holders (Series A) of the Company, became effective.

On September 3, 2013, the Company and Shahar Hamillennium entered into an agreement with Asyv for their joint collaboration in regard to voting in QLI’s shareholders’ meetings.  In accordance with the agreement, the parties will coordinate their votes, insofar as it is possible, prior to any QLI’s shareholders meeting that shall take place. Likewise, any reappointment or termination of any serving director in QLI or any new appointment of a director shall be agreed upon between the parties (“Voting and Coordination Agreement”). Immediately prior to the completion of the Exchange Offer (according to its definition in section 2.1 hereabove), the Company was informed of Mr. Yigal Zilcha and Asyv’s intent (through Yariv Lerner) to take steps for the sake of entering in a similar voting and collaboration agreement which will reflect and preserve their joint control in the Company.

3.
The Group’s Fields of Operation

As of June 30, 2014, the Group operates in two main sectors of operations – the operation of the casino and hotel in Rhodes, Greece and the operation of the casino and the hotel in Sihanoukville, Cambodia. Likewise, the Company has rights in the Vasanta Assets as described hereabove and further below.
In light of PBS’ loss of control in CHL, in the first quarter of the year 2012 the Company ceased to present the operations of the Loutraki Casino as a sector of operations. In light of the Settlement Agreement, for the quarter ending September 30, 2014, the Company intends to re-introduce the Loutraki Casino operations as a sector of its operations.

4.	Investments in the Company’s Equity and Transactions of its Shares

1.4.1.
Investments in the Company’s Equity:

On May 30, 2012, the Company issued ordinary shares, warrants (Series 3), and warrants (Series 4), after these were offered to the shareholders by way of rights, in consideration for the total amount of approximately NIS 9.7 million (gross), offset with the amounts received by its subsidiaries for the total consideration it received from the exercise of the rights amounting to approximately NIS 8.8 million. For additional details see the immediate reports dated May 17, 2012 (Reference No.: 2012-01-128622) and dated May 30, 2012 (Reference No.: 2012-01-141165).

7 See the immediate reports dated June 24, 2013 (Reference No.: 2013-01-072747) and from June 19, 2013 (Reference No.: 2013-01-069012).

8  On July 21, 2014, QLI completed a private issuance to third parties and thereafter the Company’s holdings decreased from approximately 37.25% to approximately 36.3%. For additional details see Note 4 of the financial statements dated June 30, 2014.

1.4.2.
Material Transactions of the Company’s Shares made with Interested Parties off TASE:

On October 22, 2012, the Company announced that it received a notice from Mr. Yigal Zilkha, a controlling shareholder in the Company, of the two agreements that he signed with identical conditions (“Agreements”) with Mr. Haim Assayag (the former Chairman of the Company’s Board of Directors) and Mr. Uri Tovi (“Purchasers”) for the sale of 15,518,874 ordinary shares of the Company, which constitutes approximately 18.28% of the share capital and approximately 19.28% of the voting rights in the Company (offset by all the shares held by subsidiary companies), 7,257, 298 warrants (Series 3) and 7,257,298 warrants (Series 4) (“Sold Securities”). The Sold Securities have yet to be actually transferred to the Purchasers, and shall be transferred upon the removal of any pledge registered on the securities (if and to the extent that it will be removed), and after the repayment of the entire loan(s) taken by Mr. Zilkha which serve as collateral for the Sold Securities. Insofar that the Sold Securities are not transferred to the Purchasers, all the accompanying rights attached to the Sold Securities and/or securities which result from the exercise of the sold warrants, shall belong to Mr. Zilkha. For additional details see the immediate report dated October 22, 2012 (Reference No.:2012-01-0261552).

On September 2, 2013, the Company announced that they received notice from Mr. Yigal Zilch and Mr. Haim Assayag of their agreement, pursuant to which Mr. Yigal Zilkha will grant to Mr. Haim Assayag the CALL options to purchase from him shares and warrants of the Company (“Option Agreement”). Upon the signing of the Option Agreement, the agreement between Mr. Zilkha and Mr. Assayag, that is mentioned hereabove in this section, was terminated.  Insofar that the shares were not transferred to Mr. Assayag’s account in accordance with the provisions of the Option Agreement, all accompanying rights attached to the shares, including voting rights, the right to receive dividends, the right to participate in rights issued or bonus shares, shall belong to Mr. Zilkha (or the bank in accordance with the pledge arrangements with respect to Mr. Zilkha’s shares).

5.	Distribution of Dividends

1.5.1.	In the last two years, the Company has not distributed dividends.

1.5.2.	As of June 30, 2014, the Company does not have sufficient distributable income; as such term is defined in the Companies Law.

1.5.3.	As of this date, the Company has no policy for the distribution of dividends.

1.5.4.	In the Deed of Trust for the Debentures (Series A), restrictions on the distribution of dividends and/or any share repurchase by the Company and/or a company in its control, were determined:

1.5.4.1.
Insofar that there has been no repayment,  including by way of share repurchase of the Debentures (Series A) by the Company and/or a company in its control, of at least half of the principal of the Debentures (Series A) cumulatively issued (according to the shelf offering report and/or by the increase of the series and/or by way of exercising the Debenture Warrants (Series A), the Company shall not perform any distribution, as such term is defined in section 1 of the Companies Law (“Distribution”), in a rate that is greater than 50% of the net annual revenues of the Company in the consolidated, according to its financial statements published for the last two years prior to the effective date for the Distribution (or partial Distribution in the event that an effective date was not determined according to the law).

1.5.4.2.
In addition to the aforementioned in section 6.5.4.1. hereabove, the Company has committed that insofar that it has not repaid its obligations to the Debenture holders (Series A): (a) the Company shall not distribute cash dividends, if following the distribution of cash dividend, the Company’s equity attributable to its shareholders shall be less than NIS 400 million; (b) there shall be no repurchase of shares and/or convertible securities to Company shares by the Company and/or a company in its control (“Share Repurchase”), if following the Share Repurchase the Company’s equity attributable the shareholders of the Company shall be less than NIS 350 million.

The calculation is according to the Company’s last (Consolidated) financial statement which was published prior to the effective date of the Distribution or prior to the Share Repurchase, as may be applicable.

Part Two: Other Information

6.
Financial Information in NIS Thousands According to the Company’s Fields of Operation As of this Date Concerning the Company’s Operations (in the Consolidated) for the Year 2011-2013 and the First Half of the Year 2014.

Below is the financial information in NIS thousands about the Company’s field of activity from the Company’s consolidated financial statements ending on December 31, 2013:

Field of Operations	For the year ending on the date December 2013						For the year ending on the date December 2012						For the year ending on the date December 2011
	Rhodes	Prague	Cambodia	Not Attributed	Adjustment To cons.	Consolidated	Rhodes	Prague	Cambodia	Not Attributed	Adjustment	Consolidated	Rhodes	Prague	Not Attributed	Adjustment	Consolidated
Total Revenues	68,998	9,542	3,247	559	(46,428)	35,918	71,388	24,528	2,953	1,080		99,949	89,103	23,407	262,450		374,960
Variable Costs Relating to the Field of Operation	(30,170)	(5,966)	(475,8)			(44,611)	(32,959)	(15,324)	(6,007)	-		(54,290)	(32,759)	(15,584)	(109,208)		(157,551)
Fixed Costs Relating to the Field of Operation	(44,133)	(7,523)	(097,2)	(9,899)		(62,676)	(47,606)	(15,646)	(2,084)	(15,025)		(80,361)	(59,764)	(15,584)	(241,714)		(317,062
Total Costs Relating to the Field of Operation	(74,303)	(13,489)	(10,572)	(9,899)	46,353	(61,910)	(80,565)	(30,970)	(8,091)	(15,025)		(134,651)	(92,523)	(31,168)	(350,922)		(474,613)
Other Expenses	-	(5,249)	-	(684,75)	-	(80,933)	-	-	-	(3,513)		(3,513)	(40,019)	(1,503)	(61,191)		(103,713)
Adjustment to Consolidated																	-
Operational profit (losses)	(5,305)	(9,196)	(325,7)	(024,85)	(75)	(106,925)	(9,177)	(6,442)	(5,138)	(17,458)		(38,215)	(43,439)	(9,264)	(150,663)		(203,366)
Total assets consolidated for the end of period	-	-	-	171,57		57,171	139,572	23,594	6,480	195,652		365,298	153,510	29,263	565,750		748,523
Total consolidated obligation	-	-	-	(294,36)		(36,294)	(87,808)	(8,247)	(2,613)	(52,522)		(151,190)	(86,263)	(6,760)	(82,838)		(175,861)

For more details see note 29 of the financial statements ending on the day December 31, 2013.

Below is financial information about the Company’s field of activity from the Company’s consolidated financial statements ending on the day June 30, 2014 in NIS thousands:

Field of Activity	1-6/2014					1-6/2013
	Rhodes	Cambodia	Not Attributed	Adjustment to Consolidated	Consolidated	Rhodes	Prague	Cambodia	Not Attributed	Consolidated Adjustment	Consolidated
Total Revenues	31,476	1,484	--	(32,960)	-	24,463	9,542	1,354	559	--	35,918
Variable Cost related to field of Operations	(16,323)	(4,709)	--	--	(21,032)	(9,639)	(5,941)	(3,918)			(19,498)
Fixed Cost related to field of Operations	(29,667)	(912)	(223)	--	(30,802)	(23,753)	(7,548)	(1,238)	(8,356)		(40,895)
Total Cost related to field of Operations	(45,990)	(5,621)	(223)	51,611	(223)	(33,392)	(13,489)	(5,156)	(8,356)		(60,393)
Other Incomes (expense)	--	--	--	--	346						(7,552)
Consolidated Adjustment to adjustment
Operational Profit (losses)	(14,514)	(4,137)	123	18,651	123	(8,929)	(3,947)	(3,802)	(7,797)		(32,027)
Total Assets in the consolidated for the end of period			46,253	--	46,253	133,549	12,422	5,758	114,834		266,563
Total Liabilities in the consolidated			(36,409)	--	(36,409)	(94,016)	(7,088)	(2,714)	(54,365)		(158,183)

For additional details see note 7 of the June 30, 2014 financial statements.

7.	General Environment and Impact of External Factors on the Company’s Operations

1.7.1.
Impact of the Global Financial Crisis on Greece

The economic crisis prevailing in Europe since 2008 did not skip the countries where the Group operates. The European economy entered a recession and a high level of uncertainty, which led to freezing the credit markets and the collapse of large banks. The rescue and preventive operations of the European leaders included, inter alia, the establishment of a European aid fund (ESFF) in the year 2010 in the scope of 750 billion Euros. In October 2011, the Euro leaders reached an agreement in Brussels and within its framework it was decided on preventive measure packages, including the proposal to cancel at least 40% of the Greek debt and increase the European aid fund to one trillion Euros. These measures have still not resulted in the recovery of the European economy, mainly in Greece, Portugal Italy and Spain (PIGS), where the unemployment rates have risen steadily.

The Group’s operations in Europe, whose primary business activity is in the field of gambling, was affected by the impact of the crisis, and the decline in the personal consumption including a decrease in recreational and leisure costs resulted in the decrease in the scope and volume of the Group’s operations. Actually, during the years 2009-2013 there was a decrease in QLI’s scope of operations, which was expressed by the decline in the Company’s revenues and profitability. As of this date, it appears that Greece has not yet emerged from the crisis, which affects the operation in the Rhodes Casino and the Loutraki Casino.

1.7.2.
Changes in the Euro Exchange Rate and Other Currencies

For details about the Company’s exposure to the changes in currency exchange rates, see section 19.3 below and note 28 of the Company’s December 31, 2013 financial statements.

1.7.3.	Greece – Macro-Economic Overview9 The Economic State in Greece

	201410 (Forecasted)	2013	2012	2011
GDP annual growth rate	(0.5)%	(3.7)%	(7)%	(7.1)%
Annual Inflation Rate	(1)%	(0.9)	1.5	3.3
Unemployment rate	28%	27.5%	24.4%	17.4%
Interest Rate of the Central Bank	No change	0.25%	0.75%	1%

9  The macro-economic overview of Greece is taken from the following Internet Sites:
CIA Site: https://www.cia.gov/library/publications/the-world-factbook/geos/gr.
Ernst & Young Site: http://www.ey.com/GL/en/Issues/Business-environment/Eurozone-country
Trading Economics Site: http://www.tradingeconomics.com/Economics/Interest-Rate.aspx?Symbol=GRD
Site: http://www.statistics.gr
As well as from the article from March 10, 2014: The Economist – Country, ViewsWire, Greece.
10 The figures were taken from the article from March 10, 2014: The Economist – Country, ViewsWire, Greece.

Greece is located in south-east Europe and correct as of the year 2014 it has a population of 11.5 million residents.

Since 2009, Greece found itself in severe economic crisis and recorded an economic recession in the rate of approximately 25% on average, in the years 2009-2013.

Despite that the Greek economy is slowly beginning to stabilize, the GDP in Greece for 2014 is still negative standing at 0.5%, with a forecasted GDP of 2.3% for the years 2015-2018 (it is also forecasted that there will be an increase in the amount of foreign investments in Greece). In the years 2015 – 2018, the annual inflation rate is expected to stand at 1.1%.

The severe economic crisis that Greece encountered can be linked to a number of factors: the global economic crisis that erupted in 2008 and the Greek Government’s failure to treat the country’s growing budget deficit.

In May 2010, countries of the European Block and the International Monetary Fund joined forces to aid Greece by granting it loans for short and moderate periods in the total amount of 147 billion Dollars, and in consideration the Greek Government announced a cutback program and an increase in taxes in the total amount of 40 billion Dollars for three years, in addition to ration measures which were already previously taken (including reforms in the areas of healthcare, pension and the workforce). In October 2011, it was decided to provide additional loans in the total amount of 169 billion Dollars against the increase of ration measures by an additional 7.8 billion Dollars during 2013-2015. These significant cutbacks extended the economic recession and they decreased the tax income. During 2013, the Lenders to Greece demanded that the government increase the measures for the increase of the collection of taxes, termination of the employment of public employees, the privatization of public entities and curbing health care costs. Greece’s efforts to cope with the economic crisis despite the unstable political factors in turn makes it difficult to comply with the terms of the aid, and during 2013 no aid funds were transferred to Greece.

The state of tourism and the casinos in Greece

Despite the severe economic crisis, the Greek tourist industry remains stable. Although in 2012, a slight decrease in the number of tourists in Greece was recorded in the rate of approximately 5.5%, in 2014, the number of tourists arriving to the country increased by approximately 15.4%. Below is the number of tourists that arrived in Greece between the years 2007-2013:

	Number of Tourists in Millions	Rate of Change
2007	16.2
2008	15.9	(1.4)%
2009	14.9	(6.4)%
2010	15.0	0.6%
2011	16.4	9.5%
2012	15.5	(5.5)%
2013	17.9	15.4%

During the summer period, commencing from May and culminating in October, in general, approximately 2 million tourists arrive in Rhodes and stay for a minimum of at least 3 nights. The average number of tourists on the island on a given day could reach 160,000. During the peak season, on a given day, there are about 250,000 tourists on the island. The number of tourists arriving to the island by cruise ships can reach up to approximately 500,000 people in a given season. These figures cause most of the businesses on the island to be seasonal, including the Rhodes Casino.

These figures which the Company possesses11 attest to the increase in the amount of tourists arriving in Rhodes.

Below is the amount of tourists arriving in Rhodes by aircraft (in the thousands):

		Change rate
2007	1,393
2008	1,352	(3)%
2009	1,315	(3)%
2010	1,422	8%
2011	1,734	22%
2012	1,607	(7)%
2013	1,782	11%

From the figures hereabove, it can be seen that during the years 2009 and through 2013 there was an increase of approximately 36% of the amount of incoming tourists arriving in Rhodes by aircraft.

In Greece, nine casinos are operated in the various geographic regions, which were severely hit by the economic crisis that affected the recreational budget of the Greek citizens, which constitute the majority of the crowd visiting the casinos. In total a decrease of approximately 60% was recorded in the revenues of all the casinos, between 2008 and until 2013, where they decreased from a total of 744.5 million Euros in 2008 to 298.6 million Euros in 2013. For additional details concerning the results of each of these casinos in comparison to the Rhodes Casino, see section 8.2.4 below.

1.7.4.	Cambodia - Macro-Economic Overview12

The Economic State in Cambodia	2014 (Forecasted)	2013	2012	2011
GDP Annual Growth Rate	7.2	7.6	7.3	7.1
Annual Inflation Rate	3.9	4	4.5	5.5
Interest Rate of the Central Bank13	Unknown	8.66%	15.7%	15.2%

11 These figures were taken from the Site: http://www.europetravel.gr/v2/en/News.php?NewsID=60
12 The macro figures for Cambodia were taken from the site: https://www.cia.gov/library/publications/the-world-factbook/geos/cb.html; from an article dated March 25, 2014- The Economist, ViewsWire Cambodia; and from the Site: http://www.opendevelopmentcambodia.net/tag/cambodian-investment-board.
13 The interest grosses up the prime interest on the loans.

Cambodia is located in south-east Asia and correct as of the beginning of 2014 it has a population of 15.5 million residents. Since 2010 and through 2013, the Cambodian economy increased by more than 7% since last year, and since the year 2000 at an annual rate of approximately 7.7%, in a manner which places Cambodia as one of the top ten fastest growing countries in the world, which is mainly due  to the textile, tourist, construction and agriculture industries. Between the years 2014-2018, the Cambodian economy is expected to increase at an average rate of 7.4% per year. The country’s per capita income in 2012 was 2,600 Dollars, lower than the neighboring countries, since the majority of rural households rely upon agriculture.

One of the main problems the country faces is that most of the adult population is uneducated, mainly in the rural areas which suffer from a lack of the appropriate infrastructure. An additional problem is one that is demographic, whereby half of the Cambodian population are younger than age 25.

Between the years 2010 through 2012, the number of banking institutions and other financial institutions operating by license increased from 31 to 70, a figure indicating the growth in the financial sector. The central bank of Cambodia formed a committee responsible for enforcing the regulation associated with the banking sector and the reliability of the financial information emanating in the country.

The Cambodian Government is operating to cope with the needs of the country against the agencies that provide it financial aid, inter alia against the Asian Development Bank, the World Bank and the International Monetary Fund, and currently more than 50% of the country’s budget is from donations.

China constitutes the largest source of foreign funding for Cambodia. Between the years 1994 and until 2013, China invested a total amount of approximately 9.6 billion US Dollars in Cambodia.

The status of tourism and the casinos in Cambodia14

The Cambodian tourism industry constitutes the second largest industry in size in the country, while in 2003, approximately 700,000 tourists arrived in the country, in 2007 more than two million tourists arrived in the country, in 2012, more than three and a half million tourists arrived in the country and in 2013, approximately 4.2 million tourists arrived in the country and the number of tourists is expected to grow to a level of five million tourists in 2015, which is mainly due to the large investments by foreign companies in tourist products. Most of the tourists arriving in the country are from Vietnam, China, Korea, Laos, Thailand, Japan and the USA.

14 From the September 2012 CBRE report, the International Real Estate Services Company and the Cambodian Ministry of Tourism report from 2013.

Sihanoukville, the city where the Company operates, is a port city with a population of more than two hundred thousand residents and is approximately 185 kilometers from the capital city, Phnom Penh. The city is located on the seashore and is in the midst of tourist development which includes pavement of the roads, developing the infrastructure, establishing the hotels, which can be primarily attributed to the spectacular beaches that are scattered across the coast. In 2011, the city was included in list of “the most beautiful club beached all over the world.” During 2010, approximately 18 kilometers from the center of the city, an international airport opened, and today it is only active for domestic flights. However, recently, within the framework of the overall tourist development in the region, the expansion of the airport was completed in order to receive internationally scheduled flights; to the Company’s knowledge the airport is expected to begin to receive international flights towards the end of 2014.

Commencing from 1994, the gaming industry in Cambodia began to develop. The three main markets are concentrated in the capital Phnom Penh, on the border of Thailand (Poipet) and the Vietnamese border (Bavet), which are located approximately 185 kilometers, 336 kilometers and 319 kilometers from Sihanoukville, respectively. Gambling in the casinos is forbidden for Cambodian citizens, unless they also bear citizenship of another country. In the field of gaming and casinos, the only company that has any public data is Nagacorp15, a publicly traded company on the Hong Kong Exchange. Until the year 2035, Nagacorp has exclusivity for the hotel and casino in the capital Phnom Penh, and it operates a hotel that includes approximately 700 rooms, 19 restaurants and a casino with approximately 172 table and 1,543 slot machines. In 2013, Nagacorp revenues amounted to approximately 345 million Dollars (in contrast to approximately 279 million Dollars in 2012) and the EBITDA was approximately 172 million Dollars (in contrast to approximately 138 million Dollars in 2012). Nagacorp’s net profit in 2013 was approximately 140 million Dollars (in contrast to approximately 113 million Dollars in 2012).

In Sihanoukville, where the Company operates a moderate hotel and casino, there are an additional seven small and moderate casinos which are active.

15 Figures for Nagacorp were taken from the company website: www.nagacorp.com.

Part Three: The Company’s Business Description According to Fields of Operation

8.	Rhodes Hotel and Casino, Greece

1.8.1.
General Information About the Field of Operation

QLI operates a casino and hotel in Rhodes, Greece. Commencing from January 2003, QLI operates in this field by means of Israeli and foreign companies as described below. For the description of the macro-economic environment in Greece see section 7.3 hereabove.

1.8.1.1.	Holdings Structure

QLI
100%
Resido Rhodes Ltd.
100%
AINEIAS S.A
91.6%
8.4 %
OTHERS
RHODES CASINO S.A
KADMOS S.A. EPENDYTIKON PROTOVOULION16
80%
100%
20%
RHODES DEVELOPMENT COMPANY S.A.
QUEENCO RHODES LTD.

(A)	RHODES CASINO RESORT TOURIST CONSTRUCTION S.A. (who appears in the diagram above as “Rhodes Casino”, hereinafter” “Rhodes Casino”) is licensed to operate a casino (see section 8.1.3 below).

(B)
Following a series of purchases and the transfer of shares pursuant to the consummation of various allocations, as of this date, AINEIAS S.A. (“AINEIAS”), a company owned and fully controlled by QLI, holds 91.6% of the Rhodes Casino’s issued and authorized share capital. The balance of shares is held by unrelated third parties.

16 A subsidiary company owned by Commercial Bank S.A.

(C)
Rhodes Development Company was formed for the purposes of locating and exercising investments in Rhodes according to the terms of the casino’s license (see the last part of  section 8.1.3. below), and as of this date is not active.

(D)
Queenco Rhodes Ltd. is an Israeli company, fully owned by the Rhodes Casino, which markets and operates flights from Israel to Rhodes and manages the member’s club of the casino, with the intent of increasing the influx of tourists in the casino. For additional details of the Company’s operations, see section 8.5.2 below.

(E)
The Rhodes Casino has a loan from a consortium of banks, with Commercial Bank being at the top of the lost (“Bank Consortium”), whereby the Rhodes Casino shares are the security for the repayment. The Company and QLI are, jointly and severally, guarantors for the repayment of these loans of up to an amount of 8.3 million Euros (for additional details see note 20 (c)(3) of the December 31, 2013 financial statements which are included by way of reference). It should be noted, that as of this date, and in the event that the Rhodes Casino’s appeal on the tax assessment, as defined in section 6.8.1.2, is rejected, the Company does not have the means to meet its obligations for the repayment of the loans. As of June 30, 2014, the balance of the loan stands at a total of approximately 5.8 million Euros and according to the loan agreement from October 2011, the repayment date was extended until the year 2017, where the annual interest rate on the principal will be EURIBOR + 3.5% (for three months). On November 15, 2013, a memorandum of understanding was signed between the Bank Consortium and the Rhodes Casino, which arranged the repayment of the loan from the deposit which was deposited as collateral for the loan, and determined that, as an alternative collateral for the repayment of the balance of the loan, Rhodes Casino will commit to maintaining a minimum amount of cash in the Casino’s funds. As of December 31, 2013 and June 30, 2014, Rhodes Casino did not meet this condition, and QLI is acting to update the agreement.

Following a court ruling that shall be given by the Court of Appeals in Greece with regard to the appeals filed by the Rhodes Casino with respect of the tax assessment that was set for it in 2005 and which related to the years 1999-2000, QLI and Company management, in collaboration with its legal counsel in Greece, have started examining future courses of action and including the possibility of a settlement arrangement for the distribution of debt for all of the Rhodes Casino’s obligations (and including a loan from the Bank Consortium). For additional details concerning the ruling that was given by the Court of Appeals in Greece, see section 8.1.2 below.

1.8.1.2.
Appeal on the Tax Assessment in Greece. In December 2005, following a complete tax audit conducted by the tax authorities in Greece, (“Complete Tax Audit”) a tax assessment was issued against the Rhodes Casino for the years 1999-2000 for approximately 16 million Euros, following the rejection of the books for the aforesaid years. This was due to several preliminary tax audits which were conducted in the Rhodes Casino (“Preliminary Audits”) in 1999-2001, and it was within this framework, according to the claims of the Greek tax authorities, serious offenses were discovered with regard to the bookkeeping for the fiscal years 1999 and 2000 and in respect of which the Rhodes Casino paid a fine.  According to the claims of the Greek tax authorities, due to nature of the offenses that were identified (for the years 1999-2000), at the time of the Complete Tax Audit (2005) it was not possible to verify the expenses incurred during the fiscal years 1999 and 2000; as of the date of the Complete Tax Audit (2005), the findings of the Preliminary Audits affect the Complete Tax Audit; the payment of the fine by the Rhodes Casino with respect to the offenses which were discovered for the years 1999-2000 should be deemed an admission that the offenses did indeed occur; and in any event, based upon the notes in the bookkeeping and relevant financial  documents, certain expenses are still not permissible to be offset from the revenues of the Rhodes Casino.

According to Greek Law in the event that the books of the Company are rejected, the tax assessment which is determined according to charts of profit rates from revenue turnover, which are adjusted to various fields of operation without allowing for expenses (assessment based upon ‘best judgment’). The Rhodes Casino filed an appeal concerning the fixed tax assessment that it received, and as of this date, the claims phase of the appeal has been completed. According to Rhodes Casino’s legal counsel’s assessment, a ruling should be received by the month of September, 2014.

According to Rhodes Casino’s claims, the impairments in the bookkeeping that were identified in the Preliminary Audits are not relevant, payment of the fine by Rhodes Casino should not be deemed a confession that such impairments were in the accounting books, and the Greek tax authorities do not have any right whatsoever to use any results from another auditing department of the tax authorities which was conducted in the year 1999-2000; the validity of Rhodes Casino’s accounting books for the years 1999 and 2000 needs to be examined upon the condition of the accounting books correct of the said time which the Complete Tax Audit was conducted; at the time the Complete Tax Audit was conducted no impairments were detected for the fiscal years 1999 and 2000; the tax authorities erroneously calculated the revenue from the Rhodes Casino each year; the tax authorities erroneously applied the net profit margin regarding the casino revenues; the tax authorities, unlawfully, did not recognize the losses for previous years; the fine imposed upon the Rhodes Casino is excessive, disproportionate and unconstitutional; and the offenses that were recognized in the matter concerning the years 1999-20000 within the framework of the Preliminary Audits, were not severe as claimed by the tax authorities.

As required according to Greek Law, the Rhodes Casino deposited a deposit in the amount of approximately 850,000 Euros at the time the appeal was filed (“Deposit Amount”). Prior to the hearing that was held in March 2014 before the Athens Administrative Court of Appeal, the final hearing before the Court of Appeal prior to providing the ruling, a law professor who is an expert in Civil Proceeding Law joined the legal team. In accordance with the legal fees agreement with him, in the event that the Rhodes Casino appeal is accepted, he shall be entitled to receive an estimated amount, which correct as of this time, of approximately 550 thousand Euros from the Deposit Amount.

On September 22, 2014, the Athens Administrative Court of Appeal (“Court”) ruled concerning the appeal filed by the Rhodes Casino with respect to the tax assessment in the total of approximately 23 million Euros (including fines and interest in arrears) which was determined for the Rhodes Casino in 2005 and which relates to the year 1999-2000. The Court partially accepted Rhodes Casino’s appeal and reduced the tax assessment that was fixed by the tax authorities to approximately 5.4 million Euros (including interest in arrears and fines). At the beginning of the process, 1.45 million Euros of this sum was deposited as collateral in the Court’s treasury by the Rhodes Casino.

As of this date, the Rhodes Casino does not have the necessary means to pay this amount (offset by the Deposit). Insofar as the Rhodes Casino does not fulfill its obligations to the Bank Consortium who provided it a previous loan amounting to an amount of approximately 5.8 million Euros, correct as of June 30 2014, the Company and/or QLI, as guarantors, jointly and severally, may be required to pay the Rhodes Casino’s debts to the banks.

As a result of the ruling, it is anticipated that QLI will record approximately 5.4 million Euros as an expense. The Company’s part in the expenses will be recorded at approximately 1.8 million Euros. The aforesaid ruling has not been officially furnished to the Rhodes Casino and it is expected to be furnished in the coming weeks. Unless they will find other courses of action, the Rhodes Casino must pay the final tax assessment that was determined within 60 days from the furnishing of the ruling (which as aforesaid is expected to be furnished in the coming weeks).

As aforesaid, Company and QLI management, in collaboration with its legal counsel in Greece, are examining future courses of action. According to the Company’s evaluation it will be possible to reach a settlement arrangement for all of the Rhodes Casino’s obligations in a manner that will allow the Rhodes Casino to meet its obligations while continuing its operations in the current format.

It should be noted that Rhodes Casino and the tax authorities are entitled to file an appeal (jus) to the Supreme Court in Greece. Filing the aforementioned appeal shall not delay the execution of the ruling given.

Distribution of Dividends. During the years 2011-2013 and until this date, Rhodes Casino did not distribute dividends to its shareholders. The dividend rate that QLI shall receive in the event of Distribution is 82.44%. According to the law in Greece, the distribution of dividends can occur only following the submission of the financial statements to the Greek Authorities and following the payment with respect to profits. In addition, a maintenance fund needs to be formed, at the rate of 5% of all profits until a maximum amount has accumulated and which represented one third of the issued and authorized capital.

1.8.1.3.
License Terms for the Operation of the Rhodes Casino

In the month of May 1996, the grant of the license to Rhodes Casino was approved, entitling it the right to operate and develop a casino in Rhodes, in the Rose Hotel which is owned by the Greek Government in the area of Rhodes. The validity of the license is from June 10, 1996 and is valid through an unlimited period of time. The Rhodes Casino rents the hotel from the Municipality of Rhodes according to a lease agreement that is in effect until the year 2026 in consideration of rent in the amount of 2% of its revenues (for details about the total rent paid in the years 2011-2013 see the chart in section 8.3 below).

The license sets various obligations, whose highlights are listed below, and in the event of a violation, the casino will be subject to material fines (between 3,000 Euros and 1,500,000 per breach or a double fine in the event of a recurring breach), the suspension of the license or even the termination of the license:

(A)
During the construction period of the casino as described hereabove, the license holder will employ 400 employees and during the course of the operation of the casino, approximately 336 employees. It should be noted that following deliberations between Rhodes Casino and the Greek Gambling Committee, in December 2010, the Greek court ruled that the license does not require that 333 employees be employed on a day to day basis on average per year, but rather that the Rhodes Casino generate approximately 336 jobs, either full time or part time positions. On December 31, 2013, Rhodes Casino employed 246 employees of which 216 are permanent staff. According to QLI’s legal counsel’s assessment, this does not constitute a violation of the terms of the license.

(B)	Payment of a unique annual fee to the Greek Government in an amount of approximately 587 thousand Euros per year.

(C)
Payments of revenues from gaming to the Greek Government (Gaming Tax): At the end of 2012 the Greek Government by means of an order, raised the Gaming Tax payment rate from 30% to 32%. Until June 30, 2014 this payment was calculated and paid each month. In accordance with the law that became effective on July 1, 2014 the casino must pay this tax every day commencing from the effective date and onwards.

(D)
Payments to the Municipality of Rhodes: city tax in an amount equivalent to 2% of the gaming revenues, local taxes to the Municipality of Rhodes in an amount equivalent to 1% of Rhodes Casino turnover and 2% from the hotel revenue and food and drink vending machines.

(E)
An undertaking to operate the casino in accordance with the law (including matters relating to the level of service, the permitted games, the age of the players, etc.) and under government supervision. Also see section 8.2.3 below.

(F)
An undertaking to ensure the exercise of viable investments in Rhodes in the amount of approximately 59 million Euros The framework of the terms of license do not include explanations concerning this undertaking and is not limited in time (“Undertaking to Exercise Investments”), however it should be emphasized, that in any event the Rhodes Casino is not obligated to invest any amounts of money whatsoever. Its obligation consists of promoting projects which will be beneficial to it and to Rhodes. The source of this obligation, is in the EMPORIKI BANK’s (of the BANK COMMERCIAL Group) obligation, a former shareholder in the Rhodes Casino company, toward the tenders committee that it would agreed to exercise the aforesaid investments should it win the tender for the operation of the Rhodes Casino. In 2003, within the framework of hearings conducted between EMPORIKI BANK and the Municipality of Rhodes, and whereby in various projects were examined in this framework which may lead to the exercise of the aforesaid investments, a plan for constructing a marina in Rhodes was examined. For the sake of the examination of this project, the Greek Vice Deputy of Development granted an extension to meet the Undertaking to Exercise Investments until September 13, 2007.

At the end of the day, due to the Mayor’s objections to the plans which were presented to him, the marina project was not approved. Due to the fact that the marina project was not approved, in the opinion of the country’s Attorney General, which was authorized by the Minister of Tourism and Development, it was determined that in light of the facts described hereabove there is no basis to indicate that there was a breach of the license for the operation of the casino. In addition, Rhodes Casino contacted two senior jurists from the University of Athens, who are experts in the fields, in order to receive an opinion on this matter. Their opinion supported the opinion of the country’s Attorney General, whereby there is no basis to terminate the license.

In November 2010, a committee composed of the Rhodes Casino representatives and the Rhodes Local Council was formed, whose role was to examine the execution of the aforementioned investment.

Insofar that the investment by EMPORIKI BANK shall not be completed, Rhodes Casino may bear the consequences including fines, the termination of the license, etc.

According to the assessment of Rhodes Casino’s legal counsel, correct as of this date, the risk of the termination of the license is remote.

In the years 2012 and 2013, and the first half of the year 2014, the payments transferred by the Rhodes Casino to government and municipal bodies, etc., according to the terms of the license, amounted to an amount of approximately 7,051 thousand Euros, 7,270 thousand Euros and 2,934 thousand Euros, respectably (including turnover tax and city taxes).

1.8.2.	Casino and Hotel Operations in Rhodes

1.8.2.1.
Casino Operations

The casino hall has 41 gaming tables including roulette, black jack, baccarat, poker and 236 slot machines, which are regularly upgraded. In addition to the central gaming hall, the casino has a private room. The games are played in the Euros currency.

1.8.2.2.
Hotel Operations

Over the years, the management’s perception of the hotel and accompanying amenities located in the hotel are a marketing and supplementary branch of the casino, making it possible to increase the casino’s revenues. Commencing from 2012, CLI markets the hotel also to tourists (who do not arrive to gamble), and since the third quarter of the year 2013, is engaged in this type of marketing (as well as the marketing of other hotels on the island) and Queenco Rhodes (see section 8.5.2 below). In this manner, QLI management is interested in exercising the potential of the hotel and restaurants, and improving the hotel management and service.

The hotel is a luxurious, five star hotel, that includes 33 suites on three floors, ground entry level and a basement. The hotel includes restaurants, a swimming pool, a bar and more.

The total surface area of the hotel is approximately 11,000 m2 built (which includes areas for rooms, public areas, the casino area, offices, stores, a restaurant and more), which are located on an area of land of approximately 16,000 m2.

1.8.2.3.	Restrictions, Legislation, Regulations and Special Constraints The gaming industry in Greece is a heavily regulated industry, subject to constant supervision by the various governmental bodies.

1.8.2.3.1.
The primary legislation in the field of gaming in Greece is Law 2206/94 which permits, inter alia, the operation of 12 casinos throughout Greece according to national distribution and also limits the construction of additional casinos. The law establishes geographical distribution for the various casinos operating in Greece, which is done by regulating the grant licenses of operation and permitting the operation of 12 casinos throughout Greece, and which is preserved and maintained by not granting licenses to additional casinos for a period of 12 years. In September 2007, the 12 year period restricting the grant of licenses to additional casinos terminated, and commencing from this period the Greek Government is entitled to grant licenses to additional casinos. The government’s policy, for the most part (with the exception of Athens), is not to operate more than one casino in the same region. As of this date, the Company has no information whatsoever of the government’s intention to issue new tenders for the operation of casinos (however, see section 8.2.3 below for the concession to operate slot machines which was granted to the operator of the Greek lottery). To the Company’s best knowledge, as of this date, 9 casinos are operation nation-wide in Greece.

The aforesaid Law 2206/94 also requires the examination of the credibility and financial stamina of the casino owners by the Greek Authorities. According to the information provided to QLI by its legal counsel in Greece, it indicates that the examination of the credibility and financial stamina of the company examined by the Greek Authorities is a prerequisite for the grant of the license. According to Greek Law, companies are required to publish once a year a balance sheet/ financial statement in the Government Gazette. This information is visible to the public.

In accordance with the terms of the license, in any event of insolvency or non-compliance with the obligations according to the license, the casino license shall expire. For details of non-compliance with the Undertaking to Exercise Investments, see section 8.1.3 hereabove).

It should be clarified that a difficult economic state, alone, does not constitute grounds for revoking the license of the casino operator. The authorities can take measures to revoke the license, if it is proven that the company cannot meet the obligations according to the license, and after it provided the company prior notice. To the best of QLI’s knowledge, as of this date, in this context, the Rhodes Casino is complying with its obligations according to the license.

1.8.2.3.2.
In addition, the license to operate the Rhodes Casino provides for additional conditions for the operation of the casino and payment to the various government authorities with respect thereof. See section 8.1.3.

1.8.2.3.3.
The casinos in Greece are under supervision and control of the governmental bodies, who, within the framework of their role, examine, inter alia, the types of games played in the casino, the form of management of the game, the casino employees, compliance with the provisions of the law concerning gambling and compliance with the terms of the license.

1.8.2.3.4.
According to legislation from August 2011, a new governmental authority for gambling was formed, the Commission for the Audit and Inspection of Games, which shall begin to operate commencing from the end of 2013 in the place of the Gaming Board, under the Greek Treasury Office and is responsible for the enforcement of the law and its supervision in the gaming field, within one year from its formation.

1.8.2.3.5.
Commencing from July 2009, the Law Banning Smoking in Public Places was enforced. Commencing on June 1, 2011 the law is also applicable in the gaming areas of the casinos. On September 12, 2011, a memorandum by the Greek Government was published arranging the matter of the enforcement of the Law Banning Smoking in Public Places in public areas of the casinos. According to the memorandum, casinos could authorize areas permitting smoking in an area which is not greater than half of the casino’s total surface area. The areas where smoking is permitted needs to be separated from the areas where smoking is banned, with the assistance of clear signage. Likewise, air filtration systems that maintain the health of the visitors and employees must be installed in the areas where smoking is permitted. The cost for the operation of areas where smoking is permitted is 200 Euros per m2 per year.

1.8.2.4.
Changes in the Scope of Operations in the Field and its Profitability

In the casino industry in Greece17 there is a substantial decline in the gambling revenues, while in the year 2012 a decrease in the gambling revenues for all of the casinos was recorded in the total amount of approximately a rate of 21.3% in contrast to 2011; and in the year 2013 the rate was 9.6% in contrast to 2012. The decrease in 2012 was attributed to the burnout of the casinos’ visitors   recreational budget and the decrease of approximately 5.6% in the number of visitors   in the year 2012 in contrast to the year 2011 (a decrease from 3.38 million visitors   to 3.19 million), and in the year 2013 in contrast to the year 2012 a decrease of 1% to 3.16 million visitors.

Below is a list of the results of each of the casinos in Greece between the years 2012-2013:

Casino	Gambling Revenues (in Millions of Euro)		Number of Visitors (in Thousands)		Average Revenue per Visitor (in Euros)
	2013	2012	2012	2013	2013	2012
Rhodes Casino	19.56	19.98	127.76	179	108.99	156
Mont Parnes	92.65	97.23	101.86	906	102.31	956
Loutraki	80.36	94.36	126.51	828	97.09	746
Thessaloniki	80.34	89.94	94.15	879	91.36	955
Rio	13.61	15.56	78.87	191	71.37	197
P. Carras	1.54	2.70	96.35	23	68.07	28
Xanthi	4.06	3.81	50.58	84	48.33	75
Syros	2.09	2.43	72.95	27	76.86	33
Corfu	4.4	3.95	92.32	46	94.96	43

17  The figures were taken from a report that is circulated once a month which includes the monthly results of each casino. Although the figures are not official, they are considered as reliable in the gaming industry in Greece.

Below is a list of the results of each of the casinos in Greece in relation to the first quarter for the years 2013-2014:

Casino	Number of Visitors (in Thousands)		Gambling Revenue (in Millions of Euro)		Average Revenue from Gambling per Visitor (in Euros)
	1-6/2014	1-6/2013	1-6/2014	1-6/2013	1-6/2014	1-6/2013
Rhodes	7.73	7.28	84	66	92.07	110.03
Mont Parnes	46.26	47.3	447	451	103.59	104.83
Loutraki	29.4	40.7	347	400	84.79	101.64
Thessaloniki	34.53	39.4	417	445	82.66	88.52
Rio	6.48	6.7	84	88	77.66	76.44
P. Carras	0.2	0.2	4	4	49.6	48.36
Xanthi	2.89	2.04	51	43	56.58	47.99
Syros	0.63	0.84	10	11	61.34	76.88
Corfu	1.64	2.04	22	22	75.59	94.52

Below are diagrams presenting the number of visitors   in the casinos during the years 2008 and 2013, which indicate that while the number of visitors   in the Rhodes Casino increased by approximately 33%, the number of visitors   in Loutraki decreased by approximately 17% and the remaining casinos decreased by 2%.

Below are figures representing the winnings of the players (“WIN”) between the years 2008 and 2013, which indicate that there was a decrease in the WIN’s by a rat of approximately 69% in the Loutraki Casino, a rate of approximately 46% of the Rhodes Casino and an average rate of 56% in the other casinos in Greece:

For the anticipated impact of the amendments to tax legislations concerning profitability in casinos, see section 15.3 and 8.12 below.

1.8.2.5.	Critical Success Factors and Their Applicable Changes

In gaming operations it is possible to indicate several critical success factors which can affect the competitive state of the Rhodes Casino:

1.8.2.5.1.	Exclusivity or maximum regulation for the number of casinos operating in the same geographic region.

1.8.2.5.2.	Creating a broad infrastructure of a staff of trained dealers and employees who partake in special training courses.

1.8.2.5.3.	The implementation of a unique marketing plan to attract customers and to create loyalty to the place.

1.8.2.6.	The Primary Entry Barriers and the Changes Applicable to the Field

1.8.2.6.1.	The primary entry barriers to the gaming industry in Greece are regulatory, as described in section 6.8.2.3 above.

1.8.2.6.2.
An additional entry barrier is the result of the need of a high financial investment for the purposes of its establishment and ongoing operations of the casino. To the best of the Company’s knowledge, and based upon previous tenders issued by the Greek Government for the establishment of casinos in Greece, compliance with the terms of the license requires the investment of large sums of money. These sums may include expenses, such as: construction and/or renovation of the building where the casino will be established, a large investment in the necessary equipment for the operation of the casino (computers, furniture equipment, security and more), a range of personnel, various payments for the license itself, granting securities to various parties, and more.

1.8.2.7.	The Competitive Structure in the Field of Operations and Their Applicable Changes

1.8.2.7.1.
In accordance with the Greek Law 2206/94 with respect thereof, there is a geographical distribution between the different casinos operating in Greece (see section 8.2.3.1 above), as of this date, there are no lawfully competitive casinos that are being operated in Rhodes. Thus, the Rhodes Casino benefits from exclusivity on the island, until the end of the 12 year period from the commencement of the operation of the Casino, i.e., until April 2011. As of this date and to the best of the Company’s knowledge and according to the information QLI received from its legal counsel, the Greek Government did not express any intent to issue and additional tenders for additional licences for the operation of casinos in Greece.

Notwithstanding, Internet gambling and the concession granted to OPAP for the operation of slot machines, as shall be described in section 6.8.2.7.3 below, may affect the competition in the field of operations.

1.8.2.7.2.
During this period the Internet gambling market is growing rapidly and constitutes a direct threat to the traditional gambling industry. Likewise, currently the Greek Government is preparing regulations whereby Internet gambling will be legal in Greece. Internet gambling sites in the Greek language are operated by foreign companies already pose as direct competition to the traditional casino market.

1.8.2.7.3.
Concession to Operate Slot Machines. In the month of August 2012, a concession for the operation of 35,000 slot machines was granted to the operator of the Greek lottery (“OPAP”), whereby 16,500 machines will be placed in OPAP points of sale, under one license, and 18,5000 machines shall be offered by OPAP in an international tender whereby in this framework OPAP will grant up to 14 licenses to operate the slot machines, where each license will be given for a period of ten years. At each point of sale there will be no more than 25 slot machines, while the points of sale will be more than five kilometers away from the authorized casinos. The turnover tax on the revenues from the slot machines will be 30% and in addition tax on the players’ winnings will be applicable at a rate of 10%, whereby the collection is the responsibility of the licensed operator. A minimal return was defined for the winning of slot machine players and the minimum and maximum amounts for slot machine gambling and these provisions are solely applicable to these slot machines and shall not be applicable to slot machines operated in the casinos. Until this date, OPAP has yet to place the slot machines in its points of sale and has not operated the tender for the grant of licenses to operate these machines. It has been provided that OPAP intends to place 16,500 slot machines according to this plan in various points throughout Greece by the end of the year 2014. According to the Company’s assessment the concession will increase competition in the slot machine industry in Greece, a field which in 2013 yielded revenues (the aggregate of all the casinos in Greece) of approximately 176 million Euros, constituting approximately 59% of the total gaming revenues of the casinos and in 2012, approximately 193.0 million Euros, constituting approximately 58% of the total gaming revenues of the casinos.

1.8.3.	Segmentation of Casinos’ Revenues and Profitability The casino revenues are the difference between all the drops made by the customers and the casino payments to the winners.

Rhodes	2013	2012	2011
	In Thousands of Euros (except for average income per visitor)
Gross Revenues	21,069	20,871	25,681
Taxes for players revenues, gross	6,684	6,465	7,782
Net Revenues	14,385	14,406	17,899
Cost of Revenues
Wages and Ancillary	5,325	6,215	6,908
Food and Drinks	221	187	287
Maintenance and Miscellaneous (electric, water, etc.)	620	599	557
Rent	447	445	543
Depreciation and Amortization	1,725	1,851	2,114
Flight costs	461	--	--
Other	1,601	1,640	2,083
Gross Profit	3,908	3,469	5,407
Percentage of Gross Profit	27.66%	24.08%	30.2%
Sales and Marketing Expenses	2,953	3,583	3,697
Management and general expense	2,083	1,601	2,165
Miscellaneous Expenses	--	--	1,149
Operational Losses	(1,056)	(1,715)	(1,586)
Percentage of Operational Losses	(7.34)%	(11.9)%	(8.8)%

Amount decreased from the Operational Loss

EBITDA	668	136	1,677
Losses	(1,575)	(2,373)	(2,667)

Average Revenues Per Visitor	115	134	168
Total Investment in the Casino*	745	171	380

* Primarily includes the purchase of slot machines.

Rhodes	1-6/2014	1-6/2013
Gross Revenue includes sales of flights	9,237	7,563
Taxes for players revenues	2,640	2,487
Net Revenues	6,597	5,076
Cost of Revenues
Wages and Ancillary	2,909	2,834
Food and drinks	74	71
Maintenance and Miscellaneous (electric, water, etc.)	298	249
Rent	179	166
Depreciation	866	864
Flight costs	1,269	-
Other	829	781
Total cost of Revenues	6,424	4,965
Gross Profit	173	111
Percentage of Gross Profit	2.62%	2.19%
Sales and Marketing expenses	1,824	878
Management and General Expenses	1,391	1,036
Miscellaneous Expenses	-	-
Operational Losses	(3,042)	(1,803)
Percentage of Operational Losses	(46.11)%	(35.52)%
EBITDA	(2,176)	(939)
Losses	(3,212)	(2,077)

Average Revenues Per Visitor	92	110
Casino Investment	195	286

1.8.4.	Customers

1.8.4.1.	Number of Visitors in the Casino and the Median of Daily Visitors Below are the figures concerning the number of visitors in the Casino and the median of daily visitors:

	1-6/2014	1-6/2013	2013	2012	2011
Number of Visitors (in thousands)	84	66	179	156	153
Median of Daily Visitors	466	367	492	428	418

The number of visitors fluctuates during the week, while on the weekend (from Friday through Sunday night) the number of visitors is significantly greater relative to the middle of the week. Approximately 51% of the visitors in the casino are residents of Rhodes and approximately 12% are other Greeks. The Israeli market constituted approximately 23% of the total visitors of the casino in 2013 and approximately 20% of the total visitors of the casino in 2012. From the list of customers above, approximately 70% constitute local customers and approximately 55% of the foreign customers are returning customers.

1.8.4.2.
Entrance Fee

Until October 2012, the entrance fee to the casino was in the amount of 15 Euros from which the Rhodes Casino paid 12.5 Euros (inclusive of VAT) to the Greek Government with respect to each entry ticket that was issued. Commencing as of November 2012 the entrance fee was reduced and as of this date they are 6 Euros from which the Rhodes Casino pays 4.8 Euros (inclusive of VAT at the rate of 16% correct as of this date) to the Greek Government respect to each entry ticket that was issued.

1.8.5.	Marketing

1.8.5.1.
Rhodes Casino takes the following various marketing measures: (1) at the local level: advertisements in various printed newspapers and magazines throughout Greece, and in particular in Rhodes, television and radio advertisements, social events and sponsorships; (2) at the international level: advertisements in magazines, advertisements on television programs in Israel and the press in Turkey; (3) advertisement by means of the Internet: the website of the Rhodes Casino is connected to Google search engines and others, Facebook and Twitter; (4) on the premises of the Casino and the hotel itself: brochures located in different areas of the hotel and casino, a designated channel broadcasted in the hotel rooms, posters and prospects, and through the casino and hotel staff.

1.8.5.2.
Likewise, QLI operates, through Queenco Rhodes Ltd., a fully owned subsidiary of Rhodes Casino (“Queenco Rhodes”) the marketing and operation of flights from Israel to Rhodes and the management of the members’ club of the casino, with the objective to increase tourism in the casinos, to increase the customer database and maintain them through various benefits. Thus, the Company operates to market two chartered flights a week on behalf of QLI from Israel to the casino; formed a members’ club which will provide benefits to steady customers. The operation of the flights commenced in October 2013 and resulted in the increase in the number of visitors in the casino by approximately 17,736 visitors as of June 30, 2014. As a result of the failure of the anticipated project, it is anticipated that Queenco Rhodes will amend its plans at the end of 2014 and shall remain with a limited scope of operations and a minimized structure. The future scope and structure have not yet been finalized.

1.8.6.	Seasonality

1.8.6.1.
The summer season and the holiday season at the end of the year constitute the most active periods relative to the remaining months of the year, due to the fact that the summer season is the peak season from a tourist perspective in Rhodes, and may tourists visit the casino relative to the remaining months of the year. In the years 2013 and 2012, the casino revenues in the third quarter constituted approximately 43% and approximately 35% of the total annual revenues, respectively.

1.8.6.2.
During the winter months the volume of tourism in Rhodes decreases drastically in contrast to the summer months and airline companies do not fly directly to Rhodes by means of international flights. QLI believes that in light of such, the flight program that it operates through its subsidiary had a positive influence on the number of visitors in the Rhodes Casino in contrast to the same period last year. As aforementioned, and as a result of the lack of the anticipated success, it is anticipated that Queenco Rhodes will change its plans commencing from the end of the year 2014.

1.8.6.3.	The Casino’s Hours of Operation As of this date, the casino operates 24 hours a day throughout the entire year.

1.8.7.	Fixed assets, real estate and facilities

Rhodes Casino does not own real estate assets.

Rhodes Casino entered into a long-term lease agreement with the Municipality of Rhodes until the year 2026, whereby the Rhodes Casino was granted exclusive rights of use, management and development with regard to the Rose Palace Hotel, which is owned by the municipality.

1.8.8.	Human Capital

1.8.8.1.	Below is the organizational structure of Rhodes Casino:

Shareholders and Government Supervision
Board of Directors
Human Resources
Computers Manager
Marketing Manager
President and CEO
Supervision
Financial Manager
Rhodes Queenco
Marketing
International Telemarketing
Telemarketing in Greece
Telemarketing in Israel
Internal Audit
Account Management
Food Supervision
Stores
Procurement
Public Relations
Guest Customer
Guest hospitality
Hotel and Food Manager
Housekeeping Manager
Reception
Food
Hotel rooms
Slot Machines
Gaming Table
Cash Register
Housekeeping Management
Maintenance
Security

1.8.8.2.
Correct as of December 31, 2013, Rhodes Casino employed 246 employees in  various positions (of which 216 are permanent employees) in contrast to the 233 employees at the end of 2012 and 258 employees at the end of 2011. Most of the employees are permanent and in a full time position, some of them are temporary employees, employed according to the seasonal needs of Rhodes Casino. Below is a distribution of permanent employees according to their positions as of June 30, 2014:

Position	Number of Permanent Employees
Games Tables	65
Slot machines	13
Cashiers	17
Security	13
Supervision (Casino)	12
Food Department	35
Receptions and Booking	11
Housekeeping	10
Service employers	4
Maintenance	7
Marketing and Visitor Relations	3
Sales	5
Computers	4
Handling	4
Human Resources	4
Accounting Department	5
Food Inspection	3
Procurement	2
General inspection	1

Rhodes Casino has training programs for its employees in addition to the training programs of the Greek Ministry of Labor, and sends its senior employees to seminars that are held by the Greek Ministry of Labor. The cost of training in the Rhodes Casino ranges between 15-20 thousand Euros a year. Also during 2014, Rhodes Casino plans to create a compensation plan which will be the basis for compensating outstanding employees (insignificant amounts).

1.8.8.3.	According to the terms of the license there is a commitment to create 336 jobs for full and part time positions. See section 8.1.3 above for this matter.

1.8.8.4.
The Casino Rhodes employees are subject to a collective bargaining agreement between the representatives of the Employees Labor Union and the Rhodes Casino, which shall be applicable until the end of the year. Likewise, the employees are subject to a national collective agreement in Greece, which was recently signed.

The Greek Law does not require the Rhodes Casino to enter into a collective bargaining agreement opposite its employees. In the event that a collective bargaining agreement does not apply, the Greek labor laws are applicable to the employees, including the national collective bargaining agreement which is applicable to all employees in the country, any special collective bargaining agreement applicable to the employees according to their position and there is also an obligation to have a personal employee agreement with each employee.

The General Confederation of Greek Workers (G.S.E.E.) is a central organization for employees in Greece whose objective is to protect and promote the general and social interests of the employees in the private sector opposite the government and employers.

The G.S.S.E. is the negotiating body concerning general collective agreements and is the body that protects the employees’ social interests.

As a rule, the general employment conditions of employees in Greece are determined in the law and the collective bargaining agreements (for example: minimum wage, social benefits, annual leave, annual salary, parental rights, etc.) and are applicable to all Greek employees.

For positions which are included in the collective bargaining agreements the salary paid is comprised of the base salary and accompanying salary supplements (due to family status, previous experience, etc.) Likewise, employees receive additional wages for working on holidays and night shifts.

According to the law, the Rhodes Casino is obligated to pay national insurance payments for every employee. Likewise, according to Greek labor laws, an employee is entitled to 14 salaries in an employment year.

According to the national employment agreement, a married employee receives a stipend at the rate of 10% and a working parent receives a stipend in the amount 5% for each child.

A work week is 5 days and includes 40-hour work week.

In the beginning of 2012, the Greek Government updated some of the labor laws, and revoked, inter alia, the collective bargaining agreements of a majority of the labor unions, reduced the minimum wage by 22% and abolished a majority of the accompanying salary benefits as was customary for that time.

1.8.9.	Suppliers Rhodes Casino is not dependant upon specific suppliers.

1.8.10.	Working Capital The deficit in the working capital for the Rhodes Casino for the dates June 30, 2014 and December 31, 2013 is approximately 12.8 million and 5.3 million Euros, respectively.

1.8.11.	Financing For details about the loan from the Bank Consortium see section 8.1.1 above.

1.8.12.	Taxes

1.8.12.1.
General: On January 23, 2013, a new tax reform in Greece was approved whereby it shall raise corporate tax on non-distributed profits to a rate of 26% from 2013 onwards. Conversely, commencing on January 1, 2013 profits distributed as dividends shall bear an overall tax rate in the amount of 33.4% (the tax rate in the years 2012 and 2011 was 20% and in 2010 it was 24%).

1.8.12.2.
Upon the payment of dividends from Rhodes Casino to Aineias Rhodes Casino S.A. there is an obligation to deduct 10% of taxes at source, but there is no withholding tax for the transfer of the dividend from Aineias S.A to Rasido Rhodes Ltd. and from Rasido Rhodes Ltd. to the Company.  As stated above, in 2011 to 2013 and until this date, the Rhodes Casino has not distributed dividends to its shareholders.

1.8.12.3.	In addition, it was determined that the tax rate applicable on joint venture activities, commencing as of 2013, is 33%, without any additional tax obligations upon the distribution of dividends.

1.8.12.4.
In addition, taxes were imposed on tobacco products, alcohol and on television advertisements, taxes which will result in the increase of casino costs. Likewise, income tax for individuals was raised and part of the bonuses given to employees in the public sector was revoked, which may indirectly affect the available income of individuals and it is possible that it will result in a decrease in the average revenue per visitor and a decrease casino revenues.

1.8.12.5.
In accordance with the tax laws and customary practice in Greece, the final tax liability for the Company shall be determined after the tax authorities have audited and approved the reliability and accuracy of the Company’s books and the accompanying documents. Methods applied by the tax authority during the audit are within the framework of tax laws and regulations, majority of which are subjective and the audit approach refers more to form than to content. According to the aforementioned, it is not unusual to approve certain expenses and require the payments of other taxable income or to impose doubt in certain areas with respect to the reliability of certain accounting books and accompanying documents as the underlying basis for determining the taxpayer’s final tax assessment.

1.8.12.6.	The tax rate in Greece increased over the course of 2010 from 19% to 23% in the region of the isles the tax rate increased from 14% to 16%.

1.8.12.7.	Taxes Applicable on the Rhodes Casino

Tax Type	Tax Rate/Tax Amount	Source from which Tax is calculated
Turnover Tax	32%	Revenue from Gambling (payable to the country’s authorities from based upon a daily calculation)
Turnover Tax	2%	Revenues from Gambling (payable to the Municipality)
Hotel Operations Tax	2%	Revenues from the hotel, food and drinks
Regional Tax	1%	Total Revenues minus taxes
Unique Annual Fee	586,940 Euros	Fixed Amount
Entrance Fee	4.8 Euros	Fixed Amount for issuance of entry ticket

The amount obtained after the transfer of the amounts listed in the above chart, and after deducting expenses, commencing from 2013, income tax is payable to the Greek Government at a rate of 26%. In addition, there is withholding tax for the distribution of profits in the amount of 10%, thus the total tax burden is 33.4.

Rhodes Casino did not comply with the current and ongoing payments to the national insurance or turnover taxes, yet, thus far it has reached an agreement with the tax authorities for the distribution of all payments that were deferred and whose balance as of June 30, 2014 is approximately 2 million Euros.

It should be noted that failure to comply with the ongoing payments to the municipal and governmental authorities ay possibly result in the termination of the license for the operations of the Rhodes Casino.

1.8.12.8.	For additional details about the tax suit with respect of Rhodes Casino accounting books for the years 1999-2000, see section 8.1.2 above.

1.8.12.9.
During the course of 2011, final tax assessments for the years 2001-2006 were issued. The assessments for these years amounted to a tax supplement of approximately 0.4 million Euros. The excessive provision of the tax assessment which was included in the financial statement, in the amount of approximately 0.4 million Euros, was recognized as income tax in the Rhodes Casino’s profit and loss statement in the year 2011.

1.8.12.10.
Rhodes Casino has yet to be assessed for tax purposes for the period of January 1, 2007 and until the date of the Company's annual financial statements. Rhodes Casino included in their financial statements the additional tax provision in the amount of 1.5 million Euros (this said provision was recognized in 2010 mainly as deferred taxes for previous years.) Rhodes Casino's management believes that the above provision is sufficient to cover any potential liability with respect to the open tax assessments.

1.8.12.11.
As part of the framework of the reforms implemented in Greece, the tax rate increased from 14% to 16%. This change in the VAT rate will result in the increase of Rhodes Casino’s costs , which does not deduct the assessments from the costs.

1.8.12.12.	As of December 31, 2013 Rhodes Casino has sustained losses for the purposes of the payment of taxes in the amount of approximately 2.8 million Euros.

1.8.13.
Environmental Risks and Their Management

The Greek Law 1650/1986 is a general environmental law applicable to all companies, and in particular operators, which forbids, inter alia, air, sea pollution and for the place of operations. Likewise, Rhodes Casino is committed to comply with other regulations concerning cooking gas and fuel heating regulations. To the Company’s best knowledge, Rhodes Casino strictly abides to these provisions and therefore as of this date, there are no known significant environmental risks which may materially affect Rhodes Casino.

1.8.14.	Material Agreements

1.8.14.1.	For the description of the loan agreement with the Bank Consortium see section 8.1.1 (E) hereabove.

1.8.14.2.	For the description of the Rhodes Casino license see section 8.1.3 hereabove.

1.8.15.
Legal Proceedings

Rhodes Casino is not a party to any pending legal material proceedings. Nonetheless, Rhodes Casino and the tax authorities are permitted to file an appeal (jus) to the Supreme Court in Greece against the ruling given with respect to the tax assessments for the years 1999-2001. The filing of an appeal shall not delay the execution of the ruling (see section 8.1.1 above).

1.8.16.
Business objectives and strategy; overview of development for the coming year

Rhodes Casino set the following strategic goals: the purchase of new slot machines, improvements in the hotel, development and expansion of personal services to its customers, including airport pick-up services, private shuttles and expansion of benefits to returning customers; improvement to the level of service given by the casino staff; expansion of the food and drink services, including on the beach facing the hotel, to continue to secure the collaborating relationship with travel agencies and promotion of sales during the summer season; creating unique entertainment programs to encourage new customers and maintain existing customers (inter alia, by means of a members club which QLI began to operate); the Group will operate to promote and develop the Turkish market including arranging direct flights between Rhodes and Istanbul (QLI anticipates an increase in this market and thus added  dedicated marketing professionals and intends to contact Turkish travel agencies in this regard); QLI intends to act in the development of the Russian market and arrange direct flights from Russia to Rhodes.

Rhodes Casino revenues will be used to exercise the aforesaid marketing plans.

9.	Cambodia Venture – Hotel and Casino in Sihanoukville, Cambodia

1.9.1.
General Information About the Field of Operations

QLI operates a hotel and casino in Sihanoukville, Cambodia. In this field, QLI operates by means of foreign companies as described below, as of November 2011.  For the description of the macro-economic environment see section 7.4 above.

The Company sees Southeast Asia, in general, and Cambodia, in particular as the principal source of their growth in the coming years.

1.9.1.1.	Holdings Structure

1.9.1.2.
Cambodia Venture Agreement

In November 2011, QLI entered into an agreement (“Cambodia Venture Agreement”) with Mr. Leak Yim, a Cambodian citizen who is an unrelated third party (the “Partner”) for the creation of a joint venture in the region of Sihanoukville, Cambodi (“Venture” or “Cambodia Venture”), which shall operate in the field of hotel management, the casino business and other tourism business in the hotel, Holiday Palace (the “Hotel”) which is jointly owned. According to the Cambodia Venture Agreement:

(1)
QLI holds by means of Wheatfield (s) pte. Ltd., a Singaporean company fully owned by the Company, 70% of the Cambodia Venture and the Partner holds the remaining 30%. QLI has the right to appoint 2 out of 3 directors [where as of this date all the required resolutions were resolved for the purpose of the appointments and is currently acting to register the appointment (a technical procedure anticipated to end in the course of coming weeks)] and the Partner has the right to elect one director (and accordingly the Partner was appointed as a director in the Venture) and does benefit from specific surplus rights. It should be noted that in this context that the appointment of directors on behalf of QLI was rejected because of the costs that are involved and different priorities, however, it was not precluded from doing so following the signing of the Cambodia Venture Agreement. The Board of Directors approves it decisions with the signatures of at least 2 directors, and it is also the authority to appoint the CEO of the Venture, when in fact since the beginning of the operations and thus far, the CEO of the Cambodia Venture has been appointed by QLI without any intervention on the part of the Partner. The operations manager, including the manager of the hotel, the manager of the casino, etc., are appointed by the CEO, when in fact, thus far, they were appointed and directly supervised by QLI management in Israel. Within the framework of the Cambodia Venture Agreement it was agreed that the Cambodia Venture will employ the Partner and another individual on his behalf according to conditions to be determined by the Cambodia Venture’s Board of Directors (the Partner has not yet exercised this right and has also not requested to do so). The Partner does not have any veto rights in any matter which is connected to the Cambodia Venture and he also does not partake in any part of the management of the Venture. The Cambodia Venture Agreement further limits the transfer of the partners’ shares to any third parties, as is customary in joint venture agreements. Correct as of this date all capital and operational decisions are decided by QLI; the financing of the Cambodia Venture has been done exclusively by QLI; the annual budget for the Cambodia Venture is prepared and conducted by QLI, furthermore office holders in the Cambodia Venture are appointed as stated hereabove by QLI.

(2)
The Cambodia Venture entered into a lease agreement with the Partner (by means of his family) concerning the hotel for a period of 25 years commencing from April 1, 2011, while the Cambodia Venture was given an option to renew the period for an additional 25 years.

(3)
Upon the signing of the Cambodia Venture Agreement, QLI paid to the Partner an amount of 720 thousand Dollars which include an advance (on account) with respect of two years of rent in the amount of 480 thousand Dollars, and an advance (on account) for two years of dividends for future profits in the amount of 240 thousand Dollars.

(4)
Commencing from the third year of the rental, which began in April 2013, the landlord is entitled to monthly rental fees in the amount of 20 thousand Dollars which shall be payable each quarter by the Cambodia Venture and the Partner shall be entitled to a monthly payment in the amount of ten thousand Dollars for dividends with respect to future profits (“Monthly Rental Fees”).

(5)
The Cambodia Venture commits to renovate the hotel and the formation of a new wing of the hotel (in two phases – First Phase of the Cambodia Venture and the Second Phase of the Cambodia Venture, as such terms are defined above).

The Cambodia Venture has yet to complete the full payment of the Monthly Rental Fees for 2014 (a debt amounting to an amount of approximately 240 thousand Dollars) and recently initial activities for the formation of a new wing have begun (Second Phase of the Cambodia Venture). It should be noted that the renovation of the First Phase has been completed. Although the Cambodia Venture Agreement specifies a limited list for the grounds of its termination, and the completion of the renovations or a breach of the lease agreement are not included in this list, nonetheless failure to comply with the provisions of the agreement or the lease agreement could result in legal proceedings against the Cambodia Venture and QLI. Likewise, according to the lease agreement, the landlord has the right to terminate the lease agreement with 45 days notice, only in the event that the Cambodia Venture has not remedied, within 90 days from the date of the request to remedy, a breach of non-payment of the rent for 3 consecutive months. In the event of the termination of the lease agreement, the Cambodia Venture will not be able to operate the casino and the hotel. As of this date, no notice of breach was provided. As of this date, QLI believes that the Partner and/or the landlord will not take any legal action against QLI or the Cambodia Venture with respect to the breaches described above.

For the six months period ending on June 30, 2014 and for the year ending December 31, 2013, the Cambodia Venture incurred operational losses of approximately 0.9 and 1.5 million Euros, respectively, and a negative cash flow from the current operations for both periods; and as a result, there are significant doubts of the Cambodia Venture’s ability to continue to operate as an ongoing concern.

1.9.1.3.	Casino and Hotel Operations

1.9.1.3.1.
On December 30, 2011 the First Phase of the Cambodia Venture was opened for operations. As of this date, the Cambodia Venture operates a restaurant, a hotel with58 visitor rooms, a spa, a casino entitled Queen Casino, which includes approximately 88 slot machines and approximately 18 gaming tables.

1.9.1.3.2.	The casino operates 24 hours a day and the tables are operated in a format of 16 hours a day.

1.9.1.3.3.
The active hotel and casino (First Phase of the Cambodia Venture) extends over three floors with a total surface area of 6,183 m2.The wing intended for renovation (Second Phase of the Cambodia Venture extends over 6 additional floors with a total area of 10,688 m2.

1.9.1.4.	The License for the Operation of the Casino

1.9.1.4.1.
The casino operates under the license granted by the Cambodian Government, which does not stipulate any special condition with the exception of tax payment obligations as indicated in section 6.9.11 below, submitting annual financial statements, a payment of 30 thousand Dollars a year for annual license fees and the deposit of financial collateral in the amount of 100 thousand Dollars to the gambling commission. As of this date, the Cambodia Venture has not provided the aforementioned collateral and is acting to reach a settlement in respect thereof.  The Cambodia Venture shall act, as is necessary, to provide this financial collateral . Furthermore, the license stipulates the duty to ensure that no Cambodian visitors enter and play in the casino.

1.9.1.4.2.
As of this date, the license to operate the casino is in the name of a company owned by the Partner. It should be noted that regular audits are conducted in the casino on behalf of the Cambodian Government and to date no claim of any kind has been claimed against the Cambodia Venture concerning the license. Furthermore, Company management believes that no change shall be applied in this matter until it has been arranged. According to the agreement, the Partner is committed to transfer the license and the right to operate the casino the joint Venture, but has yet to do in light of the cost to require by QLI for that purpose (approximately 250 thousand US Dollars).  Insofar that QLI shall require such act be taken; the Cambodia Venture will act to transfer the license in a manner that is required. According to the Company’s assessment, possible punitive measures may include, inter alia, closing the casino.

1.9.1.5.	Restrictions, Legislation, Regulations and Special Constraints

1.9.1.5.1.	In accordance with Cambodian Law for the purposes of obtaining the permits and licenses necessary to complete the planned project, there is a requirement to deposit financial collateral;

1.9.1.5.2.	The local government may limit the amount of the licenses in the region;

1.9.1.5.3.
The Cambodian Law forbids the local residents to gamble in casinos throughout the country. Enforcement of the prohibition for local residents to gamble is within the powers of the local authorities (the Cambodian Gambling Authority) and the Cambodian Venture doe not implement its own registration supervision or enforcement. Currently, the law enforcement authorities in Cambodia do not enforce this prohibition in any way. Nevertheless, the Company believes that in the event the prohibition shall be enforced, the volume of casino revenues as of this date will not be significantly impaired.

1.9.1.6.
Changes in the Scope of Operations in the Field and its Profitability

The First Phase of the Cambodia Venture was completed. The existing activities include, alongside with the hotel and casino, a new bar, poker room, store, restaurants and a spa. The Company believes that the Cambodia Venture, in its existing format, is expected to reach a cash balance after the commencement of the operation of international flights to Sihanoukville.

1.9.1.7.	Critical Success Factors and their Applicable Changes

1.9.1.7.1.
Critical success factors in the field of operations include the operation of international scheduled flights to Sihanoukville. Correct as of this date, the airport in Sihanoukville is used for arrivals and departures of domestic flights only. Insofar as the Company is aware, the local Ministry of Tourism is working on this issue with the airlines companies. The forecast is that by the end of 2014, the airport in Sihanoukville will also be used for arrivals and departures of international flights from Thailand and Vietnam.

1.9.1.7.2.
The increasing amount of gambling operations via the Internet may increase the amount of potential casinos players. However, gambling via the Internet may have a negative impact on casino revenues. As of this date, the operation of licensed online gambling is permitted in Cambodia. QLI's intention is to act in order to submit such application by the end of 2015.

1.9.1.8.
Primary Entry Barriers and Applicable Changes to the Field

The primary entry barriers in the gaming market in Cambodia include being familiar with the local culture and local relevant needs of the operations in the field, business relationships with local entities and the need of large-scale investments for development, obtaining permits and construction for this emerging region. Currently, receiving licenses to operate the hotel and casino does not constitute a significant entry barrier.

1.9.1.9.
Competitive Structure in the Field of Operations and their Applicable Changes

Currently, seven casinos are operating in Sihanoukville. The Company beleives that the Cambodia Venture is one of moderate-seized casinos in Sihanoukville, but it does not have the ability to accurately estimate the market share. Competition among casinos in the city affects, inter alia, the fees paid to the marketers, the benefits for players, the volume of gambling turnover and profits. However, the Company estimates that after introducing international flights, as described in section 6.9.1.7 above, the proliferation of casinos in the region could help and make Sihanoukville a desirable target for tourist gamblers from Thailand, Vietnam and China.

1.9.2.	Segmentation of casino’s revenues and profitability The casino revenues are the difference between all the drops made by the customers and the casino payments to the winners.

Cambodia	2013	2012
	In Thousands of Euros
Gross Revenues	1,623	1,291
Taxes from players revenues, gross	(148)	(124)
Credit Bonus	(798)	(570)
Net Revenues	677	597
Cost of Revenues
Wages and ancillary	622	422
Food and drink	218	122
Maintenance and Miscellaneous (electric, water, etc.)	315	223
Rent	181	276
Depreciation and Amortization	28	26
Miscellaneous	187	24
Total Cost of Revenue	(1,551)	(1,093)
Gross Profit	(874)	(496)
Percentage of Gross Profit	(129)%	(83)%
Sales and Marketing Expenses	127	156
Management and General Expenses	526	385
Operational losses	(1,527)	(1,037)
Percentage of Operational losses	(225)%	(173%)

Amount Decreased from Operational Losses:

Depreciation and Amortization	109	34
Other Expenses	--	--
EBITDA	(1,418)	(1,003)
Losses	(1,590)	1,039)
Average Revenues per Visitor	n/a	n/a
Investment activity*	165	633

*Primarily includes improvements in the rental.

Cambodia	1-6/2014	1-6/2013
Gross Revenues	546	819
Taxes from Revenues of Players	72	75
Credit Bonus	163	463
Net Revenues	311	281
Cost of Revenues
Wages and Ancillary	260	312
Food and drinks	87	101
Maintenance and Miscellaneous (electric, water, etc.)	160	200
Rent	88	91
Depreciation	15	14
Miscellaneous	71	35
Total Cost of Revenues	681	753
Gross Profit	(370)	(472)
Percentage of Gross Profit	(119)%	(168)%
Sales and Marketing Expenses	72	67
Management and General Expenses	425	250
Miscellaneous Expenses	0	0
Operational Losses	(867)	(789)
Percentage of Operational Losses	(279)%	(280)%

EBITDA	(822)	(752)
Net Losses	(869)	(790)

Average Revenue per Visitor	n/a	n/a
Total Investment in the Casino	150	n/a

1.9.3.	Customers

In light of the short period of operations in the Cambodia Venture as of this date, the Company believes that the number of visitors and the daily median of visitors is not material, and does not have any audited information on this subject.

The absence of a sufficient variety of players increases the volatility in the results of the games played at the tables. It should be noted that during the weekend (from Friday to Sunday night) the number of visitors is significantly greater than the number of visitors on weekdays.

As of this date, the casino does not charge an entrance fee.

1.9.4.	Marketing

The primary marketing endeavors of the Cambodia Venture are done through telemarketing and by the distribution of billboards throughout the region. The Cambodia Venture intends to contact local gambling agents and set-up a local travel agency which shall operate to sell vacation packages and chartered flights from the capital Phnom Penh, from the temples in Siem Reap, and Ho Chi Minh City (formerly Saigon) – currently the largest city in Vietnam.

1.9.5.	Seasonality

The main tourist season in the region is during the months of October through April. The rainy season begins in May which is characterized by mild climate [between 22-27 °C (Degree Celsius)] and occasional rain. During the rain season, the number of tourists decreases significantly (by approximately 30% according to the Cambodian Ministry of Tourism), a decline in the volume of tourists in the region directly affects the revenue of the hotel and casino.

1.9.6.	Fixed assets, real estate and facilities

The fixed assets is comprised of investments in the asset which include rooms that were renovated, a bar, restaurants, a poker room, casino, spa, game tables, shop, lobby, offices and service areas.

1.9.7.	Human Capital

1.9.7.1.	Below is the organizational structure of the Cambodia Venture:

1.9.7.2.
Immediately prior to this date, 149 employees are employed in the Cambodia Venture, in contrast to 210 employees as of December 31, 2013 and 200 employees on December 31, 2013. The decreases in the number of employees during 2014 are the result of an efficiency plan taken by the Cambodia Venture within the framework of the plan to reduce the operation of the gaming tables to a 16-hour day. Below is the primary distribution of the employees of the Cambodia Venture according to their positions (it should be noted that the number of employees fluctuates according to the operational needs of the casino):

Position	Number of Employees
Casino Employees (slot machine representatives, dealers, shift managers)	55
Cashier Employees	8
Food and Drink Employees	35
Reception of Guests Employees	11
Housekeeping and Maintenance Employees	21
Account Managers and Cashiers	7
Construction and Renovation Employees	5
Human Resources Employees	2
Marketing Employees	1
Transport (shuttle) Employees	3
CEO	1

1.9.7.3.
Hotel and casino employees (whom are not managers) earn on an average $200 US Dollars a months. According to the agreement between the CEO and the hotel and casino, he is entitled to a monthly salary of $5,000 US Dollars of 5% of the EBITDA of the Cambodia Venture, whichever is higher.

1.9.8.	Suppliers

The Cambodia Venture is not dependent on suppliers.

1.9.9.	Working Capital

The Cambodia Venture does not have working capital as of this date.

1.9.10.	Financing

As of this date, the credit and financing sources of the operations are shareholders’ loans provided by the Company to the Cambodia Venture.

1.9.11.	Taxation

Taxes applicable on the Cambodia Venture:

Type of Tax	Rate/Amount of Taxes	Source from which Tax is calculated
Tax on Machines	$50 per machine per month	Number of Machines
Tables Tax	$1,600 per table per month	Number of Tables
Company Tax	20%	Taxable Income

For December 31, 2013 the Cambodia Venture incurred losses for tax purposes in the amount of approximately 3.6 million Dollars.

1.9.12.	Environmental Risks and Their Management

Currently there are no known significant environmental risks which may materially affect the Cambodia Venture.

1.9.13.	Material Agreements

The Cambodia Venture is a party to the following material agreements:

For details of the Cambodia Venture Agreement see section 9.1.2 above.

1.9.14.	Legal Proceedings

The Cambodia Venture is not a party to any material legal proceedings.

1.9.15.	Business objectives and strategy; overview of development for the coming year

QLI plans to continue to expand the operations of the Cambodia Venture, to add gaming tables and implement additional marketing activities. Simultaneously, QLI will continue to develop the Second Phase of the Cambodia Venture, including the renovation of the hotel, the expansion of the casino and the development of additional entertainment and recreational activities, for example, a karaoke center, a reception hall, etc. The scope of the investment required to exercise the Company’s plans have not yet been determined and are dependant upon a number of parameters, including the size of the project, the standards for the completion of the renovations, the diversity offered to the players in and out of the casino, etc.

10.	Rights

1.10.1.	Land with Approximately 8.5 Hectares in Surface Area in Sihanoukville, Cambodia

1.10.1.1.
In February 2008, a foreign company wholly owned by QLI entered into agreement to purchase the land of approximately 8.5 hectares in surface area (approximately 21 acres) in Sihanoukville,  which is situated on the beach in close proximity to QLI’s existing tourist project (the “Land to be Developed”). The Land to be Developed was purchased for approximately 10.5 million Dollars. In order to comply with the local law, which prohibits foreign companies from owning more than 50% of the land, QLI entered into an  agreement to purchase Land to be Developed through a Cypriot company (where QLI holds 100%), which holds 49% of the Cambodian company who owns the land, and through a Cambodian trustee company which holds 51% of the Cambodian company who owns the land (as descried in the chart in section 6.2 above)’ however, the effective control of all the economic rights belongs to QLI. The surface area of land that was purchased also includes exclusive development rights for the coastline which borders this property.

The value of the Land to be Developed in QLI’s accounting books is approximately 7.7 million Euros. It should be noted, that according to the evaluation from October 22, 2013, which was performed by a global valuations network (CBRE) based on a comparative method approach and based upon executed transactions and the asking price with adjustments for location, size, etc., the value of the land is estimated at $17 million Dollars.

1.10.1.2.
The Queenco Group views the Cambodian leisure market as the principal source of their growth in the coming years, and in addition to the development of the Cambodia Venture, the existing tourist project in Cambodia, seeks to operate for a new tourist project on the Land to be Developed. QLI intends to locate investors and /or business partners for the purposes of developing a tourist project on this land, which could include a hotel, casino, a shopping center and a convention center, which shall be subject to the local building permits that permit the construction of five star hotel that is comprised of approximately 3,000 hotel rooms, a shopping center and a convention center on this property.  Notwithstanding and in light of the Group’s cash flow distress, it is possible that QLI may be required to sell the Land to be Developed.  In any event, the Company believes that capital of millions of US Dollars will be required for the implementation of the development as described above.

1.10.2.	Vasanta Assets

1.10.2.1.	The Holdings Structure

QLI
Club Hotel
(C.HI.)Invest
ments Ltd
(*)
Loutraki
Municipality
Additional
Shareholders
GRAND CASINO
D.O.O BEOGRAD
Vasanta
HoldingLtd.
CASINO
AUSTRIA
GREECE
****
Elana the
Cow
Ltd.(***)
Dasharta
HoldingLtd.
POWERBROOK
SPAIN , S.L.
Agastya
Holdings Ltd.
CLUB HOTEL
LOUTRAKI S.A
JOINT VENTURE
A.T.E.K.L-CHL
50%
7.53%
8.00%
76.94%
100%
87.5%
12.5%(**)
78%
84%
90%
22%
16%
7.53%
Coralloid Holdings
Limited
100%
Crown Estate
Limited
49%
Land of 50
hectares in
Sihanoukville,
Cambodia
Trustee
Company
51%
(*) To the Company’s best knowledge, Club Hotel Investments (C.H.) Ltd. is a private company, indirectly, owned and controlled by Mr. Moshe Boublil.

(**) As of this date, Agastya Holdings and Casino Austria hold 87.5% (the “economic retention” rate is 98.75%) and 12.5% (the “economic retention” rate is 1.25%) of the ordinary share capital of Powerbook Spain, S.L. (hereinafter: “PBS”), a Spanish company, respectively, as well as additional shares of different classes which grants various voting rights, various rights to receive dividends, etc.

(***) To the best of the Company’s knowledge, Elana the Cow, Ltd. is a fully owned and fully controlled company of Mr. Nissim Yaniv.

(****) This is an organized company in Austria, which is held, directly and indirectly, to the best of the Company’s knowledge, inter alia, by Casino Austria AG and a private trust company registered in Austria, and which according to the Company’s best knowledge their sole beneficiaries are the Schlaff family. Casino Austria AG is one of the leading global groups in casino management, has a reputation and goodwill, experience and knowledge in casino management and is the holder of rights in various casinos, inter alia, in Europe, the Middle East, Africa, Canada, Latin America and Austria, and floating casinos.

1.10.2.2.	General

As indicated by the agreements between the parties and the chart above, QLI holds, by means of a chain of Israeli and foreign companies, which are also held by third parties, in a manner which reflects and preserves the structure of the joint control of QLI and Club Hotel Investments in the assets, which as of June 30, 2014, include: (a) the hotel and casino in Loutraki, Greece, as described in section 6.10.2.4 below; (b) the casino in Belgrade, Serbia, as described in section 6.10.2.5 below; (c) property in the surface area of approximately 50 hectares (approximately 124 acres) in Sihanoukville, Cambodia as described in section 6.10.2.6 below, whose financial value, as of June 30 2014, in the Vasanta books is approximately 10 million Euros; (d) cash and cash equivalents of approximately 7.8 million Euros18; and (e) the right to receive proceeds as a result of the exercise of the PUT Options granted to Vasanta (the “PUT Options” or the “Austrian Casino Options”) under which PBS shares will be allotted to Casino Austria International Holding GmbH (hereinafter: “CAIH”) for consideration of approximately 49.5 million Euros, which the collection thereof is disputed between the parties to the transaction, as described in section 6.10.2.3 below (jointly the “Vasanta Assets”). In the beginning of the year 2009, a business dispute arose between QLI and Club Hotel, which as a result prevented QLI from (until the implementation of the Settlement Agreement), inter alia, exercising its joint control in the Vasanta Assets. It should be noted that QLI has representatives on the Board of Directors of the companies in the Group holding the Vasanta Assets, and by means of its representatives it received material information thereof, however, in light of the dispute with Club Hotel, QLI did not receive current and ongoing information regarding the assets. Until the signing of the Settlement Agreement (as described in section 6.1.6 above and note 4e of the Company’s financial statements dated June 30, 2014), QLI operated in several channels in order to exercise its rights in the Vasanta Assets, including by means of conducting a numerous amount of legal proceedings against Club Hotel, the examination of the possibility to sell the joint (for a description of the highlights of these claims see note 20b(2) of the financial statements dated December 31, 2013).

Until recently, the Company did not associate financial value whatsoever to the operations of the casinos operated by QLI, inter alia, because in spite of recent approval by the Greek Court of the arrangement with the creditors of the joint venture which operates the Loutraki Casino, to the Company’s knowledge, the joint venture accumulated additional material liabilities which are not included in the arrangement. In addition, the Greek Gambling Commission claimed that part of the terms and conditions of the license to operate the Loutraki Casino (see section 10.2.4 below). On May 29, 2014 the joint venture reached a settlement with the Greek Authorities for the distribution of additional liabilities to the Greek Authorities for a period of 12 months. In light of the PBS’ loss of control in CHL in the first quarter of the year 2012, the Company ceased to present Loutraki Casino’s operations as part of its field of operations, and furthermore, a description of these casinos operations are presented below solely as an extract.

Upon the signing of the Settlement Agreement, the parties are jointly managing the operations of the Vasanta Assets. In light of the signing of the Settlement Agreement, in the quarter ending on September 30, 2014, the Company intends to re-introduce and present Loutraki Casino as part of its field of operations.

18 For details about the use of part of these proceeds as the CHL loan, in accordance with the provisions of the QLI-Club Hotel Agreement, see section .1.6.5 above.

1.10.2.3.	Casino Austria - PUT Options for a 49.5 Million Euros Investment in PBS

(1)
On December 31, 2008, Vasanta received from CAIH, a company in the Casino Austria Group, an irremovable offer, which included, inter alia, the right to obligate CAIH to perform an investment in the amount of 49.5 million Euros in consideration of the allotment of PBS shares.

(2)	On March 30, 2010, CAIH provided notice of its intent to exercise the PUT Options.

(3)
Notwithstanding the notice to exercise the PUT Options no consideration was received subject of the options, and accordingly, no shares were issued. In the period following the exercise of the Option, CAIH representatives notified that due to several circumstances (which were not described in the letter) that it is not obligated by the PUT Option Agreement, and therefore it is not bound by its provisions, especially concerning the commitment to purchase PBS shares subject of the PUT Options Agreement and the payment of consideration in respect thereof, and thus as a result, it does not intend to perform the aforesaid actions. However, on several occasions CAIH offered proposals to terminate the dispute, where the last proposal (which was received in the month of March 2012 and expired over the course of the month of May 2012) included an offer to pay an amount of 24 million Euros in consideration of the full and final payment against all potential claims and suits resulting from the Option Agreement and without any issuance of shares. Even though a representative of the Company supported evaluating the offer and to conducting negotiations with CAIH to improve the offer, the offer and the Company’s proposal to conduct negotiations was not approved by Vasanta’s Board of Directors because of the objections raised by the Club Hotel representatives (it should be noted that the completion of the exercise of the PUT Options involves obtaining decisions by the appropriate organs in Agastya, Darshata, Vasanta and PBS). Upon the signing of the Settlement Agreement, and in accordance with its provisions, Mr. Boublil began to conduct negotiations with CAIH.

(4)
On October 15, 2013, the Company, along with other parties, filed an intermediary motion  within the broader framework of the lawsuit (the oppression claim) against Club Hotel (as described below) for the appointment of a receiver and/or any other officer for the exercise of the Vasanta rights by virtue of the Option Agreement, and grant him other authorities in order to enforce these rights, whether by way of conducting negotiations or whether by means of enforcing the Option Agreement in the legal proceedings. On December 4, 2013, the Court appointed, with the consent of the parties, Reuven Bacher, Adv. and  granted him the authorities to exercise the aforesaid rights within the framework of the arbitration proceeding between Vasanta and CAIH. According to the Company, Adv. Bachar is currently acting to promote the arbitration proceeding with CAIH for the purposes of solving the dispute in the matter of the PUT Options for the purchase of PBS shares.

(5)
If and when the proceeds are invested by CAIH in PBS, and following the exerciser of the PUT Options, or an arrangement/negotiations in respect thereof, then Astagya’s share in the distribution of these amount from PBS is 98.75% and QLI’s share from the sums distributed to Astagya is approximately 46%.

(6)
In accordance with the provisions of the Settlement Agreement, Mr. Moshe Boublil was appointed, on behalf of Vasanta, to promote the negotiations with Casinos Austria with regard to the Casino Austria Option. As of this date, the Company believes that the CAIH offer will not be less than the amount offered in the month of March 2012. In any event the settlement offer will be presented to Vasanta’s Board of Directors for approval. The arbitration proceedings between Vasanta and Casino Austria will continue as usual, and simultaneously, without any further delay, unless as may otherwise agreed upon by Vasanta from time to time. For additional details see section 1.6 above.

1.10.2.4.	The Casino and Hotel in Loutraki, Greece

1.10.2.4.1.
CHL established and operates, in Loutraki, Greece, a joint venture with a company that is controlled by the Loutraki Municipality, the casino operator, which includes 82 gaming tables and 789 slot machines which are operated with tokens or cash money; a hotel, including 275 rooms (of which there are 20 large and luxurious suites) and is built on five floors, a ground level (including a lobby, spa, convention center, shops) and two basement levels (including parking lots, offices, storage units and ancillary services). The total surface area of the hotel is approximately 73,000 m2 built (including areas of rooms, public areas, parking lots, offices, shops, restaurants, etc.), situated on property which was provided by the Loutraki Municipality.

1.10.2.4.2.	On February 15, 1995, a license to operate the casino was granted, which specified the payment rates which the venture is obligated to pay to governmental and municipal bodies.

1.10.2.4.3.
In November 2013, the Greek Gambling Commission raised claims against the Loutraki Casino, whereby they violated the terms of the license to operate the casino, since they did not transfer the required payments to the authorities in Greece. On November 18, 2013, a hearing was held with the Gambling Commission and on April 4, 2014, an additional hearing was held.  On May 20, 2014, the Gambling Commission announced that the joint venture is required to immediately pay all of its liabilities to the Greek Authorities – material financial liabilities that incurred between the dates of August 1, 2013 and through April 30, 2014, and which are not part of the debt settlement arrangement; and it must show evidence concerning the payment of the liabilities, no later than May 28, 2014. On May 29, 2014, joint venture reached an agreement with the Greek Authorities for the distribution of the additional debt to the Greek Authorities for a period of 12 months.

1.10.2.4.4.
On September 26, 2013, a motion for protection from creditors was filed with the court in Corinth, Greece. To the Company’s best knowledge, the casino’s total liabilities, correct as of the date which the motion was filed, stands at approximately 90 million Euros and the primary creditors are CHL, the Greek Authorities, and Bank Piraeus. The Greek Court issued a temporary order of protection from creditors in order to allow the casino to try and reach an arrangement with its creditors until there will be a decision in the case. During the month of May 2014, the Greek Court authorized the arrangement between the Loutraki Casino and its creditors. To the best of the Company’s knowledge, the arrangement relates to the debt that existed upon the date which the motion was filed and whereby most of the debt was distributed over a period of approximately 7 years without any interest or fines. After the motion was filed, the casino accumulated additional material liabilities of which a debt settlement for them was also approved as described in section 6.10.2.4.3 above.

1.10.2.4.5.	Below is the segmentation of Loutraki Casino’s revenues and profitability for the years 2011-2013 (the figures for the year 2013 are not audited):

The casino’s gross revenues (“WIN”) are the difference between the surplus amount of all the cash drops made by the customers and the cash payments to the customers (against winnings and/or game chips).

	2013	2012	2011
	In Thousands of Euros
Gross Revenues	85,931	100,924	140,207
Taxes from Players Revenues, gross	29,815	33,364	46,593
Net Revenues	56,116	67,560	93,614
Cost of Revenue
Wages and ancillary	36,276	39,497	49,142
Food and drink	482	570	503
Maintenance and other (electric, water, etc.)	2,082	2,146	2,259
Depreciation and Amortization	8,714	9,425	9,427
Other	6,054	5,643	8,845
Gross Profit	2,508	10,279	23,438
Percentage of Gross Profit	4.5%	15.2%	25.0%
Sales and Marketing Expenses	10,533	12,899	18,889
Management And General Expenses	10,616	11,480	14,562
Other expenses	-	2,569	-
Operational Losses	(18,641)	(16,669)	(10,013)
Percentage of Operational Losses	(33.2)%	(24.6)%	(10.6)%

Amounts decreased from Operational Losses

Depreciation and Amortization	8,714	9,425	9,427
Other Expenses	-	2,569	-
EBITDA	(9,927)	(4,675)	(586)

Net Losses	(20,094)	(21,917)	(12,795)
Annual Number of Visitors	828	746	909
Daily Number of Visitors	2,268	2,054	2,503
Revenue per Visitor (Euros)	104	135	154

	1-6/2014	1-6/2013
Gross Revenues	31,081	43,109
Taxes from players revenues, gross	10,913	15,098
Net Revenues	20,168	28,011
Cost of Revenues
Wages and ancillary	17,373	20,786
Food and drink	147	205
Maintenance and other	846	1,027
Depreciation	3,900	4,464
Other	6,244	3,773
Total Cost of Revenue	28,510	30,255
Gross Profit	(8,342)	(2,244)
Percentage of Gross Profit	(41)%	(8)%
Sales and Marketing Expenses	4,712	5,252
Management and General Expenses	4,804	5,581
Other Expenses	390	0
Operational Losses	(18,248)	(13,077)
Percentage of Operational Losses	(90)%	(47)%

EBITDA	(13,932)	(8,615)
Net losses	(24,431)	(13,915)
Semi – Annual Number of Visitors in thousands	347	400
Average Revenue per Visitor	84.79	101.64

Below is the evolution of the decrease in value of the Loutraki Casino in the QLI financial statements (in thousands of Euros):

	Balance of value for Loutraki in the Company’s financial statements for December 31, 2009	47,424
	Balance of value for Loutraki in the Company’s financial statements for December 31, 2010	40,925
	Balance of value for Loutraki in the Company’s financial statements for December 31, 2011	37,846
	Balance of value for Loutraki in the Company’s financial statements for December 31, 2012 prior to transition to book value method.	31,283
1	Balance of value for Loutraki for March 31, 2012 according to the book value method prior to the evaluation.	69,343
	Balance of value for Loutraki in the Company’s financial statements according to the evaluation for March 31, 2012	61,253
2	Balance of value for Loutraki for December 31, 2012 according to the evaluation for December 31, 2012	14,586
	Balance of value for Loutraki in the Company’s financial statements for June 30, 2013 before the evaluation for the decrease in value which was performed on June 30, 2013	14,586
	Balance of value for Loutraki in the Company’s financial statements for June 30, 2013 according to the evaluation for June 30, 2013	1,700
3	Balance of value for Loutraki for December 31, 2013 before the evaluation for the decrease in value.	1,700
	Balance of value for Loutraki in the accounting books for December 31, 2013according to management’s evaluation for December 31, 2013	-
	Notes
1	During this time QLI lost joint control in Loutraki and commencing from this period the Company transitioned from presenting according to a relative consolidated method for presentation.
2	On December 31, 2012 an evaluation for the decrease in value was performed.
	The recoverable amount for December 31, 2012
	According to the book value method.	61,253
	According to the evaluation.	14,586
	Decrease in value.	(46,667)
3	The evaluation for the decrease in value was performed by an external, independent evaluator.

	The recoverable amount for June 30, 2013
	According to the evaluation from June 30, 2013	1,700
	Book value for June 30, 2013	14,586
	Decrease in value.	(12,886)

For details of the Israeli Securities Authorities Position in connection with the evaluation for the decrease in value of the Company's investment in CHL as of March 31, 2012; the Company’s response and the Evaluator’s response see the immediate report published by the Company on October 5, 2014 (Reference No.: 2014-01-170907).

1.10.2.5.	Belgrade Casino

1.10.2.5.1.
The license to operate the casino and the acquisition of the casino by CHL

On December 16, 2005, the Grand Casino d.o.o Beograd (“Belgrade Casino”) won the first license in the tender to operate a casino in Belgrade, the capital of Serbia, for an exclusive period of 10 years. The Belgrade Casino has the option of extending the license for additional periods of 10 years each in consideration of payment in a fixed amount of 500 thousand Euros for each period. In consideration of the receipt of the license, the Belgrade Casino paid a total amount of 18 million Euros. Within the framework of the new gambling law which was approved in November 2011, it prescribes that no license shall be granted to any additional casino within the city of Belgrade until December 31, 2020.

In the casino complex there are three luxurious restaurants, two bars, reception halls for conventions and entertainment shows. In the casino, which currently operates between 14:00 in the afternoon and until 6:00, there are 36 tables including blackjack, roulette and various poker games, and 243 slot machines which are operated by the local currency –Serbian Dinar.

1.10.2.5.2.
Below is the segmentation of Belgrade Casino’s revenues and profitability for the years 2011-2013 (the figures for the year 2013 are not audited):

The casino’s gross revenues (“WIN”) are the difference between the surplus amount of all the cash drops made by the customers and the cash payments to the customers (against winnings and/or game chips).

	2013	2012	2011
	In Thousands of Euro
Gross Revenues	8,529	8,456	9,517
Taxes from players revenues, gross	1,352	1,149	1,408
Net Revenues	7,177	7,307	8,109
Cost of Revenues
Wages and ancillary	3,001	3,050	3,576
Food and drink	275	273	316
Maintenance and Miscellaneous (electric, water, etc.)	487	483	479
Depreciation and Amortization	2,007	4,155	5,975
Miscellaneous	1,377	887	1,102
Gross Losses	(36)	(1,541)	(3,339)
Percentage of Gross Losses	(1)%	(21.0)%	(41.2)%
Sales and Marketing Expenses	928	970	1,775
Management and General Expenses	1,115	1,146	1,169
Operational Losses	(2,012)	(3,657)	(6,283)
Percentage of Operational Losses	(28.0)%	(50.0)%	(77.5)%

Amount decreased from Operational Losses

Depreciation and Amortization	2,007	4,155	5,975
Miscellaneous Expenses	-	-	-
EBITDA	(5)	498	(308)

Average Revenues per visitor (from gambling)	46	35	39
Net losses	(1,913)	(3,855)	(6,283)

Profit and Loss without Depreciation and Amortization	1-6/2014	1-6/2013
Net Revenues from Tax	3,472	3,721
EBITDA	(303)	3
Number of Visitors in thousands	83.6	94.7
Average revenues per Visitor	49	40

1.10.2.6.	Joint Land in Sihanoukville, Cambodia

1.10.2.6.1.
In February 2007, the foreign company, Crown Estate Limited (“Crown Estate”), which is wholly owned by Agastya, purchased land with a surface area of 50 hectares (approximately 124 acres) in Sihanoukville Cambodia, in consideration of $13.5 million Dollars (the “Joint Land”). As of this date, Agastya reached a decision to sell the Joint Land. Insofar as in known to the Company, Agastya has not yet taken significant actions for the purposes of the aforementioned sale. The value of this land in Vasanta’s books, for June 30, 2014, is 10 million Euros. It should be noted that in accordance with the evaluation from October 22, 2013, which was performed by a global valuations network (CBRE) based on a comparative method approach and based upon executed transactions and the asking price with adjustments for location, size, etc., the value of the land is estimated at $37.25 million Dollars.

1.10.2.6.2.
In order to comply with the requirements of the local law concerning the restrictions placed on foreign companies for owning land, Agastya entered into an agreement for the purchase of the land through foreign corporations however, the effective control and all the economic rights belong to Agastya.

1.10.2.6.3.
On November 5, 2013, a third party filed a motion to receive an injunction with the District Court of Cambodia (first trial court) against Crown Estate claiming property rights in part of the Joint Land. Within the framework of the motion for the injunction, the Court was asked to determine that Crown Estate be prevented from transferring or selling the Joint Land until the end of the clarification of the dispute between the parties. The motion was partially accepted such that a temporary injunction was granted on the part of the land being claimed (approximately 11 hectares). The Company filed an objection, a hearing was held and it is anticipated that a decision concerning the injunction will be received in the coming months. On February 24, 2014, within the framework of the same proceeding, the plaintiff (the same third party) filed the primary statement of claims which primarily include claims of ownership on part of the Joint Land (11 hectares of 50 hectares) (“Claim No. 1”). Claim No. 1 is in preliminary stages, however, Crown Estate’s legal counsel believe that the likelihood of the legal claims are very low.

1.10.2.6.4.
On May 28, 2014 a third party filed an additional claim the District Court of Cambodia (first trial court) against Crown Estate (“Claim No. 2”) which also includes claims of ownership on part of the Joint Land (8 hectares of 50 hectares). According to the registration which is conducted in the Cambodian Land Registry, six hectares of 50 hectares which are being claimed within the framework of Claim No. 2 are owned by Crown Estate (and not 8 hectares of 50 hectares as was claimed) and in addition it appears that there is some overlap between the land being claimed in Claim No. 1 and the land being claimed in Claim No. 2. Claim No. 2 is in preliminary stages however, Crown Estate’s legal counsel believe that the likelihood of the legal claims are very low.

1.10.3.
Structures in Bulgaria

As of this date, QLI holds, through Bulgaria Development and Tourism Ltd., a private company that is incorporated according to the laws of Israel, which is fully owned and controlled by QLI, approximately 70% of the registered share capital of Kohav Ltd.19 (“Kohav”), a private company registered in Bulgaria who owns two real estate assets as follows:

1.10.3.1.1.	Real estate property which includes 4 floors which can be used for film and theater in a modern design (which as of this date is not in operation) which is located in Sofia, Bulgaria.

1.10.3.1.2.	Real estate property located in Varna, Bulgaria which serves as a theater and includes a basement level, ground level and two additional levels.

The assets were purchased for the purpose of using them for tourist projects. In 2009, QLI reached a decision to sell the assets. As of this date, the value of the assets in QLI’s accounting books is not material.

19 The company, Crockett S.A., a registered company in Saint Vincent and the Grenadines, holds 30% of the shared capital of Kohav.

11.	Discontinued Operations and Operations that were Sold

1.11.1.	Gambling Operations in Bucharest, Romania – Discontinued Operations

1.11.1.1.
QLI holds all the equity rights and voting rights in Queen Romania Ltd. (“Queen Romania”). As of this date, Queen Romania’s operations consists of holding, indirectly, 40.83% of the share capital of QUEEN INVESTMENTS INC. SRL’s, a private company incorporated under the laws of Romania (“Queen Investments”), which is currently in liquidation and a liquidator was appointed for the purposes of the evaluation of the assets and their sale, subject to the approval of the court. The Company believes that QLI will not receive any dividends from the liquidation.

1.11.1.2.
Until their closing on April 27, 2012, Queen Investments operated a casino and restaurant in Bucharest, the capital of Romania. The casino was closed following the revocation of the license in light of the outstanding tax liabilities to the tax authorities in Romania. Furthermore,  in February 2012, Queen Investments sold real estate that it owned in the city  Constanta,  on the coast of the Black Sea, in the amount of approximately 0.2 million Euros.

1.11.1.3.
Following continued losses in the operations of the casino and restaurant in Romania, QLI decided to sell its control in these operations, and in January 2012, it signed an agreement for an investment with an unrelated party in Queen Investments. According to the agreement, the investor should have provided 700 thousand Euros to Queen Investments, whereby a total of 300 thousand Euros were invested prior to the signing date of the agreement, and an amount of 400 thousand Euros was to be provided to Queen Investments no later than April 30, 2012.  In consideration, approximately 51% of Queen Investments’ share capital was issued to the investor.  In May 2012, the investor informed QLI that he does not intend to transfer the remaining balance of the investment to Queen Investments, in the amount of 400 thousand Euros and furthermore that he has several reservations concerning the transaction. The Company and QLI explored their options and following consultation with their external legal counsel they explored the possibility of seeking relief under these circumstances, and decided not to take any legal measures against the investor.

As mentioned above, the casino’s license was revoked in April 2012, in light of the casino outstanding tax liabilities to the authorities in Romania. Closing the operation of the casino and restaurant did not materially affect the Company’s financial results; and shortly thereafter a liquidator was appointed to Queen Investments.

For further details, see note 25 of the Company’s financial statements as of December 31, 2013 which are included by way of reference.

1.11.2.	Sold Operations – the Recreations Center in Prague – “SaSaZu”

1.11.2.1.
Commencing in March 2009, ALI operated, by means of it subsidiaries which incorporated in the Czech Republic, recreational center in Prague which included an Asian restaurant and a reception hall. The recreational center is located in a building with a surface area of approximately 4,300 m2 which was rented as a sublet from Delta Center a.s (“Delta”). Delta rented the property from the Municipality of Prague, and in 2012 a dispute arose between the Municipality of Prague and Delta, and in January 2013 Municipality of Prague notified Delta of the termination of the primary lease agreement with them and filed a petition against them. In light of this dispute, QLI delayed the payment of rental fees and management fees to Delta, and Delta approached the operator with its claims in this matter.

1.11.2.2.
Since its inception, QLI invested approximately 13 million Euros in the recreational center in Prague. In light of the absence of any relative advantage for QLI in operating the recreational center, during the course of 2012, QLI decided to begin to sell its operations.

1.11.2.3.	In October 2013, QLI entered into an agreement for the sale of its operations in Prague with a third party (the “Prague Investor”). According to the agreement:

1.11.2.4.
(A) QLI assigned its right for the repayment of debt in the amount of approximately 12.2. million Euros, with respect to the shareholders’ loan it provided to the operations in Prague, to the Prague Investor for consideration in the total amount of 800,000 (eight hundred thousand) Euros which shall be payable to QLI in several payments, and in any event no later than July 27, 2014.

(B) Subject to and immediately after payment of the entire consideration as described above, QLI shall transfer to the Prague Investor all of its holdings in the subsidiaries whereby the operations in Prague are held, and all of intellectual property rights of any kind and nature whatsoever that is in the brand and trademark SASAZU, which was used by the restaurant in the recreational center.

It should be noted that

(C) In order to secure the Prague Investor’s commitment, the controlling shareholder in Prague provide a personal guarantee to QLI.

(D) The Prague Investor may terminate the agreement no later than July 27, 2014 or until he pays the entire consideration, whichever is earlier (“Interim Period”), in any event whereby: (1) the operations in the lease premises will be evicted as a result of the relationship between the Municipality of Prague and Delta, who leased the leased premises from the Municipality of Prague and in turn sub-leased it to the Company; or (2) the operations received an eviction notice from the Municipality of Prague and/or any judicial entity whatsoever. In any event of eviction as aforementioned and the termination of the agreement, the Prague Investor shall be entitled to a full refund of the consideration that he paid until such date, offset by liquidated damages in the amount of 200 thousand Euros for the benefit of QLI.

(E) From the signing date of the agreement, QLI will have no further involvement in the management of the business operations which will be managed by the Prague Investor and/or his representative. Notwithstanding, during the Interim Period the investor has committed to inform and allow QLI to participate in any negotiations/ legal proceedings that will be conducted against Delta and/or against the Municipality of Prague and/or against any related entity or person as aforementioned with respect to the sub-lease agreement of the asset, orally or in writing, and with any and all information that may affect the sub-lease agreement and/or the agreement.

As of this date, the investor is no longer permitted to terminate the agreement. The parties agreed that the last payment in the amount of 100,000 Euros will be paid in the coming days.

The Description of the Company - Matters Relation to the General Operations of the Group

12.	Operational structure of the headquarters; regulation; human capital

1.12.1.
The executive management of the Group operates in Israel, whereby Company management and QLI management are outlined and supervised, as may be applicable, for the various operations of the Group, including the audit of local management operations of the operations at the sites in Rhodes and in Cambodia, and of the required operations relating to QLI’s additional holdings.

1.12.2.	As of this date, the Company does not employ any employees.

1.12.3.	Below is a diagram of the organizational structure:

Operation Department
Vice President of
Operations
Financial Department
Vice President of
Finances
Accountant
Account Manager
Legal Department
Legal Counsel
Assistant to the Legal
Advisor
Deputy CEO and
Legal Coordinator
CEO
Legal assistant (*)

(*) A lawyer who serves as the personal assistant of Mr. and Mrs. Zilcha, the controlling shareholder and his relative, and assists the Legal Department as may be required.

1.12.4.	For details see section about the terms of tenure of office holders in the Company and QLI.

1.12.5.	The Group is not dependant upon any employees.

1.12.6.
On February 28, 2013, the Company and QLI entered into a service provider agreement whereby within its framework the Company shall use the employee services of QLI, in QLI’s offices, and additional office services (office equipment, refreshments, etc.) from QLI, for the purposes of holding its everyday operations (the “Services Agreement”).

According to the Service Agreement, the Company will bear 10% of the cost of QLI’s employees’ salaries, 10% of the monthly rental fees paid by QLI and 10% of the costs for additional services granted to it.

The Service Agreement is retroactively applicable commencing from January 1, 2012. In the years 2012, 2013, and the first half of 2014, QLI provided services to the Company in an amount of approximately NIS 353 thousand, NIS 370 thousand, and approximately NIS 153 thousand, respectively, which include the office rental fees, employee salaries and miscellaneous expenses (refreshments, office equipment, etc.).

13.
Working Capital

The deficit in the Company’s working capital as of December 31, 2013 is in the amount of approximately NIS 13.6 million in contrast with the deficit of approximately NIS 6 million as of December 31, 2012. The deficit in the Company’s working capital as of June 30, 2014 is approximately NIS 14.5 million.

As of June 30, 2014 and December 31, 2013, the Company’s current and ongoing assets amounted to approximately NIS 6.2 million and approximately NIS 7.4 million, respectively.  For details about the composition of the current and ongoing assets which are held by the Company, see notes 4, 5 and 6 of the financial statements for December 31, 2013, which are included by way of reference.

14.	Financing

1.14.1.
On April 1, 2014, the Company received a loan in the amount of NIS 1.5 million from a company fully owned and controlled by Mr. Yariv Lerner, the CEO of the Company. The loan was provided for a period of one year and bears interest according to the annual interest rate payable on the bonds of the State of Israel.  As collateral for the loan, the Company pledged its entire holdings in the consolidated companies Shahar Hamillennium and Queenco through the Company’s shares (treasury shares).

1.14.2.	For details see section about the Debentures (Series A).

15.	Taxes

1.15.1.
As of December 31, 2013, the Company has accumulated losses from the business in the amount of approximately NIS 33,000. For details see note 24 of the Company’s annual financial statements for December 31, 2013, which are included by way of reference.

1.15.2.
Income Tax Law (Inflationary Adjustments) 5745-1985

Until the end of 2007 the provisions of Income Tax Law (Inflationary Adjustments) 5745-1985 (“Adjustments Law”) were applicable on the Company and the investee companies in Israel. According to the Adjustments Law, results for tax purposes were measured after they were adjusted to changes in the consumer price index

In February 2008, the Knesset approved an amendment to the Adjustments Law, restricting its scope and application commencing from 2008 and onwards. Commencing from 2008, results for tax purposes are measured in nominal values, with the exception of certain adjustments made with respect to changes in the consumer price index for the period inclusive of December 31, 2007.

1.15.3.
The Tax Rates Applicable to the Revenues on the Israeli Companies of the Group

In December 2011, the Knesset approved the Law for Changes of Tax Burdens (Amended Legislation), 5772 – 2011. Within the framework of the law, inter alia, the progressive scheduled reductions for the rates of corporate tax was revoked and it was determined that the corporate tax rate would be increased to a rate of 25% commencing from 2012 and onwards. Accordingly, the corporate tax rate in Israel in 2010 was 25% and in 2011 – 24%. The corporate tax rate for 2014 is 26.5%.

1.15.4.	The investee companies, who have incorporated outside of Israel, are taxed abroad according to the tax laws of the countries of their residence.

16.
Material Agreements

As of February 2011, the Company provided loans to QLI in the total amount of NIS 40 million, according to terms similar to the terms of Debentures (Series A) of the Company, i.e., the principal bears an annual interest rate of 9% plus linkage and consumer price index differentials. In the past, QLI did not meet its obligations towards the Company, whereby as of this date QLI is meeting its obligations towards the Company. As of June 30, 2014 and December 31, 2013, the balance of QLI’s liability towards the Company stands at approximately NIS 11.5 million and NIS 12.4 million, respectively, of which approximately NIS 5.8 million and approximately NIS 6.7 million respectively, are classified as short – term.

17.	Legal Proceedings For details, see note 20b of the financial statements as of December 31, 2013 and note 4e of the financial statements as of June 30, 2014.

18.	Business objectives and strategy

1.18.1.	The Group intends to develop its existing businesses, including the casino and hotel in Rhodes and the Cambodia Venture and exercise the Vasanta Assets.

1.18.2.
The Group views the Cambodian recreational market as the principal growing force in the next few years, and in addition to the development of the Cambodia Venture, requests to operate and develop new tourist project on property that is owns with a surface area of approximately 8.5 hectares (approximately 21 acres) in Sihanoukville, Cambodia (property which is located in close proximity to the existing Venture). QLI intends to try to locate investors and/or business partners for the purposes of developing the tourist project on this property, which shall include a hotel, casino, a shopping center and a convention center, which shall be subject to the local building permits that permit the construction of five star hotel that is comprised of approximately 3,000 hotel rooms, a shopping center and a convention center on this property. Notwithstanding and in light of the Group’s cash flow distress, it is possible that QLI may be required to sell the property.

1.18.3.	The Company and QLI are acting to locate additional investments in the field of gambling, tourism and vacation.

1.18.4.	CLI is operating to incorporate and implement Online Gaming products in existing project and new projects subject to the regulations of the various countries in which the Company operates.

The figures presented in this section constitute the Group’s plans and assessments and is forward-looking information, as such term is defined in the Securities Law, and which is based upon its experience and recognition of the Group’s field of operations. These assessments are may not materialize, in whole or in part or may materialize in a different manner than anticipated, as a result of the changes in the countries which the Group operates, changes in the market conditions and due to the materialization of the risk factors detailed in section 6.19 below.

19.	Risk Factors

General Risk Factors

1.19.1.	The Global Economic Crisis

  For details about the global economic crisis, see section 7.1 above.

1.19.2.
Tax Liability

The tax liability of the Group involves the interpretation and application of different tax laws and treaties. Accordingly, the Group’s operations are subject to the customary tax laws of different countries and the calculation for tax liabilities involves the application of the different tax laws and treaties. The Group calculated its tax liabilities based upon its understandings of the scope and applicability of the laws and treaties. Nonetheless, the tax authorities may interpret or apply the relevant laws and treaties in a manner which will lead to additional tax liabilities. The primary risks that result from the changes of the tax rates imposed on the Group's operations in Greece, Cambodia and Belgrade. Israel, in light of the fact that there are substantial losses carried forward, the possible exposure is due to the possible change in the low tax rates.

1.19.3.
Changes in the exchange rate

The Shekel is the functional currency of the Company. Likewise, the Shekel is QLI’s functional currency; whereas QLI’s financial statements are in Euros. In addition, following the geographical distribution of QLI’s operations, QLI has marketing, expenses, assets and liabilities in other currencies with the exception of Euros, such as: Shekel and US Dollar. As aforementioned, fluctuations of the currency exchange rates may affect QLI’s business results. The currency exposure of the operational results of the Company primarily results from changes in the exchange rate of the Euro contrary to the Shekel, such that any appreciation of the Shekel opposite the Euro decreases the Company’s profitability. Furthermore, the Company’s share capital is also exposed mainly to changes in the exchange rate of the Euro opposite the Shekel, such that any appreciation of the Shekel opposite the Euro decreases the Company’s capital fund. For additional details, see note 22 of the financial statements as of December 31, 2013, which are included by way of reference.

1.19.4.
Operations in Emerging Markets in General and Specifically in Cambodia

Emerging markets in which QLI operates or may operate are exposed to greater risks than developed markets. For example, legal, regulatory, economic and political risks, changes in inflation rates and interest rates, all of which may affect QLI’s income and its value. The fact that the QLI is currently operating in Cambodia, could affect the operational results of the Company.

1.19.5.
Developing Legal Systems

Legal systems in some countries where QLI operates or is considering operating in the future are still developing. The judicial process in East Asia may make it difficult for parties to receive effective compensation in the event of a violation of the law or regulation, or in the case of ownership disputes.

Industrial Risk Factors

1.19.6.
The demand for gaming

The demand for gaming is unpredictable. There is a correlation between the state of the economy and the amount of the available and disposable income that the population visiting the casinos spends on gaming. Insofar as the uncertainty of the economic situation is greater, the demand for gaming is lower. Thus, QLI’s profits of may be affected by fluctuations in demand for gaming; fluctuations which can not be predicted by the Company.

1.19.7.
The impact of online gaming on the group’s profits

The growing amount of gaming via the Internet may be an alternative for potential customers of the casinos, which constitutes substantial competition to the Group’s business.

Greece

As of this date, the Greek Government issued a number of temporary licenses for the purpose of Internet Gaming operations. These temporary licenses are still subject to the consummation of primary organized legislation. The Company is currently examining the possibility of obtaining a license to operate online gaming. Although no law for the operation of online gaming has been passed, foreign operators are directly contacting the online gaming audience.

Cambodia

As of this date, licensed online gaming operations are permitted. QLI intends to file the aforementioned application by the end of 2015.

1.19.8.
Regulatory Changes

QLI operates in markets that are subject to regulation and supervision by various authorities in the field of gaming. Material regulatory changes in the field of gaming in the countries where QLI operates, or intends to operate in the future, may adversely affect QLI’s financial results and/or place obstacles in QLI’s ability to develop its business in those countries.

Regulatory changes, such as: the exacerbation of conditions for the renewal of licenses, restrictions on the number of licenses for the operation of the casino, changes in the tax rates on gambling, entrance fees, changes in the provisions concerning the number and type of tables and slot machines in the casino, the ban on smoking, etc., may adversely QLI’s financial results.

1.19.9.
Lack of regulation in some markets

While the regulation in Greece is developed, the regulation in Cambodia is undeveloped. The lack of regulation and lack of audited operations on Cambodia’s gambling centers allows for unaudited operations of the Group’s competing entities.

Unique Risk Factors for the Group’s Operations and the Group’s Structure

1.19.10.
Operations in Greece and the existing economic crisis affecting it

The economic crisis affecting Greece, as describes in section 6.7.1. above, is sufficient to have an impact on the Company’s operations. The decline in personal consumption, the increase in the tax rates, the increase in the unemployment rate, are all factors which may leas to the decrease in recreational expenses, which may affect and decrease the volume of the Company’s operations.

1.19.11.	Competition

(A)
Competition in Greece – With regard to the possibility whereby the Greek Government will permit the establishment of additional casinos which will constitute a material competitive factor and which may adversely affect QLI’s financial results, see section 8.2.3 above.

In the matter of the concession to operate the slot machines which was granted to the Greek lottery operator, see section 8.7.2.3.

(B)
Competition in Cambodia – The entry of additional investors in the Group’s field of operations in Cambodia may adversely affect the industry in the region and as such may also affect the Group’s results.

1.19.12.
Uncertainty with Regard to Compliance with the Terms and Conditions of the Rhodes  Casino License

For additional details about the Undertaking to Exercise Investments, and as a result the possibility for the termination of the license to operate the Rhodes Casino, see section 8.1.3. (f) above.

1.19.13.
The Company’s Operations in Cambodia; Uncertainty with Regard to the License for the Casino in Cambodia

The Company’s casino in Cambodia has incurred significant operational losses and there is substantial doubt as to whether it can continue to operate as an ‘ongoing concern’. Furthermore, and as specified in section 9.1.2 above, the Company is not meeting the terms of the agreement with its business partner in Cambodia and as a result, it is possible that the agreement will be terminated; the casino in Cambodia did not provide the required guarantees as required according to the terms of the license to operate it; and the license to operate the casino was not transferred to the name of the company operating it. All these factors ay lead to the closing of the casino in Cambodia.

1.19.14.
Labor Disputes

QLI’s revenues from Rhodes Casino and the Cambodia Casino rely upon the daily operation of the casinos. In Greece, the casinos are subject to labor unions laws and their social rights. Labor disputes that may lead to sanctions and/or strikes of the casinos may have an adverse effect on QLI’s financial results.

1.19.15.
Tax Assessment Suit in Greece

On September 22, 2014, the Athens Administrative Court of Appeal a ruling was given in the matter of the tax assessment which was determined for the Rhodes Casino in 2005 and which relates to the year 1999-2000. The Court partially accepted the Rhodes’ Casino appeal and reduced the tax assessment that was determined by the tax authorities to approximately 5.4 million Euros (including interest in arrears and fines). 1.45 million Euros of this amount was deposited by the Rhodes Casino at the beginning of the process as collateral in the Court’s treasury. As of this date the Rhodes Casino does not have the necessary means to pay this amount (offset by the Deposit). Insofar as the Rhodes Casino does not fulfill its obligations to the Bank Consortium who provided it a previous loan amounting to an amount of approximately 5.8 million Euros, the Company and/or QLI, as guarantors, jointly and severally, may be required to pay the Rhodes Casino’s debts to the banks. It should be noted that Rhodes Casino and the tax authorities are entitled to file an appeal (jus) to the Supreme Court in Greece. Filing the aforementioned appeal shall not delay the execution of the ruling given. For additional details see section 8.1.2.

Below the risk factors which were described above will be presented according to their nature and the evaluation of the extent of the impact of these risk factors on QLI:

The Extent of Impact of the Risk Factor on QLI
	Big	Medium	Small
General Risk Factors
Global Economic Crisis	+
Tax Liability	+
Changes in the Exchange Rate		+
Operations in Emerging Markets in general and specifically in Cambodia		+
Developing Legal System	+
Industrial Risk Factors
The Demand for Gaming	+
The Impact of Online Gaming on the Group’s Profits		+
Regulatory Changes	+
Lack of Regulation in Some Markets			+
Unique Risk Factors for the Group’s Operations and the Group’s Structure

Operations in Greece and the Existing Economic Crisis Affecting It	+
Competition		+
Uncertainty with regard to Compliance with Terms and Conditions of the Rhodes Casino License		+
Uncertainly with regard to the License for the Casino in Cambodia			+
Labor Disputes		+
Tax Assessment Suit in Greece	+

20.	Subsidiaries and affiliated companies Below is a list of the investments in the subsidiaries and affiliated companies of the Company as of December 31, 2013:

Name of the Company	Security type and its nominal value	Number of Issued Shares	Holdings	Stock exchange rate in TASE	Percentage from capital, voting power, and the authority to appoint directors %	Value in the Separate Financial Report (in Thousands of NIS)
Shahar Hamillennium (1991) Ltd.	Ordinary Shares par value NIS 0.01	17,181,418	17,181,418	-	100%	55,699
Queenco Holdings Ltd.	Ordinary Shares par value NIS 1	100	100	-	100%	58
Queenco Leisure International Ltd.20	Ordinary Shares par value NIS 1 21	1,098,919,854	409,374,016	0.4522	37.3%23	25,020

20 For details about the private allotment in QLI, see note 4 of the consolidated financial reports for June 30, 2014.

21 On June 23, 2014, QLI performed a process of a split and consolidation of its shares, whereby at the end of the process the par value of the QLI shares is par value NIS 0.01 each.

22 The price is the GDR price, whereby each 10 shares are consolidated into a global depository receipt (GDR), which is traded on the London Stock Exchange.

23 For the date June 30, 2014, the Company directly holds 236,646,605 shares (21.12%) and indirectly by Shahar Hamillennium it holds 172,727,411 shares (15.41%). In addition, Yigal Muli Tourism Ltd., is a privately owned company by Mr. Yigal Zilcha (84.5%) and Mr. Shmuel Hirschberg (15.5%), who holds approximately 5.01% of QLI’s shares, irrevocably appointed, and which may not be terminated, the Company as its representative and power of attorney for the purposes of voting in their name and in their place in QLI’s shareholders’ meetings and provided that Yigal Zilcha or Shmuel Hirschberg hold (by means of Yigal Muli Tourism) jointly and severally QLI shares.

Below is a list of the loans and capital notes of the subsidiaries and associated companies, correct as of December 31, 2013:

Receiver of the Loan	Balance of the Loan and Capital Notes in NIS Thousands (includes accumulated interest)	Interest rate in %	Linkage type	Payment year
Shahar Hamillennium (1991) Ltd.	--	--	--	--
Queenco Holdings Ltd.	41,724	4.1%	--	Without any fixed date
Queenco Leisure International Ltd.	12,399	9%	Consumer Price Index	2012-2015

Below is a list of the investments in the subsidiaries and affiliated companies of the Company as of June 30, 2014:

Name of the Company	Security Type and its Nominal Value	Number of Issued Shares	Holdings	Stock exchange rate in TASE	Percentage from capital, voting power, and the authority to appoint directors %	Value in the Separate Financial Report (in Thousands of NIS)
Shahar Hamillennium (1991) Ltd.	Ordinary Shares par value NIS 0.01	17,181,418	17,181,418	-	100%	48,739
Queenco Holdings Ltd.	Ordinary Shares par value NIS 1	100	100	-	100%	60
Queenco Leisure International Ltd.24	Ordinary Shares par value NIS 125	1,120,642,945	409,374,016	0.4526	36.5327	22,872

Below is a list of the loans and capital notes of the subsidiaries and associated companies, correct as of as of June 30, 2014:

Receiver of the Loan	Balance of the Loan and Capital Notes in NIS Thousands (includes accumulated interest)	Interest rate in %	Linkage type	Payment year
Shahar Hamillennium (1991) Ltd.	--	--	--	--
Queenco Holdings Ltd.	41,724	4.1%	--	Without any fixed date
Queenco Leisure International Ltd.	12,399	9%	Consumer Price Index	2012-2015

21.	The Board of Director’s Explanations Regarding the Financial State of the Company for the Year Ending on December 31, 2013

Please see the Company’s report from April 1, 2014 (Reference No.: 2014-01-033750) which is included on this Chapter by way of reference.

22.	The Board of Director’s Explanations Regarding the Financial State of the Company for the Six Month Period Ending on June 30, 2014

Please see the Company’s report from August 28, 2014 (Reference No.: 2014-01-145992) which is included on this Chapter by way of reference.

24 For details about the private allotment in QLI, see note 4 of the consolidated financial reports for June 30, 2014.

25 On June 23, 2014, QLI performed a process of a split and consolidation of its shares, whereby at the end of the process the par value of the QLI shares is par value NIS 0.01 each.

26 The price is the GDR price, whereby each 10 shares are consolidated into a global depository receipt (GDR), which is traded on the London Stock Exchange.

27 For the date June 30, 2014, the Company directly holds 236,646,605 shares (21.12%) and indirectly by Shahar Hamillennium it holds 172,727,411 shares (15.41%). In addition, Yigal Muli Tourism Ltd., is a privately owned company by Mr. Yigal Zilcha (84.5%) and Mr. Shmuel Hirschberg (15.5%), who holds approximately 5.01% of QLI’s shares, irrevocably appointed, and which may not be terminated, the Company as its representative and power of attorney for the purposes of voting in their name and in their place in QLI’s shareholders’ meetings and provided that Yigal Zilcha or Shmuel Hirschberg hold (by means of Yigal Muli Tourism) jointly and severally QLI shares.

Interested parties in the Company

1.	Benefits to the Company’s interested parties and Senior Officers

Following are the benefits given during the past two years and for the three month period that ended on March 31, 2014, as recognized in the financial statements to the highest recompenses amongst the senior officers of the Company or its subsidiary companies, granted to them in connection with their service to the Company or subsidiary companies, whether these benefits were granted by the Company or by related Companies:

Details of the beneficiary			Benefits for Services (Thousands of NIS) (*)						Other Benefits (*) (Thousands of NIS)	Annual Total (Thousands of NIS)
Name	Position	Scope of employment	Amount of Holding	Salary	Bonus	Share-based Payment	Management /Consulting Fees	Other (**)	Leasing fees, Interest, Other
For the Three-Month Period Ending on 31.3.2014
Enrico Aidan (1)	Rhodes Casino CEO & Director	100%	-	209	-	-	-	-	-	209
Meni Akunis (2)	COO of QLI	100%	-	150	-	-	-	-	-	150
Arieh Haviv (3)	CFO of QLI	100%	-	137	-	-	-	-	-	137
Albert Perez (4)	Marketing & Customer Relations Manager for the Rhodes Casino	100%	-	126	-	-	-	-	-	126
Guy Sigura (5)	Legal Advisor & Company Secretary for QLI & the Company	100%	-	132	-	-	-	-	-	132
For the Year Ending on 31.12.2013
Enrico Aidan (1)	Rhodes Casino CEO & Director	100%	-	448	-	-	304	-	-	752
Meni Akunis (2)	COO of QLI	100%	-	602	-	-	-	52	-	654
Arieh Haviv (3)	CFO of QLI	100%	-	467	43	43	-	85	-	638
Albert Perez (4)	Marketing & Customer Relations Manager for the Rhodes Casino	100%	-	583	-	-	-	-	-	583
Guy Sigura (5)	Legal Advisor & Company Secretary for QLI & the Company	100%	-	392	53	-	-	63	-	508
For the Year Ending on 31.12.2012
Tal Taragan (6)	CEO for the Company & QLI (Former)	100%	-	-	-	412	1,012	6	-	1,430
Ami Bachar (7)	CFO of Rhodes Casino	100%	-	-	-	-	751	9	-	760
Yigal Zilkha (8)	Company & QLI CEO (Past) & Director	100%	59.93%	-	-	-	631	78	-	709
Zahi Miller (9)	COO for QLI (Past)	100%	-	551	-	68	-	63	-	682
Vassilis Tsolekas (10)	Rhodes Casino CEO (Past)	100%	-	610	-	-	-	5	-	615

*	The amounts given in the table are in terms of cost to the Company on an annual basis.
**	Includes a mobile phone, a vehicle and additional expenses in accordance with the employment agreement for each officer, as specified below.

It would be prudent to note that since the third quarter 2013, due to loss of control in QLI, the Company does not consolidate the results of operations of QLI in the financial statements. The cost in the table above reflects the annual cost at the group level.

1.1.	Following are details of the remuneration of senior officers as described above:

(1)	Employment terms of Mr. Enrico Aiden, CEO & Director of the Rhodes Casino

Mr. Enrico Aidan has served as the CEO and director of the Rhodes Casino and provides management services, as of February 2013. In return for these management services, Mr. Enrico Aidan is entitled to a monthly salary of five thousand Euros (net) per month. In return for his tenure as a director, Mr. Aiden is entitled to a salary of ˆ2 thousand (Euros) per month, plus a 3% of the positive EBITDA of Rhodes Casino, which will be calculated once a year in July of the subsequent year.

(2)	Employment terms for Mr. Meni Akunis, COO of QLI

A.
A monthly salary paid by QLI in the amount of NIS 35,000 (gross), manager’s insurance, professional training fund, sick leave and annual vacation days, as is customary for senior positions in the group. Additionally, QLI provides a mobile phone, laptop computer and vehicle (up to a value of approximately NIS 130,000) and bears all the costs of vehicle ownership.

In addition, Mr. Meni Akunis is entitled to an annual bonus of 2% from the positive EBIDTA of Rhodes Casino and the Casino in Cambodia, which will be calculated once a year in July of the subsequent year.

B.
On January 21, 2014 the compensation committee and the QLI Board of Directors approved an allocation of stock options that are not listed for trading on the basis of a stock option plan adopted by QLI. 4,395,679 option warrants were allocated to Mr. Meni Akunis, representing 0.4% of the issued and outstanding capital of QLI, exercisable for approximately 4,395,679 shares at an exercise price of 0.024 Euro per share. The options are exercisable in three equal annual increments, commencing upon the date of assignment, where one-third of the vested options matured immediately upon the awarding thereof.

(3)	The gist of the employment terms for Mr. Arieh Haviv, CFO of the company and of QLI

A.
A monthly salary paid by QLI1 in the amount of NIS 32,000 (gross)2, manager’s insurance, professional training fund, sick leave and annual vacation days, as is customary for senior positions in the group. Additionally, QLI provides a mobile phone, laptop computer and vehicle (up to a value of about NIS 130,000) for the purpose of carrying out his duties during his stay in Israel and bears all the expenses of vehicle maintenance.

In addition, Mr. Haviv is entitled to a bonus for meeting personal goals, not to exceed five salaries (subject to the approval of the Board and management) and another bonus at the discretion of management, not to exceed one month’s salary. Mr. Haviv received a one-time grant for special contribution to the Company in his field of responsibility in 2013.

B.
On February 21, 2012 and on February 27, 2012, the Audit Committee and the Board of the Company approved an allocation of stock options not listed for trading on the basis of a stock option plan adopted by the Company. In August 2012, Mr. Arieh Haviv was allocated 277,114 Company options in his capacity as CFO of the Company and its subsidiary QLI, exercisable for shares of the Company, for an exercise price of NIS 2.50 per share. One third of the options may be exercised as of 1 January 2013 and the balance in eight equal parts exercisable every three months from April 1, 2013.

C.
On January 21, 2014 the Compensation Committee and the QLI board of directors approved an allocation of stock options that are not listed for trading on the basis of a stock option plan adopted by QLI. On April 1, 2014, QLI issued Mr. Arieh Haviv 4,395,679 option warrants, representing 0.4% of the issued and outstanding capital of QLI, exercisable for 4,395,679 shares at an exercise price of 0.024 Euro per share. The option warrants are exercisable in three equal annual increments commencing upon the date of assignment where one-third of the vested options matured immediately upon the grant. For additional details see the Immediate Report published by the Company on April 29, 2014 (Reference: 2014-01-052959).

1 According to the service agreement between the Company and QLI, the company bears 10% of the salary (“Services Agreement”).
2 Up to July 2013 (inclusive), Mr. Haviv was entitled to a monthly salary of NIS 25,000 and the Company bore the value of the vehicle for tax purposes.

(4)	Main employment terms for Mr. Alberto Perez, Marketing & Customer Service Director of the Rhodes Casino

Mr. Albert Perez serves as the director of marketing and customer services at the Rhodes casino. In return for his services, Mr. Albert Perez is entitled to a monthly salary of four thousand Euros net (in Greece, 14 monthly salaries are paid per year) including vehicle expense reimbursement and cell phone.

(5)	Main employment terms for Mr. Guy Sigura, Legal Consultant and secretary of the Company and of QLI

A.
A monthly salary is paid by QLI in the amount of NIS 30,000 (gross)3, mangers insurance, professional training fund, sick leave and annual vacation days, as is customary for senior positions in the group. Additionally, QLI provides Mr. Guy Sigura a mobile phone, a laptop computer and a vehicle (up to a value of NIS 130,000) for purpose of carrying out his duties during his stay in Israel and bears all the expenses of maintenance of the vehicle.

In addition, Mr. Guy Sigura is entitled to a bonus for meeting personal goals, not to exceed five salaries (subject to approval by the Board of Directors and Management) and an additional bonus at the discretion of the management, not to exceed one month's salary. Mr. Sigura received a one-time grant in 2013 for special contribution in his field of responsibility in the Company.

B.
On January 21, 2014 the Remuneration Committee and the QLI board of directors approved an allocation of stock options that are not listed for trading on the basis of a stock option plan adopted by the QLI. On April 1, 2014, 4,395,679 warrants, representing 0.4% of the issued and paid up capital of QLI were issued to Mr. Guy Sigura, exercisable for 4,395,679 shares at an exercise price of 0.024 Euro per share. The terms of the option warrants exercise dates are as specified in paragraph (3) (c) above.

3 Up to July 2013 (inclusive), Mr. Sigura was entitled to a monthly salary of NIS 22,000 that included vehicle expenses. As of this date, the Company provides him a vehicle as described below.

(6)	Main terms of employment for Mr. Tal Taragan, CEO of the Company and of its subsidiary QLI (Former)

A.
Mr. Tal Taragan served as the Company's CEO (a 20% part time job) and the QLI's CEO (a 80% part time job)4 and provided them with management services from January 1, 2012. In return for the management services, Mr. Taragan was eligible for management fees in the amount of NIS 82,500 per month plus VAT (the amount was not linked to any index). The service agreement is not valid as to this date. The Company and QLI bore the cost of the management fees for the services of Mr. Taragan, as well as cell phone expenses pro rata to the scope of each part of the job. Mr. Taragan was entitled to reimbursement of expenses from the Company in the capacity of his job in the Company and QLI (such as entertainment, travel abroad, etc.) upon presentation of an invoice, as is customary at the Company and at QLI.

For further information regarding the terms of employment of Mr. Taragan, see the Immediate Report published on January 9, 2012 (Reference: 2012-01-010137).

B.
On February 21, 2012 and on February 27, 2012, the Audit Committee and the Board of the Company approved an allocation of stock options not listed for trading on the basis of a stock option plan adopted by the Company. In the month of August 2012, 1,583,510 option warrants were granted to Mr. Taragan, exercisable for 1,583,510 common shares of the Company at the exercise price of NIS 2.50 per share. One third of the options may be exercised as of 1 January 2013 and the balance in eight equal parts exercisable every three months beginning April 1, 2013. For further information see the Company's immediate report dated March 2, 2012 (reference No. 2012-01-057918). In accordance with the terms of the Option Plan, Mr. Taragan will be entitled to exercise the option warrants allocated but not exercised by the date of termination of employment (a total of 703,782 option warrants) up to 90 days from the end of the term of office or up to 30 days after the blocking period pursuant to Section 102 of the Income Tax Ordinance, whichever is the latter. The two-year blocking period pursuant to Section 102 began on August 23, 2012, so that Mr. Taragan is entitled to exercise the matured option warrants by 22 September 2014.

(7)	Main employment terms for Mr. Ami Bachar, CFO for the Rhodes Casino (former)

Mr. Ami Bachar served as the Rhodes Casino CFO. In return for his services, Mr. Ami Bachar was entitled to a monthly salary of 11 thousand Euros net and a mobile phone. He was s also entitled to a bonus in the amount of 2% of the EBITDA over one million Euros. In 2012, Mr. Bachar was not eligible for a bonus due to operational results. In the specific costs of consulting fees detailed in the table, the percentage of VAT that is not recognized in Rhodes Casino deductions is included.

(8)	Terms of service and employment of Mr. Yigal Zilkha, in his capacity as a director of QLI

Following are the principal terms of Mr. Zilkha’s service contract as director of QLI, as approved by the General Assembly of QLI On September 14, 2009, and which expired in September 2012.

4 Mr. Taragan completed his term as Company CEO and QLI CEO on 30 April, 2013.

A.	Mr. Zilkha provided management services to QLI, including, inter alia, business development services and initiatives to QLI and to its subsidiary companies.

B.	For his services as an active director for QLI and business promotion for QLI, Mr. Zilkha received an annual salary of approximately 133,000 pounds sterling (or an equivalent sum in Euros or NIS).

C.	Mr. Zilkha was eligible for remuneration of annual expenses (including vehicle maintenance) up to the sum of 25,000 pounds sterling.

D.	The company was entitled to terminate the contract providing it gave three months’ advance notice in writing.

E.
During 2010, Mr. Yigal Zilkha agreed to salary cuts of 10% in relation to his basic salary. During 2011, Mr. Yigal Zilkha agreed on an additional salary reduction of 10% in relation to the basic salary (a total of 20%). In April 2012, Mr. Yigal Zilkha cancelled his consent to his salary reductions. The amount detailed in the table above reflects the reduced salary for the first quarter of 2012 and full salary for the second quarter of 2012.

In light of Amendment 16 to the Companies Law requiring approval of the terms of service and employment of a controlling party every three years, the agreement expired in September 2012. On August 2, 2012, the Company notified the QLI subsidiary of the convening of the annual general meeting, the agenda of which included, inter alia, renewal of the contract with Mr. Yigal Zilkha. On September 10, 2012, the Company announced that at the annual general meeting of QLI held on September 10, 2012, the renewal of the contract with Mr. Yigal Zilkha was not put to a vote, so that the agreement with Mr. Zilkha came to an end without being renewed.

It would be prudent to clarify that, as of this date, Mr. Yigal Zilkha serves as Chairman of the Board of the Company without any recompense.

For further information regarding the terms of employment of Mr. Zilkha, see the immediate reports published on August 11, 2009 (Reference: 2009-01-194028), on September 7, 2009 (Reference: 2009-01-225048), on 14 September 2009 (reference: 2009-01-230739), on August 7, 2012 (Reference: 2012-01-204945) and on September 10, 2012 (Reference: 2012-01-235272).

(9)	Main employment terms for Mr. Zahi Miller, COO of QLI (former)

A.
Mr. Zahi Miller served as Chief Operations Officer of the Company. Mr. Miller was employed by the Company from May 11, 2008 until July 31, 2013. His employment agreement is not in force as to this date. Mr. Zahi Miller was entitled to a monthly salary paid by QLI in the amount of NIS 33,500 (gross), manager's insurance, professional training fund, sick leave and annual vacation days, as is customary for senior positions in the group. In addition, a mobile phone, a laptop computer and a vehicle (licensing Group 2) was available of Zahi for the purpose of carrying out his duties during his stay in Israel and bore all the expenses for maintenance of the vehicle.

B.
On January 25, 2010, Zahi was issued QLI option warrants exercisable for approximately 0.25% of QLI share capital. On January 2012, Mr. Miller informed the Company of his waiver to these options. With the announcement stated above, all of his option warrants expired.

C.
On February 21, 2012 and on February 27, 2012, the Audit Committee and the Board of the Company approved an allocation of stock options not listed for trading on the basis of a stock option plan adopted by the Company. In August 2012, Zahi was allocated 197,939 option warrants of the Company in his capacity as Chief Operating Officer of the subsidiary QLI, exercisable for shares in the Company, for an exercise price of NIS 2.50 per share. One-third of the options could be exercised as of January 1, 2013 and the balance was divided into eight equal parts, exercisable every three months from April 1, 2013, Mr. Miller is entitled to exercise the matured warrants until September 22, 2014.

(10)	Vice President and former CEO of the Rhodes Casino, Mr. Vassilis Tsolekas

A.
Mr. Vassilis Tsolekas served as Vice President and CEO of the Rhodes Casino. He was entitled to a monthly salary of about 9 thousand Euro (in Greece, 14 monthly salaries are paid per year) including vehicle expense reimbursement and cell phone for his services.

B.	Mr. Vassily Tsolekas’ employment terminated on 30 October, 2012.

1.2.	Remuneration of Directors

During the years 2012 and 2013 and the first quarter of 2014, the Company paid directors' compensation (annual remuneration and participation remuneration) in the cumulative sum of NIS 657,000, NIS 550,000 and NIS 46,000, respectively. The compensation provided to directors of the Company (other than Mr. Yigal Zilkha and Shirly Zilkha, who are not entitled to compensation of directors) is the set reward in accordance with the Company's ranking in the Companies Regulations (Rules regarding Compensation and Expenses of an External Director), 2000.

1.3.	Company Officers’ Insurance

On January 12, 2014 the general assembly of the Company approved, in conjunction with approval of the Company’s remuneration policy, that the terms of service and employment of directors and officers serving the Company and/or who will serve the Company and/or its subsidiaries and/or affiliated companies, except for controlling shareholders, all as will be amended from time to time, will include officers' liability insurance. For additional details see the immediate report dated January 12, 2014 (Reference: 2014-01-012565).

1.4.	Remuneration Policy

On January 12, 2014, a special general assembly of the Company shareholders’ decided to approve the company's remuneration policy. For additional details see the immediate report dated January 12, 2014 (Reference: 2014-01-012565).

2.	Transactions with Controlling Shareholders

2.1.	Transactions set out in section 270 (4) of the Companies Law

2.1.1.
On January 19, 2012 the General Assembly of the Company approved the amendment and accordingly the replacement, of the past letters of indemnity to the Company's officers, including for the directors and the controlling shareholder, by means of a written undertaking for indemnification in a new version that includes, inter alia, adjustments to the amendments made to the Companies Law and the Securities Law, and new provisions came into effect as part of the Streamlining of Enforcement Procedures in the Securities Authority (Legislative Amendments) 2011. For further information see the Company's immediate report dated December 14, 2011 (reference: 2011-01-362553).

2.1.2.
On September 3, 2013 the members of the Remuneration Committee and the Board of Directors of the Company approved the inclusion of Mr. Yigal Zilkha, a controlling shareholder who serves as Chairman of the Board of Directors and of the Company and of QLI, Mrs. Shirly Zilkha, wife of Mr. Yigal Zilkha, who serves as deputy director general and director of the Company and QLI and Mr. Yariv Lerner, the Company's CEO and the CEO and Director at QLI, in the framework of the insurance policy for company officers5, in accordance with Section 1 b (5) and 1 a 1 of the Companies Regulations (Relief in Transactions with Stakeholders), 2000. For further information see the Company's immediate report dated September 17, 2013 and October 23, 2013 (Reference: 2013-01-148896 and 2013-01-173664, respectively).

2.1.3.
On April 10, 2014 the Audit Committee and Board of Directors approved receipt of a loan in amount of NIS 1.55 million from Asiv Holdings Limited, a company owned and controlled by Mr. Yariv Lerner, the CEO of the Company, in accordance with Article 1(5) of the Companies Regulations (Relief in Transactions with Stakeholders), 2000, after examining and determining that the terms of the loan are on market terms during the regular course of business operations and does not impact upon the best interests of the company. For further details see immediate report dated March 30, 2014 (Reference: 2014-01-030633) and dated April 10, (Reference: 2014-01-044709).

5 This was approved at the general meeting of the Company on 23 October 2013 in relation to the serving directors of the Company, that are not the controlling shareholders and/or their relatives.

2.2.	Activity demarcation between the controlling shareholder and the company

Mr. Yigal Zilkha, a controlling shareholder in the Company, has operations in the casino field which are not via the Company, only in the African continent (the Company is not active on the African continent). Mr. Zilkha does not own real estate holdings in Cambodia that are external to the company.

The Company and Mr. Zilkha have not taken a decision for geographical / activity assignment between the Company and the private activities of Mr. Zilkha.

Mr. Zilkha, as a Company officer, has a fiduciary duty to the Company and must act in good faith and in the Company’s best interest. In any case of concern that the private activities of Mr. Zilkha will be in contrary to the provisions of the Companies Law regarding fiduciary duty, Mr. Zilkha has an obligation to inform the Company of any act which has the suspicion of a conflict of interest between his function in the Company and his personal affairs, prior to its implementation, and initiate the approval of the Company Under the provisions of section 255 of the Companies Law.

2.3.	Negligible transactions

During the meeting of the Board of Directors on March 31, 2011, the Company's Board of Directors adopted a negligible transactions procedure so that transactions considered negligible can be conducted in the regular course of the company's business, if the transaction conforms to market conditions and the terms of the transaction are acceptable in the relevant market. The financial scope of the transaction may not exceed 80 thousand euros per annum.

As of this date, no transactions have been approved in accordance with this procedure.

3.	Securities Holdings

Below are, to the best knowledge of the Company and its directors, the securities of the Company and any subsidiary or related company, held by interested parties and senior officers close to this date6:

	Quantity & Rate of Equity Holding &Voting Rights Prior to the Rights Issue
Holder	Regular Shares	Options (Series 2)	Options (Series 3)	Options (Series 4)	Options Not Listed for Trade		Bonds (Series A)	Rate of Equity Holding	Rate of Holding in Voting Rights
Yigal Zilkha7	50,872,285	5,700	25,436,138	25,436,138	-		-	59.93%	65.56%
Queen Forigin Affaris Ltd.8	8,722	-	4,361	4,361	-		-	0.01%	0.01%
Queenco Holdings, Ltd.	14,306	-	-	-	-		-	0.02%	0.02%
Queenco Holdings, Ltd. (treasury stocks, daughter company)	6,130,066	-	3,072,186	3,072,186	-		-	7.22%	-
Shahar Hamillennium (1991) Ltd.	20,500	-	-	-	-		-	0.02%	0.03%
Shahar Hamillennium (1991) Ltd. (treasury)	1,157,870	-	589,185	589,185	-		-	1.36%	-
Psagot Provident Funds and Pension, Ltd.	4,029,848	-	-	-	-		-	4.75%	5.19%
Phoenix Holdings Nostro	292,658	-	4	4	-		-	0.34%	0.38%
Phoenix Profit Sharing	3,275,015	-	1,619,141	1,619,141	-		-	3.86%	4.22%
Phoenix Pension	538,160	-	186,463	186,463	-		-	0.63%	0.69%
Excellence Trust Co.	-	-	48,343	-	-		-	-	-
Club Hotel Eilat Ltd.	4,549,052	-	2,274,026	2,274,026	-		-	5.36%	5.86%
Toby Peretz	728,829	97,842	364,414	366,114	-		-	0.86%	0.94%
Itzhak Zilkha	757,576	70,000	4,364,562	4,364,588	-		-	0.89%	0.98%
Arieh Haviv	-	-	-	-	277,115		-	-	-
Total of Interested Parties	72,374,887	173,542	37,958,823	37,912,206	277,115		-	85.26%	83.88%
The Public	12,507,428	2,457,533	1,989,042	2,035,659	300,000	9	31,605,719	14.74%	16.12%
Total	84,882,315	2,631,075	39,947,865	39,947,865	577,115		31,605,719	100%	100%

6 As of 31 August, 2014.
7 On October 22, 2012, the Company announced that it has received notice from the controlling shareholder of his participation in two agreements with the Chairman of the Board and with Mr. Uri Toby (“the Buyers”) for the sale of 15,518,874 common shares representing approximately 18.28% of the equity rights and 19.98% of the voting rights of the Company (less any shares held by its subsidiaries), 7,257,298 option warrants (series 3) and 7,257,298 warrants (Series 4) (“the sold securities”). The sold securities were not actually transferred to the buyers, and will be transferred to the buyers after the removal of the registered pledge on the securities (if and when removed), and after full repayment of the loan(s) that the controlling shareholder took out, using the sold securities as collateral. As long as the sold securities are not transferred to the buyers, all rights attaching to the shares sold and/or shares arising from the exercise of the sold option warrants, belonging to the controlling shareholder. For further details see immediate report dated 23 October 2012 (reference: 2012-010261552.) on September 2, 2013 the Company announced that it has received notice from Mr. Yigal Zilkha and Mr. Haim Assayag about their entering into a contract, pursuant to which Mr. Yigal Zilkha will grant Haim Assayag a CALL option to purchase shares and warrants of the Company; for further details see immediate report dated September 2, 2013 (Reference: 2013-01-135897) as of September 2, 2013 the Company does not consider Mr. Haim Assayag an interested party of the Company..
8 A private company controlled by Mr. Yigal Zilkha.
9 Unlisted options issued to employees of the Company. There are also options issued to officers of the Company at QLI.

To the best knowledge of the Company and its directors, interested parties holdings of the Company's securities and the percentage of their holdings on about 1210 months preceding this date, are as follows:

	Quantity & Rate of Equity Holding &Voting Rights Prior to the Rights Issue
Holder	Regular Shares	Options (Series 2)	Options (Series 3)	Options (Series 4)	Options Not Listed for Trade		Bonds (Series A)	Rate of Equity Holding	Rate of Holding in Voting Rights
Yigal Zilkha	50,872,285	5,700	25,436,138	25,436,138	-		-	59.93%	65.56%
Queen Foreign Affairs Ltd.11	8,722	-	4,361	4,361	-		-	0.01%	0.01%
Queenco Holdings, Ltd.	14,306	-	-	-	-		-	0.02%	0.02%
Queenco Holdings, Ltd. (treasury stocks, daughter company)	6,130,066	-	3,072,186	3,072,186	-		-	7.22%	-
Shahar Hamillennium (1991) Ltd.	20,500	-	-	-	-		-	0.02%	0.03%
Shahar Hamillennium (1991) Ltd. (treasury stocks)	1,157,870	-	589,185	589,185	-		-	1.36%	-
Psagot Provident Funds and Pension, Ltd.	4,029,848	-	-	-	-		-	4.75%	5.19%
Phoenix Holdings Nostro	379,998	-	4	4	-		-	0.41%	0.45%
Phoenix Profit Sharing	3,275,015	-	1,619,141	1,619,141	-		300,634	3.86%	4.22%
Phoenix Pension	538,160	-	186,463	186,463	-		-	0.63%	0.69%
Excellence Trust Co.	-	-	48,343	-	-		-	-	-
Club Hotel Eilat, Ltd.	4,549,052	-	2,274,026	2,274,026	-		-	5.36%	5.86%
Haim Assayag	504,514	-	-	-	-		2,165,361	-	-
Toby Peretz	728,829	97,842	364,414	366,114	-		-	0.86%	0.94%
Itzhak Zilkha	757,576	70,000	4,364,562	4,364,588	-		-	0.89%	0.98%
Arieh Haviv	-	-	-	-	277,115		-	-	-
Total of Interested Parties	72,432,189	173,542	37,958,823	37,912,206	277,115		2,465,995	85.33%	83.95%
The Public	12,450,126	2,457,533	1,989,042	2,035,659	300,000	12	29,139,724	14.67%	16.05%
Total	84,882,315	2,631,075	39,947,865	39,947,865	577,115		31,605,719	100%	100%

10 As of 30 September, 2013.
11 A private company controlled by Mr. Yigal Zilkha.
12 Unlisted options issued to employees of the trading company. There are also options issued to officers of the Company at QLI.

Disclosure for bond holders concerning the projected cash flow

As of the date of the 2Q report warning signs exist as is described in Regulation 10 (b)(4) of the Securities Regulations (Periodic and Immediate Reports), 5730 – 1970. The existing warning signs are:

(a)	The CPA’s review report for June 30, 2014 that includes redirecting attention with regard to the Company’s financial state;

(b)
A working capital deficit in the amount of approximately NIS 14.5 million as of the balance sheet date, a loss in the amount of approximately NIS 10.3 million and a continuous negative cash flow from current operations in the amount of approximately NIS 3.3 million for the six month period culminating on the date June 30, 2014.

(c)	The CPA’s review report for the date June 30, 2014 including redirecting attention with regard to the significant doubts for the continued operations of the Company as an ongoing concern.

Projected Cash Flow Report

Herebelow the projected cash flow is described, in NIS million, for a period of two years commencing on July 1, 2014:

	From the date July 1, 2014 and through the date December 31, 2014	From the date January 1, 2015 and through the date December 31, 2015	From the date January 1, 2016 through the date June 30, 2016
	NIS Millions
Starting Balance (1)	-	(12.6)	(28.7)
Resources from the Investee Company:
Repayment of the loan from an Affiliated Company QLI (2)	6.3	5.3	-
Repayment of Expenses from the Affiliated Company	0.6
Total Resources	6.9	5.3	-
Projected Obligations (Projected Use):
Cash Flow for Financing Activity
Repayment of the Bond Principal (Series A)	16.7	16.7	-
Payment of Bond Interest (Series A)	1.2	1.2	-
Repayment of Loan from Interested Parties	-	1.6	-
Current Operations	1.6	1.9	(0.7)
Total Usage	19.5	21.4	(0.7)
Closing Balance	(12.6)	(28.7)	(29.4)

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

(1)
Including cash and cash equivalents for short term investments. In addition, it includes the cash and cash equivalents for the short term investments in the subsidiary company Shahar Millennium, insofar as it is in its possession. Shahar Millennium is a private company owned and controlled by the Company. Shahar Millennium has no business operations. The Board of Directors of the Company is satisfied that that entire amount of proceeds in Shahar Millennium’s account can serve the Company at any time.

(2)
For the purposes of examining QLI’s ability to fulfill its obligations towards the Company, the Board of Directors was presented with a projected cash flow for QLI, whereby the projected cash flow includes the consideration from Club Hotel and the repayment of expenses in the amount of approximately NIS 10 million, in accordance with the provisions of the settlement agreement. QLI management is examining additional financing possibilities, including securing bank financing, raising debt and/or capital from the public and/or introducing an investor.

QLI’s ability to repay its obligations to the Company is conditional upon the realization of this management plan.

(3)
The starting balance in the projected cash flow for the date December 31, 2014 is in a negative amount of approximately NIS 12.6 million. During the course of 2014, the Company intends to operate in a number of ways in order to ensure that it will have the means to pay the debt to the holders of the bonds (series A). The Company has a number of options to finance the projected deficit, including:

A.	Raising capital or debt in the Company, by means of a private offering and/or within the framework of a public offering;

B.	The sale of part of its holdings in the subsidiary, QLI;

C.
Receipt of proceeds from QLI by means of a loan and/or by means of distributing dividends in QLI according to the provisions of the Companies Law in the matter of distributing dividends which does not fulfill the profit test. In this context, the Company is evaluating the possibility of a tender offer of all of QLI’s shares by means of issuing shares in the Company. It should be clarified that the provision of a loan and the distribution of dividends in QLI are subject to the receipt of the necessary authorizations in QLI’s institutions and are not solely dependent upon the Company.

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

2

For the assumptions for the purposes of the cash flow, QLI’s Board of Directors did not take into account receipt of proceeds from the CHL representative.

The assumptions and the estimated and projected cash flow for the Company and the Investee Companies as described hereabove, is information which is forward looking and is not certain nor is it solely in the control of the Company, as defined in the Securities Law, 5728 – 1968. The assumptions and the cash flow include, inter alia, forecasts, assessments and estimations and other information which relate to the future events or affairs whose realization is not certain and which is not solely dependent upon the Company, but rather additional factors. The forward looking information, in addition to the existing information in the Company as of the date that this report was prepared, is based upon current expectations and assessments of the Company concerning the state of the affected Investee Companies, inter alia, from the state of the markets in which they operate, macro economic figures, the gaming sector regulations and the relationship with its partners in the CHL project. It is possible that the information will not be realized, in whole or in part, or may be realized in a significantly different manner than forecasted.  Likely influencing factors may be, inter alia, changes and developments in the economic environment and the markets in which the Company operates, including changes in parameters that were described hereabove and the realization of all or part of the risk factors which characterize the Company’s operations.

Details regarding the Company's bonds (series A):

Date of issuing	January 9, 2011.
Face value on date of issuing	57,215,000 NIS.
Face value on June 30, 2014	31,605,719 NIS according to the amended indenture, on July 25, 2012 the subsidiary Company Shachar Hamilenium Ltd. 54, 361,892 NIS to the Company and the Company delisted these bonds.
Face value linked to 30.06.2014	33,441 thousand NIS.
Interest accumulated	---
Accounting value	32,449 thousand NIS.
Value on the stock market as of 30.06.2014	30,345 thousand NIS.
Type of interest
Fixed interest rate- 6.5% linked to the CPI (November 2010).
According to the bond terms, there is a mechanism for adjusting the yearly interest rate based on the Company's book value. If according to the last consolidated financial reports of the Company (quarterly or yearly), released prior to the enquiry dates as defined in the indenture, the book value attributed to the Company shareholders, is less than 320 million NIS (hereinafter: "The Determining Book Value"), the yearly interest rate paid to the bond owners (series A) will be raised, for the period as determined in the indenture, by 0.5% a year.
Starting from the second quarter of 2012, the bonds bear annual interest of 7.0% (after the annual interest rose from 6.5%), since the book value of the Company is lower than the determining book value.
In this amendment it was determined that if at one of the inquiry dates it is found that the Company does not meet the terms  set forth in section 7.1 of the indenture, according to its reports starting in the third quarter of 2014, it will be considered a cause for immediate redemption of the bonds. Despite the above mentioned the Company is entitled to notify the trustee and the bond holders, according to which the annual interest rate for the remaining balance of the bonds, will rise by 1% per year above the original interest rate for the bonds. In addition, it was determined that if it is found  in one of the inquiry dates that the Company does not meet the terms determined in section 7.1 of the indenture according to its reports, starting from the first quarter of 2015, it will be considered a cause for immediate redemption of the bonds. Despite the above mentioned the Company is entitled to notify the trustee and the bond holders, that the annual interest rate for the unpaid balance of the bonds will rise by 1% per year above the original interest rate for the bonds.

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

3

Materiality of the series	Yes.
Dates for payment of principal
Four yearly annual as follows: On December 31, 2012, the Company cashed 10% (ten percent) of the face value of the bonds capital (series A) and on December 31, 2013 the Company cashed 30% of the face value of the bond capital (series A). The remaining balance of the bonds (series A) will be paid in two equal installments, so that on December 31 of 2014 and 2015 the Company will cash 60% (sixty percent) of the face value of the bonds capital (series A).

Dates for payment of interest	Half year payments on June 30 and December 31 of each of the years 2011 through 2015.
Terms of linkage
The bonds are linked, principal and interest, to the CPI published on December 15, 2010, for November 2010 ("The Basic Index"). If the known index on the day set for the relevant payment is lower than the basic index, the index for payment will be the basic index.

Convertible into a different security	No
Right of early redemption or forced conversion
The Company will be entitled (but not obligated), at its discretion, to redeem the bonds (series A), on the dates of the payment of interest, starting with the first payment day.  In the event of early redemption the Company will transfer the  proceeds obtained from the early redemption to the bond holders (series A) subject and according to the terms specified below: the Company will notify the bond holders (series A) in writing, with a copy to the trustee, of the  early redemption of the balance of the bonds (series A),  in whole or in part, in one payment transferred  to the bond holders (series A), not earlier than 17 days  and  no later than 45 days after the notification (hereinafter: " Early Redemption Date"). The early redemption amount will be no less than 5 million NIS.  No early redemption shall be made for part of the bonds (series A) if the amount of the last payment is less than 3,200 thousand NIS. The sum paid to the bond holders in case of  early random will be the higher of the following: (1) the  principal of the bonds (series A) plus interest and linkage differences accumulated  due to the bonds (series A) that will be paid until the  early redemption date; (2) capitalization of the future cash flow of the bonds (series A) of the Company, according to the return of government bonds similar to the Company bonds (series A) plus 2% interest, from the last payment date of the bonds (series A) until the  early redemption date. On the date of early partial redemption, the future payments will be deducted, pro-rata and/or the bonds (series A) will expire, in the event of full redemption. In case of a partial early redemption, the unpaid balance will be paid in installments according to the number of payments remaining and the Company will deliver an immediate report on the said rates, in terms of the original series. In addition, the Company will publish in an immediate report the sum of the early redemption, divided according to the capital and the interest. In addition, the Company will announce the partial early redemption rate in the terms of the balance and the original series. The Company will announce the exact interest rate to be paid on the early redemption date. In addition, in case of partial early redemption, the determining date for entitlement to receive the early redemption of the bonds principal (series A), will be twelve (12) days prior to the date set for prepayment. A partial prepayment will be carried out at the same rate for each of the bond holders (series A).  In the event the Company  delivers notice on early redemption as specified hereinabove, the Company's accountant will  deliver to the trustee a calculation of the amounts the Company will pay the bond holders (series A) for the  early redemption,. The early redemption date will not fall in the period between the determining date for paying interest and the actual payment.

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

4

\

The trustee for the Company bonds (series A):	Reznik Paz Nevo Ltd.
The person responsible for the bonds on behalf of the trustee :	Accountant Yossi Reznik
Trustee contact information:	Address: 14 Yad Haruzim St. Tel Aviv. Tel: 03-6393311, Fax: 03-6393316. email: yossi@rpn.co.il
Rating:	None.
Did the Company meet all terms and undertakings according to the indenture at the end of 2013, in the course of the year and up to the time of the report?	Yes.
Until the time shortly before the report date were the conditions that give rise to calling the bonds for immediate redemption fulfilled?	No.

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

5

A demand to act on behalf of the trustee:	On May 22, 2013 a meeting of the Company's bond holders was held. Its agenda included the following:
	1.	The Company reported its business status and conduct, and presented recent developments, while referring to its ability to meet its undertakings towards the bond holders (series A).
2.
The amendment of sections 23.1 and 23.2 of the indenture and section (e) the second addition regarding the manner of delivery of notices. The decision was approved by the meeting. For further details see immediate reports of the Company from 24.3.2013 (2013-01-018865), 17.4.2013 (2013-01-038482) and 6.5.2013 (2013-01-055285).

On June 24, 2013 the bond holders meeting approved an additional amendment of the indenture, in the framework of which the Company is required to:
1.
Create a fixed charge over all QLI shares held by the Company and the subsidiary Shachar Hamilenium and to charge all the rights in a fixed senior charge, by the Companies Registrar, as agreed upon in the charge agreement dated June 26, 2013, as amended on July 11, 2013.

2.
The  right of the Company to receive  consideration from Asiv Hotels Ltd., a Company owned and controlled by Mr. Yariv Lerner, the Company CEO and CEO, Director and controller in QLI (hereinafter "Asiv"), for the QLI shares, to be allocated to the Company according to the investment agreement signed between the Company and Asiv on June 4, 2013, of a sum of up to 2,000,000 (two million) USD irrevocably assigned to the Company according to the investment agreement , will be attached in a set and single attachment of the first degree, by the Companies Registrar, as agreed upon in the  charge agreement from July 14, 2013.  To ensure the additional payment (as defined in the indenture amendment), Asiv will charge 164,837,978 regular 1 NIS shares, that is equal to 15% of the issued shares, in full dilution, of QLI, held by the Company charged in a fixed and senior charge of the first degree, by the Companies Registrar, as agreed upon in the attachment agreement from August 18, 2013.

3.
The Company's rights to returns from the owner's loan the QLI Company provided, according to the original terms of the loan between QLI and the Company, according to the loan agreement from February 22, 2011 and October 25, 2012, that as of the day of the amendment of the indenture came to the amount of 30,000,000 NIS attached in a set and single attachment of the first degree, by the Companies Registrar, as agreed upon in the attachment agreement from July 11, 2013.

4.
The Company, Shachar Hamilenium and Asiv issued an irrevocable order to QLI according to which the dividends distributed for the QLI shares held by them will be transferred to the trustee account opened in the name of the trustee.

5.
The Company will issue an irrevocable order to according to which the amounts returned to the Company for the owner's loan that the Company gave QLI, will be transferred to the charged owner's loan account.

6.
The Company will delist the Company's bonds held by Shachar Hamilenium. For further details, see immediate reports of the Company from 6.6.2013 (2013-01-0159115), 17.6.2013 (2013-01-066708), 19.6.2013 (2013-01-069012), 20.6.2013 (2013-01-069501), 21.6.2013 (2013-01-070338), 21.6.2013 (2013-01-0703350) and 23.6.2013 (2013-01-071343).

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

6

The assets charged to secure the undertakings according to the indenture
For details regarding the charged assets as specified in this section, see the section on a request to carry out action on behalf of the trustee, in this table.

Replacing  securities
(a)   The Company will be entitled at any time and from time to time (without the need  to obtain approval of the bond owners or the trustee to replace the attachment for the attached shares with a bank guarantee that will be deposited to the trustee and/or in a cash deposit (in the  interim account as defined in section 3.5.3(a) above), of the amount undertaken of the bonds (series A), capital plus interest, as it will be when the  security is created/deposited (hereinafter: " The Undertaking Value of the Bonds" or " Undertaking Value"). Prior to this replacement and depositing, the Company will transfer a written confirmation to the trustee, signed by the highest ranking financial authority in the Company, regarding the Undertaking Value as of that date.
(b)   The amount of the bank guarantee and/or the amount of the deposit in cash, will be reduced after each payment from the bond capital account (series A) and/or purchasing of bonds (series A) by the Company and/or a partial prepayment as specified in the indenture, subject to the transferring of an approval to the trustee signed by the highest ranking financial authority in the Company, regarding the payment of the full relevant amount to the holders and/or purchase as mentioned above and/or partial  early redemption  as specified hereinabove and regarding the updated  Undertaking Value after taking one of these actions. The bank guarantee specified in this section, will be in effect until December 31, 2015, or until expiration of all the bonds (series A), upon the earlier. It is hereby clarified that all costs of opening and maintaining the account and the deposit and closing shall be incurred by the Company.
It is clarified that the amounts deposited as mentioned above can be used by the Company to purchase bonds (series A) and/or for payment on the account of the bond  principal provided that the amount remaining in the account, at all times,  is equal to the balance of the  Undertaking Value of the bonds.

Undertakings for securing the Company's undertakings
1.    Limitations on distributing dividends and buyback by the Company or companies it controls.
2.    Investments and/or payments (including providing shareholders' loan) to subsidiaries require the approval of the meeting of the bond holders.
3.    The Company will act to repay the shareholders' loan that was provided to QLI.

Are the charges in effect at the time of the report?	Yes.
Issuing additional bonds (series A)
The Company will be entitled, from time to time, without obtaining the approval  of the trustee and/or the  holders of bonds (Series A) that are in circulation (series A) that time, to  increase the bond series (series A) proposed according to the shelf prospectus and to issue additional bonds of the same series (in a private  offering, a prospectus, or a shelf prospectus the Company  will publish)  under the terms it deems fit (the terms of the additional bonds issued will be the same as the terms  of the bonds (series A),  offered in the shelf prospectus), providing the overall sum of the bonds (series A), at the given time, will not exceed 150 million NIS in bonds (series A).

The value of the charged assets in the Company's financial reports from 30.06.2014 (book value)	The value of the charged shares as of June 30, 2014 is approximately 33,569 thousand NIS(*). The value of the loans given to the QLI subsidiary as of June 30, 2014 is 11.5 million NIS.
Changes in the value of the charged assets in the Company's financial reports from 30.06.2014, compared to the financial reports from 31.12.2013	The value as of 30.06.2014: 33,569 thousand NIS. The change since 31.12.2013 is mainly a result of an equity loss in the six months ending on June 30th 2014.

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

7

(Y.Z.) Queenco Ltd.

Summary of Consolidated Interim Financial Statements

For 30 June 2014

(Unaudited)

Table of Contents

Page

Independent Auditor's Report	2 - 3

Summary of the Consolidated Interim Financial Statements (Unaudited):

- Consolidated Balance Sheets	4 - 5

- Consolidated Statements of Income	6

- Consolidated Statements of Comprehensive Income	7

- Consolidated Statements of Changes in Equity	8 - 10

-Consolidated Statement of Cash Flows	11 - 12

-Notes to the Financial Statements	13 - 20

---------------------------

Independent Auditor's Report to Shareholders of (Y.Z.) Queenco Ltd.

Introduction

We have reviewed the attached financial information of (Y.Z.) Queenco Ltd. and its subsidiaries (Hereinafter- The Group), including the consolidated summary balance sheet for 30 June 2014 and the summary consolidated statements of income, comprehensive income, changes in equity and cash flows for the six-month and three-month periods ending on said date. The Board of Directors and Management are responsible for the preparation and presentation of the financial information for these interim periods, in accordance with International Accounting Standard 34, IAS 34 – Interim Financial Reporting, and are responsible for the preparation of financial information for these interim periods in accordance with Chapter D of the Securities Regulations (Periodic and Immediate Reports) 5730-1970.  Our responsibility is to express a conclusion about the financial information for these interim periods based on our review.

We did not review the summary financial information for the interim periods of the associate, the investment of which amounted to NIS 33,569 thousand as of 30 June 2014, and in which the Company's share in its losses amounted to NIS 9,289 thousand and NIS 3,480 thousand for the six-month and three-month periods ending on said date respectively. The summary financial information for this company's interim periods was reviewed by other accountants whose audit reports were issued to us and our conclusions, as it pertains to the financial information for said company, is based on the audit reports of the other accountants.

Scope of the Review

We carried out our review in accordance with Review Standard 1 of the Institute of Certified Public Accountants in Israel “Review of financial information for interim periods prepared by the entity’s auditor”. A review of the financial information for interim periods comprises clarifications, mainly with the people responsible for financial and accounting matters, and using other analytical review procedures. A review is considerably more limited in scope than an audit carried out in accordance with generally accepted auditing standards in Israel, and therefore does not enable us to obtain sufficient certainty that we will be aware of all significant matters which could have been identified in an audit. Consequently we are not expressing an opinion of an audit.

Conclusion

Based on our review, and on the review reports of the other accountants, we are not aware of any fact which would cause us to think that the above financial information has not been prepared, from all significant aspects, in accordance with International Accounting  Standard IAS 34.

In addition to the specified in the previous paragraph, based on our review and on the review reports of the other accountants, we are not aware of any fact which would cause us to think that the above financial information has not been prepared, from all significant aspects, in accordance with the disclosure provisions in accordance with Chapter D of the Securities Regulations (Periodic and Immediate Reports) 5730-1970.

Without qualifying our above conclusions, we direct attention to Note 1b of the financial statements. As of 30 June 2014, the Company had a deficit in working capital in the amount of NIS 14.5 million. In addition, in the six-month period that ended on 30 June 2014, the Company incurred a loss in the amount of NIS 10.3 million and negative cash flow from current activity in the amount of NIS 3.3 million. The Company's ability to repay its liabilities and continued operations is contingent upon materialization of the management's plans, primarily the sale of assets and the raising of funds or bonds from investors. These factors, along with other factors specified in Note 1.b., raise significant doubts as to the Company's continued existence as a going concern. The Financial Statements did not include any adjustments regarding the value of the assets and liabilities and their classification that may be required if the Company is no longer able to continue to operate as a going concern. In addition, there are significant doubts regarding the continued existence of the associate QLI and its investee companies by it as a going concern..

Strauss Lazar & Co.
Certified Public Accountants

Tel-Aviv, 28 August 2014

(Y.Z.) Queenco Ltd.

Consolidated Balance Sheets

	30 June		31 December
	2 0 1 4	2 0 1 3	2 0 1 3
	Unuadited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands
Current Assets
Cash and cash equivalents	16	12,107	315
Short-term investments	31	78	43
Trade and other receivables	6,156	5,095	7,057
Inventories	--	1,340	--
	6,203	18,620	7,415
Non-current assets held for sale	--	43,001	--
	6,203	61,621	7,415

Non-current Assets
Long term receivables	5,819	11,961	5,823
Investment in an associated company	33,569	--	43,288
Investment in Jointly controlled Companies	--	65,056	--
Investments in available for sale financial assets	662	969	645
Property, plant and equipment	--	98,998	--
Intangible assets	--	25,494	--
Deferred taxes assets	--	2,464	--
	40,050	204,942	49,756
	46,253	266,563	57,171

Yigal Zilka	Yariv Lerner	Arie Haviv
Executive Chairman of the Board	CEO	CFO

                   28 August 2014
Financial Statements, approval date

The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Balance Sheets

	30 June		31 December
	2 0 1 4	2 0 1 3	2 0 1 3
	Unuadited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands
Current Liabilities
Bank overdrafts and loans	--	4,772	--
Current maturities on bonds	16,721	16,556	16,753
Accounts payable	--	7,891	--
Current tax liabilities	--	7,561	--
Other current liabilities	3,960	35,880	4,265
	20,681	72,660	21,018
Non-current Liabilities
Long terms bank loan	--	27,223	--
Bonds	15,728	30,964	15,276
Other long-term liabilities	--	22,377	--
Provision for retirement benefits	--	3,662	--
Deferred taxes liabilities	--	1,297	--
	15,728	85,523	15,276
Equity
Share capital	937	937	937
Share premium	319,676	319,676	319,676
Warrants	7,580	7,580	7,580
Capital reserves	175,870	130,808	177,169
Treasury stock	(46,806)	(46,806)	(46,806)
Accumulated deficit	(447,413)	(355,885)	(437,679)
Equity attributable to equity holders of the parent	9,844	56,310	20,877
Non-Controlling interest	--	52,070	--
	9,844	108,380	20,877
	46,253	266,563	57,171

The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Income

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2 0 1 4	2 0 1 3	2 0 1 4	2 0 1 3	2 0 1 3
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

Revenues	--	35,918	--	19,374	35,918

Cost of revenues	--	39,990	--	17,931	39,990

Gross profit (loss)	--	(4,072)	--	1,443	(4,072)

Selling and Marketing expenses	--	(4,896)	--	(2,611)	(4,896)

General and Administrative
expenses	(223)	(15,507)	141	(8,853)	(17,024)

Other operating income
(expenses), net	346	(7,552)	346	(7,552)	(80,933)

Operating profit (loss)	123	(32,027)	487	(17,573)	(106,925)

Finance income	480	496	309	201	1,924

Finance costs	(1,606)	(10,490)	(1,005)	(2,071)	(13,601)

Share of results of an associated
Company and Joint Ventures	(9,289)	(60,871)	(3,480)	(60,900)	(66,422)

Loss before tax	(10,292)	(102,892)	(3,689)	(80,343)	(185,024)

Tax benefit	--	1,026	--	541	1,026

Net loss	(10,292)	(101,866)	(3,689)	(79,802)	(183,998)

Distribution of net loss for the period
Equity holders of the parent	(10,292)	(68,021)	(3,689)	(53,941)	(150,153)
Non-Controlling interest	--	(33,845)	--	(25,861)	(33,845)
	(10,292)	(101,866)	(3,689)	(79,802)	(183,998)

Basic and diluted loss per share
(in NIS)	(0.13)	(0.88)	(0.05)	(0.70)	(1.94)

The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Statements on Comprehensive Income

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2 0 1 4	2 0 1 3	2 0 1 4	2 0 1 3	2 0 1 3
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

Net loss	(10,292)	(101,866)	(3,689)	(79,802)	(183,998)

Other comprehensive profit (loss):

Exchange differences arising on
translation of Foreign operations	(837)	(3,844)	(1,133)	1,321	(6,269)

Transfer to profit and loss for disposal
of foreign operations	61	--	61	--	48,767

Actuarial profit for defined benefit
plans	--	--	--	--	338

Profit (loss) for available for sale
Financial assets	17	(86)	(30)	(18)	(116)
	(759)	(3,930)	(1,102)	1,303	42,720

Total comprehensive loss	(11,051)	(105,796)	(4,791)	(78,499)	(141,278)

Distribution of
comprehensive loss to periods:
Equity holders of the parent	(11,051)	(71,078)	(4,791)	(53,179)	(106,560)
Non-Controlling interest	--	(34,718)	--	(25,320)	(34,718)
	(11,051)	(105,796)	(4,791)	(78,499)	(141,278)

The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Changes in Equity

	Attributed to Company Shareholders
								Non-
		Share		Capital	Treasury	Accumulated		Controlling	Total
	Equity	Premium	Warrants	Reserves	Stock	deficit	Total	interest	Equity
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands
For the six-month period
Ended on 30 June 2014 (Unaudited)
Balance as at 1 January 2014	937	319,676	7,580	177,169	(46,806)	(437,679)	20,877	--	20,877

Net loss	--	--	--	--	--	(10,292)	(10,292)	--	(10,292)
Other comprehensive loss	--	--	--	(759)	--	--	(759)	--	(759)
Total comprehensive loss	--	--	--	(759)	--	(10,292)	(11,051)	--	(11,051)

Expiration of warrants	--	--	--	(558)	--	558	--	--	--
Share-based payments	--	--	--	18	--	--	18	--	18
Balance as at 30 June 2014	937	319,676	7,580	175,870	(46,806)	(447,413)	9,844	--	9,844

For the six month period
Ended on 30 June 2013 (Unaudited)
Balance as at 1 January 2013	937	319,676	7,580	133,797	(46,806)	(288,348)	126,836	87,272	214,108

Net loss	--	--	--	--	--	(68,021)	(68,021)	(33,845)	(101,866)
Other comprehensive loss	--	--	--	(3,057)	--	--	(3,057)	(873)	(3,930)
Total comprehensive loss	--	--	--	(3,057)	--	(68,021)	(71,078)	(34,718)	(105,796)

Expiration of warrants	--	--	--	--	--	484	484	(484)	--
Share-based payments	--	--	--	68	--	--	68	--	68
Balance as at 30 June 2013	937	319,676	7,580	130,808	(46,806)	(355,885)	56,310	52,070	108,380

The notes are an integral part of the financial statements.

 (Y.Z.) Queenco Ltd.

Consolidated Statements of Changes in Equity

	Attributed to Company Shareholders
								Non-
		Share		Capital	Treasury	Accumulated		Controllin	Total
	Equity	Premium	Warrants	Reserves	Stock	deficit	Total	g interest	Equity
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands
For the six-month period
Ended on 30 June 2014 (Unaudited)
Balance as at 1 April 2014	937	319,676	7,580	177,521	(46,806)	(444,282)	14,626	--	14,626

Net loss	--	--	--	--	--	(3,689)	(3,689)	--	(3,689)
Other comprehensive loss	--	--	--	(1,102)	--	--	(1,102)	--	(1,102)
Total comprehensive loss	--	--	--	(1,102)	--	(3,689)	(4,791)	--	(4,791)

Expiration of warrants	--	--	--	(558)	--	558	--	--	--
Share-based payments	--	--	--	9	--	--	9	--	9
Balance as at 30 June 2014	937	319,676	7,580	175,870	(46,806)	(447,413)	9,844	--	9,844

For the three-month period
Ended on 30 June 2013 (Unaudited)
Balance as at 1 April 2013	937	319,676	7,580	130,074	(46,806)	(301,944)	109,517	77,390	186,907

Net loss	--	--	--	--	--	(53,941)	(53,941)	(25,861)	(79,802)
Other comprehensive loss	--	--	--	762	--	--	762	541	1,303
Total comprehensive loss	--	--	--	762	--	(53,941)	(53,179)	(25,320)	(78,499)

Share-based payments	--	--	--	(28)	--	--	(28)	--	(28)
Balance as at 30 June 2013	937	319,676	7,580	130,808	(46,806)	(355,885)	56,310	52,070	108,380

Then notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Changes in Equity

	Attributed to Company Shareholders
								Non-
		Share		Capital	Treasury	Accumulated		Controlling	Total
	Equity	Premium	Warrants	Reserves	Stock	deficit	Total	interest	Equity
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands
For the year ended
31 December 2013 (audited)
Balance as at 1 January 2013	937	319,676	7,580	133,797	(46,806)	(288,348)	126,836	87,272	214,108

Net loss	--	--	--	--	--	(150,153)	(150,153)	(33,845)	(183,998)
Other comprehensive profit	--	--	--	43,255	--	338	43,593	(873)	42,720
Total comprehensive loss	--	--	--	43,255	--	(149,815)	(106,560)	(34,718)	(141,278)

Minority interest in a formerly consolidated company	--	--	--	--	--	--	--	(52,070)	(52,070)
Expiration of warrants in a consolidated company	--	--	--	--	--	484	484	(484)	--
Share-based payment	--	--	--	117	--	--	117	--	117
Balance as at 31 December 2013	937	319,676	7,580	177,169	(46,806)	(437,679)	20,877	--	20,877

The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Cash Flows

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2 0 1 4	2 0 1 3	2 0 1 4	2 0 1 3	2 0 1 3
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands
Net cash from operating activities
Net loss	(10,292)	(101,866)	(3,689)	(79,802)	(183,998)
Adjustments required for presentation of cash flows
From current activity (Appendix A)	7,011	94,664	705	77,891	173,718

Net cash used for operating
activities	(3,281)	(7,202)	(2,984)	(1,911)	(10,280)

Net cash flows from investing activities
Acquisition of fixed assets	--	(1,552)	--	(1,483)	(1,552)
Collection of deposits from
banks, net	--	138	--	--	138
Collection of short-term loans, net	--	3,151	--	--	3,151
Collection of loans and long-term
debts	1,432	3,896	1,432	--	23,098
Investment in available for sale
financial assets	--	(33)	--	(15)	(33)
Consideration from the disposal of
available for sale financial assets	--	--	--	--	294
Disposal of investment in a
formerly consolidated company
(Appendix C)	--	--	--	--	(11,387)
Net cash derived from investment
activity (used for investment
activity)	1,432	5,600	1,432	(1,498)	13,709

Cash flows from financing activities
Receipt of short-term loan	1,550	2,000	1,550	2,000	2,000
Repayment of bonds	--	--	--	--	(16,753)

Net cash derived from financing
activities (used for financing
activities)	1,550	2,000	1,550	2,000	(14,753)

Effect of foreign exchange rate
changes	--	(1,156)	--	(1,922)	(1,226)

Decrease in cash and cash
equivalents	(299)	(758)	(2)	(3,331)	(12,550)

Cash and cash equivalents at
beginning of period	315	12,865	18	15,438	12,865

Cash and cash equivalents at end of
period	16	12,107	16	12,107	315
The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Cash Flows (continue)

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2 0 1 4	2 0 1 3	2 0 1 4	2 0 1 3	2 0 1 3
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands
Appendix A – Adjustments required to present cash flows from current activities

Non-cash flow income and expenses:
Share of results in associated
companies	9,289	60,871	3,480	60,900	66,422
Depreciation and amortization	--	8,042	--	3,934	8,042
Provision for impairment of assets	--	7,552	--	7,552	7,552
Loss (profit) from disposal of investment in associated company	(346)	--	(346)	--	73,381
Deferred taxes, net	--	(1,022)	--	(541)	(1,026)
Increase in liabilities due to employee
benefits	--	212	--	109	212
Loss from negotiable securities	12	3	2	18	38
Erosion (revaluation) of loans and debt
balances long-term	4	3,314	(32)	(638)	2,975
Revaluation of long-term liabilities	420	2,656	405	906	3,918
Share-based payment	18	68	9	(28)	117

Changes in items in Acquisitions and Liabilities:
Decrease (increase) in accounts
receivable	(531)	3,494	(305)	2,467	2,804
Decrease in inventory	--	101	--	8	101
Increase (decrease) in accounts
payable	(1,855)	8,019	(2,508)	2,806	7,828
Increase in suppliers and service
providers	--	1,749	--	592	1,749
Decrease in current tax liabilities	--	(395)	--	(194)	(395)
	7,011	94,664	705	77,891	173,718

Appendix B – Additional information for cash Flows from current activity

Taxes paid	--	395	--	194	395

Interest paid	1,170	2,563	1,170	2,543	4,323

Interest received	--	232	--	--	253

Appendix C – Disposal of investment formerly Consolidated company
	--	--	--	--	(21,670)
Fixed assets	--	--	--	--	98,853
Intangible assets	--	--	--	--	25,494
Investments in jointly-controlled companies	--	--	--	--	64,965
Other non-current assets	--	--	--	--	3,011
Non-current liabilities	--	--	--	--	(54,491)
Minority interests	--	--	--	--	(52,070)
Translation adjustments that were classified for profit and loss	--	--	--	--	48,767
Loss recognized from disposal of investment	--	--	--	--	(73,381)
Investment in associate	--	--	--	--	(50,865)
	--	--	--	--	(11,387)

The notes are an integral part of the financial statements.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 1 - General

a.
These financial statements are prepared in an abridged format for 30 June 2014 and for the six-month and three-month period ended on said date in accordance with generally accepted accounting principles for the preparation of financial statements for the interim periods, as set forth in International Accounting Standard IAS 34 – "Interim Financial Reporting", and in accordance with the disclosure provisions in accordance with Chapter D of the Securities Regulations (Periodic and Immediate Reports) 5730-1970. These statements should be reviewed in the context of the Company's annual financial statements for 31 December 2013 and for the year ended on that date and their accompanying notes.

b.
On the balance sheet date, the Company's activities focused on holding, directly and indirectly, of approximately 36.5% of the issued and paid-up share capital of QLI, an associate that holds tourism projects that include casinos and hotels.

On 30 June 2014, the Company had a deficit in working capital of NIS 14.5 million. IN addition, in the six-month period that ended on 30 June 2014, the Company incurred a lost in the amount of NIS 10.3 million and negative cash flows from operating activities in the amount of NIS 3.3 million.

By the end of 2014, the Company will be required to repay bonds (principle and interest) in the amount of NIS 18 million. As of the date of approval of the financial statements, the Company does not  have the necessary funds to repay its liabilities, including said bonds. In addition, QLI does not have the necessary funds to repay the shareholders loan, whose balance is NIS 11 million as of the balance sheet date. Furthermore, if sources of funding in QLI are created, a problem might occur in providing it to the Company (sums beyond the repayment of the shareholders loan). In this regard, the Company will examine the possibility to obtain funds from QLI through dividend distribution that does not implement the profit test as well as the possibility to realize some of its holdings in QLI. Alternatively, the Company is exploring a full acquisition all QLI shares by way of allocation of shares in the Company.

In recent years, the global economic crisis in general and the economic crisis in Greece in particular, had a negative effect on QLI's activity; beginning with the company's inability to realize its rights in the associated company in Loutraki (CHL) due to conflicts with the Club Hotel group and the fact that the Austria Casino did not yet settle its contractual debt to transfer the amount of Euro 49.5mil to PB Spain. Moreover, QLI did not meet the payment dates regarding its obligations to a former shareholder in Dasharta Holdings, however hitherto it managed to reach an understanding with the shareholder regarding the rescheduling of its obligations to him/her.

The Rhodes held company (CR) is currently facing material legal proceedings, the results of which may impact the Casino's continued operation as a going concern (see Note 3). In addition, CR did not meet its current National Security and turnover tax payments, however, to the date of Financial Statements' confirmation it succeeded in reaching an understanding with the Tax Authorities regarding rescheduling all payments deferred as of the reporting date, in an amount of Euro 1.2 mil; furthermore, it is working to arrange an additional rescheduling, in the extent of Euro 1 mil, on behalf of current payments to the tax authorities during the first quarter of the year 2014.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 1– General (continued)

The Joint Venture in Cambodia incurred, from the beginning of its operation, operational losses and a negative flow from operating activities. Also, the joint venture does not meet its rent payments and is yet to carry out its obligation to renovate the hotel. These factors are raising significant doubts as to the continued operation of the joint venture as a going concern.

In June 2014, QLI engaged in a settlement agreement with Club Hotel Group. The main points of the agreement involve the sale of all joint assets of both parties and a distribution of the consideration from the sale (See Note 4.e). Furthermore, negotiations regarding the  investment in CHL are currently being conducted (See Note 4b.)

QLI continues carrying out the cost saving plan that it started to implement in CR due to the drop in the extent of revenues resulting from the economic state. In addition, the company and QLI are examining various alternatives for capital or debit gain, as well as the possibility to introduce strategic investors in different activity levels. Under this framework, QLI completed, during the reporting year, an private allocation (see Note 4d.); furthermore, on April 2014 the company's BOD approved the receipt of a loan from the CEO (see Note 4.a)

Moreover, QLI continues proceedings of asset realization, under which QLI put up for sale its real estate assets in Bulgaria, and also, in the month of October 2013, QLI BOD decided to realize land in Cambodia . In addition, during the month of October 2013, QLI engaged in an agreement for the realization of the Prague operations. The Company's and QLI's ability to settle their obligations and continue their operation is stipulated on the realization of the abovementioned plans of the management.

These elements raise significant doubts regarding the company's continued existence as a going concern. The financial statements do not include any adjustments regarding the value of assets and obligations and their classification that may be required in the event the company cannot continue operating as a going concern.

Note 2 – Significant Accounting Policies

a.
The significant accounting policies that will be implemented in the summary of interim financial reports are consistent with those implemented in the preparation of the latest annual financial statements.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Significant Accounting Policies (continued)

b.	Assets and liabilities linked or in foreign currency

Below are the rates of change in the Consumer Price Index and in the representative rates of the Euro and US Dollar:

	Consumer		US Dollar
	Price Index	Euro Rate	Rate
	%	%	%
For the six-month period ended on
30 June 2014	--	(1.8)	(1.0)
30 June 2013	1.3	(4.1)	(3.1)

For the three-month period ended on
30 June 2014	0.5	(2.5)	(1.4)
30 June 2013	1.3	1.3	(0.8)

For the year ended 31 December 2013	1.8	(2.8)	(7.0)

Note 3 – Contingent Liabilities

In 2005, tax assessments were issued for CR in the total amount of Euro 16 million due to the disqualification of the ledgers for 1999 and 2000, as a result of technical errors discovered in the audit conducted in said years. CR filed an appeal for the tax assessments and on 28 June 2013, the decision was made (issued to the legal advisers representing CR during the appeal on 22 August 2013), in which the court ordered the Greek tax authorities to present additional evidence related to the investigation conducted by the Tax Authority's investigations department in Greece for said years and as a result of which they imposed on said tax assessments.

It is the opinion of CR's legal advisors that the court's demand regarding said documents resulted in a diminishing of CR's chances of an acquittal in the appeals process. CR management adopted several measures, at the recommendation of its legal advisors, in order to improve its chances of winning its appeal, including issuing a legal opinion from a renowned expert as well as other evidence supporting its claims. In March 2014, a hearing convened in which CR raised its claims before the court. A ruling in the case is expected in September 2014.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 3 – Contingent Liabilities (continued)

It is the opinion of CR's legal advisors that the chances of winning the appeal are slightly better than 51%. Subsequently, a provision was not prepared in CR's financial statements for said assessments.

The sum of the assessments on the date of approval of the financial statements (including interest and fines) amounts to Euro 23 million. If the court rules against CR, neither CR or any company in the Group will have the financial resources available to make said payment. It is hereby clarified that the Company and QLI have a guarantee to repay the loan received by CR from a banking corporation, the balance of which as of the balance sheet date amounted to Euro 5.8 million.

Note 4 – Material Events during the Report Period

a.
On 1 April 2014, the Company engaged in an agreement with Company CEO in which the Company received a loan in the amount of NIS 1.55 million from the Company he owns. The loan was made available for a period of one year and bears an annual interest rate at the interest rate paid for Israel government bonds. As collateral for the loan, the Company liened the full holdings of the consolidated company in Company shares (Treasury Stock).

b.
At the end of April 2014, the board of directors of PB Spain (Spanish corporation that holds 78% of the share capital of CHL) representatives for QLI and the Club Hotel group authorized representatives to conduct negotiations with the minority shareholders of CHL to make an investment in CHL. As of the date of approval of the financial statements, the outline of the final transaction was not yet formulated and there is doubt as to the completion of the negotiations into a binding agreement.

c.
In May 2014, the court approved a request for a composition of creditors that was filed by the joint venture that operates the casino in Loutraki (CHL). To the best of Company knowledge, the arrangement refers to a debt that had existed on the date on which the application for an arrangement was filed (October 2013) in which most of the said debt would be spread out over a period of 7 years without interest and penalties.

Following the submission of the application, the joint venture accumulated additional significant debts. In this context, the gaming commission in Greece informed the joint venture that it must immediately repay its debts that it accumulated with the authorities in Greece that are not part of the debt settlement. In May 2014, these debts were paid out in a one-year agreement. On the date of approval of the financial statements, said impact on the license to operate the casino in Loutraki could not be assessed, if any.

The aforementioned supports Company management's assessment of significant doubt as to the continued existence of CHL as a going concern. It is hereby clarified that the company and QLI are not required to channel capital to CHL.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 4 – Material Events during the Report Period (continued)

d.
On 12 June 2014, QLI engaged in several agreements with investors who are third parties, in which QLI would allocate to the investors 29,415,530 ordinary shares of NIS 0.01 n.v. each, comprising 2.61% of the issued and paid-up share capital of QLI (following allocation), for a total consideration of NIS 4 million.

By the balance sheet date, QLI allocated to investors shares comprising 1.94% of the issued and paid-up share capital for a total consideration of NIS 2.9 million. The profit generated by the Company as a result of disposal of the investment amounted to NIS 346 thousand, and was credited to Statement of Income in the other income item.

In July 2014, said private allocation was completed. As a result of the allocation of shares to investors,  the Company's holding percentage in QLI decreased, directly and indirectly, through Shahar Milenium, from 37.3% to 36.3%.

e.	On 30 June 2014, QLI and the Club Hotel group engaged in a settlement agreement that resulted in the conclusion of the dispute between them by way of settlement, the main points being:

On the date of the signing of the settlement agreement, the parties signed a request to defer all pending proceedings between them (with the exception of the claim for libel filed by QLI)

-
Sale of all joint assets and distribution of the consideration from the sale, the main one being the sale of 480 acres of land in Sihankouville, Cambodia and the sale of CHL operations, including the hotel and casino in Loutraki, Greece and a casino in Belgrade, Serbia that will be put up for sale no later than the end of 15 months from the date of the agreement.

-	Arrangement of a mechanism of joint control and management of operations that would enable recovery of the joint assets for this purpose and until said sale.

-
Mr. Moshe Bublil was appointed on behalf of Vasanta, to promote the  settlement with  Austria casino regarding the exercise of the PUT option. These  processes of settlement with Vasanta and Austria Casino shall continue unless otherwise agreed between the parties.

-
PB Spain will lend CHL Euro 6.8 million to finance its current activities, against receipt of securities. Up to the date of approval of the financial statements, the parties are working to convert the loan in capital.

-
QLI will transfer 4% of the share capital of Dasharta to the Club Hotel Group and will endorse on its behalf, in an irrevocable check, the loans and capital notes it made available to Agastia in sums that will enable Agastia to owe each of the parties an identical sum of the shareholders loan and capital notes, for a total consideration of $2,860 thousand.

-	As payment and single, complete and final repayment for QLI claims and any of its agents for money from the joint holding companies, Agastia will pay QLI a sum of one million dollars.

-
Mr. Moshe Boblil and any company under his control will not use, directly or indirectly, the voting rights in their possession by virtue of their possession of securities of the Company or of QLI, and will not acquire and/or receive in consideration or not for a consideration additional securities of the Company or of QLI.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 4 – Material Events during the Report Period (continued)

As a result of the said settlement agreement, joint control of QLI and Club Hotel in CHL was restored. On the date of the settlement agreement, PB Spain (the company jointly owned by the parties) re-obtained control of CHL. On the date of actualization of control (30 June 2014), a valuation was performed for the casino and the temporary allocation of the purchase cost by the external assessor. In accordance with the said valuation, zero value was established for CHL. In addition, based on the temporary allocation that was carried out, QLI recognized the profit for negative goodwill of Euro 2.3 million (from this sum the Company's share in the profit amounted to NIS 3.7 million and credited to Statement of Income in the item on the Group's share in the losses of associated companies.

f.
Since the decline in the  revenue prediction of the casino in Rhodes, QLI examined the recoverable value of the operating assets in the casino. Based on the valuation performed by an external, independent assessor, the recoverable value of the operating assets amounted on 30 June 2014 to Euro to 11.2 million. The value was determined based on the capitalization of cash flows, while using the capitalization rate (before tax) of 22.9% and a residual growth rate of 1%. Based on this data, the Company provided a provision for impairment of surplus cost attributed to the license in the casino in the amount of  Euro 738 thousand (net, after tax Euro 259 thousand). In addition, QLI lowered goodwill by Euro 234 thousand (of this some, the Company's share is Euro 87 thousand) and provided the balance of goodwill in the amount of Euro 1.9 million. The overall provision for impairment in the Company's statements amounted to approximately NIS 3.9 million and credited to Statement of Income in the item the Company's share in the losses of associated companies.

Note 5 – Attachment of financial statements of the associate

The company is attaching to its financial statements the financial statements of the associate QLI.

Note 6 – Financial Instruments

a.	Fair Value of the Financial Instruments

On the balance sheet date, the fair value of the Group's financial instruments are identical or near their book value, with the exception of the below:

			Mode for Establishing
	Book Value	Fair Value	Fair Value
	NIS in Thousands	NIS in Thousands

Bonds	32,449	30,345	Listed price

b.	Classification of financial instruments based on fair value rating

Below is classification of the financial instruments measured at fair value on the balance sheet date, in accordance with the fair value rating:

	Level 1	Level 3
	NIS in Thousands	NIS in Thousands

Negotiable securities	31	--
Available for sale financial assets	--	662
	31	662

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 7 – Information on Activity Sectors

					Adjustments
				Not	To financial
	Rhodes	Cambodia	Prague	attributed	reporting	Total
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

For the six month period
Ending 30 June 2014

Revenues	31,476	1,484	--	--	(32,960)	--
Sector results	(10,382)	(3,922)	--	(205)	14,304	(205)
Depreciation, amortization and
share-based payment	(4,132)	(215)	--	(18)	4,347	(18)
Other income, net						346
Operating profit						123
Finance costs, net						(1,126)
Share of results in associated
companies						(9,289)
Loss before tax						(10,292)

For the six-month period
Ended on 30 June 2013

Revenues	24,463	1,354	9,542	559	--	35,918
Sector results	(4,525)	(3,624)	(810)	(7,406)	--	(16,365)
Depreciation, amortization and
share-based payment	(4,404)	(178)	(3,137)	(391)	--	(8,110)
Other expenses, net						(7,552)
Operating loss						(32,027)
Finance costs, net						(9,994)
Share of results in associated
companies						(60,871)
Loss before tax						(102,892)

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 7 – Information about Activity Sectors( continued)

					Adjustments
				Not	To financial
	Rhodes	Cambodia	Prague	attributed	reporting	Total
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands
For the three month period
Ending 30 June 2014

Revenue	19,029	1,087	--	--	(20,116)	--
Sector results	(1,709)	(1,082)	--	150	2,791	150
Depreciation, amortization and
share-based payment	(2,049)	(105)	--	(9)	2,154	(9)
Other income, net						346
Operating profit						487
Finance costs, net						(696)
Share of results in associated
companies						(3,480)
Loss before tax						(3,689)

For the three-month period
Ended on 30 June 2013

Revenues	13,779	550	4,776	269	--	19,374
Sector results	197	(1,805)	(6)	(4,501)	--	(6,115)
Depreciation, amortization and
share-based payment	(2,148)	(90)	(1,465)	(203)	--	(3,906)
Other expenses, net						(7,552)
Operating loss						(17,573)
Finance costs, net						(1,870)
Share of results in associated
companies						(60,900)
Loss before tax						(80,343)

For the year ended
31 December 2013

Revenues	68,998	3,247	9,542	559	(46,428)	35,918
Sector results	3,204	(6,801)	(810)	(8,900)	(4,526)	(17,833)
Depreciation, amortization and
share-based payment	(8,509)	(523)	(3,137)	(440)	4,450	(8,159)
Other expenses, net						(80,933)
Operating loss						(106,925)
Finance costs, net						(11,677)
Share of results in associated
companies						(66,422)
Loss before tax						(185,024)

(Y.Z.) Queenco Ltd.

Separate Interim Financial Information

For 30 June 2014

(Unaudited)

In accordance with Regulation 38d of the Securities Regulations
(Periodic and Immediate Reports) 5730-1970

Special Statement on the Review of Separate Interim Financial Information

In accordance with  Regulation 38d of the Securities Regulations
(Periodic and Immediate Reports) 5730-1970

Introduction

We have reviewed the separate interim financial information introduced in accordance with Regulation 38d of the Securities Regulations (Periodic and Immediate Statements) 5730-1970 of (Y.Z.) Queenco Ltd. (Hereinafter: The Company) for 30 June 2014 and for the periods of six months and three months ending on said dates. The separate interim financial information is the responsibility of the Company's Board of Directors and management. Our responsibility is to express a conclusion about the separate interim financial information for these interim periods based on our review.

Scope of the Audit

We carried out our review in accordance with Review Standard 1 of the Institute of Certified Public Accountants in Israel “Review of financial information for interim periods prepared by the entity’s auditor”. A review of the separate financial information for interim periods comprises clarifications, mainly with the people responsible for financial and accounting matters, and using other analytical review procedures. A review is considerably more limited in scope than an audit carried out in accordance with generally accepted auditing standards in Israel, and therefore does not enable us to obtain sufficient certainty that we will be aware of all significant matters which could have been identified in an audit. Consequently we are not expressing an opinion of an audit.

Conclusion

Based on our review, we are not aware of any fact which would cause us to think that the above financial information has not been prepared, from all significant aspects, in accordance with International Accounting  Standard IAS 38d of the Securities Regulations (Periodic and Immediate Reports) 5730-1970..

Without qualifying our above conclusions, we direct attention to Note 1b of the consolidated financial statements for 30 June 2014 material doubts regarding the continued existence of the company as a going concern. The separate financial information did not include any adjustments regarding the values of the assets and liabilities and their classification that might be required if the company can no longer continue to function as a going concern.

Strauss Lazar & Co.
Certified Public Accountants

Tel-Aviv, 28 August 2014

2

(Y,Z,) Queenco Ltd.

Sums of Assets, Liabilities and Equity for the Company itself as a Parent Company

	30 June		31 December
	2014	2013	2013
	Unuadited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands
Current Assets
Cash and cash equivalents	11	675	288
Short-term investments	31	78	43
Other receivable	5,860	37,511	6,742
	5,902	38,264	7,073
Non-current Assets
Other long term receivables	5,819	11,393	5,823
Investment in available for sale financial
assets	662	969	645
Investment in investees	71,610	112,006	80,777
	78,091	124,368	87,245
	83,993	162,632	94,318
Current Liabilities
Current maturities on bonds	16,721	35,541	16,753
Other current liabilities	3,894	4,410	4,204
	20,615	39,951	20,957
Non-current Liabilities
Bonds	15,728	66,371	15,276
Loans from investees	37,806	--	37,208
	53,534	66,371	52,484
Equity
Share capital	937	937	937
Share premium	319,676	319,676	319,676
Warrants	7,580	7,580	7,580
Capital reserves	175,870	130,808	177,169
Treasury stock	(46,806)	(46,806)	(46,806)
Accumulated deficit	(447,413)	(355,885)	(437,679)
	9,844	56,310	20,877
	83,993	162,632	94,318

Yigal Zilka	Yariv Lerner	Arieh Habib
Executive Chairman of the Board	CEO	CFO

28 August 2014 Date of approval of separate financial information

3

(Y.Z.) Queenco Ltd.

Income and Expenses Attributed to the Company Itself as a Parent Company

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2014	2013	2014	2013	2013
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

General and Administrative expenses	(180)	(3,361)	160	(2,506)	(4,724)

Profit (Loss) from Disposal of Investment in Investee Company	110	--	110	--	(73,381)

Operating profit (loss)	(70)	(3,361)	270	(2,506)	(78,105)

Finance income	1,145	3,327	645	1,836	5,836

Finance costs	(2,198)	(5,926)	(1,304)	(3,357)	(10,452)

Net loss attributed to the company itself
As a parent company	(1,123)	(5,960)	(389)	(4,027)	(82,721)

Share of results of investees	(9,169)	(62,061)	(3,300)	(49,914)	(67,432)

Net loss attributed to Company shareholders	(10,292)	(68,021)	(3,689)	(53,941)	(150,153)

4

(Y.Z.) Queenco Ltd.

Comprehensive Profit and Loss Attributed to the Company Itself as the Parent Company

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2014	2013	2014	2013	2013
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

Net loss	(10,292)	(68,021)	(3,689)	(53,941)	(150,153)
Other comprehensive profit (loss):

Exchange differences arising on translation
Of foreign operations	(837)	(2,971)	(1,133)	780	(5,396)

Transfer to profit and loss due to disposal
Foreign operations	61	--	61	--	48,767

Profit (loss) for available for sale
Financial assets	17	(86)	(30)	(18)	(116)

The Company's share in other comprehensive profit of
Investee companies	--	--	--	--	338
	(759)	(3,057)	(1,102)	762	43,593
Total comprehensive loss attributed to
Company shareholders	(11,051)	(71,078)	(4,791)	(53,179)	(106,560)

5

(Y.Z) Queenco Ltd.

Cash Flows Attributed to the Company Itself as a Parent Company

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2014	2013	2014	2013	2013
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

Net Cash from operating activities	(10,292)	(68,021)	(3,689)	(53,941)	(150,153)
Net loss
Adjustments required for presentation
Of cash flows from operating activities
(appendix A)	7,031	64,632	706	51,342	143,570

Net cash used for operating activities	(3,261)	(3,389)	(2,983)	(2,599)	(6,583)

Cash flows from (used to) investing activities
Collection of deposits in banking
corporation	--	138	--	--	138
Investment in available for sale financial
assets	--	(33)	--	(15)	(33)
Consideration from disposal of available for
sale Financial assets	--	--	--	--	294
Granting of loans to investees	(4)	(3,555)	--	(1,050)	(3,571)
Collection of loans to investee companies	1,432	3,301	1,432	--	22,503
Collection of other long term receivable	--	3,896	--	--	3,896

Net cash from investing activities
(used to investing activities)	1,428	3,747	1,432	(1,065)	23,227

Cash flows from(used to) financing activities
Receipt short-term loan	1,550	--	1,550	--	--
Redemption of bonds	--	--	--	--	(16,753)
Receipt loan from investee company	6	--	--	--	80

Net cash from financing activities
(used to financing activity)	1,556	--	1,550	--	(16,673)

Increase (decrease) of cash and cash
equivalents	(277)	358	(1)	(3,664)	(29)

Balance of cash and cash equivalents at the
start of the period	288	317	12	4,339	317

Balance of cash and cash equivalents at the
end of the period	11	675	11	675	288

6

(Y,Z.) Queenco Ltd.

Cash Flows Attributed to the Company Itself as a Parent Company (continued)

					For the year
	For the six month period		For the three month period		Ended 31
	Ended 30 June		Ended 30 June		December
	2014	2013	2014	2013	2013
	Unaudited		Unaudited		Audited
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

Appendix A – Adjustments required for Presentation of cash flows from current activity

Non-cash flow income and expenses:
Loss (profit) from securities	12	(7)	2	4	28
Valuation of loans and other long term
receivable	(660)	(1,126)	(368)	(717)	(2,436)
Valuation of long-term liabilities	1,012	2,203	704	1,467	4,651
share of result of investees	9,169	62,061	3,300	49,914	67,432
Loss (profit) from disposal of investment in
investee company	(110)	--	(110)	--	73,381
Share-based payment	18	68	9	(28)	117

Changes in items in assets and liabilities:
Increase in other receivable	(550)	(2,200)	(323)	(1,041)	(3,295)
Increase (decrease) in other current liabilities	(1,860)	3,633	(2,508)	1,743	3,692
	7,031	64,632	706	51,342	143,570

Appendix B – Additional information for cash flows from current activities

Interest paid	1,170	1,738	1,170	1,738	3,498
Interest received	--	16	--	--	37

Appendix C – Material Non-cash Activity

Redemption of bonds for the investee
company	--	--	--	--	54,927

7

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 1 - General

a.
This separate financial information is prepared in an abridged format for 30 June 2014 and for six month period and three month period ending on said date, in accordance with the provisions of Regulation 38d of the Securities Regulations (Periodic and Immediate Reports) 5730-1970. This separate financial information should be reviewed in the context of separate financial information on the annual financial statements for 31 December 2013 and for the year ending on that date and to the notes that accompanied the statements, as well as in the context of consolidated interim financial statements for 30 June 2014 (Hereinafter – The Consolidated Financial Statements).

b.
Regarding the significant doubts as to the continued operation of the business as a going concern – see Note 1.b. of the consolidated financial statements.  The separate financial information did not include any adjustment of the values of the assets and liabilities and their classification that might be required if the company can no longer continue to operate as a going concern.

Note 2 – Significant Accounting Policies

The significant accounting policies that will be implemented in the preparation of this separate financial information is consistent with those applied during the preparation of the separate financial information for 31 December 2013.

Note 3 – Material Events during the Report Period

With regards to the engagement in the loan agreement with the Company CEO – see Note 4a. of the consolidated financial statements.

With regards to the decrease in the Company's holding percentage in QLI following the allocation of shares by the investee company – see Note 4.d. of the consolidated financial statements.

8

Financial Statements

For 31 December 2013

Auditors' Report to the Shareholders of

(Y.Z.) Queenco Ltd.

We have audited the accompanying consolidated statements of financial position of (Y.Z.) Queenco Ltd. (hereinafter - Company) as of December 31, 2013 and 2012 and as of January 1, 2012, and the consolidated statements of income, comprehensive income, changes in equity and cash flows, for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of certain companies which were consolidated, and whose assets in consolidation constitute approximately 91% and approximately 64% of total consolidated assets as of December 31, 2012 and January 1, 2012, respectively, and whose revenue in consolidation constitutes total consolidated revenue for each of the three years in the period ended December 31, 2013. In addition, we did not audit the financial statements of an associate, the investment therein amounted to approximately NIS 43,288 thousand as of December 31, 2013, and the Company's share of its losses amounted to approximately NIS 5,551 thousand in the year ended on that date. The financial statements of those companies were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for those companies, is based on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in Israel, including those prescribed under Auditors' Regulations (Auditors Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of December 31, 2013 and 2012, and as of January 1, 2012, and the results of their operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2013, in accordance with International Financial Reporting Standards (IFRS) and Securities Regulations (Annual Financial Statements), 2010.

Without qualifying our opinion, we draw attention to note 1 B. to the financial statements. As of December 31, 2013, the Company had a working capital deficit of approximately NIS 13.6 million. In addition, for the year ended December 31, 2013, the Company incurred a loss of approximately NIS 184 million and a negative cash flow from operating activities of approximately NIS 10.3 million. The Company's ability to repay its obligations and to continue its operations is contingent upon realization of management's plans - primarily the disposition of assets and raising equity or debt from investors. These factors, together with other factors as detailed in note 1 B, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to the values of assets and liabilities, and their classification that may be necessary if the Company is unable to continue as a going concern.

In addition, we draw attention to note 10 C to the financial statements on substantial doubt concerning the continued existence of an investee company as a going concern, and to note 20 B (2) to the financial statements regarding disputes and legal proceedings in connection with the investment in the investee.

Pro Forma Financial Statements

We have audited the pro forma financial information included in note 31 to the financial statements, which includes the pro-forma consolidated statements of income and comprehensive income for each of the three years in the period ended December 31, 2013. The Board of Directors and management are responsible for the preparation and presentation of the pro forma financial information, this in accordance with Regulation 9 A of Securities Regulations (Periodic and Immediate Reports), 1970. Our responsibility is to express an opinion on the pro forma financial information based on our audits.

We did not audit the pro forma financial information of an associate, the Company's share of its losses amounted to approximately NIS 54,045 thousand, approximately NIS 147,911 thousand and approximately NIS 60,565 thousand for the years ended December 31, 2013, 2012 and 2011, respectively. The pro forma financial information of that company was audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the pro forma financial information for that company, is based on the reports of the other auditors.

In our opinion, based on our audits and the reports of the other auditors, the pro forma financial information referred to above reflects fairly, in all material respects, the pro forma results of operations of the Company and its consolidated subsidiaries for each of the three years in the period ended December 31, 2013, in accordance with Regulation 9 A of Securities Regulations (Periodic and Immediate Reports), 1970, as based on the assumptions noted in note 31 A to the financial statements.

Strauss Lazar & Co.
Certified Public Accountants
Tel Aviv, March 30, 2014

(Y.Z.) Queenco Ltd.

Consolidated Balance Sheets

		31 December		1 January
	Note	2013	2012(*)	2012(*)
		NIS in Thousands	NIS in Thousands	NIS in Thousands
Current Assets
Cash and Cash Equivalents	4	315	12,865	24,096
Short Term Investments	5	43	219	3,839
Trade and other receivables	6	7,057	18,154	23,660
Inventories		--	1,525	1,496
		7,415	32,763	53,091
Noncurrent Assets Held for Sale	7	--	7,273	15,199
Assets related to discontinued operations	25	--	--	12,400
		7,415	40,036	80,690
Noncurrent Assets
Other long term receivables	8	5,823	9,511	10,339
Investment in associated Company	9	43,288	--	--
Investments in Jointly Controlled Companies	10	--	131,144	450,411
Investments in Available for Sale Financial Assets	11	645	1,022	946
Property, plant and equipment	12	--	154,634	171,030
Intangible Assets	13	--	27,021	28,184
Deferred tax assets	24.d	--	1,930	6,923
		49,756	325,262	667,833
		57,171	365,298	748,523

(*) Retroactively Adjusted – See Note 2.27

Yigal Zilkha	Yariv Lerner	Arie Haviv
Executive Chairman of the Board	Chief Executive Officer, Director	Chief Financial Officer

30 March 2014
Financial Statements' Approval Date

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Balance Sheets

		31 December		1 January
	Note	2013	2012(*)	2012(*)
		NIS in Thousands	NIS in Thousands	NIS in Thousands
Current Liabilities
Bank overdraft and loans	14	--	4,970	4,983
Current Maturities of Bonds	17	16,753	16,440	5,427
Accounts payable		--	6,560	5,753
Current Tax Liabilities		--	8,286	9,126
Other current liabilities	15	4,265	32,286	35,219
		21,018	68,542	60,508
Liabilities related to discontinued operations	25	--	--	12,967
		21,018	68,542	73,475
Noncurrent Liabilities
Long-term bank loans	16	--	28,313	33,209
Bonds	17	15,276	30,067	44,671
Other Long-Term Liabilities	18	--	18,913	19,166
Provision for retirement benefits	19	--	3,602	3,447
Deferred tax liabilities	24.d	--	1,753	1,893
		15,276	82,648	102,386
Equity
Share Capital	22.a	937	937	880
Share Premium		319,676	319,676	315,186
Warrants	22.b	7,580	7,580	2,631
Capital Reserves	22.c	177,169	133,797	91,468
Treasury Stocks	22.d	(46,806)	(46,806)	(45,917)
Accumulated deficit		(437,679)	(288,348)	(12,287)
Equity attributable to equity holders of the parent		20,877	126,836	351,961
Non-controlling interest	22.e	--	87,272	220,701
		20,877	214,108	572,662
		57,171	365,298	748,523

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Profit and Loss Statements

		For the Year Ending 31 December
	Note	2013	2012(*)	2011(*)
		NIS in Thousands	NIS in Thousands	NIS in Thousands

Revenues	23.a	35,918	99,949	374,960

Cost of Revenue	23.b	39,990	87,143	315,391

Gross Profit (Loss)		(4,072)	12,806	59,569

Selling and marketing expenses	23.c	4,896	19,880	79,336

General and Administrative Expenses	23.d	17,024	27,628	79,886

Other operating expenses, Net	23.e	80,933	3,513	103,713

Operating loss		(106,925)	(38,215)	(203,366)

Finance Income		1,924	2,362	11,142

Finance costs	23.f	(13,601)	(9,688)	(17,352)

Share of results of an associated company		(66,422)	(348,007)	--

Loss Before Tax		(185,024)	(393,548)	(209,576)

Tax Benefits (expense)	24	1,026	(4,870)	30,447

Loss from Continuing Operations		(183,998)	(398,418)	(179,129)

Loss from Discontinued Operations	25	--	(17,785)	(30,137)

Net Loss		(183,998)	(416,203)	(209,266)

Division of Net Loss for the Period:
Equity holders of the parent		(150,153)	(272,678)	(117,599)
Non-controlling interests		(33,845)	(143,525)	(91,667)
		(183,998)	(416,203)	(209,266)
Basic and Diluted Loss per Share (NIS)	26
From Continuing Operations		(1.94)	(3.45)	(1.39)
From Discontinued Operations		--	(0.16)	(0.23)
		(1.94)	(3.61)	(1.62)

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Comprehensive Income

	For the Year Ending 31 December
	2013	2012(*)	2011(*)
	NIS in Thousands	NIS in Thousands	NIS in Thousands

Net Loss	(183,998)	(416,203)	(209,266)
Other Comprehensive Income (Loss):

Exchange differences arising on
translation of foreign operations	(6,269)	(6,138)	31,492

Transfer to profit and loss of translation
reserve from disposal of a subsidiary Subsidiary	48,767	17,683	--

Transfer to Profit or Loss due to Loss of Joint control Control
of Foreign Operations	--	37,276	--

Actuarial Profit (Loss) due to Defined Benefit Plans	338	(6,858)	4,401

Profit (Loss) due to Available for Sale Financial Assets	(116)	(69)	139
	42,720	41,894	36,032
Total Comprehensive Loss	(141,278)	(374,309)	(173,234)

Distribution of Comprehensive Loss for the Period:
Equity holders of the parent	(106,560)	(246,231)	(99,237)
Non-controlling interests	(34,718)	(128,078)	(73,997)
	(141,278)	(374,309)	(173,234)

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Changes in Equity

	Attributed to Company Shareholders
	Share Capital	Share Premium	Warrants	Capital Reserves	Treasury Shares	Accumulated deficit	Total	Non-controlling Interest	Total Equity
	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands
For the year ending 31 December 2013
Balance as at 1 January 2013	937	319,676	7,580	(*) 133,797	(46,806)	(*) (288,348)	(*) 126,836	(*) 87,272	(*) 214,108
Net Loss	--	--	--	--	--	(150,153)	(150,153)	(33,845)	(183,998)
Other Comprehensives Income	--	--	--	43,255	--	338	43,593	(873)	42,720
Total Comprehensive Loss	--	--	--	43,255	--	(149,815)	(106,560)	(34,718)	(141,278)

Non-controlling Interest in a company consolidated in the past	--	--	--	--	--	--	--	(52,070)	(52,070)
Expiration of Consolidated Company Warrants	--	--	--	--	--	484	484	(484)	--
Share Based Payment	--	--	--	117	--	--	117	--	117
Balance as at 31 December 2013	937	319,676	7,580	177,169	(46,806)	(437,679)	20,877	--	20,877

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Changes in Equity

	Attributed to Company Shareholders
	Share Capital	Share Premium	Warrants	Capital Reserves	Treasury Shares	Accumulated deficit	Total	Non-controlling Interest	Total Equity
	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands
For the year ended 31 December 2012 (*)
Balance as at 31 December 2011	880	315,186	2,631	91,468	(45,917)	(12,287)	351,961	322,233	674,194
The Effect of Changes in Accounting Policy	--	--	--	--	--	--	--	(101,532)	(101,532)

Balance as at 1 January 2012 (following Retroactive Application)	880	315,186	2,631	91,468	(45,917)	(12,287)	351,961	220,701	572,662

Net Loss	--	--	--	--	--	(272,678)	(272,678)	(143,525)	(416,203)
Other Comprehensives Income	--	--	--	30,651	--	(4,204)	26,447	15,447	41,894
Total Comprehensive Loss	--	--	--	30,651	--	(276,882)	(246,231)	(128,078)	(374,309)

Issuance of Share Capital and Warrants	57	4,490	4,949	--	(889)	--	8,607	--	8,607
Issuance of Consolidates Company Share Capital	--	--	--	11,702	--	--	11,702	(6,506)	5,196
Allocating Shares to a Minority in a Consolidated Company	--	--	--	(752)	--	--	(752)	752	--
Non-controlling Interest in Companies Consolidated in the past	--	--	--	--	--	--	--	1,595	1,595
Expiry of Consolidated Company's Warrants	--	--	--	--	--	821	821	(821)	--
Share Based Payment	--	--	--	728	--	--	728	(371)	357
Balance as at 31 December 2012	937	319,676	7,580	133,797	(46,806)	(288,348)	126,836	87,272	214,108

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Changes in Equity

	Attributed to Company Shareholders
	Share Capital	Share Premium	Warrants	Capital Reserves	Treasury Shares	Accumulated deficit	Total	Non-controlling Interest	Total Equity
	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands
For the year ended 31 December 2011 (*)
Balance as at 1 January 2011 (following Retroactive Application)	880	315,186	--	66,688	(45,861)	102,218	439,111	406,075	845,186

Net Loss	--	--	--	--	--	(117,599)	(117,599)	(91,667)	(209,266)
Other Comprehensives Income	--	--	--	16,164	--	2,198	18,362	17,670	36,032
Total Comprehensive Loss	--	--	--	16,164	--	(115,401)	(99,237)	(73,997)	(173,234)

Issuance of Warrants	--	--	2,631	--	--	--	2,631	--	2,631
Company Shares Purchase by Consolidated Company	--	--	--	--	(56)	--	(56)	--	(56)
Controlling Shareholder's Waiver of Warrants in a Consolidated Company	--	--	--	8,616	--	--	8,616	(8,616)	--
Realization and Expiry of Warrants in a Consolidated Company	--	--	--	--	--	896	896	(896)	--
Dividends for a Non-controlling interest in Consolidated Companies	--	--	--	--	--	--	--	(1,797)	(1,797)
Share Based Payment in a Consolidated Company	--	--	--	--	--	--	--	1,464	1,464
Balance as at 31 December 2011	880	315,186	2,631	91,468	(45,917)	(12,287)	351,961	322,233	674,194

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them

(Y.Z.) Queenco Ltd.

Consolidated Statements of Cash Flows

	For the Year Ending 31 December
	2013	2012(*)	2011
	NIS in Thousands	NIS in Thousands	NIS in Thousands
Net cash used for operating activities
Net Loss	(183,998)	(416,203)	(209,266	)(*)
Adjustments required for Presentation of Cash Flows
From operating activities (Appendix A)	173,718	392,116	193,824	(*)

Net Cash used in operating activities	(10,280)	(24,087)	(15,442)

Investing Activities
Purchase of property, plant and equipment	(1,552)	(5,305)	(19,270)
Consideration from Sales property, plant and equipment	--	8,879	778
Purchase of Intangible Assets	--	(5)	(35)
Realisation of trading investments	--	3,782	9,172
Collection (deposit) of Deposits in Bank Corporations, Net	138	(138)	(4,163)
Collection of Short-Term Loans, Net	3,151	6,417	7,000
Collection of long-Term Loans and other long-term receivables	23,098	--	--
Investment in Available for Sale Financial Assets	(33)	(145)	(188)
Consideration from Realization of Available for Sale Financial Assets	294	--	612
Realization of investment in a Company Consolidated in the past (Appendix C)	(11,387)	(2,894)	--
Compensation from Realization of investee Rights	--	--	5,785

Net Cash from (used) investing activities	13,709	10,591	(309)

Financing activities
Issuance of Share Capital and Warrants, Net	--	8,607	--
Issuance of Consolidates Company Share Capital, Net	--	5,197	--
Issuance of Bonds and Warrants, Net	--	--	53,159
Short Term Credit from Bank Corporations, Net	--	--	4,864
Receipt Short Term Loan	2,000	--	--
Repayment of Bonds	(16,753)	(5,480)	--
Repayment of Loans and other Long-Term Liabilities	--	(8,825)	(40,322)
Dividends for a Non comtroling interest in Consolidated Companies	--	--	(1,797)
Purchase of Company Bonds by a Consolidated Company	--	(166)	(3,109)
Purchase of Company Shares by a Consolidated Company	--	--	(56)

Net Cash from (used) Financing activities	(14,753)	(667)	12,739

Effect of foreign exchange rate changes	(1,226)	38	(1,492)
Cash and Cash Equivalents attributed to Discontinued Operations	--	2,894	(2,894)

Decrease in Cash and Cash Equivalents	(12,550)	(11,231)	(7,398)

Cash and Cash Equivalents at the beginning of the year	12,865	24,096	89,072

Cash and cash equivalents at end of the year	315	12,865	81,674

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z.) Queenco Ltd.

Consolidated Statements of Cash Flows (Cont.)

	For the Year Ending 31 December
	2013	2012(*)	2011
	NIS in Thousands	NIS in Thousands	NIS in Thousands
Appendix A - Adjustments required for Presentation of Cash Flows From operating activities:

Revenues and Expenses not Bound with Cash Flows:
Share of results of an associated company	66,422	348,007	--
Depreciation and Amortization	8,042	17,898	82,312
Impairment of assets	7,552	--	107,104
Loss from Realization of Investment in a Consolidated Company	73,381	17,785	--
Deferred Taxes, Net	(1,026)	4,876	(27,664)
Increased (Decreased) Provision for retirement benefits	212	(3,013)	2,290 (*)
Loss (Profit) from trading investments	38	(24)	417
Capital Loss from Asset Sales and Reduction	--	3,419	73
Erosion (revaluation) of Loans and Long Term receivable	2,975	(3,253)	1,259
Revaluation of Long-Term liabilities	3,918	2,989	9,975
Profit from Prepayment of Bonds	--	(72)	(970)
Loss due to Bond Option Warrants	--	--	932
Share Based Payment	117	357	1,464

Changes in Property and Liabilities Items:
Decrease in Trade and other Receivables	2,804	1,104	79
Decrease (Increase) in Inventories	101	(79)	787
Increase in other current liabilities and Credit Balances	7,828	1,726	32,319
Increase (Decrease) in Accounts payable	1,749	1,209	(2,833)
Decrease in Current Tax Liabilities	(395)	(813)	(13,720)
	173,718	392,116	193,824 (*)

Appendix B – Additional Information regarding Cash Flows from Current Operations

Taxes Paid	395	786	14,087
Interest Paid	4,323	8,146	9,125
Interest Received	253	3,260	1,941

Appendix – C – Realization of an Investment in a Company Consolidated in the past

Deficit in Working Capital (Cash excluded)	(21,670)	(8,713)	--
property, plant and equipment	98,853	2,830	--
Intangible Assets	25,494	--	--
Investments in Jointly Controlled Companies	64,965	--	--
Other Noncurrent Assets	3,011	2,247	--
Noncurrent Liabilities	(54,491)	(751)	--
Non comtroling Interest	(52,070)	1,595	--
Translation Adjustments classified into Profit and Loss	48,767	17,683	--
Recognized Loss from Investment Realization	(73,381)	(17,785)	--
Investment in Associated Company	(50,865)	--	--
	(11,387)	(2,894)	--

(*) Retroactively Adjusted – See Note 2.27

Notes to the Financial Statements are an integral part of them.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 1 – General

a.
(Y.Z) Queenco Ltd. (Hereinafter – "the Company") was incorporated in Israel on the 29th day of November 1992 as a Private Company. In January 1993, the Company became a Public Company and issued to the public shares, registered for trade at the Tel-Aviv Stock Exchange.

b.
As of 31 December 2013, the Company has a Working Capital Deficit of approximately NIS 13.6mil. Moreover, in the year ending 31 December 2013, the company incurred a debt of NIS 184mil as well as Negative Cash Flow from operating activities in an amount of NIS 10.3mil.

As of the Reporting Date, the Company's activity is limited to, directly or indirectly, holding about 37.3% of the Issued and Paid-up Share Capital of QLI, an associated Company holding tourism projects that include casinos and hotels. The Company's predicted cash flow indicates difficulty in full payment of its obligations to bond holders, and that since there may be a problem raising funds from QLI to the Company (amounts beyond the Shareholders' Loan repayment which balance is about NIS 12mil as of the reporting date). In this regard, the Company will examine the possibility to obtain funds from QLI through dividend distribution that does not implement the profit test as well as the possibility to realize some of its holdings in QLI.

In recent years, the global economic crisis in general and the economic crisis in Greece in particular, had a negative effect on QLI's activity; beginning with the company's inability to realize its rights in the associated company in Loutraki (CHL) due to conflicts with the Club Hotel group (see Note 20.b.(2)) and the fact that the Austria Casino did not yet settle its contractual debt to transfer the amount of Euro 49.5mil to PB Spain (see Note 3.b.(3)). Moreover, QLI did not meet the payment dates regarding its obligations to a former shareholder in Dasharta Holdings, however hitherto it managed to reach an understanding with the shareholder regarding the rescheduling of its obligations to him/her.

The Rhodes investee company (CR) is currently facing material legal proceedings, the results of which may impact the Casino's continued operation as a going concern (see Note 20.b.(3)). In addition, CR did not meet its current National Security and turnover tax payments, however, to the date of Financial Statements' confirmation it succeeded in reaching an understanding with the Tax Authorities regarding rescheduling all payments deferred as of the reporting date, in an amount of Euro 1.2mil; furthermore, it is working to arange an additional rescheduling, in the extent of Euro 1mil, on behalf of current payments to the tax authorities during the first quarter of the year 2014.

The Joint Venture in Cambodia incurred, from the beginning of its operation, operational losses and a negative flow from operating activities. Also, the joint venture does not meet its rent payments and is yet to carry out its obligation to renovate the hotel (see Note 20.a.(6)).

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 1 – General (Cont.)

QLI continues carrying out the cost saving plan that it started to implement in CR due to the drop in the extent of revenues resulting from the economic state. In addition, the company and QLI are examining various alternatives for capital or debit gain, as well as the possibility to introduce strategic investors in different activity levels. Under this framework, QLI completed, during the reporting year, an issuance of rights in the extent of about NIS 27.7mil (see Note 9.b.); furthermore, the company's BOD approved the receipt of a loan from the CEO (see Note 20.a.(1)). Moreover, QLI continues proceedings of asset realization, under which QLI put up for sale its real estate assets in Bulgaria, and also, in the month of October 2013, QLI BOD decided to realize land in Cambodia (see Note 12.b.). In addition, during the month of October 2013, QLI engaged in an agreement for the realization of the Prague operations (see Note 3.b.(5)). The Company's and QLI's ability to settle their obligations and continue their operation is stipulated on the realization of the plans of above directorship

These elements raise significant doubts regarding the company's continued existence as a going concern. The financial statements do not include any adjustments regarding the value of assets and obligations and their classification that may be required in the event the company cannot continue operating as a going concern.

c.	Definitions

In these Financial Statements -

The Company -	(Y.Z) Queenco Ltd.

The Group -	The Company and its investees.

Consolidated Companies -	Companies controlled by the Company, and whose statements are fully consolidated with the Company's statements.

Joint Control Companies -
Companies held by a number of elements bound by  contractual agreement of joint control. Joint Control exists only when decisions regarding relevant operations require unanimous agreement of the parties sharing the control.

Associated Companies -	Companies regarding which financial and operational policy the company has material influence that does not constitute control or joint control.

Investees -	Consolidates Companies (subsidiaries), Joint Control Companies or Associated Companies

Non controlling interest -	Rights that do not impart control in Consolidated Companies.

Stakeholders and Shareholder-	As per their definition under the Securities Regulations (Annual financial Statements) Hatasha – 2010).

Affiliated Parties -	As per their definition under IAS24.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Significant Accounting Policies

The Significant Accounting Policies, consistently implemented in the preparation of the financial statements, except regarding that said in sub-paragraph 27 below, are as follows:

a.	Basis for Presentation of Financial Statements}

These Financial Statements are prepared in accordance with International Financial Reporting Standards (hereinafter – IFRS standards). Moreover, these financial statements are prepared in accordance with the Securities Regulations (Annual Financial Statements) Hatasha- 2010.

The Company's Financial Statements are prepared based on cost, except as follows:

-	Financial Instruments measured at fair value through Profit and Loss.
-	Available for Sale Financial Assets.
-	Noncurrent Assets Held for Sale.
-	Investments treated according to the Book Value Method.
-	Deferred Taxes Assets and Obligations.
-	Employee After Retirement Benefit Obligations presented based on their Actuarial Value.
-	Provisions

The Company chose the Activity Characteristic Method for the presentation of its Profit and Loss Statement.

b.	Main Considerations, Assessments and Assumptions in the Financial Statements' Preparation

(1)	Critical Accounting Discretion

Under the process of implementing Significant Accounting Policies in the financial statements, the group employed its discretion regarding the following topics, having material impact on the amounts recognized in the financial statements:

-       Classifying Noncurrent Assets as Held for Sale
Regarding each reporting date the Company examines the criteria determined under Accounting Standard IFRS5, as detailed under sub-paragraph 15 below, for the purpose of examining the classification of a noncurrent asset or group of assets held for sale (including presentation as Discontinued Operation when required). While employing its discretion, the Company assesse, amongst others, the duration required by it to implement its plans for the realization of the asset or group of assets.

-       Effective Control
The Company assesses whether it has control in a company in which it holds less that the majority of voting rights, amongst others, according to the part it holds in the voting rights compared with the parts held by other holders of voting rights, the distribution of other holdings as well as voting patterns in previous shareholders' meetings.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

(2)	Estimates and Principal Assumptions

At the time of preparation of the Financial Statements, the management is required to be aided be estimates, evaluations and assumptions that influence the implementation of the accounting policies and on the reported risks of assets, liabilities, income and expenses. The estimates and the assumptions underlying them are reviewed continuously. The changes in the accounting estimates are reflected in the period in which the change in the estimate was performed.

Below are the principal discounts that were given and the critical estimates that were taken into account in preparing the Financial Statements.

-       Determination of fair value on the date of loss of control

At the time of loss of control in the combined company the Company measures the fair value of some investment that remains in the company that was combined in the past. In the matter of the main discounts that were used in the determination of the value of QLI on the date of the issuance of the rights and the loss of control – see Note 9.B.

-       Reduction in the value of non-financial assets

The group examines the reduction in value of non-financial assets, as detailed in sub-section 14 below.  The examination requires the management to perform an estimate of future cash flows expected to derive from the ongoing use of the asset, or from the unit yielding the cash to which the asset belongs, and even to estimate the rate of discount appropriate to such cash flows. The principal assumptions that serve in the examination of the reduction in value of the investment in CHL is detailed in Note 10.A.

-       Implementation of the purchase method in the business combination

The identified assets of the purchased company in the business combination, its liabilities and contingent liabilities are recognized according to their fair value on the date of purchase.  The fair value is based on economic valuations including use of evaluation techniques and assumptions regarding estimates of expected cash flows and estimate of the appropriate rate of discount for these cash flows.

-       Legal Actions

In the estimation of the likelihood of success in the legal actions submitted against the Company and companies held by it, the companies relied on an opinion of its legal advisors.  These estimates of the legal advisors are based on their best professional judgment, taking into consideration the stage of the proceedings, as well as the cumulative professional experience in various matters. Since the results of the actions shall be determined in court, the results may be different from these estimations.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

-       Tax Allowances

In accordance with the tax laws and practice in Greece, the final tax obligation of the Company is only determined after the tax authorities checked and approved the

Properness and correctness of the books of account of the Company and the accompanying documents. The methods implemented by the tax authorities in their examination are under the framework of the tax regulations and laws and they are mostly subjective and the audit approach relates more to form than to content.  Pursuant to the aforesaid, it is not exceptional not to approve certain expenses and to impose tax obligation on additional income, or to doubt certain fields in which the reliability of the books of account and accompanying documents as the basis for the determination the final assessments of taxpayer.

Due to the aforesaid, the estimate of tax allowances was examined in each reporting period and an additional allowance for tax in respect of open assessments is included in the Financial Statements. The examination of the estimate is performed based on the past experience of the group.

-       Benefits to Employees after Retirement

Liabilities in respect of defined benefit plans after the termination of employment are determined by using actuarial evaluation techniques.  The calculation of the liabilities involves setting discounts, inter alia, regarding rates of discount, rates of salary increase and rate of employee turnover.  The remaining liabilities are likely to be significantly influenced in respect of changes in these estimates.

-       Share-based Payments

The fair value of share-based payment transactions is determined by means of use of accepted option pricing models.  The model is based on share price data and the exercise price and on assumptions regarding expected fluctuations, the expected useful life, expected dividend and the risk-free rate of interest.

-       Deferred Tax Assets

Deferred tax assets recognized in respect of transferred losses for tax purposes and temporary allowances that may be deducted, that have not yet been used, if it there shall be expected future taxable income against which they may be used.  An estimate of the management is required in order to determine the amount of the deferred tax asset that may be recognized, based on the timing, the amount of the expected taxable income and its source and the tax planning strategy.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

c.	Consolidation of Financial Statements

The Consolidated Financial Statements include the financial statements of the companies controlled by the Company. Control exists when the Company has the power to influence the investee entity, exposure or rights to yields vary as a result of its involvement in the investee entity and the ability to use its power in order to influence the amount of yields that will derive from the investee entity. In terms of control, the influence of potential voting rights is only taken into account if they are of certainty. Consolidation of financial statements is performed commencing from the date of acquisition of control and until the date upon which control ceases.

Balances and significant transactions between group companies were fully cancelled in the consolidated financial statements.

Minority rights represent the equity in the consolidated companies which are not attributable, directly or indirectly, to the parent company.  Minority rights are presented separately within the framework of the equity capital of the Company.  Profit or loss and every component of other total profit are attributed to the Company and the minority rights.  Losses are attributed to the minority rights even if as a result thereof their balance on the balance sheet is negative.

The purchase of minority rights by the group is recorded against reduction or increase in equity (capital reserves in respect of transactions with the minority) calculated as the difference between the consideration that was paid by the group and the amount of the portion that was purchased in the minority rights which were reduced on the date of the purchase. Upon realization of the holding in the consolidated company, without loss of control, an increase or decrease in equity is recognized (capital reserves in respect of transactions with the minority) at the level of the difference between the consideration that was received in the group and the book value of the minority rights that were added, taken into account the realization of goodwill and realization of the translation differentials in respect of foreign activities that were recognized in other total profit, if they exist, according to the reduction in the rate of the holdings in the consolidated company.

At the time of loss of control in the consolidated company, the group recognizes a profit or loss at the level of the difference between the combined value of the consideration received and the fair value of some investment that remains in the former consolidated company, and the book value of the assets, liabilities and rights of the minority in the former consolidated company. Furthermore, at the time of loss of control, the translation differentials that were recognized as profit (loss) including others in relation to the same company are reclassified anew to the profit and loss statement.

The dates of the financial statements of the consolidated companies are identical to the date of the financial statements of the Company. The accounting policy of the financial statements of the consolidated companies is implemented in a manner that is uniform and consistent with its manner of implementation in the financial statements of the Company.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

d.	Operational Currency and Foreign Currency

(1)	Operational Currency and Representative Currency

The financial statements are presented in Shekels, the operational currency of the Company.

The operational currency, which is the currency that reflects in the best manner the economic environment in which the Company operates and its transactions, is determined separately for each company in the group, and according to this currency the financial situation and results of operations are measured.

When the operational currency of a company is the group is difference from that of the Company, this company constitutes a foreign operation, whose data in its financial statements is translated for purposes of including them in the consolidated financial statements as follows:

-
Assets and liabilities are translated according to the closing rate of exchange on each reporting date. Goodwill and fair value adjustments to book value of assets and liabilities on the date of purchase of foreign operations are treated as assets and liabilities of foreign operations and are translated according to the closing rate of exchange on each reporting date.

-	Details of reported profit or loss are translated according to the average rates of exchange in all of the presented periods.

-	Share capital, capital reserves and other equity transactions are translated according the exchange rate on the date of their coming into being.

-	Translation differentials that are created are reflected as total other profit (loss) as a separate item in equity (capital reserves from translational differentials).

-
Loans between members of the group, which are not intended to be reduced and are not expected to be repaid in the foreseeable future, constitute in essence part of the investment in the foreign operations, and therefore exchange rate differentials derived from these loans are also reflected in total other profit (loss).

-
At the time of realization of the foreign operations, with a loss of control, the accumulated profit (loss) that was recognized in total other profit is transferred to the profit and loss statement. At the time of realization of part of the foreign operations, without a loss of control, the relative proportion of the accumulated amount that was recognized as other total profit is reattributed to the minority rights.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

(2)	Transactions in Foreign Currency

Transactions denominated in foreign currency (a currency different from the currency of operations) are registered upon the first recognition of them according to the rate of exchange on the date of the transaction. After the first recognition, financial assets and liabilities denominated in foreign currency are translated into the operational currency according to the rate of exchange on the balance sheet date. Exchange rate differentials, except for those that are discounted for qualified assets or credited directly to equity in hedging transactions, are reflected in the profit and loss statement.  Non-financial assets and liabilities denominated in foreign currency and represented according to their fair value are translated to the operational currency in accordance with the exchange rate on the date on which the fair value is determined.

(3)	Financial Items Linked to the CPI

Financial assets and liabilities that by their conditions are linked to changes in the Consumer Price Index in Israel (hereafter – the CPI) are adjusted according to the relevant CPI, on every balance sheet date, in accordance with the conditions of the agreement.  Linkage differentials deriving from such adjustment are reflected in the profit and loss statement.

(4)	Below are the details of the CPIT and the representative exchange rates of the U.S. dollar (hereafter – the Dollar) and the Euro:

	CPI	Euro	Dollar
31 December 2013	107.62	4.7819	3.471
31 December 2012	105.70	4.9206	3.733

Rate of Change in Percentages:
Year ending 31 December 2013	1.8	(2.8)	(7.0)
Year ending 31 December 2012	1.6	(0.4)	(2.3)
Year ending 31 December 2011	2.2	4.2	7.7

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

e.	Business Combinations and Goodwill

Business combinations are treated according to the purchase method. In this method the assets, liabilities and contingent liabilities of the acquired company are identified and measured in accordance with their fair values on the date of purchase.

The cost of the business combination is measured according to the fair value of the assets that were given, the liabilities that were created to the group and capital instruments that were issued by it in consideration for the receipt of control in the acquired company. The minority rights in the acquired company are measured according to their fair value on the date of purchase or according to their proportionate share of the net fair value of the assets that are identifiable in the acquired company.  The acquisition costs attributable to the business combination are reflected in the profit and loss when they come into being. Conditional consideration is included in the costs of the combination according to their fair value, where changes in the fair value of the conditional consideration in successive periods are reflected in profit and loss.

In a business combination that is achieved in stages, purchases that are performed prior to the acquisition of control are measured at their fair value on the date of the combination.  The difference between the fair value and the book value is reflected in the profit and loss statement.

Goodwill is measured originally according to cost, which is the excess cost of the purchase and the minority rights in the net amount of the identifiable assets that were purchased and the liabilities that were imposed as they were measured on the date of the purchase.  If the amount of the goodwill that was received is negative, the acquirer will recognize the profit that was created on the date of the purchase. After the first recognition the goodwill is measured according to the cost after deducting losses from the cumulative reduction in value.  The goodwill is not depreciated in a systematic manner.

f.	Cash and Cash Value

Cash and cash value are included in highly liquid investments, including short-term deposits with banking corporations, whose original term does not exceed three months from the date of the investment and which are not pledged.

g.	Allowances for Doubtful Debts

The allowance for doubtful debts is calculated in a specific manner in respect of debts which in the opinion of the management of the Company their collection is in doubt.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

h.	Inventory

Inventory is measured pursuant to the lower of cost or net realization value. The cost is calculated on a weighted average basis. The net realization value is an estimate of the sales price during the ordinary course of business after deduction of the costs required to perform the sale.

i.	Financial Assets

(1)           Financial Assets Measured according to Fair Value by way of Profit and Loss

Financial assets are assed at fair value by means of profit and loss included in the financial assets held for trade and financial assets intended upon their first recognition to be presented at the fair value with changes therein credit to the profit and loss statement.

Financial assets are categorizes as held for trade if they are purchased primarily with the goal of selling or repurchasing them in the short term, they

Constitute part of a portfolio of financial instruments identified and managed together for the attainment of profits in the short term, or that are a derivative that are not intended as a hedging instrument. Profits or losses from investments held for trade are credit on the date of their coming into being to the profit and loss statement.

(2)           Loans and Debtors

Loans and debtors are financial assets (that are not derivatives) having fixed payments or that may be determined to not be traded on an active market. Loans and debtors are first recognized according to fair value with the addition of the costs that are directly attributable to the transaction. After the first recognition, loans and debtors are measured according to their depreciated value, using the effective interest method, after deducting differentials for reduction in value. Short term credit (such as customer credit and other debtors) is represented according to their terms, usually at their nominal value. Profits and losses are credit to the profit and loss statement when the loans and debtors are removed or if a reduction in value in respect of them is recognized, also as a result of the systematic depreciation.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

If there is objective evidence that there is a loss from the reduction in value in respect of the represented loans and debtors in their depreciated value, the amount of the loss reflected in the profit and loss statement is measured as the difference between the book value of the asset and the present value of the expected cash flows, which are discounted according to the original effective interest rate of the asset. The book value of the asset is reduced by means of the registration of an allowance.  In successive periods, loss from reduction in value is cancelled when it is possible to objectively attribute the recovery of the value of the asset to an event that took place after the recognition of the loss. Such a cancellation is reflected in the profit and loss up to the level of the recognized loss.

(3)           Financial Assets Available for Sale

Financial assets available for sale are financial assets (that are not derivatives) that are intended to be available for sale or which are not classified according to one of the following three groups: loans and debtors, investments held for redemption or financial assets measured at fair value by means of profit and loss. Financial assets available for sale are first recognized according to fair value plus costs directly relating to the transaction.  After the first recognition, financial assets available for sale are measured according to their fair value. Profits or losses as a result of fair value adjustments are reflected in total other profit (loss) in a separate item in equity (capital reserves in respect of financial assets available for sale). On the date of the reduction of the investment or the reduction in value, the total other profit (loss) is transferred to the profit and loss statement. Interest income in respect of investments in debt instruments are recognized in the profit and loss statement on a cumulative basis according to the effective interest method.  Income from dividends in respect of investments in equity instruments are recognized in the profit and loss statement on the date fixed for the entitlement to the dividend.

If there is objective evidence that there is a loss from a reduction in value, the cumulative loss is credit to equity, which is measured as the difference between the cost of the purchase (after deducting principal payments, depreciation according to the effective interest method and prior losses from the reduction in value) and the fair value, are transferred from the equity and are recognized as a loss from reduction in value in the profit and loss statement. In successive periods, the cancellation of loss from the reduction in value in respect of equity instruments is not credit to profit and loss, but rather is reflected in equity as total other profit.  The loss from the reduction in value in respect of a debt instrument is cancelled if the increase in fair value of the instrument can be objectively attributed to an event that took place after the recognition of the loss from reduction in value. Such a cancellation is credit to the profit and loss up to the level of the loss recognized.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

 (4)          Removal of Financial Assets

A financial asset is removed when the contractual rights to receive cash flows from the financial asset expires or when the Company actually transfers all of the risks and benefits relating to the asset to a third party.

j.	Investments Treated in accordance with the Balance Sheet Value Method

The group's investments in affiliated companies and in jointly controlled companies are treated according to the balance sheet value method.  According to the balance sheet value method, the investment in the affiliated or jointly controlled company are represented according to cost plus changes after the purchase in the group's share of the net assets, including total other profit (loss) of the affiliated or jointly controlled company.  Profits and losses deriving from transactions between the group and an affiliated or jointly controlled company are cancelled in accordance with the level of the holdings.

Goodwill in respect of the purchase of an affiliated or jointly controlled company is first measured as the difference between the costs of the purchase and the group's share of the fair value, net of the identified assets, identified liabilities and contingent liabilities of the affiliated or jointly controlled company. After the first recognition the goodwill is measured according to the cost and is not depreciated in a systematic manner. Goodwill is examined for purposes of reduction in value as part of the overall investment in the affiliated or jointly controlled company.

The balance sheet value method is implemented until the date of loss of the significant influence or joint control in the investees company. On the date of loss of influence or joint control, the group measures the fair value of the remaining investment in the affiliated or jointly controlled company, and recognizes the profit or loss as the difference between the consideration from the realization of the investment and the fair value of the remaining investment and the book value of the realized investment on such date.

The financial statements of the Company, the affiliated companies and jointly controlled companies are prepared for identical dates and periods. The accounting policy in the financial statements of the affiliated or jointly controlled companies is implemented in a uniform and consistent manner with those implemented in the financial statements of the Company.

k.	Investment Real Estate

Investment real estate is real estate (land or building, or both) held by the owners or by the lessor under a capital lease for the production of rental income or increase in value, or both of these, and not for purposes of use in manufacture or supply of goods or services or for administrative purposes or for sale in the ordinary course of business.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

Investment real estate is first measured according to cost, including costs directly attributable to the purchase. After the first recognition, investment real estate is measured according to the cost after deduction of cumulative depreciation and losses from the reduction in value that accumulated.

Investment real estate is depreciated based on the fixed line depreciation method at annual rates calculated as sufficient for the depreciation of assets during the estimated period of use of them (except for lands that are not depreciated).

Investment real estate is removed when it is realized or when it ceases to be used and no future economic benefits are expected from its realization. The difference between the net consideration from the realization of the asset and the book value are credit to the profit and loss in the period in which the asset is removed.

l.	Fixed Assets

Items of fixed assets are represented according to their cost, including costs directly attributable to the purchase, after deducting the cumulative depreciation and losses from the reduction in value that accumulated.  Financing costs attributable to the financing of the purchase or establishment of the fixed asset until the date of the operation are included in the costs of the assets. Improvements and enhancements are reflected in the cost of the assets and costs of maintenance and repairs are credit to the profit and loss statement upon their coming into being.

Depreciation is calculated at annual rates equal to the length of the useful life of the assets as follows:

Buildings (*)	3% - 4%
Electronic equipment	15% - 25%
Furniture and equipment	10% - 30%
Vehicles	15%

(*)	Cost surplus attributable to buildings together with depreciated businesses at the annual rate of 3% - 5%.

Depreciation of the assets is ceased at the earlier of the date on which the asset is classified as held for sale and the date on which the asset is removed. An asset is removed from the books on the date of sale or when no additional economic benefits are expected from the use of the asset. Profit or loss deriving from the removal of an asset is calculated according to the difference between the receivables from the sale of the asset and its book value on the date of the removal, and is reflected in the profit and loss statement.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

m.	Intangible Assets

Intangible assets that are purchased separately are measured upon the first recognition according to cost plus direct purchase costs. Intangible assets purchased in business combinations are measured according to their fair value on the date of purchase. After the first recognition, intangible assets are represented according to their cost after deducting cumulative depreciation and after deducting losses from accumulated reduction in value.

Intangible assets with a defined useful life are depreciated over the length of their useful life, and reduction in value in them is determined when there are signs indicating the reduction in value. The period of depreciation and method of depreciation in respect of intangible assets is examined at least once a year. A change in the useful life or the expected pattern of consumption of the economic benefits expected to be derived from the asset are treated as a change in accounting estimate from here on in. The costs of depreciation in respect of intangible assets with a defined useful life are reflected in the profit and loss statement.

Amounts which are paid for receipt of the licenses in Loutraki, Rhodes and Belgrade are depreciated over a period of 10-12 years (over the exclusivity period of the license).

Cost surplus attributable to intangible assets in business combinations are depreciated over their remaining useful life, as detailed below:

Years
Loutraki Casino License	38
Customer Relations Base	5
Lease Agreement of the Hotel in Rhodes	19

The useful life attributed to the business combination for the Rhodes license is not defined. Intangible assets with an undefined useful life are not depreciated in a systematic manner and are subject to examination of the reduction in value annually and any time there is a sign indicated that perhaps there has been a reduction in value. The useful life of these assets is examined annually in order to determine if the appraisal of the useful life as being undefined is still valid.  If the events and the circumstances are no longer supportive of such appraisal, the change in the useful life from undefined to defined is treated as a change in an accounting estimate from here on out, and on the same date reduction in value is examined.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

Profits and losses from the removal of an intangible asset are measured based on the difference between the net consideration from the realization of the asset and the book value on the date of removal and are reflected in the profit and loss statement.

n.	Reduction in Value of Non-Financial Assets

The group examines the need for the reduction in value of non-financial assets when events or changes in circumstances indicate that the book value is not recoverable. In cases where the book value of the non-financial assets exceeds the recoverable amount for them, the assets are depreciated to their recoverable amount. The recoverable amount is the higher of the fair value after deduction of sales costs of the asset and its value of use, determined pursuant to the present value of the estimate of cash flows expected to derive from the use of the asset and its realization at the end of its life. In respect of an asset that does not create an independent cash flow, a recoverable amount is determined for the cash-yielding unit to which the asset belongs.  Losses from reduction in value are reflected in the profit and loss statement. Loss from reduction in value that is recognized will only be cancelled if there were changes in the estimates that served in the determination of the recoverable amount of the asset on the date of recognition of the loss from reduction in value.

The following criteria are implemented in the determination of the reduction in value of the assets detailed below:

(1)           Goodwill in respect of Subsidiaries

The group examines the reduction in value of goodwill on December 31 in each year, or more frequently if events or change of circumstances indicate that there was a reduction in value.

Examination of the reduction of value of goodwill is determined by examining the recoverable amount of the cash-yielding unit (or group of cash-yielding units) to which the goodwill was allocated. Where the recoverable amount of the cash-yielding unit is lower than the book value of the cash-yielding unit to which the goodwill was allocated, a loss is recognized from the reduction in value attributable primarily to goodwill. Losses from reduction in value are not cancelled in successive periods.

(2)           Investments treated according to the Balance Sheet Value Method

After implementation of the balance sheet value method, the group examines whether it is necessary to recognize a loss in respect of the reduction in value of investments in affiliated or jointly controlled companies. At every balance sheet date, an examination is performed as to whether there is objective evidence of a

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

Reduction in value of the investment. Examination of the reduction in value is performed in relation to an investment in its entirety, including goodwill attributable to the affiliated company or jointly controlled company. If necessary, a loss from reduction in value is recognized, in the amount of the difference between the recoverable amount of the investment and its book value.  Loss from reduction in value is reflected in the profit and loss statement in the item of the group's share in profits (losses) of investee companies.   Such loss from the reduction in value is not specifically allocated to goodwill included in the investment, and therefore in successive periods the loss may be cancelled to the extent that the recoverable amount of the investment increased.

o.	Non-current Assets Held for Sale and Discontinued Operations

An asset or group of non-current assets are classified as held for sale, where their settlement will be made primarily by means of a sales transaction and not by means of continued use. This exists when the assets are available for immediate sale in their present condition, there is an obligation by the Company to sell, there is a plan to locate a buyer and the realization is highly probable to end within a year from the date of classification. These assets are not depreciated from the date of such classification for the first time and they are represented as current assets separately on the balance sheet, according to the lower of their book value and fair value after deducting the sale costs. At the same time, liabilities relating to these assets are represented separately on the balance sheet in a similar way.

Discontinued operations are a component of the Company that constitute operations who were realized or that are classified as held for sale as aforesaid and represents a field of business operation or geographic area of operations that is primary and separate. The assets and liabilities attributed to discontinued operations are represented separately in the balance sheet commencing from the end of the reporting period in which it was classified as a discontinued operation.  Results of the operations attributable to discontinued operations are presented separately in the profit and loss statement, including the comparison numbers that are represented anew in order to reflect retroactively as if the operation was discontinued from the beginning of the earliest period of comparison.

p.	Financial Liabilities

(1)           Loans and Interest-Bearing Credit

Loans and interest-bearing credit are first recognized according to the fair value after deducting costs that are directly attributable to the transaction. After the first recognition, loans and interest-bearing credit are measured according to their depreciated cost using the effective interest method. Short-term credit (such as supplier's credit and other creditors) is represented according to their terms, usually at their nominal value. Profits and losses are reflected in the profit and loss statement when the loans and credit are removed, and also as a result of systematic depreciation.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

(2)           Financial Liabilities Measured at Fair Value by means of Profit and Loss

Financial liabilities measured at fair value by means of profit and loss include financial liabilities that are held for trade and financial liabilities intended upon their first recognition to be represented at the fair value with changes to it reflected in the profit and loss statement.

Financial liabilities are classified as held for trade if they are purchased for purposes of sale in the short-term, or they are a derivative that is not intended as a hedging instrument. Profits or losses in respect of liabilities held for trade are reflected on the date they come into being on the profit and loss statement.

(3)           Retraction of Financial Obligations

A financial obligation is retracted when it is paid-off, that is, the obligation has been paid, cancelled or expired.  When an existing financial obligation is replaced with another obligation towards the same lender under substantially different terms, or when material change is done is the terms of an existing obligation, the replacement or change are treated as retraction of the original obligation and recognition of a new obligation.  The difference between the book value of these two obligations is attributed to profit and loss report.  In case the replacement or change is not material, they are treated as change of the financial obligation terms and no profit of loss due to the replacement is recognized.

(4)         Repayment of Financial Obligations through Issuance of Capital Instruments

Capital instruments issued in order to replace debt are measured according to fair value of the issued capital instruments, if it can be estimated in a reliable manner.  If the fair value of the capital instruments issued cannot be reliably estimated, the capital instruments are measured according to the fair value of the financial obligation that was paid-off as of date on which it was paid-off.  The difference between the book value of the paid-off financial obligation and the fair value of the issued capital instruments is attributed to profit and loss report.

q.	Obligations due to Employee Benefits

(1)           Short-term Employee Benefits

Short-term employee benefits are benefits that are expected to be fully paid-off within a period of one year after the end of the annual reporting period during which the employees provide the relevant services.  These benefits include, primarily, work wage and common fringe benefits.  The obligations due to short-term employee benefits are measured upon a non-capitalized basis, and the expenses for such obligations are attributed to the profit and loss report for the period during which the services were provided by the employees.  Obligation for bonus is recognized when the Group has legal or implicit obligation to pay the bonus for a service provided by the employee in the past and the payable amount can be reliably assessed.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

(2)           Benefits for Employees following Retirement

According to labor laws in Israel, the Group is obligated to pay compensation to employees in Israel upon their termination or resignation.  The compensation is calculated according to the last monthly wage of the employee as of the end of employment date times the number of work years.  The obligation to pay compensation for the Group's employees in Israel is fully covered through routine deposits in pension funds and insurance companies.

The Group does not implement a separate retirement plan for its employees in Greece since the obligation towards such employees is mostly covered by funds supported by the state.  The employees in Greece are required to deposit a certain percentage of their salary in these funds, as is the Group.  These deposits are

Recorded as expense on the payment date, as required by IAS19, and no separate allowance is required in the financial statements.

In case of retirement, the employees in Greece are entitled to payment of compensation at the rate of 40% of the amount paid in case of termination.  The compensation is calculated based on the employee's wage and work years, as set forth in Greek labor laws.  For the aforesaid benefit plan, the Group includes an allowance in the books, as required by IAS19.  The allowance to compensation is measured according to the method of actuary value of the expected entitlement unit.

The obligation for employee benefits presented in the balance represents the current value of the obligation for a defined benefit plan.  Actuary profits and losses are attributed to profit (loss), after their formation as well.

r.	Allowances

An allowance according to IAS37 is recognized when the Group has a current obligation (whether legal or implicit) due to an event that occurred in the past, it is expected that use of economic resources will be required to pay-off the obligation, and it may be reliably assessed.

s.	Treasury Shares

The Company shares held by consolidated companies are measured according to cost and presented following deduction from the Company's equity.   Profits or losses due to purchase, sale, issuance or cancellation of Treasury shares are directly attributed to the equity.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

t.	Recognition of Revenues

Revenues are recognized in the profit and loss report when they can be reliably measured, it is expected that the economic benefits related to the transaction will flow to the company, and the costs of the transaction can be reliably measured.  The revenues are measured according to the fair value of the consideration in the transaction.

The method for recognition of the Group's revenues is presented below:

(1)
Revenues from operation of casino are the surplus amount of all changes by the clients for the casino's payments to winners.  The revenues are recognized according to their net amount, after deduction of direct taxes that apply to the revenue.

(2)	Revenues from interest are recognized on a cumulative basis through use of the effective interest method.

(3)	Revenues from dividend are recognized on the effective date for dividend entitlement.

(4)	Revenues from rent are recognized according to the straight line method along the lease period.

u.	Capitalization of Credit Costs

The Group capitalizes credit costs related to investment in eligible assets.  An eligible asset is an asset for which significant time is required for preparing the same for its

Designated use or sale.  Capitalization of the credit costs begins when costs are incurred for the asset itself, the activities for preparing the assets have begun and credit costs have been incurred, and ends when all activities for preparation of the eligible asset for its designated use or sale have been substantially completed.

v.	Taxes on Revenue

Taxes on revenue in the profit and loss report include current and deferred taxes.  The tax results for current or deferred taxes are attributed to the profit and loss report, unless they refer to items directly attributed to the equity.  In such cases, the tax effect is also attributed to the relevant equity clause.

(1)           Current Taxes

Liability for current taxes is set through use of the tax rates and tax laws enacted or practically enacted, by the balance sheet date, as well as required adjustments in connection with tax liability that is payable due to previous years.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

(2)           Deferred Taxes

Deferred taxes are calculated for temporary differences between the amounts included in the financial statements and the amounts taken into account for tax purposes.

The balances of the deferred taxes are calculated according to the tax rate that is expected to apply when such taxes are attributed to the profit and loss report, based on the tax laws enacted or practically enacted, by the balance sheet date.   The amount of deferred taxes in the profit and loss report expresses the changes in these balances during the reporting period.

On every balance sheet date, deferred tax assets are examined, and in case they are not expected to be exercised, they are deducted.  In parallel, temporary differences (such as transferred losses for tax purposes) for which no deferred tax assets were recognized are examined, and in case their exercise is expected, a proper deferred tax asset is recognized.  Any deduction and recognition as aforesaid is attributed to the tax on income clause.

Calculation of deferred taxes does not take into account the taxes that would have applied in case of realization of investments in controlled companies, as long as the sale of investments in the controlled companies is not expected in the foreseeable future.  In addition, deferred taxes due to distribution of profits by controlled companies as dividends was not taken into account, due to the Company's policy not to initiate distribution of dividend that entails additional tax liability.

Deferred tax assets and deferred tax obligations are presented in the balance sheet as non-current assets and non-current liabilities, respectively.  Deferred taxes are offset is there is an enforceable legal right that allows set-off of current tax assets against current tax liability and the deferred taxes refer to the same entity that is tax liable and the same tax authority.

w.	Share-Based Payment Transactions

The Group's employees are entitled to benefits by way of payment based on shares that are paid-off by way of capital instruments.  The cost of transactions with employees that are paid-off by way of capital instruments is measured according to the fair value of the capital instruments granted as of the grant date.  The fair value is set through use of a conventional pricing model.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

The cost of transactions paid-off by capital instruments is recognized in the profit and loss report in parallel to increase in the equity over the period during which the performance or service conditions are fulfilled and ends on the date on which the relevant employees are entitled to remuneration (hereinafter – the Maturity Period).  The cumulative expense that is recognized for transactions paid-off by capital instruments on every reporting date until the maturity date reflects the extent of elapse of the Maturity Period and the best estimate of the Group regarding the number of capital instruments that will eventually mature.  The expense or revenue in the profit and loss report reflects the change in the cumulative expense recognized as of the beginning and end of the reported period.

When the Company performs changes in the terms of a grant paid-off by capital instruments, additional expense is recognized for each change that increases the overall fair value of the remuneration.  Cancellation of a grant paid-off by capital instrument is treated as if it matured as of the cancellation date and the expense not yet recognized for the grant is immediately recognized.

x.	Loss per Share

The basic loss per share is calculated by division of the loss attributed to the Company's shareholders with the weighed average of the number of shares that actually exist during the period (after deduction of Treasury shares), after retroactive adjustment due to preferred shares, consolidation of shares and splitting of shares.

During calculation of the diluted loss per share, the basic loss per share is adjusted due to the effect of potential regular shares (convertible securities, such as warrants), as long as their effect dilutes (reduces the profit per share from ongoing activities or increase the loss per share from ongoing activities).  Potential regular shares converted to shares during the period are included in the calculation of diluted loss per share only until the conversion date, and then included in calculation of the basic loss per share.

y.	Operative Cycle Period

The operative cycle period of the Group is 12 months.

z.	Measurement of Fair Value

Fair value is the price that would have been received for sale of an asset or the price that would have been paid for transfer of obligation in a regular transaction between market participants as of the measurement date.  Measurement of fair value is based on the assumption that the transaction occurs in the primary market of the asset or obligation or, in the absence of a primary market, the most beneficial market.  The fair value of an asset or obligation is measured by use of assumptions that market participants will use for pricing the asset or obligation, assuming the market participants act to the benefit of their economic interests.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

The Company uses assessment techniques that are appropriate for the circumstances and for which there are sufficient data that can be obtained in order to measure fair value, while maximizing use of relevant data that can be foreseen and minimizing use of data - that are not foreseeable.

AA.	Representation as a Result of Changes in the Accounting Policy

The Company adjusted, by way of representation, its financial statements as of 31 December 2012 and 1 January 2012 and for the years ended on 31 December 2012 and 2011, in order to reflect, retroactively, the changes in the accounting policy as specified below:

(1)
Since January 1, 2013, the Company has been implementing IFRS11 – Joint Arrangements.  As a result of implementation of IFRS11, investments in companies under joint control, which were treated in the past according to the relative consolidation method pursuant to IAS31, are today treated in the financial statements according to the balance sheet value method.  The changes were done by way of retroactive implementation, beginning on January 1, 2012, according to the leniency set forth in the interim provisions of the Standard.

(2)
Since January 1, 2013, the Company has been implementing the amendment to IAS19 – Employee Benefits. The amendment to IAS19 includes changes in the manner of recognition and measurement of plans for defined benefit.  The changes in the Standard were retroactively implemented indefinitely.  Below are the main amendments included in the Standard and that are relevant to the Company:

-	Actuary profits and losses will be recognized in the other total profit and attributed to profit and loss.
-	The "corridor" method that allowed for postponement of actuary profits or loss is revoked.
-
Revenues due to plan assets will be recognized as profit or loss based on capitalization rate that serves for measurements of the obligations due to employee benefits.  The difference between the actual yield of the plan assets and such revenues will be included as part of actuary profits or losses and will be recognized in other total profit.

-	The cost of past services deriving from changes in the plan will be recognized immediately.

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

The effect of the changes in accounting policy upon the Company's financial statements is specified below:

Balance Sheets

As of 31 December 2012

	As Reported in the Past	Effect of IFRS11	Effect of IAS19	As Presented in These Financial Statements
	(NIS, thousands)	(NIS, thousands)	(NIS, thousands)	(NIS, thousands)
Current Assets
Cash and cash Equivalent	35,657	(22,792)	--	12,865
Short-term investment	219	--	--	219
Trade and other receivables	18,041	113	--	18,154
Inventory	1,525	--	--	1,525
	55,442	(22,679)	--	32,763
Non-current Assets Held for Sale	7,273	--	--	7,273
	62,715	(22,679)	--	40,036

Non-current Assets
Other long term receivable	30,975	(21,464)	--	9,511
Investment in associated company	71,772	(71,772)	--	--
Investments in jointly controlled companies	--	131,144	--	131,144
Investment in financial assets available for sale	1,022	--	--	1,022
Property, plant and equipment	180,024	(25,390)	--	154,634
Intangible assets	27,021	--	--	27,021
Deferred taxes assets	1,930	--	--	1,930
	312,744	12,518	--	325,262
	375,459	(10,161)	--	365,298

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

	As Reported in the Past	Effect of IFRS11	Effect of IAS19	As Presented in These Financial Statements
	(NIS, thousands)	(NIS, thousands)	(NIS, thousands)	(NIS, thousands)

Current Liabilities
Bank overdraft and loans	4,970	--	--	4,970
Current debenture liabilities	16,440	--	--	16,440
Accounts payable	6,560	--	--	6,560
Current tax liabilities	8,291	(5)	--	8,286
other current liabilities	33,019	(733)	--	32,286
	69,280	(738)	--	68,542

Non-Current Liabilities
Long-term bank loans	28,313	--	--	28,313
Debentures	30,067	--	--	30,067
Other long-term liabilities	28,336	(9,423)	--	18,913
Provision for retirement benefits	3,494	--	108	3,602
Deferred taxes liabilities	1,753	--	--	1,753
	91,963	(9,423)	108	82,648

Equity
Equity attributable to equity holders of the parent	126,908	--	(72)	126,836
Non controlling interest	87,308	--	(36)	87,272
	214,216	--	(108)	214,108
	375,459	(10,161)	--	365,298

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

				As presented
				in the
	As reported	Effect of	Effect of	financial
As for January 1, 2012	previously	IFRS11	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Current assets
Cash and cash equivalents	81,674	(57,578)	--	24,096
Short-term investments	3,839	--	--	3,839
Trade and other receivables	30,850	(7,190)	--	23,660
Inventories	3,205	(1,709)	--	1,496
	119,568	(66,477)	--	53,091
Non-current assets held for sale	15,199	--	--	15,199

Assets related to discontinued operations	12,400	--	--	12,400
	147,167	(66,477)	--	80,690

Non-current assets
Other long term receivable	38,274	(27,935)	--	10,339
Investment in jointly controlled entities	--	441,992	8,419	450,411
Investment in available-for-sale financial assets	946	--	--	946
Property, plant and equipment	628,588	(457,558)	--	171,030
Intangible assets	328,259	(300,075)	--	28,184
Deferred taxes assets	16,197	(9,274)	--	6,923
	1,012,264	(352,850)	8,419	667,833
	1,159,431	(419,327)	8,419	748,523

Current liabilities
Bank overdraft and loans	96,337	(91,354)	--	4,983
Current maturities of debentures	5,427	--	--	5,427
Account payable	20,898	(15,145)	--	5,753
Current taxes liabilities	12,834	(3,708)	--	9,126
other current liabilities	91,212	(55,993)	--	35,219
	226,708	(166,200)	--	60,508
Liabilities related to discontinued operations	12,967	--	--	12,967
	239,675	(166,200)	--	73,475

(Y.Z) Queenco Ltd

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

				As presented
				in the
	As reported	Effect of	Effect of	financial
	previously	IFRS11	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Non-current liabilities
Long-term bank loans	33,209	--	--	33,209
Debentures	44,671	--	--	44,671
Other long-term liabilities	44,621	(25,455)	--	19,166
Provision for retirement benefits	31,945	(25,924)	(2,574)	3,447
Deferred taxes liabilities	102,109	(100,216)	--	1,893
	256,555	(151,595)	(2,574)	102,386

Shareholders’ equity
Equity attributable to equity holders of the parent	345,097	--	6,864	351,961
Non controlling interest	318,104	(101,532)	4,129	220,701
	663,201	(101,532)	10,993	572,662
	1,159,431	(419,327)	8,419	748,523

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy (cont’d.)

Statements of Profit and Loss

For the year ended December 31, 2012

				As presented
				in the
	As reported	Effect of	Effect of	Financial
	previously	IFRS11	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands	NIS thousands

Revenues	156,343	(56,394)	--	99,949

Cost of sales	147,417	(59,783)	(491)	87,143

Gross profit	8,926	3,389	491	12,806

Selling and marketing expenses	35,003	(15,123)	--	19,880

General and administrative expenses	39,554	(11,926)	--	27,628

Other operating expenses, net	55,058	(51,545)	--	3,513

Operating loss	(120,689)	81,983	491	(38,215)

Finance income	3,031	(669)	--	2,362

Finance costs	(11,452)	1,764	--	(9,688)

Share of results	(269,142)	(74,093)	(4,772)	(348,007)

Loss before taxes	(398,252)	8,985	(4,281)	(393,548)

Taxes	(1,327)	(3,543)	--	(4,870)

Loss from continuing operations	(399,579)	5,442	(4,281)	(398,418)

Loss from discontinued operations	(17,785)	--	--	(17,785)

Net loss	(417,364)	5,442	(4,281)	(416,203)

Net loss for the period attribution:
Equity holders of the parent company	(269,925)	--	(2,753)	(272,678)
Non controling interest in consolidated companies	(147,439)	5,442	(1,528)	(143,525)
	(417,364)	5,442	(4,281)	(416,203)

Basic and diluted loss per share (in NIS)
Continuing operations	(3.42)	--	(0.03)	(3.45)
Discontinued operations	(0.16)	--	--	(0.16)
	(3.58)	--	(0.03)	(3.61)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy (cont’d.)

For the year ended December 31, 2011

			As presented
	As reported	Effect of	in the financial
	Previously	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands

Revenues	374,960	--	374,960

Cost of sales	315,147	244	315,391

Gross profit	59,813	(244)	59,569

Selling and marketing expenses	79,336	--	79,336

General and administrative expenses	79,886	--	79,886

Other operating expenses, net	103,713	--	103,713

Operating loss	(203,122)	(244)	(203,366)

Finance income	11,142	--	11,142

Finance costs	(17,352)	--	(17,352)

Loss before tax	(209,332)	(244)	(209,576)

Tax benefit	30,447	--	30,447

Loss from continuing operations	(178,885)	(244)	(179,129)

Loss from discontinued operations	(30,137)	--	(30,137)

Net loss	(209,022)	(244)	(209,266)

Net loss for the period attribution:
Equity holders of the parent company	(117,478)	(121)	(117,599)
non controling interests in consolidated companies	(91,544)	(123)	(91,667)
	(209,022)	(244)	(209,266)

Basic and diluted loss per share (in NIS)
Continuing operations	(1.39)	--	(1.39)
Discontinued operations	(0.23)	--	(0.23)
	(1.62)	--	(1.62)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy (cont’d.)

Statements of Comprehensive Income

For the year ended December 31, 2012

				As presented
	As reported	Effect of	Effect of	in the financial
	previously	IFRS11	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands	NIS thousands

Net loss	(417,364)	5,442	(4,281)	(416,203)

Other comprehensive income (loss):

Adjustments in respect of currency
translations of foreign operations	(6,463)	287	38	(6,138)

Transferred to profit and loss in
respect of foreign operations	17,683	--	--	17,683

Transferred to profit and loss in
respect of loss of joint control in
foreign operations	37,276	--	--	37,276

Actuarial loss in respect of defined
benefit plans	--	--	(6,858)	(6,858)

Loss in respect of available for sale
financial assets	(69)	--	--	(69)
	48,427	287	(6,820)	41,894
Total comprehensive income	(368,937)	5,729	(11,101)	(374,309)

Comprehensive income for the period attribution:
Equity shareholders	(239,295)	--	(6,936)	(246,231)
Minority interests in consolidated companies	(129,642)	5,729	(4,165)	(128,078)
	(368,937)	5,729	(11,101)	(374,309)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy (cont’d.)

For the year ended December 31, 2011

				As presented
	As reported	Effect of	Effect of	in the financial
	previously	IFRS11	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands	NIS thousands

Net loss	(209,022)	--	(244)	(209,266)

Other comprehensive income (loss):

Adjustments in respect of currency
translations of foreign operations	31,492	--	--	31,492

Actuarial profit in respect of defined
benefit plans	--	--	4,401	4,401

Loss in respect of available for sale financial assets	139	--	--	139
	31,631	--	4,401	36,032
Total comprehensive loss	(177,391)	--	4,157	(173,234)

Comprehensive income for the period attribution:
Equity shareholders	(101,314)	--	2,077	(99,237)
Minority interests in consolidated companies	(76,077)	--	2,080	(73,997)
	(177,391)	--	4,157	(173,234)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy (cont’d.)

Statements of Changes in Shareholders’ equity:

				As presented
	As reported	Effect of	Effect of	in the financial
	previously	IFRS11	IAS19	statements
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Balance as for January 1, 2011

Shareholders’ equity	434,324	--	4,787	439,111
Minority interests	404,026	--	2,049	406,075
	838,350	--	6,836	845,186
Statements of Cash Flows

For the year ended December 31, 2012

Net cash generated by operating activities	(24,593)	506	--	(24,087)

Net cash generated by (used for)
investing activities	(19,308)	29,899	--	10,591

Net cash generated by financing activities	(2,576)	1,909	--	(667)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

AB.	New IFRS standards not yet implemented

IFRS9 – Financial Instruments

IFRS9 (Financial Instruments), which was published in November 2009, represents the first phase in the replacement of IAS 39 (Financial Instruments: Recognition and Measurement). IFRS9 focuses mainly on the classification and measurement of financial assets and applies to all financial assets within the scope of IAS39.

According to the standard, all financial assets are initially measured at fair value. In subsequent periods, debt instruments are measured at amortized cost if both of the conditions are satisfied:

-	Financial assets are held within a business model whose objective is to hold the financial assets to collect the contractual cash flows resulting of them.
-	The contractual terms of the financial asset allow the company, on specified dates, to receive cash flows that are solely payments of principal and interest on the outstanding principal amount.

Other debt instruments and financial assets are measured in subsequent periods at fair value.

Financial instruments, which are equity instruments, will be measured at fair value in subsequent periods and any differences will be recognized through profit or loss or other comprehensive income (loss), in accordance with the accounting policy elected for each instrument. Equity instruments held for trading must be measured at fair value through profit or loss. The election is final and irrevocable. However, when the business model used by a company for managing financial assets is changed, the company must reclassify all financial instruments affected by the change of the business model, in order to reflect such change. The standard does not allow any other reclassification.

In October 2010 the IASB published amendments regarding the requirements for derecognition of financial assets and financial liabilities. According to the amendments, the entity should continue implementing the provisions of IAS39 in respect of de recognition and financial liabilities, for which the fair value alternative was not selected (designated to fair value through profit or loss) i.e., the provisions of IAS39 will continue to apply on each financial liability held for trade and on financial liabilities measured at amortized cost.

Changes arising from the abovementioned amendments, affect the measurement of liabilities which are measured by the fair value alternative. In accordance with the amendments, the amount of fair value differences of a liability, attributable to the credit risk of the liability, will be recognized in other comprehensive income, unless such recognition creates or increases an accounting mismatch. Any other fair value differences are recognized in profit or loss.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 2 – Accounting Policy Principles (cont’d.)

The third phase of IFRS9 which stipulates the provisions in respect of hedge accounting was published in November 2013.

The mandatory application date, which was set at January 1, 2015, was cancelled. The mandatory application date will be determined upon completion of the standard. However, early adoption of the published sections of the standard is permissible. The Company is examining the possible impact of the Standard but is currently unable to assess the impact, if any, on the financial statements.

Note 3 – Companies of the Group

A.	Additional details in respect of companies directly held by the Company

(1)	Companies held directly:

			Presented in the
	Capital		financial statements
	holding ratio		of the Company as

Queenco Holdings Ltd.	100.0%		Consolidated company
Queenco Leisure International Ltd.
(hereinafter: “QLI”)	21.5	%(*)	Associated company
Shahar Hamillenium (1991) Ltd. (hereinafter:
“Shahar Hamillenium”)	100.0%		Consolidated company

(*)
The effective holding rate in the capital of QLI, including indirect holdings through Shahar Hamillenium, is approximately 37.3% as for the the balance sheet date (67.1% as for December 31, 2012). The minority interests in QLI as for balance the sheet date are approximately 42.4%, as part of the voting agreement with the interested parties of the Company.

(2)	Investments in directly investees:

	As for December 31,
	2013	2012
	NIS thousand	NIS thousand

Queenco Holdings Ltd. (*)	37,973	37,983
QLI (**)	25,020	65,582
Shahar Hamillenium	64,592	118,973
Less – treasury shares	(46,808)	(46,808)
	80,777	175,730

(*)	Including loans balances of approximately NIS 41,723 thousands and NIS 40,056 thousands as for December 2013 and 2012, respectively.
(**)
As abovementioned, QLI shares are held directly and indirectly through Shahar Hamillenium. The carrying amount of the investment amounted in NIS 43,288 thousands and NIS 113,418 thousands as for December 31, 2013 and 2012, respectively. The value of QLI shares held by the Company and Shahar Hamillenium, at the London exchange stock amounted approximately NIS 88,091 thousands and NIS 90,646 thousands as for the abovementioned dates, respectively.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 3 – Companies of the Group

(3)	Loans and credit balances in respect of directly investees:

	As for December 31,
	2013	2012
	NIS thousand	NIS thousand

QLI	12,399	25,246
Shahar Hamillenium	--	22,649
	12,399	47,895

(4)	The companies held directly by the Company were incorporated in Israel.

(5)	Acquisition of Non controlling interest in QLI

On November 19, 2012, QLI completed a rights issuance, in which 257,057,276 regular shares, par value NIS 1 were issued (of which 184,373,836 shares were allocated to the Company and the subsidiary Shahar Hamillenium), at a price of Euro 0.016 per share. The immediate proceeds (gross) received at the issuance amounted approximately at Euro 4,113 thousands (approximately NIS 20.5 million). Net issuance proceeds (deducted of issuance expenses and the participation of the Company and Shahar Hamillenium in the rights issuance) amounted approximately Euro 1,043 thousand (approximately NIS 5.2 million).

Pursuant the rights issuance, the holding rate of the Company, directly and  indirectly through Shahar Hamillenium, increased from a rate of 63.7% to approximately 67.1% (the holding rates in QLI prior to the rights issuance and loss of control, as detailed in Note 9.b). The excess of the carrying amount of the acquired minority interests over acquisition costs amounted approximately NIS 11,072 thousand and was recognized in the shareholders’ equity (as a capital reserve in respect of transactions with minority interests).

(6)	For details regarding guarantees provided to directly investees see Note 20.c.(1).

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 3 – Companies of the Group

B.	Additional Information Regarding the Group Companies

QLI has investments in tourism projects, including casinos and hotels. QLI's operations are conducted through subsidiaries, held directly or indirectly; the primary ones are as follows:

	Percentage of Holding (*)
Investees

Resido Rhodes Ltd. (hereinafter – Resido Rhodes) (1)	100.0%
Aneas Business and Services S.A. (hereinafter – Aneas) (1)	100.0%
Casino Rhodes S.A. (hereinafter - CR) (1)	91.6%
Vasanta Holdings Ltd. (hereinafter – Vasanta) (2), (3)	50.0%
Desharta Holdings Ltd. (hereinafter – Desharta) (2)	50.0%
Agastia Holdings Ltd. (hereinafter – Agastia) (2)	50.0%
Powerbrook Spain SL (hereinafter – PB Spain) (2), (3)	49.4	% (**)
Club Hotel Loutraky S.A. (hereinafter - CHL ( (2) - (4)	38.5	% (**)
Grand Casino doo (hereinafter – Grand Casino) (4)	34.7	% (**)
Nadji Club S.R.O. (hereinafter – Nadji) (5)	100.0%
Kohav Ltd. (hereinafter – Kohav) (6)	70.0%
Ekreach Leisure Enterprises Ltd. (hereinafter – Ekreach) (7)	70.0%

(*)
Effective holding percentage as of reporting date. The Company, as stated, holds approximately 37.3% of QLI's equity, and therefore its share of the equity of companies held by QLI is approximately 37.3% of the percentage holdings noted above.

(**)	Economic holding percentage as of reporting date. QLI's holding of the equity of PB Spain, CHL and Grand Casino is approximately 43.8%, 34.1% and 30.7%, respectively.

(1)	Resido Rhodes holds, through Aneas, approximately 91.6% of the issued and paid up share capital of CR, which operates a casino and hotel on the island of Rhodes in Greece.

(2)
Vasanta is a company jointly owned by QLI and a group company of Club Hotel. Vasanta holds, through Dasharta and Agastia, 87.5% of the voting rights and 98.75% of the economic rights of PB Spain, a Spanish corporation that holds 78% of the issued and paid up share capital of CHL, which operates a casino and hotel in the city of Loutraky in Greece.

The balance of PB Spain's voting rights, that is 12.5%, is held by Casino Austria Greece Gmbh, a group company of Casino Austria (hereinafter - Casinos Austria - Greece). The shares issued to Casino Austria-Greece are entitled to 1.25% of the available cash flow of PB Spain (after repayment of loans), until repayment of the Preferred shares held by Agastia of  PB Spain (as of reporting date - approximately € 267 million of Preferred shares by QLI). After payment of all Agastia Preferred shares, Casino Austria - Greece will be entitled to 12.5% of the economic rights of PB Spain.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 3 – Group's Companies

(3)
On December 31, 2008, Vasanta received an irrevocable offer to accept a mutual option for its holdings of PB Spain. Under terms of the proposed offer, Casino Austria International Holding GmbH (hereinafter - CAIH), a group company of Casino Austria, would receive a CALL option to require PB Spain, and Vasanta would receive a PUT option to require CAIH to invest in PB Spain, in exchange for the issuance of Ordinary shares representing 11.74% of the Ordinary share capital of PB Spain (fully diluted). In addition, CAIH would be issued a special share entitling it to receive 10% of the profits to be distributed by PB Spain, generated by the Belgrade casino (or from the sale of its Belgrade casino shares) and a special share of another type, entitling CAIH (under certain conditions) to special protection veto rights (available for use under reasonable circumstances) in respect of various decisions taken by PB Spain.

On April 28, 2009, the Board of Directors and Vasanta decided to accept the irrevocable offer, and therefore the mutual option agreement was triggered. The exercise price of the CALL option was € 54.9 million and it expired on August 31, 2009. The exercise price of the PUT option was € 49.5 million. In addition, the Board of Directors and Vasanta decided that should any of the options be exercised, Casino Austria - Greece, as guaranteed by PB Spain, would receive € 5.25 million for differences in connection with the 2002 transaction.

On March 30, 2010, CAIH was notified of the exercise of the PUT option. It should be noted that the finalization of the exercise of the option involves decisions by the appropriate organs of Vasanta, Dasharta, Agastia and PB Spain, and receipt of the exercise price of the option.

In February 2011, a letter was received from CAIH. The letter stated that because of a number of reasons (which were not specified in the letter), the PUT option did not bind it, and therefore it was not bound by its provisions, in particular the obligation to purchase shares of PB Spain, the issue of the option agreement, and the payment of compensation in respect thereof, and therefore, it did not intend to effect said steps. PB Spain and Vasanta (each separately) in reply to CAIH, stated that the opinion that the option agreement was not binding, was rejected, and that their position was that the option agreement was still valid and that the parties acted had accordingly up to said date.

In August 2011, and March 2012, more letters were received from CAIH, noting that it offered a payment of €24 million in exchange for full repayment of all claims and potential claims arising from the option agreement. The offer expired on May 9, 2012.

Vasanta contracted with a Spanish lawyer for legal action to be taken to enforce the exercise of the PUT option.

In October 2013. QLI submitted an application to the Court to appoint a receiver / other officer to exercise Vasanta's rights under the PUT agreement. In December 2013 a hearing was held on the request, and it was decided to appoint an officer, under mutual agreement by the parties, for the purpose of advancing arbitration vis à vis CAIH, including maintaining contact with the Spanish lawyer, as contracted by Vasanta, as noted above.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 3 – Companies of the Group

(4)
CHL holds a 90% interest in the equity of Grand Casino, a company which operates a casino in Belgrade, Serbia. The Serbian Lottery Corporation holds the remaining shares (10%). CHL's share in the financing of the investments was 100%.

(5)	Nadji holds a recreation center in Prague, Czech Republic, which includes the SASAZU restaurant, as well as a club.

On October 2, 2013 QLI entered into an agreement with a third party (hereinafter - the Buyer) to sell its operations in Prague. Under the agreement, QLI would assign to the buyer,  the right to repayment of shareholder loans that it provided for the Prague operations, totaling € 800 thousand  to be paid in a number of installments, up to July 2014 (hereinafter - the proceeds). In addition, and subject to and immediately after full payment, QLI would transfer to the buyer, all its holdings in Nadji and all intellectual property rights to the SASAZU brand and trademark.

The Buyer has the option to cancel the agreement, up to June 27, 2014 or until the full consideration would be paid, whichever is earlier, if Nadji would receive an eviction notice from the City of Prague (see note 20 A (5)). As of approval date of the financial statements, said transaction has not yet been finalized and the shares of Nadji are held in trust. Nevertheless, from the date the agreement, the operations in Prague were transferred to the buyer.

During the reporting year, the group recognized a provision for impairment of € 1,089 thousand (approximately € 5,249 thousand) attributed to the cash-generating unit in Prague, based on the above sales agreement.

(6)	Kohav holds two land properties in Bulgaria.

(7)	Ekreach operates a casino and hotel in Sihanoukville, Cambodia.

Note 4 – Cash and Cash Equivalents

	December 31
	2013	2012
	NIS Thousands	NIS Thousands

Composition

Cash on hand	--	6,047
Cash in banks	315	6,311
Short term deposits	--	507
	315	12,865

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 5 – Short Term Investments

	December 31
Composition	2013	2012
	NIS Thousands	NIS Thousands
Marketable securities, held for trading:
Shares	43	71
Mutual funds, hedge funds, and others	--	10
	43	81
Bank deposit	--	138
	43	219

Note 6 – Trade and Other Receivables

	December 31
	2013	2012
Composition	NIS Thousands	NIS Thousands

Loans to shareholder in investee(*)	176	3,277
Interest receivable from an associate	6,436	--
Institutions	12	4,965
Trade receivables	--	2,982
Interested parties	--	202
Investees	139	606
Current maturities of non-current loans and other receivables	270	3,896
Other items	24	2,226
	7,057	18,154

(*)
In 2007 and 2008, a consolidated  company issued loans totaling approximately € 8 million to a third party (hereinafter - the borrower),  a shareholder of the investee.  Under the terms of the agreement between the parties, the loans were to be repaid within a period of one year from the date granted, linked to the € and bearing interest at LIBOR plus 2% per annum.

In practice, and according to a number of amendments to the agreement, the last of which was dated June 7, 2012, the date of repayment of the loan is spread over a period up to March 31, 2013. In addition, as of April 30, 2010, the principal of the loan, with interest accrued to that date, was linked to the CPI and bore annual interest of 9%.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 7 - Non-Current Assets Held for Sale

NIS Thousands
Composition, as of December 31, 2012:

Real estate in Bulgaria	7,273

During the reporting year, the Group recorded a provision for impairment of approximately € 478 thousand (approximately NIS 2,303 thousand) in respect of land assets, based on current negotiations for the sale of said assets.

Note 8 - Other long term receivable

	December 31
	2013	2012
	NIS Thousands	NIS Thousands

A. Composition:

Loans to an associate (1)	5,963	--
Interested parties (2)	--	3,896
Pledged deposit	--	4,168
Deposit with the Court	--	4,207
Other items	130	1,136
	6,093	13,407
Less – current maturities	270	3,896
	5,823	9,511

(1)	The loans are linked to the CPI and bear interest at the rate of 9%.
(2)	The balance was repaid during the reporting year in accordance with a Court judgment dated November 2012 (see note 20 B (1) C).

	December 31
	2013	2012
	NIS Thousands	NIS Thousands

B. Linkage terms

Linked to the CPI	5,963	--
Linked to the $	--	896
Linked to the €	--	8,502
Not linked	130	4,009
	6,093	13,407

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 8 - Loans and Receivables (Continued)

	December 31
	2013	2013
	NIS Thousands	NIS Thousands

C. Repayment dates – one year after reporting date

Second year	5,693	896
Fifth year and after	--	4,168
Without any pre-set repayment date	130	4,447
	5,823	9,511

Note 9 - Investment in an Associate

A.	Composition as of December 31, 2013:

NIS Thousands

Company's share of QLI's equity	31,274
Excess costs attributed	12,014
43,288
Changes in the investment in the reporting year:

Balance, beginning of year	--
Fair value on the date of loss of control of QLI (*)	46,450
Negative goodwill recognized under profit and loss (*)	4,415
Share of results in associated company	(5,551)
Company's share of other comprehensive income - associate	338
Translation differences	(2,364)
Balance, end of year	43,288

(*) See sub note - B below.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 9 - Investment in an Associate (Continued)

B.	Rights Issue and the Loss of Control in QLI

In May 2013, QLI's Board of Directors decided on a rights issue, whereby in which each shareholder holding 100 shares of QLI would be offered 80 additional shares, for € 0.012 per share.

On June 4, 2013, the Company entered into an agreement with a third party (hereinafter - the Investor) under which the Company and Shahar Hamillennium would assign their rights to the investor for the purchase of QLI shares, as part of the rights issuance. According to the assignment of rights, the Investor would pay the Company $ 2 million, payable solely from dividends to be received (as distributed) by the investor from QLI (hereinafter - the contingent consideration).

On August 12, 2013, QLI completed the rights issuance, and issued 488,408,824 Ordinary Shares of NIS 1 par value each, at € 0.012 per share. The immediate consideration (gross) received following the issue amounted to approximately € 5,861 thousand (approximately NIS 27.7 million). The Company and Shahar Hamillennium purchased, as part of the rights issue 368,831,223 shares, representing approximately 33.6% of the issued and paid up share capital of QLI (after the issuance), which was sold in full to an investor under the agreement, as noted above.

Following the rights issuance, the Company's holdings in QLI, directly and indirectly through Shahar Hamillennium, decreased from approximately 67.1% to approximately 37.3%. The percentage of the Company's QLI voting rights decreased to approximately 42.4%. In light of said, as of August 12, 2013, the Company lost control of QLI (hereinafter - the date of loss of control). From the date of loss of control, the Company has ceased to consolidate QLI in its financial statements, and the investment therein is reported on the equity method. For convenience purposes, QLI was no longer consolidated as of July 1, 2013 (with respect to pro forma financial statements, with the investment in QLI reported on the equity method during all reporting periods - see note 31).

On the date of loss of control, the Company revalued its remaining equity interests in QLI (37.3%). The fair value of the investment balance was evaluated by an independent appraiser at approximately NIS 46, 450 thousand. The fair value of the investment balance is based on QLI's share price, as determined by the rights issuance, with adjustments to said price, arising mainly from the fact that the Company believes that the price set by the  rights issue, reflects an "under duress" selling price. In addition, adjustments were made which were intended to reflect the value of the transaction's contingent consideration, and the value of the collateral provided by the investor for the benefit of the Company's debenture holders.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 9 - Investment in an Associate (Continued)

As of approval date of the financial statements, the Company has completed the purchase price allocation process. As part of the allocation, the excess of the Company's share of the fair value attributed to the assets and liabilities of QLI over the fair value of the remaining investment in the associate amounted to NIS 4,415 thousand. This amount was recognized as negative goodwill, and was recognized immediately as income under profit and loss.

As a result of the rights issue and the realization of its investment in QLI, the Company recognized a loss of approximately NIS 73,381 thousand (this amount includes a loss of approximately NIS 48,767 thousand which was due to the reclassification of translation differences to profit and loss, on the date of loss of control, offset by the negative goodwill, as noted above). Said loss was recognized under profit and loss, under "other expenses" during the reporting year.

The balance of assets and liabilities attributed to QLI on the date of loss of control:

NIS Thousands

Assets

Cash and cash equivalents	11,387
Trade and other receivable	5,260
Inventories	1,339
Non-current assets, held for sale	42,941
Other long term receivable	11,825
Investments in jointly controlled companies	64,965
Property, plant and equipment	98,853
Intangible assets	25,494
Deferred taxes	2,460
264,524
Liabilities

Bank overdraft and loans	4,765
Account payable	7,880
Current tax liabilities	7,550
Other current liabilities	51,123
Long term Bank loans	27,185
Other long term liabilities	33,626
Provision for retirement benefits	3,657
Deferred taxes	1,297
137,083

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 9 - Investment in an Associate (Continued)

On September 3, 2013, the Company along with Shahar Hamillennium signed an agreement with the investor vis à vis cooperation between them when voting at the general meetings of QLI. Under the agreement, the parties will coordinate their votes, as far as possible, before the convening of each shareholders' meeting. Moreover, any reappointment or termination of tenure of any of the directors who serve on QLI's Board, or the appointment of a new director, will be by agreement between the parties.

C.	Summarized Financial Information – QLI

Statement of Financial Position as of December 31, 2013

€ Thousands

Current assets	3,808
Non-current assets	43,625
Current liabilities	(15,074)
Non-current liabilities	(3,200)
Equity	29,159

Equity attributable to equity holders of the associate	17,558
Percentage of holding of the associate	37.25%
The Company's share of the equity of the associate	6,540
The balance of excess cost attributed to the investment	2,512
The balance of the investment in the associate	9,052
The balance of the investment in the associate (NIS thousands)	43,288

€ Thousands

Statement of Comprehensive Income for 2013

Revenue	15,287
Loss from continuing operations	(21,957)
Loss from discontinued operations	(1,583)
Net loss	(23,540)
Other comprehensive loss	(641)
Total comprehensive loss	(24,181)

D.	QLI's financial statements are attached to the Company's financial statements.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 10 - Investments in Jointly Controlled Companies

A.	Composition as of December 31, 2012:

NIS Thousands

Group's share of Vasanta's negative equity	(600,178)
Capital notes (1)	694,989
Loans (2)	36,333
131,144

(1)	The capital notes were issued by Agastia. The capital notes are not CPI-linked and do not bear interest.

(2)	The loans were issued to Agastia. The loans are Dollar-linked and bear interest of LIBOR plus 2% per annum. Regarding the lawsuit in connection with said loans - see note 20 B (2) F.

Information on jointly controlled companies - see note 3 B (2).

Provisions for Impairment

In April 2013, the Company received a valuation report from an independent appraiser regarding the value of its investment in CHL. The valuation report was based on a weighted average of value in use under two possible scenarios. Under the first scenario, it was assumed that because of the conflict between the shareholders of CHL, there would be no material change in the structure and the results of its operations during 2013 - 2014, and accordingly, the forecasted figures for said years are mostly based on the budget approved by CHL's Board of Directors for 2013.  For subsequent years, Company management assumed that it would be possible to rationally operate the casino and that the necessary adjustments would be made to return the casino to profitability. The first scenario was given a weighting of two-thirds in determining value in use. The second scenario was based on projected cash flows, which were included in a detailed five-year business plan, which was received from CHL management, which considered the possibility that CHL would cease to exist as a going concern. The Company's Board of Directors and management, examined the data included in the business plan, and are of the opinion that the data are biased negatively and do not reflect CHL's future position. In addition, CHL's Board did not approve and was not asked to approve said business plan. Accordingly, this scenario was given a one-third weighting in determining value in use. The value in use for both scenarios was estimated using discounted cash flows over the forecast period, using an after-tax discount rate of 16%. The residual assumed growth rate was 2%.

As of December 31, 2012, the Company reported its investment in CHL on the equity basis, as determined by said valuation report, and included a provision for impairment of the investment in the amount of NIS 230 million, in its financial statements. The provision for impairment was charged to profit and loss under "Share of result in associated companies in 2012."

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 10 - Investments in Jointly Controlled Companies (Continued)

In August 2013, QLI received an updated valuation report from an independent appraiser regarding the value of its investment in CHL as of June 30, 2013. The valuation report reflected a 80% likelihood that CHL would cease to exist as a going concern, in light of the significant deterioration in its financial situation (this scenario was given a one-third weighting in the original valuation report of December 31, 2012). The second scenario, given a weighting of 20%, was based on the casino's projected cash flows, using a discount rate after tax of 17% and a residual growth rate of 1.5%. Based on this valuation report, QLI valued its investment in CHL at € 1.7 million (a share of 39%) and included a further provision for impairment in the amount of NIS 61 million in its financial statements. The provision for impairment was charged to profit and loss under " Share of results in associated companies " during the reporting year.

As of reporting date, QLI has written off the balance of its investment in CHL, this in light of the legal situation and the continued worsening in its financial position, as noted in sub-note C below.

B.	Loss of Joint Control of CHL

QLI holds CHL through a chain of Israeli and foreign corporations (hereinafter - holding companies), as noted in note 3 B (2).

Up to and including the financial statements as of December 31, 2011, the investment in CHL was reported in the consolidated financial statements of the Company on the proportionate consolidation basis, in accordance with IAS 31 – "Interests in Joint Ventures".

Further to note 20 B (2), inter alia, regarding changes in the composition of CHL's Board during the first quarter of 2012, an unusual situation was created whereby despite the fact that vis à vis its holding companies up to and including PB Spain, QLI had the ability to express its will because of "joint control", QLI's joint control of CHL was negated since the control of PB Spain of CHL does not actually exist in practice. For convenience purposes, the date of loss of joint control was set as March 31, 2012.

At the time of loss of joint control, the Company revalued its investment in CHL on the fair value basis. As a result, the group recognized a loss of approximately NIS 47,945 thousand (of said amount, approximately NIS 37,276 was due to the allocation of exchange differences to profit and  loss upon the loss of joint control of the foreign operations). Said loss was recognized under profit and loss under "Group's Share of Losses of Investees in 2012."

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 10 - Investments in Jointly Controlled Companies (Continued)

c.	CHL's Financial Position

In recent years, CHL has incurred heavy operating losses and its working capital deficit as of reporting date amounted to tens of millions of Euros. In addition, CHL does not meet its current repayment obligations, including the payment of turnover tax and National Insurance premiums.

In July 2013, CHL signed a refinancing loan agreement with Piraeus Bank (instead of a line of credit, without any collateral, as CHL previously had with said banking corporation). According to the agreement, the € 42.5 million (including accrued interest) loan's repayment dates were rescheduled over a period starting in July 2015, and ending in January 2019. The loan is secured by a lien on land in Loutraky and on 39% of the shares of the Belgrade casino (of a total holding 90%).

On October 16, 2013, CHL informed the Company that it had applied to a Court in Greece for approval of a creditors' arrangement. The Court granted a Temporary Stay of Proceedings until a decision on the application. Said Court may not approve the request, inter alia, in light of the objections to the application submitted by the Greek Finance Ministry and the Municipality of Loutraky. If the application is not approved, CHL or its creditors may file an Application for Liquidation. As of approval date of the financial statements, it is not possible to estimate the likelihood of the application.

On November 6, 2013, CHL informed the Company that the Greek Gaming Commission, which serves as the regulatory agency for casinos in Greece and is responsible for their licensing, had called CHL and the Municipality of Loutraky to a hearing, arguing allegedly, that they had violated the terms of the license, inter alia, due to the non-transfer of various payments to the Greek authorities. Following the hearing, which was held on November 18, 2013, CHL filed its position in writing. As of approval date of the financial statements, it is not possible to estimate the effect of said on the license to operate the casino in Loutraky, if any.

Further to the above, Company management believes that there is substantial doubt regarding CHL's continued existence as a going concern. The financial statements do not include any adjustments to the values of assets and liabilities and their classifications that may be necessary if CHL is unable to continue as a going concern. It should be noted that the Company and QLI are not required to provide CHL with additional capital, and that the cash balances of PB Spain, as of reporting date, total approximately € 8 million.

Note 11 - Investments in Financial Assets Available for Sale

Investment in Art Partners - Limited Partnership, a fund that invests in art objects. The Company's share of the Fund is 4.88%.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 12 - Property, Plant and Equipment

	Land and Building installation	Casino Gaming Electronic Equipment	Furniture and Equipment	Vehicles	Total
	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands

A. Composition

Cost

As of January 1, 2012	248,535	30,378	54,685	1,235	334,833
Additions	112	1,075	4,118	--	5,305
Disposals	(6,937)	--	--	(956)	(7,893)
Translation differences	(910)	(124)	(110)	307	(837)
As of December 31, 2012	240,800	31,329	58,693	586	331,408
Additions	--	1,335	217	--	1,552
Transfer of non-current assets held for sale	(38,492)	--	--	--	(38,492)
Deconsolidation	(191,517)	(31,380)	(56,312)	(575)	(279,784)
Translation differences	(10,791)	(1,284)	(2,598)	(11)	(14,684)
As of December 31, 2013	--	--	--	--	--

Accumulated depreciation

As of January 1, 2012	85,900	29,342	47,900	661	163,803
Additions	13,091	961	2,636	114	16,802
Disposals	(3,295)	--	--	(232)	(3,527)
Translation differences	(82)	(116)	(100)	(6)	(304)
As of December 31, 2012	95,614	30,187	50,436	537	176,774
Additions	6,390	280	929	10	7,609
Deconsolidation	(100,228)	(29,259)	(50,907)	(537)	(180,931)
Impairments provision	3,297	--	1,952	--	5,249
Translation differences	(5,073)	(1,208)	(2,410)	(10)	(8,701)
As of December 31, 2013	--	--	--	--	--

Depreciated cost
As of December 31, 2013	--	--	--	--	--
As of December 31, 2012	145,186	1,142	8,257	49	154,634

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 12 - Property, Plant and Equipment (Continued)

B.	Composition – Land as of December 31, 2012 (Amortized Cost):

	Note	NIS Thousands

Hotel in Rhodes, Greece	20 A (4) E	83,286
Entertainment Center in Prague, Czech Republic	20 A (5)	19,185
Land in Cambodia (*)		39,562
Leasehold improvements, Israel		3,153
		145,186

(*)
In January, 2008, a foreign company wholly owned by QLI agreed to acquire approximately 90 acres in Cambodia's Sihanoukville area, for a consideration of approximately $ 10 million. At this stage, the land is designated for agricultural purposes.

OLI Board of Directors, in a meeting held in February 2013, agreed on the sale of 9 Hectare plot the Company owns in Cambodia. Accordingly, QLI contracted with a local broker to assist in the sale of land. Concurrently, QLI is considering the possibility of introducing investors in the Cambodian operations and / or obtaining financing against a lien on the land.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 13 – Intangible Assets

	Casino Licenses	Customer Relations	Goodwill	Lease Agreement	Other	Total
	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands

A. Composition

Cost
As of January 1, 2012	143,995	3,704	26,834	16,365	152	191,050
Additions	--	--	--	--	5	5
Translation differences	(511)	(14)	(95)	(58)	94	(584)
As of December 31, 2012	143,484	3,690	26,739	16,307	251	190,471
Deconsolidation	(137,479)	(3,534)	(25,611)	(15,619)	(240)	(182,483)
Translation differences	(6,005)	(156)	(1,128)	(688)	(11)	(7,988)
As of December 31, 2013	--	--	--	--	--	--

Accumulated depreciation
As of January 1, 2012	128,324	3,521	26,834	4,082	105	162,866
Additions	--	183	--	862	51	1,096
Translation differences	(455)	(14)	(95)	(18)	70	(512)
As of December 31, 2012	127,869	3,690	26,739	4,926	226	163,450
Additions	--	--	--	419	14	433
Deconsolidation	(122,477)	(3,534)	(25,611)	(5,128)	(239)	(156,989)
Translation differences	(5,392)	(156)	(1,128)	(217)	(1)	(6,894)
As of December 31, 2013	--	--	--	--	--	--

Depreciated cost
As of December 31, 2013	--	--	--	--	--	--
As of December 31, 2012	15,615	--	--	11,381	25	27,021

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 14 – Bank overdraft and loans

Composition as of December 31, 2012:	Thousands NIS

Without linkage	49
Current maturity of long term loans	4,921
4,970

Note 15 – Other current liabilities

	December 31
Composition:	2 0 1 3	2 0 1 2
	Thousands NIS	Thousands NIS
Associated company
Employees	931	--
Institutions	18	9,649
Provisions and accrued expenses	909	8,366
Stakeholders	1,994	4,799
Current maturities of other long term liabilities	117	355
Others	--	3,189
	296	5,928
	4,265	32,286

Note   16 – Long term bank loans

A. Composition as of December 31, 2012:	Thousands NIS

Euro loan
Deducting – current maturities	33,234
4,921
28,313

The loan was received from a Greek bank consortium ( hereinafter – the bank corporation ) bears effective interest  of Libor interest  plus 2.25% and was due until the year 2013. In October 2013 CR signed a final agreement with the bank corporation, following the memorandum of understanding from December 2010, according to which the loan due period was extended until 2017. Likewise, starting from the day of the memorandum of understanding, the loan bears interest at the rate of Libor interest plus 3.5%.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note   16 – Loans from Bank Corporations

B. Repayment date	Thousands NIS

First year – current maturities	4,921
Second year	4,921
Third year	7,381
Fourth year	7,381
Fifth year	8,630
33,234

C.	Collaterals – see explanation 21 A.

Note 17 – Bonds

A	Composition

	December 31
	2 0 1 3	2 0 1 2
	Thousands NIS	Thousands NIS

Bonds (series A' )	33,506	49,319
Discount of bonds	1,477	2,812
	32,029	46,507
Deducting - current maturities	16,753	16,440
	15,276	30,067

B.	Issue of Bonds and Deeds of Option to be Converted into Bonds

On January 4th, 2011, the company published a counter offering report, published in accordance with a company counter forecast from May 2010. According to the counter offering report, the company offered up to 60 million NV NIS bonds (series A' ) together with up to 600 deeds of option (series 12) (hereinafter – the securities offered).

The securities offered were offered to the public by -  60,000 units including 1,000 bonds (series  A' ) and 10 deeds of option (series 12) each, by tender of the unit price, the minimal price being 950 NIS. In the tender, that took place on January 5th, 2011, applications were submitted for purchase of 57,215 units. The price of  950 NIS was determined for each unit. In all, the company allocated 57,215 NV thousands NIS bonds (series A' ) and 572,150 deeds of option (series 12). The immediate (brut) consideration received in the issuing is 54,354 thousands NIS. A total of 1,699 thousands NIS from the issue consideration was attributed to the deeds of option, these being measured at fair value through profit and loss, based on their price in the Exchange shortly after their issuing. The balance of the issue consideration, of about 52,655 thousands NIS, was attributed to the bonds. The (net) issue consideration (after deduction of the issue expenses) amounted to about 53,159 thousands NIS .

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 17 – Bonds (Continued)

C.	Additional information for bonds

Bonds (series A' ) bear annual nominal interest of 6.5 or 7% as specified below, linked (fund and interest) to the customer price index for November 2010. They are due in four annual payments, as specified below: on December 31st , 2012 and  2013 the company redeemed 10% and 30%, respectively, from the nominal value of the bond fund. The balance of the bond fund due in two equal payments on December 31st, 2014 and 2015 (in each payment the company will redeem 30% of the nominal value of the bond fund). The effective interest rate of the bonds is about 10%.

On March 31st, 2012 the equity attributed to the company shareholders decreased from a total of 320 million NIS. Therefore, in accordance with the conditions of the bonds' deeds of trust starting from the second quarterly of the year 2012, and as long as the equity attributed to the company shareholders will be lower than the above mentioned amount, the rate of the bonds' nominal interest will be raised by 0.5% and will be 7%.

In the years 2012 and 2011 the consolidated Shahar Hamillenium Company purchased about 250 NV thousands NIS and about 4,289 NV thousands NIS company bonds, at the cost of about 166 thousands NIS  and about  3,109 thousands NIS, respectively. The profit from early redemption of bonds amounted to about 72 thousands NIS and about 970 thousands NIS in the years 2012 and 2011, respectively. It was credited to the profit and loss statement in the financing income clause. In addition to this, the consolidated company converted deeds of option of about 55,863 NV thousands NIS company bonds, as specified in sub paragraph D' below.

On July 2013 the company wrote off out of the turnover about 54,363 NV thousands NIS bonds,  which were held in custody by the consolidated company. The bonds were converted into loan from the consolidated company, which will not be due before the company liabilities concerning the bonds are finally settled.

On the balance sheet date the bonds' balance (series A' ) in the turnover amounts to  about NV 31,606 thousands NIS.

Collaterals – see explanation 21 B.
Financial criteria  - see explanation 28 H.

D.	Additional information concerning the deeds of options to be converted into bonds

The deeds of option (series 12) can be exercised until July 14, 2011, so that each deed of option can be exercised at 100 NV NIS  bonds (series A' ) versus cash payment of exercise price of 95 NIS.

On April 14, 2011, the company published a counter offer report, through a full procurement exchange offer, according to which the company offered to the holders of the deeds of option (series 12), which can be exercised into the company's bonds (series A' )  to purchase from them, through a consolidated company, all deeds of option (series 12), for which acceptance notice will be received in exchange for issue of deeds of option (series 2)  which can be exercised into the company shares by 1:5 exchange ratio, namely for each deed of option  (series 12) which will be purchased by the consolidated company, the company will issue 5 deeds of option (series 2).

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 17 – Bonds (Continued)

Holders of 526,215 deeds of option responded to the tender offer of exchange (series 12). In accordance with the conditions of the purchase offer, the consolidated company purchased on May 4th, 2011, all deeds of option (series 12) the holders of which responded. In exchange the company allocated the holders of deeds of option, who had responded to the offer as above mentioned, 2,631,075 deeds of option (series 2) . The fair value of the deeds of option (series 2) that had been issued amounted to about 2,631 thousand NIS based on their price in the Exchange shortly after their issuing. As a result of liabilities' settlement due to deeds of option (series 12) a loss of about 932 thousands NIS was caused to the company. The above mentioned loss was credited to the profit and loss statement in the financing expenses in the year 2011.

On June 13th, 2011, the consolidated company exercised 558,633 deeds of option (series 12) into 55,863 NV thousands NIS company bonds (series A' ). The balance of the deeds of option (series 12) expired on June 14th, 2011.

Note 18 - Other long term liabilities

A.	Composition December 31, 2012:

Thousands of NIS

Liabilities for share purchase in the joint controlled
company (1)	3,189
Loan from shareholder in the consolidated company (2)	1,678
Provisions for tax assessment (3)	15,726
Other	1,509
22,102
Deduction – current liabilities	3,189
18,913

A.	Composition December 31, 2012:

(1)
Liabilities for purchase of 6% of the rights on Dasharta. The liability was due until September 2011, denominated in Euro, bearing effective interest of 4.7% (the Libor interest in the shares' purchase day). In fact, according to the amount of amendments which made to the agreement, the last one in May 2013, they agreed about spreading the due date of the liability balance on a period ending on September 2014. In addition to this, starting from September 2011, the liability balance has been index linked, bearing a 6.5% - 7% interest.

(2)	The loan is denominated in Euro and bears no interest.
(3)	Fair value together with businesses attributed to pending liability in CR due to tax assessments (see explanation 20. B. [3]).

B.	Repayments dates

Thousands of NIS

First year – current maturities	3,189
With no preset due date	18,913
22,102

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 19 - Provision for retirement Benefits

A	Changes in liabilities:

	December 31
	2 0 1 3	2 0 1 2
	Thousands NIS	Thousands NIS

Balance at the beginning of the year	3,602	3,447
Amounts charged to profit and loss statement	936	1,001
Actuarial losses credited to other comprehensive
income	--	2,696
Benefits paid	(713)	(3,528)
Deconsolidation	(3,657)	--
Translation differences	(168)	(14)
Balance at the end of the year	--	3,602

B	Amounts credited to the profit and loss statement:

	December 31
	2 0 1 3	2 0 1 2
	Thousands NIS	Thousands NIS

Cost of current service	168	333
Interest expenses	55	168
Excess payments	713	500
	936	1,001

C	The main assumptions used in determining the liabilities:

	December 31
	2 0 1 3	2 0 1 2
	Thousands NIS	Thousands NIS

Rate of capitalization	3%	5.6%
Rate of expected increase in salary	2%	--
Rate of inflation	2.5%	2.5%

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts

A	Contract

(1)       The Company

On March 30, 2014, the Audit Committee of the Company's Board of Directors approved a contract with the CEO of the Company, under which the Company is to receive a loan of NIS 1.55 Million from a Company owned by him. The loan will be made available for a period of one year and will bear annual interest at the rate payable on State of Israel Bonds. As collateral security for the loan, the Company will charge all the holdings of the Consolidated Companies in the Company's shares (Dormant Shares).

(2)       QLI

(a)
On September 14, 2014, the General Meeting of QLI approved a change in some of the terms of employment of Mr. Yigal Zilkha, the Company's controlling shareholder. By virtue of his position as a Director of QLI, Mr. Zilkha is entitled, as from March  26, 2009, to reduced management fees amounting to about 133,000 Pounds Sterling per annum (instead of annual management fees of 200,000 Pounds Sterling to which he had been previously entitled). Additionally, the controlling shareholder's entitlement to a bonus conditional upon QLI results, was cancelled.

During 2010, as part of the increased efficiency plan in the context of which the remuneration of the Senior Members of the Company was reduced, the remuneration of the controlling shareholder was reduced by about 20%.

The validity of the aforementioned agreement terminated in September 2012.

(b)
In January 2012, the Board of Directors of the Company and of QLI approved the terms of the tenure in office of Mr. Tal Tergan, pursuant to his position of CEO of the Company and CEO of QLI. The Company and QLI will enter into  a contract with Mr. Targan, through a body corporate wholly owned by him, under which Mr. Targan will provide the Company with management services, commencing from January 1, 2012, and continuing for an indeterminate period, by virtue of his position as CEO. The management services are to be provided  to the Company and to QLI to the extent of 20% and 80%, respectively. In consideration for the management services, Mr. Targan will be paid monthly management fees of NIS 83.5 thousands with the addition of expenses of maintaining the mobile cellular telephone. The Company will bear 20% of the cost of Mr. Targan's employment and QLI will bear the balance of the cost of his employment.

Mr. Targan's contract of employment as CEO of the Company came to an end on April 30, 2013.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

(3)        CHL

(a)
CHL is a party to the joint venture with the Municipality of Lutraki concerning the operation of a casino and establishment of a Hotel and Marina in the City of Lutraki, in Greece. The Hotel has 267 rooms and it began operating in July 2002.

Under the agreement between the parties dated February 14, 1995, CHL will exercise control and management of the casino, and division of the, which will not be less than an annual payment to the Loutraki Municipality of one million dollars, shall be as follows:

		Loutraki
	CHL	Municipality (*)
The first 7.5 years	88%	12%
The next 7.5 years	86%	14%
The next 23 years	84%	16%
The next 12 years	50%	50%

(*)	Loutraki Municipality's profit share is after offsetting the costs of depreciation. After the 50th year the Casino's License will be transferred in its entirety to the Municipality.

(b)	In November 2012, the rate of turnover tax on the revenues from the casino was increased from 35% to 37% (including the 2% payable to the Loutraki Municipality).

(c)	Ownership of the Hotel will be transferred to the Municipality in 2033 in accordance with the Agreement with the Municipality.

(d)
Under the Agreement with the Municipality, CHL undertook to finance the construction of a Marina in the City of Loutraki within 42 months from the date of receipt of a building permit. In the estimation of the CHL Board the costs of building the Marina will amount to about 35 Million Euros. As of the date of approval of the Financial Statements, the Marina building works have not yet commenced, this being because the Greek Antiquities Authority has not approved the grant of the license for its construction. According to the professional opinion of the legal advisors of CHL, because of the fact that the Marina construction works have been delayed for reasons outside its control, CHL is not in breach in respect of matters pertaining to the building of the Marina.

(e)
On December 16, 2005, Grand Casino, a company owned by CHL, was declared the winner of a tender for acquisition of a license for the operation of a Casino exclusively for a period of 10 years in Belgrade, the capital city of Serbia (hereinafter - Belgrade Casino). Grand Casino paid a total of about 18 Million Euros in consideration of the grant of the license to it.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

Notwithstanding the exclusivity granted to the Belgrade Casino as aforementioned, the Serbian Government granted a license to another concessionaire in Belgrade. In light of this fact, CHL initiated an international arbitration proceeding in order to investigate the dispute between the parties regarding the exclusivity granted to Belgrade Casino in the framework of the license. As at the date of approval of the Financial Statements, Belgrade Casino is the only casino operating in Belgrade.

As part of the new Gambling Law enacted in November 2011, and as part of a compromise agreement between the parties, the matters that had been in dispute were settled, and it was provided inter alia that a license would not be granted for another casino within the municipal area of the City of Belgrade, until December 31, 2020. Additionally, the Serbian Company will have an option of renewing the license for further periods of 10 years, on each occasion in consideration of a fixed payment of 500 thousand Euros for each period.

(4)       CR

(a)
CR owns a concession for an unlimited period for the operation of a casino and hotel on the Island of Rhodes, Greece. The concession granted CR exclusivity for a period of 12 years which ended on April 2, 2011. As at the date of approval of the Financial Statements it is not known whether the Greek Government intends to issue additional tenders for the grant of licenses for casinos.

(b)	In November 2012, the rate of turnover tax applicable to revenues from the Casino was increased from 32% to 34% (including the 2% payable to the Rhodes Municipality).

(c)
Under the terms of the concession, CR undertook to make an investment of about 59 million Euros in the Island of Rhodes. In the estimation of the legal advisors of CR, a foreign bank (a former shareholder of CR) has undertaken to make credit available on order to finance the said investment.

CR was given an extension until September 2007 in order to make the said investment. In September 2007 a company wholly owned by QLI contracted with a third party and the foreign bank in Memoranda of Understandings (MOU) for the acquisition of 50% of the rights in a Greek Company which owned rights for the establishment of a Marina and construction of a residential project on the Island of Rhodes. In accordance with the MOU, the investment will be financed by the foreign bank by means of Non Recourse Loans. CR sought approval from the Greek Authorities to the effect that the Project would be deemed to constitute fulfillment of the commitment contained in the terms of the concession, as detailed above. As a result of the opposition of the Rhodes Municipality to construction of the Project, the Greek Gambling Commission has not expressed its opinion on this issue. In the estimation of the legal advisors of CR, the foreign bank and CR will obtain a further extension of time with a view to locating other projects in order to meet the commitment. In the estimation of the legal advisors of CR the risk of revocation of the Casino License as a result of the above is insubstantial.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

(d)	Under the terms of the concession and a decision of the Court in December 2010, CR is committed to the creation of 336 jobs employing workers either in a full time or a part time capacity.

(d)	CR is leasing the Hotel from Rhodes Municipality under a Lease Agreement until 2026. The rent is the equivalent of 2% of the revenues.

(5)
Since 2009, the Czech Company Nadji has been operating a recreation and leisure center in the City of Prague in the Czech Republic. Nadji has signed an Agreement with a third party (hereinafter - Delta)  for the subletting of a building covering a total area of approximately 4,300 square meters for a period of 5 years which can be extended, at its exclusive option, for up to 8 additional periods of 5 years on each occasion (in other words up to a total lease period of 45 years).  The rent amounts to approximately 20 thousand Euros per month with the addition of a further amount dependent upon revenues of the recreation and leisure center.

The Czech Company has been informed that the Municipality has notified Delta of cancellation of the Head Lease Agreement of the property. Accordingly, the Czech Company has delayed payment of the rent to Delta. The Municipality has informed the Czech Company that it has no intention of closing the recreation and leisure center and that it is examining alternatives for continuing and maintaining the Lease Agreement.

In January 2013, the Czech Company received a letter from Delta, stating that due to the delay in payment of the rent it is entitled to cancel the sub-lease agreement within 30 days of the issue of the letter and that the Czech Company will have to vacate the building no later than the date of cancellation of the Agreement. The Company estimates that notwithstanding the contents of Delta's letter, the Czech Company will continue operating the recreation and leisure center.

(6)
In November 2011, QLI entered into a binding agreement with a Cambodian Partner for the establishment on a joint venture which would be engaged in the management of a hotel, restaurants, casino businesses and other tourism businesses in the Holiday Palace Hotel in the area of Sihanoukville in Cambodia. Under the terms of the Agreement, the joint venture will be 70% owned  by QLI and 30% by the Cambodian Partner. In addition, a Lease Agreement was signed between the joint venture and the Cambodian Partner in relation to the Hotel for a period of 25 years commencing from April 1, 2011, in consideration of a monthly rent of approximately 30,000 Dollars, except for the first two years in which the joint venture will be exempt from payment of rent, this being in order to facilitate the renovation and renewal of the hotel, which will not be the responsibility of QLI. The joint venture has an option to extend the Lease Period for a further 25 years in consideration of a monthly rent of approximately 60,000 Dollars.

On December 30, 2011, the first stage of the Joint Venture was inaugurated which included the opening of a Hotel consisting of 60 rooms and a casino containing gaming machines and gaming tables.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

The Joint Venture (Ekreach) is not meeting the rental payments and has not yet performed its obligation to renovate the hotel. Failure to comply with the terms of the Agreement is liable to lead to a cessation of the activity of the Joint Venture and to the institution of legal proceedings against it and against QLI.

According to the law that applies in Cambodia, a License for a casino must be registered in the name of the Company that operates it (the Joint Venture Ekreach). As at the date of approval of the Financial Statements the License for operation of the Casino is in the name of a company owned by the Cambodian Partner. Ekreach is therefore exposed to punitive measures being against it which are also likely to include closure of the casino. It should be clarified that regular inspections are carried out in the casino on behalf of the Cambodian Authorities and that so far no claim has yet been made against Ekreach on the subject of the license. The Company's Board also estimates that no change will occur on this matter until it has been settled (under the Agreement, the Cambodian Partner  is bound to transfer the license and the right to operate the casino, to the Joint Venture).

(7)       Additional contracts - see notes 3B and 25.

B	Contingent Liabilities

(1)       The Company

(a)
As part of an agreement from March 2007, pursuant to which the Company acquired Dawn of the Millennium from Milomor Co. Ltd (hereinafter - Milomor), it was provided that an agreed arbitrator would be selected with a view to making a calculation of the tax for which Dawn of the Millennium would be liable in connection with a future/notional sale of QLI shares.

In November 2008, the Company received a letter from Milomor's Trustee (it being in the process of a stay of proceedings) in which the Trustee demanded that a settlement of accounts take place in reference to the rate of tax deducted from the consideration for the acquisition of Dawn of the Millennium shares, and that the Company was holding sums belonging, ostensibly, to Milomor.

On February 1, 2011, the office of the Registrar of Companies received an application for directions which had been submitted to the District Court in Tel-Aviv by Milimor's Trustee. According to the contents of the application, the Court was being asked to charge the Company with payment of the balance of the consideration (the Company denies that any amount is due) under the March 2007 agreement, amounting to about NIS 46 Million with the addition of accumulated profits on the said amount, or alternatively, for the appointment of a tax expert on behalf of the Court to be recommended by the President of the Israel Chamber of Certified Accountants, who would determine the additional amount of the consideration. In September 2011, the court dismissed the Trustee's application and referred the parties to arbitration proceedings.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

In January 2013, the arbitrator made an interim ruling. The interim ruling in essence accepted the Company's position, inter alia, in relation to the date of the tax calculation, and further, additional principles were prescribed as to the manner of calculation of the notional amount of tax applicable on the sale of the shares.

In October 2013, a final ruling was received from the arbitrator. Under the arbitrator's ruling, the balance of the consideration due to Milomor for sale of the shares amounts to approximately NIS 1.5 Million (inclusive of interest and linkage differentials). In March 2014, the arbitrator's ruling was ratified by the District Court in Tel-Aviv. The Company has included in its Financial Statements, a provision for the full amount awarded by the arbitrator.

(b)
VAT assessments were issued for the Company for the period from April 2007 up to and including June 2011, of a total sum of approximately NIS 1,530 thousands (the principal sum), the VAT authorities claiming that the Company is not entitled to deduct as input tax the full amount of VAT included in the tax invoices issued to it by service providers.

In November 2013, a compromise settlement agreement was signed, under which the Company would be permitted to deduct 25% of the input tax included in the said invoices. The Company deleted input tax of approximately NIS 2.3 Million in the annual tax return pursuant to the principles set forth in the said compromise settlement agreement (as at December 31, 2012 a provision  was included for about NIS 2.2 Million in respect of the aforementioned exposure).

(c)
In May 2010, the Company filed a monetary claim for about NIS 4 Million in which the Company claimed the said amount from  Club Hotel Europe BV Ltd., this pursuant to an assignment of rights and liability made in favor of the Company in 2003.

In November 2012, Judgment was pronounced which partially accepted the Company's claim and charged the Defendant with payment to the Company of approximately NIS 3.9 Million (including interest, linkage differentials and trial costs).  The amount awarded was received in full during the reporting year.  As a result of the Judgment, in 2012 the Company cancelled a doubtful debt provision of approximately NIS 1.7 Million which had been included in respect of the aforementioned liability.

In December 2012, Club Hotel Europe filed an appeal against the said Judgment, in the Supreme Court.   In the opinion of the Company's Legal Advisors, at this stage, the chances of the Appeal cannot be estimated.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

(2)        Disputes and Legal Proceedings in connection with the Investment in CHL.

(a)	The Holding of QLI in CHL, the Company that operates the Casino and Hotel in the Greek City of Loutraki, is through a chain of Israeli and Foreign Corporations (hereinafter - the Holding Companies).

The provisions of the Articles of Association of the various Companies in the holdings chain, the composition of the Board of Directors of each of them and the resolutions adopted in the Holding Companies are intended to reflect and preserve a joint control structure of QLI and of the Club Hotel Group in CHL, to the effect that all the said resolutions should be adopted by the agreement of both parties.  The parties acted in accordance with this principle until towards the end of 2008.

Towards the end of 2008, disputes arose between Mr. Moshe Bublil (the controlling shareholder in Club Hotel Group) and QLI.  Expression of such disputes can be seen, inter alia, in the urgent convening of Board of Directors Meetings and of General Meetings of the Holding Companies which continued for many hours, failure to honor some of the resolutions adopted by the Boards of Directors of the Holding Companies, existence of disputes with regard to the content and interpretation of resolutions (some of which also have ramifications on the system of adoption of resolutions in CHL) and a lack of ability to make other essential decisions as a result of deadlock.

The said disputes are expressed, inter alia in the institution of various legal proceedings, which could in the future have an effect on the structure of the Boards of Directors in some of the Holding Companies, on the adoption of resolutions in such Companies, on the flow of information to the Companies and upon the distribution of dividends.

As part of the hostilities between the parties, Club Hotel and Mr. Bublil have taken and are taking, a series of actions that are designed, in the estimation of the Company, to harm it, "to drain" its financial resources, and this, in the estimation of the Company, in order to bring it to its knees and lead to a sale of its holdings in CHL cheaply.

The following is a synopsis of the principal disputes between the parties:

-
As part of the Shareholders Agreement of PB Spain, it was provided that every shareholder or group of shareholders holding 10% of the voting rights in PB Spain would be entitled to appoint one Director to the PB Spain Board of Directors.  In June 2008, the holdings of Casino Austria - Greece in PB Spain decreased from 25% to 12.5%, but notwithstanding this two directors on behalf of Casino Austria - Greece continued to serve on the PB Spain Board of Directors.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

-
In the context of a meeting of the Board of Directors of Vasanta in April 2009, the authorization of a representative of Vasanta Co. on the PB Spain Board of Directors was discussed. The parties are in dispute as to their role in the decisions that were adopted at that meeting. QLI believes that at that meeting no all-embracing resolution was adopted in relation to authorization of a Vasanta Representative for the PB Board of Directors and that such a resolution is contrary to the way in which the parties had conducted themselves up until that time.

The ramifications of these two disputes are that the presence of the additional Austrian Director as well as the presence of a Vasanta Representative (whose presence QLI disputes) were engineered in order to create the required quorum for PB Spain meetings (5 Directors) even without the presence of  QLI representatives at such a meeting.

In June 2011, one of the directors who was serving in office on behalf of Casino Austria-Greece on the PB Spain Board of Directors, gave notice of his resignation.  Following the resignation, the PB Spain Board of Directors numbered eight Directors, with the required quorum for the opening of a meeting of the Board of Directors being five Directors.  As of the date of approval of the Financial Statements, a dispute remains, which is being heard in Court in relation to the presence of a Vasanta Representative on the PB Spain Board of Directors.

-
Until January 2010, it had been provided in the CHL Articles of Association that Resolutions pertaining to investments in Non-EU Countries and those pertaining to investments of Member States of the EU, in the event of them exceeding 10% of the issued capital of CHL or up to 18 Million Euros, would be adopted unanimously.  At the General Meeting of CHL in January 2010, the Articles of Association were altered to the effect that the required majority for adoption of a Resolution of the Board of Directors is a simple majority.  The Company is of the view that the resolution as to a change in provisions of the Articles of Association as aforesaid was not duly adopted and is ultra vires. In September 2012, the Companies' arguments were fully accepted in a legal proceeding conducted in Spain and a declarative judgment was pronounced to the effect that the Chairman of PB Spain Board of Directors had exceeded his authority when he had voted for such a change of a provision in the Articles.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

-
The CHL Board of Directors comprises five Directors, with four of the Directors being appointed by PB Spain (the Spanish Company holds 78% of the share capital of CHL) and one is appointed by the other shareholders of CHL. To the best of the Company's knowledge, during the first quarter of 2012, Mr. Bublil took over control of the CHL Board of Directors, this in breach of the understanding regarding joint control.  As at the date of approval of the Financial Statements, three of the five Directors in CHL are Directors, directly or indirectly, on behalf of Club Hotel and/or Mr. Moshe Bublil.  As a consequence of this, the Company's ability to obtain up to date information and financial data from the CHL Board has deteriorated.  Furthermore, representatives of the Company do not now have direct contact with the Senior Management of  CHL.

In spite of the above mentioned, to the best knowledge of the company, essential decisions and / or debate about essential events are brought to be debated at the CHL Board of  Directors close to the time they occur, when the incumbent on behalf of QLI in the CHL Board of  Directors is invited to all the Board of Directors meetings and attends them. This way the issues debated at the Board of Directors are known to the company. For the specific time of the financial statements certificate, the company estimates that there exists no essential information of any kind which the company does not know about and / or about which no satisfactory information has been submitted with regard to the CHL activity, for which the obligation to bring it to the public knowledge applies.

(b)
On January 18, 2010, QLA (Management Services) Ltd., a subsidiary fully owned by QLI, which serves as one of the two directors in Agastia, submitted  an application to the district court in Tel Aviv against B.A.T. Management  (2004) Ltd., (the second director at Agastia) (hereinafter -  B.A.T. Management) and against Mr. Moshe Bublil (holder of controlling interest at B.A.T. Management and its representative  in the Agastia Board of  Directors)  (hereinafter – the defendants) to get relief by a court order  by which the court is asked to enforce on the defendants the implementation of the decisions made in the Agastia Board of  Directors  in June 2008, which were made based on the desire to regulate the joint control of the Agastia shareholders in PB Spain (the company which directly holds   CHL). Among the decisions, the enforcement of which is requested in the application above mentioned, there is amendment to the PB Spain regulations with regard to the number of directors, so that Vasanta, Dasharta and Agastia will resign from their position, the majority resolution regarding decision making in the Board of  Directors so that decisions will be adopted by a majority of 4 members and the obligation of allocation  of every free cash flow.

On June 30, 2013, the verdict was given in the above lawsuit . The court rejected the request to enforce the implementation of the decision regarding the appointment and / or the dismissal of directors at PB Spain. On the other hand, the court granted the motion regarding the enforcement of implementing the decision which deals with free cash flow allocation of PB Spain, and decided that all defendants should act in order to carry it out.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

(c)
On January 20, 2010, B.A.T. Management , which also serves as director at Dasharta, submitted an application to the district court in Tel Aviv against QLI and against another shareholder at Dasharta, to declare  void the decision of the  adjourned assembly of the Dasharta Company from January 2010, by which they decided  that an additional director would be appointed  ay Dasharta, to enable them to determine in the Board of  Directors in the event of dead end.

On  June 30, 2010, the verdict was given in the above lawsuit. The court decided that there was considerable evidentiary foundation on the basis of which it was possible to conclude that there was a dead end in the management of the consolidated companies' issues, and that no defect was detected in the assembling of the adjourned meeting. Nevertheless, they decided that this was not sufficient in order to justify the decision making at the assembly in contrast to the Dasharta regulations, and the way it was done, hence they decided that the decisions made were void.

(d)
On January 31, 2010, B.A.T. Management submitted to the district court  in Tel Aviv an action of about 50$ million alongside with a request for approving a derived  statement of claim on behalf of Agastia and B.A.T. Management against QLI and against the holder of controlling interest in the company (hereinafter – the defendants ). According to the lawsuits in the above action, the defendants acted, allegedly, against the law in two matters with regard to Agastia:

(1)       Purchase of land to build  a casino  in Cambodia by QLI.

(1)	The defendants "hided" from Agastia the proposal regarding the purchase of land held by them in Cambodia.

On May 2011 B.A.T. Management submitted an application to amend the lawsuit, which was granted . The amendment was  an application for permanent restraining order which will forbid the defendants to open any other site  in Cambodia except the land owned by Agastia and to enlarge the lawsuit  amount by 3$ million for the damage caused to Agastia, allegedly, for failure to develop the land. Hence, after the amendment, the lawsuit amounts to about 53$ million.

On January 2013 the court granted  the parties'  request  to consolidate the debate in this file together with the files specified in sub paragraphs 5, 6,  - 7 below. A preliminary hearing in the consolidated lawsuits was set for June 2014. In accordance with the opinion of QLI  legal advisors, as it appears in this preliminary stage, we may estimate that the lawsuit chances to be granted are lower than 50%.

(e)
On July 15, 2010, QLI submitted  a lawsuit in the district court in Tel Aviv to receive declaratory relief  and permanent restraining orders with regard to breach of fiduciary of the  company  representative of Vasanta, Dasharta and Agastia in the Board of  Directors of PB Spain and concerning his appointment as representative of the Vasanta company,  in the PB Spain Board of  Directors, which in QLI's opinion was done illegally and void .

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

(f)
On September 6, 2011, QLI submitted a monetary lawsuit of about 42$ million against Agastia, a company hold  by consolidated control by QLI and Club Hotel  Group.  In this lawsuit, QLI demands from Agastia to return its shar  in the loan which was extended to her in the year 2007 for land purchase in Cambodia.

(g)
On September 25, 2011, QLI attended the court with an action  against       Mr. Moshe Bublil, club Hotel Investments and others (hereinafter – the defendants). The lawsuit displays in detail the defenders' depraving conduct and bad faith , planned and systematical, in the consolidated companies which control CHL. In this lawsuit, they ask remedy for the  removal of discrimination, the main of which being remedy of elicitation, which will lead to the dissolution of the partnership between the parties.

(h)
In June 2012 QLI submitted a lawsuit in Greece against CHL, asking the court to determine that CHL is committed to draw up  and transfer to QLI financial data in accordance to the IFRS rules on time, according to its request and free of charge for preparing them. The debate was set for March 2015. In addition to this, the company and QLI submitted a request for declaratory remedy in the district court in Tel Aviv, through which the holding companies Vasanta and Dasharta are requested to submit to the company and to QLI  their consolidated financial statements on time, prepared in accordance with the law and the same about every order as it deems fit and just in these circumstances. In July 2013 an expert was appointed on behalf of the court to make the decision regarding the data requested for the preparation of the companies' financial statements.

(3)        CR

In the year 2005 tax assessments were issued for CR totaling about 16 € million further to the disqualification of the account books for the years 1999 and 2000, as a result of technical faults discovered in the audits performed in the mentioned years. CR filed an appeal on tax assessments and on June 28th, 2013 decision was made (submitted to the legal advisors who represent CR in the appeal process  on August 22nd, 2013 ), in which the court instructed the tax authorities in Greece to present additional evidence linked to the inquiry made by the inquiry department  in the tax authorities  in Greece in the above mentioned years and which,  further to its findings the above mentioned tax assessments were imposed.

In the opinion of the CR legal advisors, the court demand to study the above mentioned documents reduced CR chances to win the appeal.  CR Management took a number of steps, in accordance with its legal advisors' recommendation, to improve its chances to win the appeal, including submission of legal opinion on behalf of  a well known  expert as well as additional testimonies supporting their claims. In March 2014 a hearing was held in which CR presented its claims before the court. The verdict in this file is expected to be given until September 2014.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 20 - Contingent Liabilities and Contracts (Continued)

CR' legal advisors estimate that CR's chances to win the appeal are above 51%. Hence, no provision was made in the CR financial statements due to the above mentioned assessments.

The sum of the tax assessments for the specific date of the financial statements' certificate (including interest and fines, amounts to about 23 € million. If the court rules against CR , CR or the group companies do not have the financial means to carry out the above mentioned payment. It should be emphasized that the company and QLI guarantee the repayment of the loan that CR has got from the bank corporate, the balance of which as of the balance sheet date amounts to about 6.3 € million.

(4)        Shahar Hamillenium

On September 30, 2013, Shahar Hamillenium got a notice from the State Attorney the Tel Aviv district, stating the State Attorney considers filing charges against it, subject to hearing. The suspicions attributed to Shahar Hamillenium concerns its activity in the years 2005 – 2007 , primarily offences , allegedly, attributed  to Shahar Hamillenium, further to the publication of deceptive statements in order to mislead  a reasonable investor, failing to stand  a requirement  according to clause 56A'  to the securities law in the specific time it was requested and disruption of proceedings.

It should be emphasized that the suspicions attributed to Shahar Hamilenium were performed before the control of it was purchased by the company in March 2007, and that in accordance with the State Attorney's notice, these suspicions concern the activity with regard to the mother company of Shahar Hamilenium at the same time  (Milumor Ltd.).

C	Collaterals

(1)
The company submitted collaterals, with no limited amount, to secure the QLI   liabilities to the bank corporation. As of the time of the balance sheet there are no liabilities promised in the above mentioned collaterals.

(2)
The company submitted limited collaterals of about 8.3 € million to ensure the CR's liabilities to the bank corporation. The promised liabilities in the above mentioned collaterals amount to about 6.3 € million on the date of the balance sheet.

Note 21 - Encumbrances

A	Liabilities to bank corporations of CR are secured by encumbrance of its shares.

B.
On June 24, 2013, a special assembly of the bond holders (series A' ) approved an amendment to the deed of trust of bonds. The amendment to the deed of trust entered into force on August 12, 2013. Below are the main points of the amendment to the deed of trust and actions carried out by the company in accordance with its principles:

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 21 - Encumbrances (Continued)

-	The company encumbered all QLI shares held by her and by the subsidiary Shahar Hamilenium (including encumbrance of rights attached to the above mentioned shares, except for voting rights).
-	The company encumbered her right to receive consideration of up to 2 $ million for assignment of its rights to the investor as part of the rights' issue that QLI performed (see explanation 9. B. )
-	The company encumbered her rights to repayment of the owners' loan she had given to QLI. As of the date of the balance sheet the balance of the owners' loan amounted to about 12 $ NIS.
-
The company shall be entitled to use, for payment of her current expenses , 12.5% of the amounts that will be deposited, from time to time, in the account encumbered for the benefit of the trustee, for the bonds' holder, an amount which will not exceed 1.6 $ million NIS in the year 2013 and 2.5 million NIS in each of the years 2014 and 2015.

Note 22 - Self Capital

	Listed	Issued and And paid up
A. The share capital:	December 31	December 31
	2012 - 2013	2 0 1 3	2 0 1 2
	No. of shares	No. of	Shares

Ordinary shares of NV 0.01 NIS	3,940,718,563	84,882,315	84,882,315

All shares are listed for trading on the stock exchange in Tel Aviv.

Changes in the issued and paid for  share capital

On May 6, 2012, the company published a counter offer report, published according to a company counter forecast from May 2010.  In accordance with the counter offer, the company offered, by rights' issue, 6,090,422  company's ordinary shares of  NV 0.01   NIS each, together with  42,632,954 deeds of option (series 3) and 42,632,954 deeds of option  (series 4).

Securities were offered in 6,090,422  right units including one share, 7 deeds of option (series 3) and 7 deeds of option (series 4) for the price of 1.70 NIS per unit. The right units were offered to the company ordinary shareholders, so that every shareholder who held 13 company ordinary shares at the decisive time (May 13, 2012) was entitled to purchase one right unit.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 22 - Self Capital(Continued)

Until May 29, 2012 (the last day for exploiting the rights)  the company got 5,706,838 notices regarding the exploiting of right units (including 523,052 right units which had been exploited by the consolidated companies). The total of ordinary shares allocated by the company was 5,706,838 company ordinary shares of  NV 0.01 NIS together with 39,947,865 deeds of option (series 3) and 39,947,865 deeds of option (series 4). The immediate (brut) consideration  in the issue amounted to about 9,702 thousands NIS. After deducting the amounts received from the consolidated companies,  for the (net)  issue, (after deduction of issue expenses) amounted  to about 8,607 thousands NIS.

B	Deeds of option

	December 31
	2 0 1 3	2 0 1 2
Composition:	Thousands of NIS	Thousands of NIS

Deeds of option (series 2)	2,631	2,631
Deeds of option (series 3)	2,390	2,390
Deeds of option (series 4)	2,559	2,559
	7,580	7,580

2,631,075 deeds of option (series 2) can be exercised up to March 31st, 2015, so that each deed of option can be exercised into one company ordinary share of NV 0.01 NIS for the exercise price of 5.25 NIS.

39,947,865 deeds of option (series 3) can be exercised up to December 31st, 2014, so that each deed of option can be exercised into one company ordinary share of NV 0.01 NIS for the exercise price of 3.5 NIS.

39,947,865 deeds of option (series 4) can be exercised up to April  30, 2016, so that each deed of option can be exercised into one company ordinary share of NV 0.01 NIS for the exercise price of 5 NIS.

C	Capital Funds

	December 31
	2 0 1 3	2 0 1 2
Composition:	Thousands of NIS	Thousands of NIS

For revaluation of business combinations	207,188	207,188
For adjustments from translation of financialstatements of investees	(2,342)	(45,713)
For transactions with non controlling interest	(37,578)	(37,578)
For financial assets available for sale	(56)	60
For share-based payments	845	728
For transactions with holder of controlling interest	9,112	9,112
	177,169	133,797

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 22 - Self Capital(Continued)

D	Treasury Shares

In 2011, a consolidated company purchased 14,014 ordinary shares par value NIS 0.01 of the Company at a cost of approximately 56 thousand NIS.

Under the framework of a rights offering that was conducted in 2012 (see subsection a. above), consolidated companies purchased 523,052 rights units including 523,052 ordinary shares of par value NIS 0.01 of the Company together with 3,661,364 warrants (Series 3) and 3,661,364 warrants (Series 4) at a cost of 889 thousand NIS.

As of the balance sheet date, consolidated companies hold 7,322,742 ordinary shares of par value NIS 0.01 of the Company, constituting approximately 8.6% of the issued and paid-up share capital.

E.	Non controlling interest

Composition as of December 31, 2012:	Thousands of NIS
Portion of equity (1)	58,624
Perpetual capital note (2)	27,925
Share-based payment in a consolidated company (see Note 27.b.)	723
87,272

(1)	Includes share of attributable excess of cost.
(2)
Capital note issued by a consolidated company in the month of July 2007. The capital note is not linked, does not bear interest and may not be paid, except at the time of liquidation of the consolidated company.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 22 - Self Capital (Continued)

F	Total Other Profit (Loss) Including Other

	Attributed to Shareholders of the Company
		Capital
		Reserves
	Capital	Financial
	Reserves	Assets				Total of
	Adjustments	available	Balance		Minority	Total other
	Translated	for sale	of loss	Total	Rights	Porift (loss)
	in thousands	in thousands	in thousands	in thousands	in thousands	in thousands
	of NIS	of NIS	of NIS	of NIS	of NIS	of NIS
Year 2013
Adjustments deriving from
translation of financial
statements of foreign
operations	(5,396)	--	--	(5,396)	(873)	(6,269)
Transfer to profit and loss
in respect of realization
of foreign operations	48,767	--	--	48,767	--	48,767
Actuarial profit in respect
of defined benefit plans	--	--	338	338	--	338
Total other profit	--	(116)	--	(116)	--	(116)
	43,371	(116)	338	43,593	(873)	42,720

Year 2012
Adjustments deriving from
translation of financial
statements of foreign
operations	(4,289)	--	--	(4,289)	(1,849)	(6,138)
Transfer to profit and loss
in respect of realization
of foreign operations	11,264	--	--	11,264	6,419	17,683
Transfer to profit and loss
in respect of loss of joint
control in foreign
operations	23,745	--	--	23,745	13,531	37,276
Actuarial loss in respect
of defined benefit plans
Loss in respect of financial
available for sale	--	--	(4,204)	(4,204)	(2,654)	(6,858)
Total other profit	--	(69)	--	(69)	--	(69)
	30,720	(69)	(4,204)	26,447	15,447	41,894

Year 2011
Adjustments deriving from
translation of financial
statements of foreign
operations	16,025	--	--	16,025	15,467	31,492
Actuarial loss in respect
of defined benefit plans	--	--	2,198	2,198	2,203	4,401
Profit in respect of
financial assets available
for sale	--	139	--	139	--	139
Total other profit	16,025	139	2,198	18,362	16,470	36,032

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 23 – Detail of Items in Profit and Loss Statement

	For the year ended December
	2 0 1 3	2 0 1 2	2 0 1 1
	Thousands of NIS	Thousands of NIS	Thousands of NIS
a. Revenue
Gross gaming revenues	36,439	102,516	482,303
Food and beverage revenues	9,528	25,504	30,770
Entrance tickets	193	1,159	4,834
Hotel revenue	607	1,011	8,577
Rental revenues	978	208	2,096
Other	520	2,205	4,594
	48,265	132,603	533,174
Tax on gross gaming revenues	(11,600)	(30,548)	(148,756)
Municipal taxes	(747)	(2,106)	(9,458)
	(12,347)	(32,654)	(158,214)
	35,918	99,949	374,960

b. Cost of Revenue

Staff costs	17,330	37,198	171,321
Food and beverage	4,135	9,241	10,275
Maintenance	2,786	5,768	11,978
Rent	2,448	4,762	4,072
Depreciation and discounts	7,719	17,106	79,683
other	5,572	13,068	38,062
	39,990	87,143	315,391

c. Selling and marketing expenses

Advertising and marketing
expenses	4,043	16,183	70,779
Junketeers	29	1,264	6,307
Staff costs	824	2,433	2,250
Total	79,336	19,880	4,896

d. General and Administrative expenses

Staff costs	5,836	10,828	37,746
professional services	4,997	10,126	22,055
Gratuities, donations	--	15	3,076
Doubtful debts	--	(1,618)	63
Depreciation	323	792	1,125
Participation in associated
expenses	297	--	--
Other	5,571	7,785	15,821
Total	79,336	27,628	79,886

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 23 – Detail of Items in Profit and Loss Statement

	For the year ended December
	2 0 1 3	2 0 1 2	2 0 1 1
	Thousands of NIS	Thousands of NIS	Thousands of NIS
e. Other operating expenses

Loss from disposal of a company
that was consolidated in	73,381	--	-- --
the past(*)
Impairment of assets (**)	7,552	--	96,512
Capital loss from the sale of assets	--	3,419	73
Other	--	94	7,128
Tota	80,933	3,513	103,713

f. Finance Costs

In respect of loans from banking
corporations	684	1,792	9,203
Loss from marketable securities	28	--	417
In respect of debentures	5,774	5,892	6,223
Loss in respect of warrants
convertible into debentures	--	--	932
In respect of other long-term
liabilities	140	466	403
Exchange rate differentials	5,477	--	-- --
Other	1,498	1,538	174
	13,601	9,688	17,352

(*)   see note 9.b
(**) See Notes 3.b.(5) and (7).

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 24 – Tax on Income

A	Tax Laws Applicable to the Companies in the Group

(1)
The Company and the subsidiaries in Israel are subject up until the end of the year 2007 to the provisions of the Income Tax Law (Inflationary Adjustments), 1985 (hereafter – the Adjustments Law).  Pursuant to the Adjustments Law results are measured for tax purposes when they are adjusted to changes in the Consumer Price Index.

In the month of February 2008, the Knesset passed an amendment to the Adjustments Law which limits its application from 2008 and thereafter. Commencing from 2008, results for tax purposes are measured in nominal values except for certain adjustments in respect of changes in the Consumer Price Index during the period up to December 31, 2007.

(2)	The subsidiaries, whose place of incorporation is outside of Israel, are assessed according to the tax laws of the country of their residence.

B.	Tax Rate Applicable to Income of Group Companies.

(1)	The company tax rate in Israel in the reporting year is 25% (year 2012 – 25% and year 2011 – 24%).

In the month of July 2013 the Knesset passed the Law to Change the National Priorities (Amendment of Legislation to Achieve Budgetary Goals for the Years 2013 and 2014), 2013, which provided, inter alia, for an increase in the company tax rate in the 2014 tax year and thereafter, to the rate of 26.5% (instead of 25%). The aforesaid change does not significantly affect the financial statements.

(2)	Company Tax Rate in Greece in the Reporting Year is 26% (year 2012 – 20% and year 2011 – 20%).

In the month of April 2010 tax reform in Greece was approved, according to which the company tax rate on undistributed profits was reduced to 20% in the year 2011 and thereafter. On the opposing side, profits that will be distributed as a dividend commencing from January 1, 2011 will be subject to overall company tax at the rate of 40%. In addition, it was determined that the tax rate that shall apply to the operations of the joint venture is 25%, without any other tax obligation in the date of distribution of dividends. This tax rate applies to the operations of the casino in Loutraki incorporated by means of the joint venture with the Loutraki Municipality.

In the month of January 2013, a new tax reform was approved in Greece according to which the company tax rate on undistributed profits was raised to 26% from the year 2013 and thereafter. On the opposing side, the tax rate applicable to the operations of the joint venture was raised to 33%, without any additional tax obligation in the date of distribution of dividends. The aforesaid changes in tax rates did not have a significant effect on the financial statements.

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 24 – Tax on Income (Continued)

C	Composition of Tax Benefits (tax on income):

	For the year ended December
	2 0 1 3	2 0 1 2	2 0 1 1
	Thousands of NIS	Thousands of NIS	Thousands of NIS

Current taxes	--	--	(806)
Deferred taxes	1,026	(4,870)	28,993
Taxes for prior years	--	--	2,260
	1,026	(4,870)	30,447

D	Deferred Taxes:

Thousands of NIS

In respect of adjustments for fair value in business combinationsin respect of	(1,281)
fixed assets	(18)
In respect of differentials in timing of recognition of income and expenses	753
In respect of transferred losses for tax purposes	723
177

Deferred taxes are represented
in the blance sheet as follows
Non-current assets	1,930
Non-current liabilities	(1,753)
177

(Y.Z.) Queenco Ltd.

Notes to the Financial Statements

Note 24 – Tax on Income (Continued)

E	Effective Tax

The difference between the calculated tax amount on pre-tax profits according to the regular tax rate and the tax rate incorporated into the financial statements is explained below:

	For the Year ending December 31
	2013	2012	2011
	Thousands of NIS	Thousands of NIS	Thousands of NIS
Loss before taxes	185,024	393,548	209,576

Applicable tax rate	25%	25%	24%

Theoretical tax benefit	46,256	98,387	50,298
Increase (reduction) of tax benefit due to:
Influence of various tax rates in respect of companies operating abroad	294	(598)	(3,646)
Share of result in associated companies	(16,606)	(87,002)	--
Loss from realization of investment in a company consolidated in the past	(18,345)	--	--
Expenses not recognized	(892)	(11)	(11,074)
Losses for tax purposes in respect of which deferred taxes were not recorded	(10,739)	(16,691)	(8,923)
Use of losses from past years in respect of which deferred taxes were not recorded	1,043	1,025	789
Taxes in respect of prior years	--	--	2,260
Effect of Adjustments Law on inflation and other allowances	15	20	743

Tax benefits (tax on income)	1,026	(4,870)	30,447

F	Transferred Losses for Tax Purposes

The Company and the consolidated company Shahar Hamillennium have transferred losses for tax purposes in the amount of approximately 35 million NIS and approximately 7 million NIS, respectively. A tax asset was not included in respect of these losses, in the absence of an expectation to use them in the foreseeable future.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 24 – Taxes on Income (cont’d.)

G	Tax assessments

(1)	The Company and companies held in Israel have final tax assessments under the statute of limitations up to and including the 2008 tax year.

(2)
CR received final tax assessments for the 2001-2006 tax years during 2011. The excess of provision included in the financial statements over the assessments amounted approximately Euro 0.4 million and was recognized as income from taxes in the statement of profit and loss of CR in 2011.

CR has not yet been assessed for tax purposes in the period from January 1, 2007 to date. CR included an additional provision for taxes in its financial statements of approximately Euro 1.5 million. In the opinion of the management of CR the abovementioned provision is adequate to cover possible liability arising from open tax assessments. For details regarding tax assessments issued to CR for the years 1999 and 2000 see Note 20.b.(3).

Note 25 – Discontinued Operations

QLI held indirectly, through Tempotest Investments B.V. (hereinafter – “Tempotest”), approximately 83.3% of the share capital of Queen Investments Inc. S.R.L. (hereinafter – “Queen Investments”), a company that owns a casino and a restaurant in Bucharest, Romania.

In January 2012 Tempotest entered into an agreement with a third party (hereinafter – “the Investor”) for the purpose of investing in Queen Investments. In accordance with the agreement, the Investor will receive 51% of the share capital of Queen Investments as a consideration for the investment of Euro 700 thousands in Queen Investments. A total of Euro 300 thousands was transferred to Queen Investments close to the agreement date. The remaining investment in the amount of Euro 400 thousands was supposed to be transferred no later than April 30, 2012, however the Investor notified the Company that it has no intention to transfer the amounts and that it has a number of reservations regarding the deal transaction. The Company assessed its actions in light of the Investors’ notification and decided not to pursue any actions against the Investor.

On March 1, 2012 the shares were allocated to the Investor and the transaction was completed. On the closing date of the transaction the Group lost the control in Queen Investment. As the results of Queen Investments during the period upon closing date are not material, it was not consolidated in the financial statements of the Company as of January 1, 2012. The remaining capital rights of the Group in Queen Investments (49%) were assessed at a value of zero (0), based on an assessment performed by an external appraiser. The loss from the realization of the investment was calculated at the deconsolidation date and amounted approximately NIS 17,785 thousands (of which NIS 17,683 thousands resulted from recognition of differences in respect of foreign currency exchange rates in profit or loss in respect of foreign operations realization). The loss from the realization of the investment was recognized in the statement of profit and loss as loss in respect of discontinued operations during 2012.

On May 24, 2012 the Romanian Court approved a suspension of proceedings to Queen Investments and appointed a special manager on behalf of the court for the purpose of calling a meeting of creditors and gathering all its assets. The request of Queen Investments to correct a mistake was accepted and the process of suspension of proceedings was amended to a liquidation process. As part of the liquidation process of Queen Investments a liquidator was appointed for purposes of assets assessment and their realization subject to court approval.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 25 – Discontinued Operations (cont’d.)

In accordance with the IFRS, the results of operations, net of Queen Investments were presented separately in the statements of profit and loss as loss from discontinued operations. Results of operations referring the discontinued operations:

	For the year ended
	December 31,
	2012	2011
	NIS thousand	NIS thousand

Revenues	--	53,355

Costs of sales	--	26,230

Selling and marketing expenses	--	30,725

General and administrative expenses	--	13,222

Other operating expenses, net	--	10,657

Operating loss	--	(27,479)

Financing income, net	--	1,076

Taxes on income	--	(3,734)

Loss for the period	--	(30,137)

Loss from operation realization	(17,785)	--

Loss from discontinued operation	(17,785)	(30,137)

Net loss for the period attribution:
equity holders of the parent	(11,329)	(16,800)
non controlling interests in consolidated companies	(6,456)	(13,337)
	(17,785)	(30,137)

Additional details:

	For the year ended
	December 31,
	2012	2011
	NIS thousand	NIS thousand

Net cash used to operating activities	--	(14,038)

Net cash used to investing activities	--	(319)

Other comprehensive income attributed to equity holders of the parent	11,264	554

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 26 – Loss per share

	For the year ended
	December 31,
	2013	2012	2011

Weighted average number of shares used
in the calculation of the basic and the
diluted loss per share (in thousands) (*)	77,560	75,443	72,377

Loss attributable to the shareholders (in NIS thousands)
From continuing operations	(150,153)	(261,349)	(100,799)
From discontinued operations	--	(11,329)	(16,800)
	(150,153)	(272,678)	(117,599)

(*) Deducted of treasury shares

Note 27 – Share-based Payment

A.	The Company

In August 2012, the Company granted the employees and office holders of the Company options exercisable into 2,508,564 ordinary shares of the Company, par value NIS 0.01 per share, which constitute approximately 1.5% of the issued share capital of the Company (fully diluted) for an exercise price of NIS 2.5 per share. The options are exercisable, subject to vesting dates, no later than February 2018.

The fair value of the abovementioned options as at grant date amounted approximately NIS 1.5 million. The following information was used in determining the fair value of the options:

Share price (NIS)	1.77
Exercise price (NIS)	2.5
Expected volatility	43%
Expected contractual life of the option (years)	6
Weighted average risk-free interest rate	3.9%
Expected dividend yield	--

During the reporting period 1,048,199 options were cancelled due to employee leaving.

As for the balance sheet date 1,460,365 options are outstanding. 1,267,993 options are exercisable immediately at the balance sheet date.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 27 – Share-based Payment (cont’d.)

B.	QLI

(1)
In 2007, the employees and office holders of QLI were granted options exercisable into 2.5% of the issued share capital of QLI (fully diluted) for an exercise price of Euro 1.12 per share. The fair value of the abovementioned options as at grant date amounted approximately NIS 17.9 million.

In 2009 the options were exercised into approximately 0.025% of the issued capital of QLI without any payments in respect of (cashless). The remaining amount of options granted under the abovementioned plan expired due to employee leaving.

(2)
In 2007, the controlling shareholder of the Company was granted options exercisable into 3% of the issued share capital of QLI (fully diluted) for an exercise price of Euro 1.4 per share. The fair value of the abovementioned options as at grant date amounted approximately NIS 13.6 million.

In November 2011 the controlling shareholder decided to relinquish the granted options granted in accordance with the abovementioned plan. As a result of the option relinquishment minority interests at the amount of NIS 8,616 thousands were classified as a capital reserve in respect of transactions with controlling shareholders.

(3)
On July 30, 2009, the Board of Directors of QLI approved an option allocation plan. In accordance with the plan, the employees and office holders will be granted in the years 2009-2010 with options exercisable into 1.6% and 2.45% of the share capital of QLI, respectively, for an exercise price of Euro 0.42 per share. The fair value of the abovementioned options amounted approximately NIS 2.7 million and NIS 4 million, respectively. Each option allocated in accordance to the plan expired due to employee leaving.

Note 28 – Financial Instruments

A.	Risk management policy

The operations of the Group expose it to various financial risks, such as market risk (including currency risks, fair value risks in respect of interest rates and price risk), credit risk, liquidity risk and cash flow risk in respect of interest rates. The overall risk management program of the Group focuses on measures to minimize the possible negative effects on the financial performance of the Group. The Group does not use derivative financial instruments to hedge exposures. The risk management is performed by the Chief Financial Officer in accordance with the policy approved by the Board of Directors.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 28 – Financial Instruments (continued)

B.	Credit risk

The concentrations of credit risk might result from exposure to one debtor or to a group of debtors with similar characteristics, thus their ability to fulfill their obligations is expected to be similarly affected by changes in economic or other conditions.

The Company has a main credit risk for loans provided to an investee QLI (see note 8). The Company currently reviews other receivables and includes specific provisions for doubtful debts, which according to the management's estimation, properly reflect the loss included in debts which will doubtfully be collected.

The group does not give customers credit in the casinos, except insignificant amounts from using the casinos' supplementing facilities (hotels and restaurants).

The group's cash and cash equivalents, short term deposits and negotiable securities are held in financial institutions of the highest ranking in Israel and abroad. The group's policy is dispersing its investments among various institutions. The group estimates that the exposure to credit risk for these financial instruments is low.

C.	Risk for interest rates

The fair value risk for interest rates is the risk of fluctuations in the value of financial instruments as a result of changes in the market interest rates. The fair value risk for the group's interest rate mainly results from bonds linked to the index that bear a fixed interest of 6.5%-7% as well as loans to an investee that are linked to the index and bear a fixed interest of 9%.

D.	Currency risk

The currency risk is that of fluctuations in the value of financial instruments as a result of changes in the Consumer Price Index or a foreign currency exchange rate.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 28 – Financial Instruments (continued)

Following are the classification and linkage terms of the group's financial instruments (in thousand NIS):

				Other	Without
	Index	Euro	Dollar	currency	linkage	Total
December 31, 2013

Cash and cash equivalents	--	13	19	--	283	315
Loans and accounts
receivable	12,399	--	--	--	315	12,714
Financial assets at fair value
through profit and loss	--	--	--	--	43	43
Financial assets available
for sale	--	--	--	--	645	645
Total financial assets	12,399	13	19	--	1,286	13,717

Financial liabilities
at depreciated cost	32,029	--	--	--	3,356	35,385

Total financial assets
(liabilities), net	(19,630)	13	19	--	(2,070)	(21,668)

December 31, 2012

Cash and cash equivalents	--	8,878	994	1,023	1,970	12,865
Loans and accounts
receivable	3,277	11,898	37,800	2,254	3,942	59,171
Financial assets at fair value
through profit and loss	--	--	--	--	81	81
Financial assets available
for sale	--	--	--	--	1,022	1,022
Total financial assets	3,277	20,776	38,794	3,277	7,015	73,139

Financial liabilities
at depreciated cost	49,696	50,718	1,589	6,679	4,775	113,457

Total financial assets
(liabilities), net	(46,419)	(29,942)	37,205	(3,402)	2,240	(40,318)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 28 – Financial Instruments (continued)

Following is a sensitivity analysis of changes in the index as of the balance sheet date:

Profit (loss)
From changes in the index
Thousand NIS

Increase of 2%	(393)
Increase of 4%	(785)
Decrease of 2%	393
Decrease of 4%	785

E.	Fair value of financial instruments

The fair value of financial instruments included in the sections of the group's working capital is identical or close to their book value. The fair value of assets and long term financial liabilities are also close to their book value since they bear an interest at a rate that is close to the market rate, except as specified below:

			Manner of determining
	Book value	Fair value	fair value
	Thousand NIS	Thousand NIS

Bonds	32,029	23,688	Stock Exchange quoted price

F.	Classifying financial instruments according to the fair value grading

The financial instruments presented in the balance sheet at fair value, are classified based on groups with similar characteristics into a fair value grade determined according to the source of details used to determine the fair value as follows:

Level 1:	Quoted prices (without adjustments) in an active market of identical assets and liabilities.
Level 2:	Details that are not quoted prices, included in level 1, which can be directly or indirectly foreseen.
Level 3:	Details that are not based on market information that can be foreseen (evaluation techniques without using market details that can be foreseen).

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 28 – Financial Instruments (continued)

Following is a classification of financial instruments measured at fair value according to the grading specified above:

	December 31, 2013		December 31, 2012
	Level 1	Level 3	Level 1	Level 3
	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS

securities	43	--	81	--
Financial assets available for sale	--	645	--	1,022
	43	645	81	1,022

G.	Liquidity risk

For the matter of the liquidity risk – see note 1.b.

The following table presents the due dates for the group's financial liabilities as of the balance sheet date:

	First	Second
	Year	Year	Total
	Thousand NIS	Thousand NIS	Thousand NIS

Other current liabilities	3,356	--	3,356
Bonds	16,753	15,276	32,029
	20,109	15,276	35,385

H.	Managing the Company's equity

The Company's objective in managing its equity is to preserve the group's ability to guarantee the continuity of the business and thus generate returns for shareholders, investors and other interested parties. The Company acts to achieve returns on equity at the acceptable level in the industry and area of activity, within markets where the group is active. This return is subject to changes according to market factors that affect its area of activity and the business environment in which the group operates. The Company is not required to obtain a specific level of return on equity.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 28 – Financial Instruments (continued)

According to the original trust deed for the bonds, the Company undertook that its equity imputed to shareholders will not be less than 180M NIS. Not complying with this financial standard for two consecutive testing dates (quarterly) constitutes grounds for demanding immediate payment of the bonds.

The amendment to the trust deed, valid from August 2013, determined that the Company's financial statements for the year 2013 and the first and second quarter of 2014 will not be considered as testing dates for the matter of the Company's compliance with the said financial standard. Additionally, starting from the third quarter of 2014, the Company will be entitled to determine that if it exceeds its liabilities of minimal equity as aforesaid, the interest rate for bonds will be increased by 1%-2% instead of the right to demand immediate payment of the bonds.

Note 29 – Sectors of activity

A.	General

The sectors of activity were determined based on the information reviewed by the Chief Operating Decision Maker (CODM) in order to make decisions regarding allocation of resources and evaluating performances. Accordingly, for management purposes the group is built according to sectors of activity based on the geographic location of projects.

As of the balance sheet date the group is active in two main sectors of activity as specified below:

(1)         Rhodes.
(2)         Cambodia.

Until June 30, 2013 the group's reported sectors of activity included its activity in Prague. As a result of entering an agreement for selling the activity in Prague (see note 3.b.(5)) QLI is not involved in managing the Prague activity. Therefore, as of that date, the sector based reporting does not include the results of the Prague activity which is presented in QLI's financial statement as ceased activity.

The associated company CHL does not constitute a separate sector of activity since the results of its activity are not currently reviewed by the CODM and also seeing that the Company's management is not involved in the decision making process of CHL nor in allocating resources for its activity.

The accounting policy for the sectors of activity is identical to that presented in note 2.

The sectors' performances are evaluated based on the EBIDTA (Earnings Before Interest, Taxes, Depreciation and Amortization) after neutralizing other income and expenses (hereinafter – Sector Results). The Sector Results reported to the Chief Operating Decision Maker include details attributed directly to the sector and items that can be reasonably attributed to it. Details that were not allocated mainly include items managed on a group basis (HQ expenses, other income and expenses, financing costs and incomes and income tax).

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 29 – Sectors of activity (continued)

B.	Information about sectors of activity

					Adjustments
	Rhodes	Cambodia	Prague	Not attributed	To financial reporting	Total
	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS
For the year ended on
December 31, 2013

Revenues	68,998	3,247	9,542	559	(46,428)	35,918
Sector results	3,204	(6,801)	(810)	(8,900)	(4,526)	(17,833)
Amortization, deprecations
and share based payment	(8,509)	(523)	(3,137)	(440)	4,450	(8,159)
Other operating expenses, net						(80,933)
Operating loss						(106,925)
Financing costs, net						(11,677)
Share of results in associated
company						(66,422)
Losses before tax						(185,024)

For the year ended on
December 31, 2012

Revenues	71,388	2,953	24,528	1,080	--	99,949
Sector results	674	(4,970)	966	(13,117)	--	(16,447)
Amortization, deprecations
and share based payment	(9,851)	(168)	(7,408)	(828)	--	(18,255)
Other operating expenses, net						(3,513)
Operating loss						(38,215)
Financing costs, net						(7,326)
Share of results in associated
company						(348,007)
Losses before income tax						(393,548)

For the year ended on
December 31, 2011

Revenues	89,103	--	23,407	262,450	--	374,960
Sector results	8,348	--	(513)	(23,712)	--	(15,877)
Amortization, deprecations and share based payment	(11,768)	--	(7,248)	(64,760)	--	(83,776)
Other operating expenses, net						(103,713)
Operating loss						(203,366)
Financing costs, net						(6,210)
Loss before income tax						(209,576)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 30 – Balances and transactions with interested parties and related parties (continued)

		December 31
	For details	2013	2012
a. Balance with interested parties	see note	Thousand NIS	Thousand NIS

other receivables (*)		--	202
Loans and other receivable	8.a.(2)	--	3,896
other current liabilities		(117)	(355)

Balances with related parties

Accounts receivable and other receivables		6,575	606
Loans to investee	8.a.(1)	5,963	--
Loans to jointly controlled company	10.a.	--	36,333
Accounts payable and other payables		(931)	--

(*)	The highest balance in the period of the report totaled approx. 241 thousand NIS (2012 – 776 thousand NIS)

	For the year ended on
	December 31
	2013	2012	2011
b. Benefits to interested parties	Thousand NIS	Thousand NIS	Thousand NIS

Fees of directors not employed by the Company	550	657	473
Number of directors	6	7	6
Fees of interested parties employed in the group (*)	417	1,736	3,185
Number of interested parties	1	3	3

(*)	The fees include share based payments totaling 46 thousand NIS, 412 thousand NIS and 1,478 thousand NIS in the years 2013, 2012 and 2011, respectively.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 30 – Balances and transactions with interested parties and related parties (continued)

c.	Bonuses to senior officers

As of the date of approving the financial statements, the key management figures in the Company include members of the Board of Directors, the Company CEO, Assistant CEO, CFO and Internal Legal Advisor.

Following are the main changes that occurred in the Company's quota of senior officers during the reporting year:

-	On August 27, 2013 Prof. Haim Assayag announced his resignation from the position of Chairman of the Board of QLI which became effective as of September 1, 2013.

-
On August 29, 2013 Mr. Yigal Zilka, the Company's controlling shareholder, announced ending his tenure as CEO of the Company and CEO of QLI as of September 1, 2013. On the same date Mr. Zilka was appointed as Chairman of the Board of QLI and the company effective from September 1, 2013.

-
On August 29, 2013 Mr. Yariv Lerner was appointed as CEO of the Company and CEO of QLI effective from September 1, 2013. Mr. Lerner holds approx. 33.6% of QLI's issued and paid share capital through a company controlled by him.

Following are details of bonuses to key management figures employed by the group (*):

	For the year ended
	December 31
	2013	2012	2011
	Thousand NIS	Thousand NIS	Thousand NIS

Short term benefits	1,473	2,118	3,911
Share based payments	89	507	1,449
	1,562	2,625	5,360

(*)       Including bonuses to employed interested parties (see sub-note b' above)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 30 – Balances and transactions with interested parties and related parties (continued)

	For the year ended
	December 31
d. Details from statement of profit and loss	2013	2012	2011
	Thousand NIS	Thousand NIS	Thousand NIS
Transactions with interested parties
Revenues	68	142	62
Management fees to controlling shareholder	--	(631)	(605)
Financing incomes	--	155	787
Financing costs	--	--	(403)

Transaction with related parties
Participating in management expenses	(297)	--	--
Financing incomes	1,831	974	430
Financing costs	--	--	--

e.	Engagements with interested parties – see notes 20.a.(1) and 20.a.(2)

Note 31 – Pro-forma reports

a.         Pro-forma event

Following the rights issue performed by QLI on August 12, 2013 (see note 9.b) the Company lost control in QLI (hereinafter: Pro-forma Event). Therefore, as of the date of losing control, the Company ceased consolidating the financial statements of QLI in its financial statements and transitioned to presentation according to the equity value method.

The following consolidated pro-forma statements of profit and loss and comprehensive profit were presented according to the assumption that the Pro-forma Event occurred on January 1, 2011. Therefore, the group's share in the results of the activity in the comprehensive profit of QLI was included according to the equity value method in all reported periods.

Following are the assumptions used in preparing the consolidated pro-forma financial statements:

(1)
Since it was assumed that the Pro-forma Event occurred on January 1, 2011, the following pro-forma reports do not include the loss in the sum of approx. 73M NIS that the Company sustained from revaluating the investment in QLI to fair value on the date of losing control.

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 31 – Pro-forma reports (continued)

(2)
On the date of the pro-forma report for the year ended on December 31, 2013 a provision was made for decrease in value of approx. 14M NIS for the investment in QLI. This provision was calculated based on the fair value of the investment as determined on the date of losing control.

(3)
In all reported periods, the investment in QLI and the Company's share in the results of its activity were calculated according to the rate that reflects the dilution in the rate of the group's holdings in QLI as a result of the rights issue.

(4)
Part of the consideration for the rights issue in the sum of approx. 19M NIS was used to return the shareholders' loan provided by the Company to QLI. Therefore, in calculating pro-forma financing incomes, the Company's financing incomes in the reported periods for the paid shareholders' loans were depreciated. On the other hand, the financing costs calculated based on the Company's average credit cost were deducted from the pro-forma financing expenses.

b.	Consolidated pro-forma statements of profit and loss

	For the year ended on
	December 31
	2013	2012	2011
	Thousand NIS	Thousand NIS	Thousand NIS

Revenues	--	--	91
General and administrative expenses	(4,922)	(3,615)	(3,658)
Other income, net	--	--	22

Operating loss	(4,922)	(3,615)	(3,545)

Financing incomes	1,959	2,272	2,782

Financing costs	(4,801)	(3,736)	(6,305)

share of results in associated company	(54,045)	(147,911)	(60,565)

Net loss	(61,809)	(152,990)	(67,633)

Distribution of net loss for period:
Company shareholders	(61,809)	(152,990)	(67,633)
Minority rights in consolidated companies	--	--	--
	(61,809	(152,990)	(67,633)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 31 – Pro-forma reports (continued)

c.	Consolidated statements on pro-forma comprehensive profit

	For the year ended on
	December 31
	2013	2012	2011
	Thousand NIS	Thousand NIS	Thousand NIS

Net loss	(61,809)	(152,990)	(67,633)

Other comprehensive profit (loss):

Adjustments resulting from translating
financial statements of foreign activity	(4,077)	(2,384)	8,908

Transfer to profit and loss for realizing
foreign activity	--	6,262	--

Transfer to profit and loss for loss of
joint control in foreign activity	--	13,200	--

Actuary profit (loss) for a defined
benefits program	338	(2,337)	1,222

Profit (loss) for financial assets
available for sale	(116)	(69)	139

	(3,855)	14,672	10,269
Total comprehensive loss	(65,664)	(138,318)	(57,364)

Distribution of net loss for period:
Company shareholders	(65,664)	(138,318)	(57,364)
Minority rights in consolidated companies	--	--	--
	(65,664)	(138,318)	(57,364)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 32 – Extract of details from the Company's financial statements for tax purposes ("solo")

a.	Balance sheets

	December 31
	2013	2012
	Thousand NIS	Thousand NIS
Current assets
Cash and cash equivalents	288	317
Short term investments	43	209
Other receivable	6,742	25,639
	7,073	26,165

Non-current assets
Other long term receivable	5,823	26,383
Investment in financial assets available for sale	645	1,022
Investments in investees	942,490	940,823
	948,958	968,228

	956,031	994,393

Current liabilities
Current maturities of bonds	16,753	35,290
other current liabilities	4,204	2,755
	20,957	38,045

Non-current liabilities
Bonds	15,276	64,419
Loan from subsidiary	37,208	--
	52,484	64,419

Equity	882,590	891,929

	956,031	994,393

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 32 – Extract of details from the Company's financial statements for tax purposes ("solo") (cont.)

b.	Statements of profit and loss

	For the year ended on
	December 31
	2013	2012	2011
	Thousand NIS	Thousand NIS	Thousand NIS

Income from management fees of investee	--	--	91

General and administrative expenses	(4,724)	(3,508)	(3,396)

Other operating incomes (expenses), net	--	--	22

Loss from operating activities	(4,724)	(3,508)	(3,283)

Financing incomes	5,836	8,485	5,630

Financing costs	(10,452)	(12,721)	(12,044)

Net loss	(9,340)	(7,744)	(9,697)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 32 – Extract of details from the Company's financial statements for tax purposes ("solo") (cont.)

c.	Statements of comprehensive profit

	For the year ended on
	December 31
	2013	2012	2011
	Thousand NIS	Thousand NIS	Thousand NIS

Net loss	(9,340)	(7,744)	(9,697)

Other comprehensive profit (loss):

Profit (loss) for financial assets
available for sale	(116)	(69)	139

Total comprehensive loss	(9,456)	(7,813)	(9,558)

(Y.Z) Queenco Ltd.

Notes to the Financial Statements

Note 32 – Extract of details from the Company's financial statements for tax purposes ("solo") (cont.)

d.	Statements of changes in equity

	Share capital	share premium	Warrants	Capital reserve	Accumulated deficit	Total
	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS	Thousand NIS

Balance as of
January 1, 2011	880	315,150	--	486	579,929	896,445

Movement in 2011
Issuing warrants	--	--	2,631	--	--	2,631
Net loss	--	--	--	--	(9,697)	(9,697)
Other comprehensive profit	--	--	--	139	--	139

Balance as of
December 31, 2011	880	315,150	2,631	625	570,232	889,518

Movement in 2012
Issuing share capital
and warrants	57	4,490	4,949	--	--	9,496
Share based payment	--	--	--	728	--	728
Net loss	--	--	--	--	(7,744)	(7,744)
Other comprehensive loss	--	--	--	(69)	--	(69)

Balance as of
December 31, 2012	937	319,640	7,580	1,284	562,488	891,929

Movement in 2013
Share based payment	--	--	--	117	--	117
Net loss	--	--	--	--	(9,340)	(9,340)
Other comprehensive loss	--	--	--	(116)	--	(116)

Balance as of
December 31, 2013	937	319,640	7,580	1,285	553,148	882,590

(Y.Z.) Queenco Ltd.
Separate Interim Financial Information

For 31 December 2013

In accordance with Regulation 9c of the Securities Regulations
(Periodic and Immediate Reports) 5730-1970

To:
Shareholders of (Y.Z.) Queenco Ltd.

Re:	Special report of the Independent Auditor on Separate Financial Information In accordance with Regulation 9c of the Securities Regulations (Periodic and Immediate Reports) 5730-1970

We have reviewed the separate financial information introduced in accordance with Regulation 9c of the Securities Regulations (Periodic and Immediate Statements) 5730-1970 of (Y.Z.) Queenco Ltd. (Hereinafter: The Company) for 31 December 2013 and 2012 and for each of the past three years ended on 31 December 2013. The separate financial information is the responsibility of the Company's Board of Directors and management. Our responsibility is to express a conclusion about the separate interim financial information for these interim periods based on our review.

We conducted our audit in accordance with generally accepted auditing standards in Israel. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the separate financial information is free of material misstatement. An audit includes a sample examination of evidence supporting the amounts and disclosures in the separate financial information. An audit also includes assessing the accounting principles used in the preparation of the separate financial information and significant estimates made by the Company's Board of Directors and management as well as evaluating the overall presentation of the separate financial information. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the separate financial information was prepared, in all material respects, in compliance with the provisions of Regulation 9c of the Securities Regulations (Periodic and Immediate Reports) 5730-1970.
Without qualifying our above conclusions, we direct attention to Note 1b of the consolidated financial statements for 31 December 2013 material doubts regarding the continued existence of the company as a going concern. The separate financial information did not include any adjustments regarding the values of the assets and liabilities and their classification that might be required if the company can no longer continue to function as a going concern.

Strauss Lazar & Co.
Certified Public Accountants

Tel-Aviv, 30 March 2014

2

(Y,Z,) Queenco Ltd.

Sums of Assets, Liabilities and Equity for the Company itself as a Parent Company

		December 31
		2013	2012
	Note	NIS in Thousands	NIS in Thousands
Current Assets
Cash and cash equivalents		288	317
Short-term investments	2	43	209
Other receivable	3	6,742	25,639
		7,073	26,165
Non-current Assets
Other long term receivables	4	5,823	26,383
Investment in available for sale financial assets		645	1,022
Investment in investees	5	80,777	175,730	( * )
		87,245	203,135
		94,318	229,300
Current Liabilities
Current maturities on bonds	7	16,753	35,290
Other current liabilities	6	4,204	2,755
		20,957	38,045
Non-current Liabilities
Bonds	7	15,276	64,419
Loans from investees	8	37,208	--
		52,484	64,419
Equity
Share capital		937	937
Share premium		319,676	319,676
Warrants		7,580	7,580
Capital reserves		177,169	133,797
Treasury stock		(46,806)	(46,806)
Accumulated deficit		(437,679)	(288,348	) (*)
		20,877	126,83	( * )
		94,318	229,300

 (*)   Adapted retroactively – See Note 1.c.

Yigal Zilka	Yariv Lerner	Arie Haviv
Executive Chairman of the Board	CEO	CFO

30 March 2014
Date of approval of separate financial information

3

(Y.Z.) Queenco Ltd.

Income and Expenses Attributed to the Company Itself as a Parent Company

		For the Year Ended
		December 31
		2013	2012		2011
	Note	NIS in Thousands	NIS in Thousands		NIS in Thousands

Management fee income from investee company		--	--		91

General and Administrative expenses	9	(4,724)	(3,508)		(3,396)

Loss from disposal of investment in investee company		(73,381)	--		--

Other operating income, net		--	--		22

Operating loss		(78,105)	(3,508)		(3,283)

Finance income		5,836	8,485		5,630

Financing costs		(10,452)	(12,721)		(12,044)

Net loss attributed to the Company itself as a
parent company		(82,721)	(7,744)		(9,697)

Share of results of investees		(67,432)	(264,934	)(*)	(107,902	) (*)

Net loss attributed to Company shareholders		(150,153)	(272,678	)(*)	(117,599	) (*)

(*) adjusted retroactively – See Note 1.c.

4

((Y.Z.) Queenco Ltd.

Comprehensive Profit and Loss Attributed to the Company Itself as the Parent Company

		For the Year Ended
		December 31
		2013	2012		2011
	Note	NIS in Thousands	NIS in Thousands		NIS in Thousands

Net loss		(150,153)	(272,678	)(*)	(117,599	)(*)
Other comprehensive profit (loss):

Exchange differences arising on translation
Of foreign operations		(5,396)	(4,289	)(*)	16,025

Transfer to profit and loss due to disposal of foreign operation		48,767	11,264		--

Transfer to profit and loss due to loss of joint control
in foreign operations		--	23,745		--

Profit (loss) for available for sale financial assets		(116)	(69)		139

The Company's share in other comprehensive profit (loss)
of investee companies		338	(4,204	)(*)	2,198	(*)
		43,593	26,447	(*)	18,362	(*)
Total comprehensive loss attributed to shareholders
of the Company		(106,560)	(246,231	)(*)	(99,237	)(*)
(*)  Adjusted retroactively – see Note 1.c.

5

(Y.Z) Queenco Ltd.

Cash Flows Attributed to the Company Itself as a Parent Company

	For the Year Ended
	December 31
	2013	2012		2011
	NIS in Thousands	NIS in Thousands		NIS in Thousands
Net Cash from operating activities
Net loss	(150,153)	(272,678	)(*)	(117,599	)(*)
Adjustments required for presentation
Of cash flows from operating activities (appendix A)	143,570	262,910	(*)	112,216	(*)

Net cash used for operating activities	(6,583)	(9,768)		(5,383)

Cash flows from (used to) investing activities
Sale (acquisition) of short-term securities, net	--	2,049		(2,192)
Collection (deposit) of deposits in banking corporations, net	138	(138)		--
Investment in available for sale financial assets	(33)	(145)		(188)
Consideration from disposal of available for sale
financial assets	294	--		612
Granting of loans to investees	(3,571)	(19,114)		(18,000)
Collection of loans for investee companies	22,503	18,161		--
Collection of other long term receivable	3,896	--		--
Consideration from sale of property plant and equipment	--	--		245

Net cash from investing activities
(used to investing activities)	23,227	813		(19,523)

Cash flows from(used to) financing activities
Issue of share capital and warrants, net	--	9,496		--
Issue of bonds and warrants, net	--	--		53,159
Short-term credit from investee company	--	--		500
Redemption of bonds	(16,753)	(5,952)		--
Receipt loan from investee company	80	--		--
Repayment of long-term loan	--	--		(33,333)

Net cash from financing activities
(used to financing activity)	(16,673)	3,544		20,326

Decrease in cash and cash equivalents	(29)	(5,411)		(4,580)

Balance of cash and cash equivalents at start of the year	317	5,728		10,308

Balance of cash and cash equivalents at the end of the year	288	317		5,728

(*)  Adjusted retroactively – see Note 1.c.

6

 (Y,Z.) Queenco Ltd.
Cash Flows Attributed to the Company Itself as a Parent Company (continued)

	For the Year Ended
	December 31
	2013	2012	2011
	NIS in Thousands	NIS in Thousands	NIS in Thousands

Appendix A – Adjustments required for presentation of cash flows from operating activities

Non-cash flow income and expenses:
Depreciation and amortization	--	--	35
Loss (profit) from securities	28	(11)	252
Profit from the sale of fixed asset	--	--	(22)
Valuation of loans and other long term receivable	(2,436)	(3,729)	(2,322)
Valuation of long-term liabilities	4,651	4,621	4,269
Loss for warrants for conversion into bonds	--	--	932
share of result of investees	67,432	264,934 (*)	107,902 (*)
Loss from disposal of investment in investee company	73,381	--	--
Share-based payment	117	728	--

Changes in the Assets and Liabilities Items:
Increase in other receivable	(3,295)	(2,688)	(3,205)
Increase (decrease) in other current liabilities	3,692	(945)	4,375
	143,570	262,910 (*)	112,216 (*)
Appendix B – Additional Information for Cash Flows from Current Activities

Taxes received (paid)	--	27	(29)
Interest paid	3,498	5,995	2,794
Interest received	37	47	138

Appendix C – Material Non-Cash Activity

Investment in investees against loan repayment	--	8,900	--
Redemption of bonds for investee company	54,927	5,812	--
Issue of bonds for investee company	--	--	53,070
Settlement of liabilities through issue of warrants	--	--	2,631

(*)  Adjusted retroactively – see Note 1.c.

7

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 1 - General

a.	Method of Preparing the Separate Financial Information

The separate financial information of (Y.Z.) Queenco Ltd. includes financial data from the consolidated financial statements of the company for 31 December 2013 (Hereinafter – The Consolidated Financial Statements), which pertain to the Company itself as a parent company, and is prepared in accordance with the requirements of Regulation 9c and the tenth addendum to the Securities Regulations (Periodic and Immediate Reports) 5730-1970.

(1)	The assets, liabilities and equity attributed to the Company itself as a parent company

The sums of the assets and liabilities included in the consolidated statements attributed to the company itself as a parent company are presented. This data was classified in the same way as they were in the consolidated balance sheets. In addition, this data reflects the mutual balances between the company and the investee companies that were cancelled as part of the consolidated statements.

(2)	Income and expenses attributed to the Company itself as a parent company

Presented are the sums of income and expenses included in the consolidated statements attributed to the Company itself as a parent company. This data was classified in the same manner as it was classified in the Consolidated Statements of Income. In addition, this data reflects the results of the activity for mutual transactions that were cancelled as part of the consolidated statements.

(3)	Comprehensive profit and loss attributed to the Company itself as a parent company

Presented is the other comprehensive profit and loss included in the consolidated statements attributed to the Company itself as parent company. This data was classified in the same way as they were in the consolidated balance sheets.

(4)	Cash flows attributed to the Company itself as a parent company

Presented are cash flows included in the consolidated statements attributed to the Company itself as a parent company. This data was classified for current activity, investment activity and financing activity in the same manner as they were classified in the consolidated statements of cash flows.

8

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 1 - General (Cont.)

(5)	Additional material information pertaining to the Company itself as a parent company

Presented in the notes including additional material information, as long as this information was not included in the consolidated statements in a manner that specifically pertains to the company itself as a parent company.

b.
With regards to material doubts regarding the continued activity of the company as a going concern – see Note 1.b. of the consolidated financial statements. With regards to separate financial information any adjustment regarding the value of assets and liabilities and their classification that may be required if the company will no longer be able to continue and function as a going concern was not included.

c.	Accounting Policies

The accounting policies that will be applied to the separate financial information are identical to the accounting policies specified in Note 2 of the consolidated financial statements, with the following exception:

In the separate financial information, recognized and measured were the balances between companies and income and expenses for inter-company transactions that were cancelled as part of the consolidated financial statements. Recognition and measurement were carried out in compliance with the principles of recognition and measurement set forth in the regulations of the international financial statements.

9

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 1 – General (Continued)

As of 1 January 2013, the Company amended its accounting policies and implemented for the first time IAS 19 (amended) – Employee Benefits. The highlights of the changes included in the Standard and that are relevant to the Company appear in Note 2.27(2) of the Consolidated Financial Statements. The amendments were made by way of retroactive implementation, and as such, financial information was re-presented for the previous periods. Below is an effect of the change in accounting policies on the Company's separate financial information:

			As presented
			in these
	As reported	Effect of	Financial
	In the Past	IAS19	statements
	NIS in Thousands	NIS in Thousands	NIS in Thousands
Balance sheet for 31 December 2012
Investments in investee companies	175,802	(72)	175,730
Capital reserves	133,776	21	133,797
Accumulated deficit	(288,255)	(93)	(288,348)
Total equity	126,908	(72)	126,836
Statements of Income and Comprehensive Profit
For the Year ended 31 December 2012
Company's share in the losses of investee companies	(262,181)	(2,753)	(264,934)
Net loss attributed to Company shareholders	(269,925)	(2,753)	(272,678)
Adjustments derived from translation of financial statements	(4,310)	21	(4,289)
Company's share in other comprehensive loss of investee companies	--	(4,204)	(4,204)
Total comprehensive loss attributed to Company shareholders	(239,295)	(6,936)	(246,231)
Statements of Income and Comprehensive Profit
For the Year Ended 31 December 2011
Company's share in the losses of investee companies	(107,781)	(121)	(107,902)
Net loss attributed to Company shareholders	(117,478)	(121)	(117,599)
Company's share in other comprehensive profit of the
investee companies	--	2,198	2,198
Total comprehensive loss attributed to company shareholders	(101,314)	2,077	(99,237)

10

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 2 - Short-term Investments

	December 31
	2013	2012
Breakdown:	NIS in Thousands	NIS in Thousands

Securities held for trade	43	71
Deposit in banking corporation	--	138
	43	209

Note 3 - Accounts receivable

	December 31
	2013	2012
	NIS in Thousands	NIS in Thousands

Current maturities on long-term loans	270	21,434
Interest receivable from investee companies	6,436	4,087
Institutions	12	--
Prepaid expenses	24	42
Other	--	76
	6,742	25,639

Note 4 – Other long term receivable

	December 31
	2013	2012
a. Breakdown:	NIS in Thousands	NIS in Thousands

Loans to investee companies (1)	5,963	43,808
Interested party (2)	--	3,896
Others	130	113
	6,093	47,817
Less – current maturities	270	21,434
	5,823	26,383

(1)	The loans are linked to the Index and bear an annual interest of 9%.
(2)	The balance was repaid during the report year in accordance with a ruling from November 2012 (see Note 20. b.(1).c. of the Consolidated Financial Statements).

11

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 4 – Loans and Debts (continued)

	December 31
	2013	2012
b. Linkage Terms	NIS in Thousands	NIS in Thousands

Index-linked	5,963	43,808
Unlinked	130	4,009
	6,093	47,817

c. Repayment dates after one year from the balance sheet date

Second Year	5,693	13,135
Third Year	--	13,135
No predetermined repayment date	130	113
	5,823	26,383

Note 5 – Investments in Investees

	December 31
a. Breakdown:	2013	2012
	NIS in Thousands	NIS in Thousands

Cost of Shares	900,758	900,758
Losses accrued from acquisition date	(600,514)	(460,523)
Adjustments from translation of financial statements of foreign operations	(2,342)	(45,713)
Other capital reserves	(212,042)	(212,042)
Company shares held by investee companies	(46,806)	(46,806)
Loans and debts(*)	41,723	40,056
	80,777	175,730

(*)	The loans are unlinked and bear an interest rate of 4.1% in the report year (2012 – 4.68%). Date of repayment on the loans is not determined in advance.

12

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 5 – Investments in Investee Companies (continued)

b. Movement in Investments in 2013	NIS in Thousands

Balance at the start of the year	175,730

Movement during the year:
Loss from disposal of investment in investee company (*)	(73,381)
Share of result in investees	(67,432)
Company's share in the other comprehensive profit of investees	338
Adjustments from translation of financial statements of foreign operations	(5,396)
Transfer to profit and loss for disposal of foreign operation	48,767
Expiration of warrants in the investee company	484
Granting of loans	31
Revaluation of loans	1,636

Balance at the end of the year	80,777

(*) Loss as a result of issue of rights and loss of control in the investee company (See Note 9.b. of the Consolidated Financial Statements)

c.       List of investee companies – See Note 3.a. of the Consolidated Financial Statements.

Note 6 – Other current luiabilities

	December 31
	2013	2012
Breakdown:	NIS in Thousands	NIS in Thousands

Investee companies	931	376
Employees	18	16
Institutions	909	--
Provisions and expenses payable	1,933	1,890
Interested parties	117	178
Others	296	295
	4,204	2,755

13

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 7 - Bonds

	December 31
Breakdown:	2013	2012
	NIS in Thousands	NIS in Thousands

Bonds (Series A)	33,506	105,871
Bond discount	1,477	6,162
	32,029	99,709
Less – current maturities	16,753	35,290
	15,276	64,419

As of the balance sheet date, the balance of bonds (Series A) in the turnover amounted to approximately NIS 31,606 n.v.

Additional information on bonds – See Notes 17c, 21b and 28h of the Consolidated Financial Statements.

Note 8 – Loans from Investee Company

The loan is unlinked and bears an interest rate of 4.1% in the report y ear. The loan will not be repaid prior to the final settlement of the company's liabilities for bonds.

Note 9 – Administrative and General Expenses

	For the Year Ended
	December 31
	2013	2012	2011
Breakdown:	NIS in Thousands	NIS in Thousands	NIS in Thousands

Staff costs	265	566	575
Professional	1,595	2,353	1,319
Increase (decrease) in provision for doubtful debts(*)	--	(1,727)	63
Depreciation	--	--	35
Update of provisions (*)	1,601	956	413
Participation in investee company expenses	451	370	--
Other	812	990	991
	4,724	3,508	3,396

(*) See Note 20.b.(1) of the Consolidated Financial Statements

14

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 10 – Financial Instruments

a.	Below is the classification and linkage terms for financial instruments in the Company (NIS in thousands)

	Linked	Linked	Linked	Not
	To Index	To Euro	To Dollar	Linked	Total
31 December 2013
Cash and deposits in banking corporations	--	13	19	256	288
Loans and receivables	12,399	--	--	41,723	54,122
Financial assets at fair value through profit and loss	--	--	--	43	43
Available for sale financial assets	--	--	--	645	645
Total financial assets	12,399	13	19	42,667	55,098

Financial liabilities at amortized cost	32,029	--	--	40,503	72,532

Total financial assets (liabilities), net	(19,630)	13	19	2,164	(17,434)

31 December 2012
Cash and deposits in banking corporations	--	14	133	308	455
Loans and receivables	47,895	--	--	44,028	91,923
Financial assets at fair value through profit and loss	--	--	--	71	71
Available for sale financial assets	--	--	--	1,022	1,022
Total financial assets	47,895	14	133	45,429	93,471

Financial liabilities at amortized cost	99,709	--	--	1,721	101,430

Total financial assets (liabilities), net	(51,814)	14	133	43,708	(7,959)

Below is a sensitivity analysis of the changes in the index for the balance sheet date:

Profit (Loss) from Changes
In the Index
NIS in Thousands

2% increase	(393)
4% increase	(785)
2% decrease	393
4% decrease	785

15

 (Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 10 – Financial Instruments (continued)

a.	Liquidity Risk

The table below presents the dates of repayment of the Company's financial liabilities as of the balance sheet date:

	Year	Year	Not
	One	Two	Determined	Total
	NIS in Thousands	NIS in Thousands	NIS in Thousands	NIS in Thousands

Other current liabilities	3,295	--	--	3,295
Bonds	16,753	15,276	--	32,029
Loan from investee company	--	--	37,208	37,208
	20,048	15,276	37,208	72,532

Note 11 – Balances and Transactions with Investee Companies

	December 31
	2013	2012
a. Balances with investee companies	NIS in Thousands	NIS in Thousands

Other receivable	6,436	4,087
Loans for investees	47,686	83,864
Other current liabilities	931	376
Loans from investee	37,208	--

16

(Y.Z.) Queenco Ltd.

Additional Material Information Pertaining to the Company Itself as a Parent Company

Note 11 – Balances and Transactions with Investee Companies (continued)

	For the Year Ended
	December 31
	2013	2012	2011
b. Statement of Income Data	NIS in Thousands	NIS in Thousands	NIS in Thousands

Management fee income (see c below)	--	--	91
Participation in expenses (see c below)	(451)	(370)	--
Finance income	5,799	8,271	5,331
Finance costs	(4,618)	(6,812)	(3,458)

c.        Engagements

(1)
In March 2003, the Company and QLI engaged in an agreement in which in accordance with the current management services provided by the Company to QLI, QLI would provide the Company with certain space from its offices that the Company would use for the purpose of providing the management services. QLI bore the office operating expenses, including rental of the apartment, telephone, electricity, parking and other expenses. In addition, QLI bore all salary and incidental expenses of Company employees. This agreement was terminated during the fourth quarter of 2011.

(2)
In February 2013, the Company and QLI engaged in a service provision agreement in which the Company would use QLI employee services at QLI offices as well as other office services. In accordance with the Agreement, as of 1 January 2012, the Company assumed 10% of the rental fees and 10% of the cost of the additional services provided to it.

17

Report on the Status of Corporate Liabilities According to Dates of Redemption

Details of the liabilities status of the Company according to redemption dates, for the period ending on 30.6.2014, are hereby as follow:

A.
Bonds issued to the public by the reporting entity and held by the public, except as stated in bonds held by the Company's parent company, its controlling shareholder, companies controlled by any of them or controlled by the Corporation - on the basis of separate financial statements of the Company ("Solo") (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	16,721	0	0	0	0	0	0	1,760	18,481
2nd Year	16,721	0	0	0	0	0	0	591	17,311
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	33,442	0	0	0	0	0	0	2,350	35,792

B.
Company bonds and non-bank credit, excluding bonds given by the parent company, the controlling shareholder of the Company, companies controlled by any of them or controlled by the Company - on the basis of separate financial statements of the Company ("Solo") (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	1,550	0	0	0	0	0	9	1,559
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0	1,550	0	0	0	0	0	9	1,559

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

C.	Bank credit from banks in Israel - on the basis of separate financial statements of the Company ("Solo") (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

D.	Bank credit from banks Abroad - on the basis of separate financial statements of the Company ("Solo") (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

2

E.	Summary table of Tables A - D, total bank credit, non-bank credit and bonds - on the basis of separate financial statements of the Company ("Solo") (In thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	16,721	1550	0	0	0	0	0	1769	20,040
2nd Year	16,721	0	0	0	0	0	0	590	17,311
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	33,442	1550	0	0	0	0	0	2359	37,351

F.	Off-balance sheet credit exposure - on the basis of separate financial statements of the Company ("Solo") (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
One-time Liability	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

3

G.	Off-balance sheet credit exposure of all the Company's subsidiaries, except for reporting corporations and except for the data in Table F above (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
One-time Liability	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

H.	Total bank credit, non-bank credit and bonds of all the subsidiaries, except for reporting corporations and except for reporting corporate data in thet ables above (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

4

I.
Credit balances given to the reporting corporation by the parent company or controlling shareholder and the corporation issuing the bond balances reporting, accounts held by the parent company or controlling shareholders (in thousands of NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

J.
Credit balances given to the reporting corporation by companies controlled by the parent company or controlling shareholder and not controlled by the reporting entity, and balances of debentures issued by the reporting entity held by companies controlled by the parent company or controlling shareholder and not controlled by the reporting entity (NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

5

K.	Credit balances given to the reporting corporation by subsidiaries and balances of debentures issued by the reporting entity held by subsidiaries (NIS).

Principal Payments
	Index-Linked Shekels	Unlinked Shekels	Euro	Dollar	—	—	Other	Gross Interest Payments (w/o tax deduction)	Total by Years
1st Year	0	0	0	0	0	0	0	0	0
2nd Year	0	0	0	0	0	0	0	0	0
3rd Year	0	0	0	0	0	0	0	0	0
4th Year	0	0	0	0	0	0	0	0	0
5th Year and onward	0	0	0	0	0	0	0	0	0
Total	0		0	0	0	0	0	0	0

L.	(1). Cash and cash equivalents, marketable securities and short-term deposits on the basis of separate financial statements of the Company ("Solo") (in thousands of NIS): 11

(2). Cash and cash equivalents, marketable securities and short-term deposits on the basis of the consolidated financial reports of the Company (in thousands of NIS): 16

11 MENAHEM BEGIN ST. 30 FLOOR RAMAT-GAN, ISRAEL רח' מנחם בגין 11 קומה 30 רמת גן, ישראל
TEL: 972-3-7566555 FAX: 972-3-7566500 טל: 03-7566555 פקס: 03-7566500

6